Exhibit (a)-(1)

PRELIMINARY PROXY STATEMENT OF THE COMPANY

China Distance Education Holdings Limited

                    , 2021

Holders of Ordinary Shares of China Distance Education Holdings Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of China Distance Education Holdings Limited (the “Company”) to be held on                , 2021 at 10:00 AM (Beijing Time). The meeting will be held at the Company’s offices at 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China. The attached Notice of Extraordinary General Meeting and the accompanying proxy statement (the “Proxy Statement”) provide information regarding the matters to be acted on at the Extraordinary General Meeting, including at any adjournment thereof.

On December 1, 2020, the Company entered into an agreement and plan of merger (as the same may be amended from time to time, the “Merger Agreement”) with Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Islands Companies Act”), and becoming a wholly owned subsidiary of Parent. At the Extraordinary General Meeting you will be asked to consider and vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands substantially in the form attached as Exhibit A to the Merger Agreement (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A to the accompanying Proxy Statement.

Each of Parent and Merger Sub was formed solely for purposes of the Merger. Parent, at the effective time of the Merger (the “Effective Time”), will be beneficially owned by (i) Zhengdong Zhu, co-founder, chairman of the board of directors of the Company (the “Company Board”), and chief executive officer of the Company (the “Chairman”); (ii) Baohong Yin, co-founder of the Company, deputy chairman of the Company Board and the spouse of the Chairman (the “Deputy Chairman”); (iii) Champion Shine Trading Limited, a British Virgin Islands company wholly owned and controlled by the Chairman (together with Chairman and the Deputy Chairman, the “Chairman Parties”); (iv) Zhangxing Wang, a citizen of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”); (v) Qi Wang, a citizen of the PRC; (vi) Home Value Holding Co., Ltd., a British Virgin Islands company wholly owned and controlled by Zhangxing Wang ((iv) to (vi) collectively, the “Wang Family”); (vii) Yue Zhao, a citizen of the PRC; (viii) Jingdong Liu, a citizen of the PRC; (ix) Sinvo Limited, a British Virgin Islands company jointly owned and controlled by Yue Zhao and Jingdong Liu; ((vii) to (ix) collectively, “Sinvo”); (x) Xiaoshu Chen, a citizen of the PRC; (xi) Jetlong Investments Limited, a British Virgin Islands company wholly owned and controlled by Xiaoshu Chen (“Jetlong,” and together with Xiaoshu Chen, “Chen”); (xii) Tao Long, a citizen of the PRC; (xiii) Double Prestige Limited, a Seychelles company wholly owned and controlled by Tao Long; and (xiv) Plenty Source Limited, a Seychelles company wholly owned and controlled by Tao Long ((xii) to (xiv) collectively, “Long”). The Chairman Parties, the Wang Family, and Jetlong are collectively referred to herein as the “Rollover Shareholders.” The Rollover Shareholders, Xiaoshu Chen, Sinvo, Long, Parent, and Merger Sub are sometimes collectively referred to herein as the “Buyer Group.”

If the Merger is completed, the Company will continue its operations as a privately-held company and will be wholly-owned by Parent and, as the result of the Merger, the American depositary shares (the “ADSs”), each representing four ordinary shares designated as “ordinary shares” of the Company, par value $0.0001 per share (the “Ordinary Shares”), will no longer be listed on The New York Stock Exchange (the “NYSE”) and the ADS program for ADSs will terminate.

If the Merger is completed, at the Effective Time, (a) each Ordinary Share issued and outstanding immediately prior to the Effective Time, other than (i) 67,332,757 Ordinary Shares (including Ordinary Shares represented by ADSs) beneficially owned by the Rollover Shareholders (such Ordinary Shares, with Ordinary Shares subject to the Company Restricted Share Awards held by the Chairman and the Deputy Chairman, collectively, the “Rollover Shares”); (ii) Ordinary Shares (including Ordinary Shares represented by ADSs) owned by Parent, the Company, or their respective direct or indirect subsidiaries; (iii) Ordinary Shares (including Ordinary Shares represented by ADSs) held by the ADS Depositary (as defined below) reserved for issuance, settlement, and allocation upon exercise or vesting of Company Options and/or Company Restricted Share Awards (each as defined below) under the Company Share Plans (as defined below); and (iv) Ordinary Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Act (“Dissenting Shares”) (Ordinary Shares described under (i) through (iv) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $2.45 in cash without interest (the “Per Share Merger Consideration”), and (b) each ADS issued and outstanding immediately prior to the Effective Time, together with the Ordinary Shares underlying such ADSs (other than any ADS representing Excluded Shares) will be cancelled in exchange for the right to receive $9.80 in cash per ADS without interest (the “Per ADS Merger Consideration”) (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, by and among the Company, Deutsche Bank Trust Company Americas (the “ADS Depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, dated as of June 29, 2008 (the “Deposit Agreement”)), in each case, net of any applicable withholding taxes described in the Merger Agreement.

The Excluded Shares, other than Dissenting Shares, issued and outstanding immediately prior to the Effective Time (including the Excluded Shares represented by ADSs) will be cancelled for no consideration. Dissenting Shares will be cancelled and cease to exist, but will not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration pursuant to the Merger Agreement, and holders (collectively, “Dissenting Shareholders”) of Dissenting Shares will be entitled only to payment of the fair value of Dissenting Shares in accordance with Section 238 of the Cayman Islands Companies Act, and as of and after the Effective Time Dissenting Shareholders will cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of their Dissenting Shares.

Each outstanding share option to purchase Ordinary Shares (each, a “Company Option”) granted under the China Distance Education Holdings Limited Share Incentive Plan and/or the China Distance Education Holdings Limited 2008 Performance Incentive Plan (collectively, the “Company Share Plans”), whether vested or unvested, that is issued and outstanding as of immediately prior to the Effective Time, will be cancelled and exchanged for the holder’s right to receive, at or promptly after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Company Option by (ii) the number of Ordinary Shares underlying such Company Option, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any).

Each Ordinary Share subject to a Company restricted share award (each, a “Company Restricted Share Award”) under any of the Company Share Plans, whether vested or unvested, that is issued and outstanding as of immediately prior to the Effective Time, except for Company Restricted Share Awards held by the Chairman and the Deputy Chairman, will be cancelled and exchanged for the holder’s right to receive, at or promptly after the Effective Time, an amount in cash equal to the Per Share Merger Consideration, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any).

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Under the terms of the support agreement entered into by and among Parent, the Company, Xiaoshu Chen, and the Rollover Shareholders (the “Support Agreement”) concurrently with the execution of the Merger Agreement, the Rollover Shares will be cancelled for no consideration at the completion of the Merger, and the number and class of shares in Parent set forth in the Support Agreement will be issued to the Rollover Shareholders or their designated affiliates.

A special committee (the “Special Committee”) of the Company Board, consisting solely of directors who are independent of and unaffiliated with any of the members of the Company’s management, the Buyer Group or their affiliates and are not employees of the Company or any of its subsidiaries, reviewed and considered the terms and conditions of the Merger Agreement and the Merger. The Special Committee unanimously (a) determined that the Merger Agreement is fair to, and in the best interests of, the Company and its shareholders (other than members of the Buyer Group and directors and executive officers of the Company) (the “Unaffiliated Security Holders”), (b) declared it advisable to enter into the Merger Agreement, (c) recommended that the Company Board approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger and (d) recommended that the Company Board direct that the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, be submitted to a vote at the Extraordinary General Meeting with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger.

On December 1, 2020, the Company Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, (a) determined that entering into the Merger Agreement is fair to and in the best interests of the Company and its Unaffiliated Security Holders, and declared it advisable to enter into the Merger Agreement; (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, be submitted to a vote at an Extraordinary General Meeting with the recommendation of the Company Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger.

After careful consideration and upon the unanimous recommendation of the Special Committee, the Company Board authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the replacement of the existing memorandum and articles of association of the Company with a new memorandum and articles of association upon the Effective Time (the “Amendment and Restatement of Memorandum and Articles”), FOR the proposal to authorize each member of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, and FOR the proposal to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting.

The accompanying Proxy Statement provides detailed information about the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Extraordinary General Meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website, www.sec.gov.

Regardless of the number of Ordinary Shares (including Ordinary Shares represented by ADSs) you own, your vote is very important. In order for the Merger to be completed, the Plan of Merger, and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an

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affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting in person or by proxy as a single class at the Extraordinary General Meeting. As of the date of the Proxy Statement, the Buyer Group owned, in the aggregate, approximately 50.14% of the issued and outstanding Ordinary Shares (including share-based awards). Whether or not you plan to attend the Extraordinary General Meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is                , 2021 at 10:00 AM (Beijing Time). Each shareholder has one vote for each fully paid Ordinary Share owned by such shareholder as of the close of business in the Cayman Islands on                , 2021.

Voting at the Extraordinary General Meeting will take place by poll voting, as the chairman of the Company Board has undertaken to demand poll voting at the meeting.

As the record holder of the Ordinary Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Ordinary Shares it holds on deposit at the Extraordinary General Meeting in accordance with voting instructions timely received from holders of ADSs as of the close of business in New York City on                 , 2021, which is the ADS record date. The ADS Depositary must receive such instructions no later than 1:00 PM (New York City Time) on                , 2021. Pursuant to the Deposit Agreement, the ADS Depositary will not vote or attempt to exercise the right to vote any Ordinary Shares other than in accordance with those instructions.

Holders of ADSs will not be able to attend the Extraordinary General Meeting unless they cancel their ADSs and become holders of Ordinary Shares prior to the close of business in the Cayman Islands on                , 2021, which is the share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                , 2021 together with (a) delivery instructions for the corresponding Ordinary Shares (name and address of person who will be the registered holder of the Ordinary Shares), and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Ordinary Shares, to transfer registration of the Ordinary Shares to the former ADS holder or a person designated by the former ADS holder.

If after the registration of Ordinary Shares in your name you wish to receive a certificate evidencing the Ordinary Shares registered in your name, you will need to request the registrar of the Ordinary Shares to issue and mail a certificate to your attention. If the Merger is not completed, the Company will continue to be a public company in the U.S. and the Company’s ADSs will continue to be listed on the NYSE. The Ordinary Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the Extraordinary General Meeting and the Merger is not completed and you wish to be able to sell your Ordinary Shares on a stock exchange, you will need to deposit your Ordinary Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes and related charges pursuant to the Deposit Agreement.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the Extraordinary General Meeting and vote your Ordinary Shares in person and in such event the proxy card will be deemed to be revoked. Please note, however, that if your Ordinary Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the Extraordinary General Meeting in person, you must obtain from the record holder a proxy issued in your name.

Registered holders of Ordinary Shares who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company,

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before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights set forth in Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex C to the accompanying Proxy Statement. The fair value of each of your Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares.

ADS holders will not have the right to dissent from the Merger and receive payment of the fair value of the Ordinary Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Ordinary Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs, and provide instructions for the registration of the corresponding Ordinary Shares before the close of business in New York City on                 , 2021, and become registered holders of Ordinary Shares before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under section 238 of the Cayman Islands Companies Act. If the Merger is not completed, the Company will continue to be a public company in the U.S., and the Company’s ADSs will continue to be listed on the NYSE. The Ordinary Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs.

As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, or her or its Ordinary Shares on a stock exchange, such former ADS holder will need to deposit his, or her or its Ordinary Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying Notice of Extraordinary General Meeting and Proxy Statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Ordinary Shares or ADSs, please contact Georgeson LLC., the Company’s proxy solicitor, at +1-866-821-2550 (toll free in the United States) or +1-781-575-2137 (outside the United States). ADS holders who have questions may also contact the ADS Depositary using the contact details provided on the ADS Voting Instruction Card. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution, or administrator through which such ADSs are held.

Thank you for your cooperation and continued support.

Sincerely,

On behalf of the Special Committee

The Proxy Statement is dated                , 2021, and is first being mailed to the shareholders on or about                , 2021.

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CHINA DISTANCE EDUCATION HOLDINGS LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON                , 2021

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders (as the same may be adjourned, the “Extraordinary General Meeting”) of China Distance Education Holdings Limited (the “Company”) will be held on                , 2021 at 10:00 AM (Beijing Time) at the Company’s principal executive offices, 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China.

Only registered holders of shares in the share capital of the Company designated as ordinary shares, par value US$0.0001 (the “Ordinary Shares”), as at the close of business in the Cayman Islands on                , 2021 or their proxy holders are entitled to vote at the Extraordinary General Meeting or any adjournment thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as a special resolution:

THAT the agreement and plan of merger, dated as of December 1, 2020 (the “Merger Agreement”), by and among the Company, Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), (such Merger Agreement being in the form attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying the notice of the Extraordinary General Meeting and produced and made available for inspection at the Extraordinary General Meeting); the plan of merger (the “Plan of Merger”), between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the Merger (such Plan of Merger being substantially in the form attached as Exhibit A to the Merger Agreement and produced and made available for inspection at the Extraordinary General Meeting); any and all transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including the merger (the “Merger”); and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the “Amendment and Restatement of Memorandum and Articles”), in the form attached as Annexure 2 to the Plan of Merger, be and are hereby authorized and approved;

•	as an ordinary resolution:

THAT each of the members of the Special Committee (as defined in the Proxy Statement) be and are hereby authorized to do all things necessary to give effect to the Merger Agreement; the Plan of Merger; the Transactions, including the Merger; and the Amendment and Restatement of Memorandum and Articles; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the Extraordinary General Meeting be instructed to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolution and ordinary resolution to be proposed at the Extraordinary General Meeting.

A list of the shareholders of the Company will be available at its principal executive offices at 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the Extraordinary General Meeting.

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If you own American depositary shares of the Company, each representing four Ordinary Shares (“ADSs”), you may not vote at the Extraordinary General Meeting directly, but you may instruct Deutsche Bank Trust Company Americas (the “ADS Depositary”) (as the holder of the Ordinary Shares underlying the ADSs) how to vote the Ordinary Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than 1:00 PM (New York City Time) on                , 2021 in order to vote the underlying Ordinary Shares at the Extraordinary General Meeting. Pursuant to the deposit agreement by and among the Company, the ADS Depositary, and the holders and beneficial owners of ADSs issued thereunder, dated as of June 29, 2008 (the “Deposit Agreement”), the ADS Depositary will not vote or attempt to exercise the right to vote any Ordinary Shares other than in accordance with those instructions. Alternatively, you may vote directly at the Extraordinary General Meeting if you surrender your ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs, and provide instructions for the registration of the corresponding Ordinary Shares before the close of business in New York City on                , 2021, and become a registered holder of Ordinary Shares by the close of business in the Cayman Islands on                , 2021. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the Extraordinary General Meeting.

After careful consideration and upon the unanimous recommendation of the special committee (the “Special Committee”) of the board of directors of the Company (the “Company Board”) consisting solely of directors who are independent of and unaffiliated with any of the members of the Company’s management, the Buyer Group or their affiliates and are not employees of the Company or any of its subsidiaries, the Company Board authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, FOR the proposal to authorize each member of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, and FOR the proposal to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting.

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting in person or by proxy as a single class at the Extraordinary General Meeting.

As of the date of the Proxy Statement, the Buyer Group owned, in the aggregate, approximately 50.14% of the issued and outstanding Ordinary Shares (including share-based awards). Members of the Buyer Group intend to vote all of their Ordinary Shares and ADSs representing Ordinary Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger.

Regardless of the number of Ordinary Shares that you own, your vote is very important. Even if you plan to attend the Extraordinary General Meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by the Company no later than                , 2021 at 10:00 AM (Beijing Time), which is the deadline to lodge your proxy card. The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the Extraordinary General Meeting will take place by poll voting, as the chairman of the Company Board has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each fully paid Ordinary Share owned by such shareholder as of the close of business in the Cayman Islands on                , 2021.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the Extraordinary General Meeting and vote your Ordinary Shares in person and in

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such event the proxy card will be deemed to be revoked. Please note, however, that if your Ordinary Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the Extraordinary General Meeting in person, you must obtain from the registered holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

If you receive more than one proxy card because you own Ordinary Shares that are registered in different names, please vote all of your Ordinary Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

Registered holders of Ordinary Shares who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights set forth in Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex C to the accompanying Proxy Statement. The fair value of each of your Ordinary Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares.

ADS holders will not have the right to dissent from the Merger and receive payment of the fair value of the Ordinary Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Ordinary Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs, and provide instructions for the registration of the corresponding Ordinary Shares before the close of business in New York City on , 2021, and become registered holders of Ordinary Shares before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under Section 238 of the Cayman Islands Companies Act.

If you are a holder of Ordinary Shares, please do not send the certificates representing your Ordinary Shares at this time. If the Merger is completed, you will be sent instructions regarding the surrender of your Ordinary Share certificates.

If you have any questions or need assistance voting your Ordinary Shares, you can contact China Distance Education Holdings Limited at +86-10-8231-9999 or at IR@cdeledu.com.

The Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, are described in the accompanying Proxy Statement. A copy of the Merger Agreement and a copy of the Plan of Merger are included as Annex A to the accompanying Proxy Statement. We urge you to read the entire Proxy Statement carefully.

Notes:

1.

In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

2.

The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized in writing.

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3.	A proxy need not be a member (registered shareholder) of the Company.

BY ORDER OF THE BOARD OF DIRECTORS,

Director

, 2021

Registered Office:

c/o the offices of Conyers Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman, KY1-1111

Cayman Islands

Head Office Address:

18th Floor, Xueyuan International Tower

1 Zhichun Road, Haidian District

Beijing 100083, People’s Republic of China

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this Proxy Statement regarding the Merger and may not contain all of the information that may be important to your consideration of the Merger. You should carefully read this entire Proxy Statement and the other documents to which this Proxy Statement refers for a more complete understanding of the matters being considered at the Extraordinary General Meeting. In addition, this Proxy Statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this Proxy Statement. You may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 115.

In this Proxy Statement, the terms “we,” “us,” “our,” and the “Company” refer to China Distance Education Holdings Limited and/or its direct and indirect subsidiaries and variable interest entities, as the context may require. The term “Company Board” refers to the board of directors of the Company. The term “Special Committee” refers to a special committee of independent, disinterested directors of the Company that was formed by the Company Board. The term “Unaffiliated Security Holders” is used in this Proxy Statement as such term is defined in Rule 13e-3(a)(4) under the Exchange Act, and refers to holders of Ordinary Shares and ADSs (both as defined below) other than members of the Buyer Group (as defined below) and directors and executive officers of the Company and of members of the Buyer Group. All references to “dollars,” “US$,” and “$” in this Proxy Statement are to U.S. dollars and all references to “RMB” in this Proxy Statement are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

The Company is primarily focused on the professional certification and professional development education markets by offering exam preparation courses and a series of complementary services for students across several industry verticals, such as accounting, healthcare, engineering and construction, and legal education. The Company’s principal executive offices are located at 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China. The Company’s telephone number at this address is +86-10-8231-9999. The Company’s registered office is located at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

For a description of the Company’s history, development, business, and organizational structure, please see the Company’s Annual Report on Form 20-F for the fiscal year ended September 30, 2020 filed with the SEC on January 22, 2021 (the “2020 Form 20-F”), which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 115 for a description of how to obtain a copy of the Company’s 2020 Form 20-F.

Buyer Group

Parent

Champion Distance Education Investments Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the Transactions (as defined below), including the Merger (as defined below). The registered address of Parent is located at the office of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +86-10-8231-9999.

Merger Sub

China Distance Learning Investments Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered office and telephone number of Merger Sub are the same as Parent’s.

The Chairman Parties

Zhengdong Zhu (the “Chairman”) is a citizen of the PRC. His principal occupation is as the Chairman and Chief Executive Officer of the Company. The business address of the Chairman is 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China.

Baohong Yin (the “Deputy Chairman”) is a citizen of the PRC. Her principal occupation is serving as the Deputy Chairman of the Company. The business address of the Deputy Chairman is 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China. The Chairman and the Deputy Chairman are husband and wife.

Champion Shine Trading Limited (“CST”, together with the Chairman and the Deputy Chairman, the “Chairman Parties”) is a company incorporated under the laws of the British Virgin Islands. CST is an investment holding company wholly owned and controlled by the Chairman. The principal office of the CST is Suites 1501-1503, 15th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

The telephone number for the Chairman Parties is +86-10-8231-9999.

The Wang Family

Zhangxing Wang is a citizen of the Hong Kong Special Administrative Region of the PRC. His principal occupation is as the chief executive officer and chairman of board of directors of Shanghai City Development Holding Co., Ltd. The business address of Zhangxing Wang is 42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai, People’s Republic of China.

Qi Wang is a citizen of the PRC. Her principal occupation is as vice president of Shanghai City Development Holding Co., Ltd. The business address of Qi Wang is 42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai, People’s Republic of China. Zhangxing Wang and Qi Wang are father and daughter.

Home Value Holding Co., Ltd. (“Home Value” together with Zhangxing Wang and Qi Wang, the “Wang Family”) is a company incorporated under the laws of the British Virgin Islands. Home Value is an investment holding company wholly owned and controlled by Zhangxing Wang. The principal office of Home Value is the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

The telephone number for the Wang Family is +86-21-6886-5500.

Sinvo

Yue Zhao is a citizen of the PRC. Her principal occupation is as the financial manager of Bainiankangcheng Health Management Group Co., Ltd. The business address of Yue Zhao is Wanke Baicuiyuan West Gate 109 shop at the intersection of Fuqiang Street and Fanrong Road, Chaoyang District, Changchun City, China and her telephone number is +86-0431-81333811.

Jingdong Liu is a citizen of the PRC. His principal occupation is serving as the chief executive officer of Zhuhai Dongyu Real Estate Advisors Limited. The business address of Jingdong Liu is Unit 402, Building A, Fuhuali Zhonghai Mansion, 2021 West Jiuzhou Blvd., Xiangzhou District, Zhuhai, Guangdong, China and his telephone number is +86-75-6866-6218.

Sinvo Limited (together with Yue Zhao and Jingdong Liu, “Sinvo”) is a company incorporated under the laws of the British Virgin Islands. Sinvo Limited is an investment holding company jointly owned and controlled by Yue Zhao and Jingdong Liu. The principal office of the Sinvo Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands and its telephone number is +86-0431-81333811.

Chen

Xiaoshu Chen is a citizen of the PRC. He has been the Company’s independent director since 2008. His principal occupation is as the professor of Southeast University. The business address of Xiaoshu Chen is 2nd Floor, 54 Building, No. 2 Sipailou, Nanjing, Jiangsu Province, 210096, China.

Jetlong Investments Limited (“Jetlong”, together with Xiaoshu Chen, “Chen”) is a company incorporated under the laws of the British Virgin Islands. Jetlong is an investment holding company wholly owned and controlled by Xiaoshu Chen. The principal office of the Jetlong is 2nd Floor, 54 Building, No. 2 Sipailou, Nanjing, Jiangsu Province, 210096, China.

The telephone number for Chen is +86-025-83792654.

Long

Tao Long is a citizen of the PRC. His principal occupation is as the executive director of Royal Seal Technology Group Co. Ltd. The business address of Tao Long is 8th floor, No. 8-2 of Dong Dan San Tiao, Dongcheng District, Beijing, China.

Double Prestige Limited is a company incorporated under the laws of Seychelles. Double Prestige Limited is an investment holding company wholly owned and controlled by Tao Long. The principal office of the Double Prestige Limited is Vistra Corporate Services Centre, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahe, Republic of Seychelles.

Plenty Source Limited (together with Tao Long and Double Prestige Limited, “Long”) is a company incorporated under the laws of Seychelles. Plenty Source Limited is an investment holding company wholly owned and controlled by Tao Long. The principal office of the Plenty Source Limited is Vistra Corporate Services Centre, Second Floor, The Quadrant, Manglier Street, Victoria, Mahe, Republic of Seychelles.

The telephone number for Long is +86 10 6712 5255.

The Chairman Parties, the Wang Family, and Jetlong are collectively referred to herein as the “Rollover Shareholders.” Parent, Merger Sub, the Chairman Parties, the Wang Family, Sinvo, Chen, and Long are collectively referred to herein as the “Buyer Group.”

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger,” or the respective directors or executive officers of the Company and relevant members of the Buyer Group listed in Annex D of this Proxy Statement, has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 87)

You are being asked to vote to authorize and approve (i) the agreement and plan of merger, dated as of December 1, 2020 (the “Merger Agreement”), by and among the Company, Parent and Merger Sub, and (ii) the plan of merger, substantially in the form attached as Exhibit A to the Merger Agreement (the “Plan of Merger”), required to be filed with the Registrar of Companies of the Cayman Islands in order to effect the Merger (as defined below). Once the Merger Agreement and Plan of Merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”) are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company resulting from the Merger (the “Surviving Company”) in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Islands Companies Act”) and becoming a wholly-owned subsidiary of Parent. The Company, as the Surviving Company, will continue to do business under the name “China Distance Education Holdings Limited” following the Merger. If the Merger is completed, the Company will cease to be a publicly traded company. Copies of the Merger Agreement, including the Plan of Merger, is attached as Annex A to this Proxy Statement. You should read the Merger Agreement and the Plan of Merger in their entirety, because they, and not this Proxy Statement, are the legal documents that govern the Merger.

Merger Consideration (Page 87)

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (a) each ordinary share, par value of $0.0001 per share (each, an “Ordinary Share” and collectively, the “Ordinary Shares”) of the Company, issued and outstanding immediately prior to the Effective Time, other than (i) certain Ordinary Shares (including Ordinary Shares represented by American depositary shares (“ADSs,” each representing four Ordinary Shares)) beneficially owned by the Rollover Shareholders as set forth in the Support Agreement (as defined below) (including the Ordinary Shares subject to the Company Restricted Share Awards (as defined below) held by the Chairman and the Deputy Chairman) (such Ordinary Shares collectively, the “Rollover Shares”); (ii) Ordinary Shares (including Ordinary Shares represented by ADSs) held by Parent, the Company, or their respective direct or indirect subsidiaries; (iii) Ordinary Shares (including Ordinary Shares represented by ADSs) held by the ADS Depositary (as defined below) reserved for the issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company Restricted Share Awards (each as defined below) under the Company Share Plans (as defined below); and (iv) Ordinary Shares that are issued immediately prior to the Effective Time and held by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Act (collectively, “Dissenting Shares”) (Ordinary Shares described under (i) through (iv) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $2.45 in cash without interest (the “Per Share Merger Consideration”), and (b) each ADS issued and outstanding immediately prior to the Effective Time together with the Ordinary Shares underlying such ADS (other than any ADS representing Excluded Shares) will be cancelled in exchange for the right to receive $9.80 in cash per ADS without interest (the “Per ADS Merger Consideration”) (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement by and among the Company, Deutsche Bank Trust Company Americas (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder, dated as of June 29, 2008 (the “Deposit Agreement”), in each case, net of any applicable withholding taxes described in the Merger Agreement.

The Excluded Shares, other than Dissenting Shares, issued and outstanding immediately prior to the Effective Time (including the Excluded Shares represented by ADSs) will be cancelled for no consideration. Dissenting Shares will be cancelled and cease to exist, but will not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration pursuant to the Merger Agreement, and holders (collectively, “Dissenting Shareholders”) of Dissenting Shares will be entitled only to payment of the fair value of their Dissenting Shares in accordance with Section 238 of the Cayman Islands Companies Act, and from the Effective Time such Dissenting Shareholders will cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of their Dissenting Shares.

Treatment of Company Options and Company Restricted Share Awards (Page 88)

Each outstanding share option to purchase Ordinary Shares (each, a “Company Option”) granted under the China Distance Education Holdings Limited Share Incentive Plan and/or the China Distance Education Holdings Limited 2008 Performance Incentive Plan (collectively, the “Company Share Plans”), whether vested or unvested, that is issued and outstanding as of immediately prior to the Effective Time, will be cancelled and exchanged for the holder’s right to receive, at or promptly after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Company Option by (ii) the number of Ordinary Shares underlying such Company Option, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any) (the “Option Consideration”).

Each Ordinary Share subject to a Company restricted share award (each, a “Company Restricted Share Award”) under any of the Company Share Plans, whether vested or unvested, that is issued and outstanding as of immediately prior to the Effective Time, except for the Company Restricted Share Awards held by the Chairman and the Deputy Chairman, will be cancelled and exchanged for the holder’s right to receive, at or promptly after the Effective Time, an amount in cash equal to the Per Share Merger Consideration, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any).

Record Date and Voting (Page 82)

You are entitled to attend and vote at the Extraordinary General Meeting if you have Ordinary Shares registered in your name as of the close of business in the Cayman Islands on                , 2021, which is the share record date (the “Ordinary Share Record Date”) for voting at the Extraordinary General Meeting. If you own ADSs as of the close of business in New York City on                , 2021 (the “ADS Record Date”), you may not vote at the Extraordinary General Meeting directly, but you may instruct the ADS Depositary (as the registered holder of the Ordinary Shares underlying the ADSs) on how to vote the Ordinary Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 1:00 PM (New York City Time) on                , 2021 in order to ensure that the Ordinary Shares represented by your ADSs are properly voted at the Extraordinary General Meeting. Alternatively, if you own ADSs you may vote at the Extraordinary General Meeting by cancelling your ADSs and becoming a registered holder of Ordinary Shares prior to the close of business in the Cayman Islands on                , 2021, which is the Ordinary Share Record Date for voting, and remain the registered holder of such Ordinary Shares as of the Ordinary Share Record Date. Each outstanding Ordinary Share on the Ordinary Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the Extraordinary General Meeting and any adjournment thereof. We expect that, as of the Ordinary Share Record Date, there will be                  Ordinary Shares entitled to be voted at the Extraordinary General Meeting. If you have Ordinary Shares registered in your name on the Ordinary Share Record Date, the deadline for you to lodge your proxy card and vote is                , 2021 at 10:00 AM (Beijing Time). Please see “Summary Term Sheet—Voting Information” below beginning on page 6 for additional information.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 82)

In order for the Merger to be completed, Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting in person or by proxy as a single class (“Shareholder Requisite Vote”) at the Extraordinary General Meeting.

As of the date of this Proxy Statement, the Buyer Group collectively own 68,567,557 Ordinary Shares, including Ordinary Shares represented by ADSs and share-based awards, representing approximately 50.14% of the issued and outstanding Ordinary Shares, including Ordinary Shares represented by ADSs and share-based awards. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 111 for additional information. Members of the Buyer Group intend to vote all of their Ordinary Shares and ADSs representing Ordinary Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, at the Extraordinary General Meeting.

Voting Information (Page 81)

We encourage you to read this Proxy Statement, including all of the annexes, attachments, exhibits and materials incorporated by reference, in its entirety before voting your Ordinary Shares and to carefully consider how the Merger will affect you. To ensure your Ordinary Shares can be voted at the Extraordinary General Meeting in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                , 2021 at 10:00 AM (Beijing Time).

If you own ADSs as of the ADS Record Date (and do not cancel your ADSs and become a registered holder of the Ordinary Shares underlying your ADSs as explained below), you cannot vote at the Extraordinary General Meeting directly, but you may instruct the ADS Depositary (as the holder of the Ordinary Shares underlying the ADSs) how to vote the Ordinary Shares underlying your ADSs. As the record holder of the Ordinary Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Ordinary Shares it holds on deposit at the Extraordinary General Meeting in accordance with it receives from holders of ADSs as of the ADS Record Date. The ADS Depositary must receive such instructions no later than 1:00 PM (New York City Time) on                 , 2021. Pursuant to the Deposit Agreement, the ADS Depositary will not vote or attempt to exercise the right to vote any Ordinary Shares other than in accordance with those instructions.

Alternatively, you may vote at the Extraordinary General Meeting if you cancel your ADSs and become a registered holder of Ordinary Shares prior to the close of business in the Cayman Islands on                , 2021. In order to meet that deadline, you would need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                , 2021 together with (a) delivery instructions for the corresponding Ordinary Shares (name and address of person who will be the registered holder of Ordinary Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Ordinary Shares, to transfer the Ordinary Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Ordinary Shares in your name, you wish to receive a certificate evidencing the Ordinary Shares registered in your name, you will need to request the registrar of the Ordinary Shares to issue and mail a certificate to your attention.

Dissenters’ Rights of Shareholders and ADS Holders (Page 103)

Registered holders of Ordinary Shares who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights set forth in Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex C to this Proxy Statement. The fair value of each of your Ordinary Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares.

ADS holders will not have the right to dissent from the Merger and receive payment of the fair value of the Ordinary Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Ordinary Shares that it holds, even if an ADS holder requests that the ADS Depositary do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs, and provide instructions for the registration of the corresponding Ordinary Shares before the close of business in New York City on                 , 2021, and become registered holders of Ordinary Shares before the vote on the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under Section 238 of the Cayman Islands Companies Act. If the Merger is not completed, the Company will continue to be a public company in the U.S., and the Company’s ADSs will continue to be listed on the NYSE. The Ordinary Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs.

As a result, if a former ADS holder has cancelled his or her ADSs to exercise dissenters’ rights and the Merger is not completed, and such former ADS holder wishes to be able to sell his or her Ordinary Shares on The New York Stock Exchange, such former ADS holder will need to deposit his or her Ordinary Shares into the company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” as well as Annex C to this Proxy Statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 57)

The purpose of the Merger is for the Buyer Group to acquire indirect ownership, through Parent, of all of the outstanding equity capital in the Company which the Buyer Group does not already beneficially own, and to cause the holders of Ordinary Shares and ADSs (other than Excluded Shares and ADSs representing Excluded Shares) to be cashed out and obtain immediate liquidity. The Buyer Group, through Parent, will enjoy any future earnings and growth of the Company and bear the burden of any future losses of the Company. See “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Company Board” beginning on page 34 and “Special Factors—Buyer Group’s Purpose and Reasons for the Merger” beginning on page 57 for additional information.

ADSs representing Ordinary Shares are currently listed on The New York Stock Exchange (the “NYSE”) under the symbol “DL.” Following the Effective Time, the Company will cease to be a publicly-traded company and will instead be indirectly wholly owned by the Buyer Group. Following the completion of the Merger, the ADS program will terminate and the ADSs will be de-listed from the NYSE. In addition, registration of the ADSs and the underlying Ordinary Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated 90 days after the filing of Form 15 by the Company in connection with the completion of the Merger or such shorter period as may be determined by the SEC. Accordingly, the Company will no longer be required to file periodic reports with the SEC. See “Special Factors—Effect of the Merger on the Company” beginning on page 58 for additional information.

Plans for the Company after the Merger (Page 61)

Following the completion of the Merger, Parent will own 100% of the equity interest in the Company as the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. See “Special Factors—Financing of the Merger—Debt Financing” beginning on page 64 for additional information. See “Special Factors—Plans for the Company after the Merger” beginning on page 61 for additional information.

Following the completion of the Merger and the anticipated deregistration of the Ordinary Shares and the ADSs, the Company will no longer be subject to the reporting requirements of the Exchange Act, or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses.

Recommendations of the Special Committee and the Company Board (Page 34)

The Special Committee, after evaluating the proposed terms of the Merger and the related transactions with the assistance of independent financial and legal advisors, unanimously determined that the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders (as defined below under the heading “Position of the Buyer Group as to the Fairness of the Merger”), and unanimously recommended that the Company Board (i) approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and (ii) direct that the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, be submitted to a vote at the Extraordinary General Meeting with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger.

The Company Board, acting on the unanimous recommendation of the Special Committee, (i) determined that the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders; (ii) approved the execution, delivery and performance of the Merger Agreement and the transaction agreements contemplated by the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and (iii) directed that the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger be submitted to a vote at the Extraordinary General Meeting, with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger.

Accordingly, the Company Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger and the Amendment and Restatement of Memorandum and Articles as of the Effective Time; FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger and the Amendment and Restatement of Memorandum and Articles; and FOR the proposal to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting.

For a detailed discussion of the material factors considered by the Special Committee and the Company Board in determining to recommend the approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and in determining that the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, are fair to and in the best interest of the Unaffiliated Security Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Company Board” beginning on page 34, “Special Factors—Effect of the Merger on the Company” beginning on page 58, “Special Factors—Primary Benefits and Detriments of the Merger” beginning on page 59, and “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 46 for additional information.

Position of the Buyer Group as to the Fairness of the Merger (Page 38)

Each member of the Buyer Group believes that the Merger is fair, both substantively and procedurally, to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 38.

Financing of the Merger (Page 63)

As of the date of this Proxy Statement, the Company and the Buyer Group estimate the total amount of funds necessary to complete the Transactions to be approximately US$173 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares. The Buyer Group expects to provide this amount through a combination of:

(a) cash contributions in the aggregate amount of US$10 million contemplated by certain equity commitment letters, dated as of December 1, 2020, among Parent and each of Sinvo and Long, respectively (collectively, the “Equity Commitment Letters”); and

(b) debt financing from a senior secured term loan facility of up to US$200 million to be provided as contemplated by a debt commitment letter, dated as of November 30, 2020, between China Merchants Bank Co., Ltd. (“China Merchants Bank”) and Parent (the “Debt Commitment Letter”).

See “Special Factors—Financing of the Merger” beginning on page 63 for additional information.

Interim Investors Agreement (Page 66)

Concurrently with the execution and delivery of the Merger Agreement, the Chairman Parties, the Wang Family, Sinvo, Chen, Long, Parent and Merger Sub entered into an interim investors agreement (the “Interim Investors Agreement”) that governs the relationship among the parties thereto with respect to the Merger Agreement and matters relating thereto until the earliest of (a) the consummation of the Merger, (b) the delivery of a written notice from the Chairman Parties, and (c) the termination of the Merger Agreement.

The Interim Investors Agreement provides for, among other things, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement and ancillary agreements pending consummation of the Merger, (ii) the mechanism for making decisions relating to the equity and debt financings pending consummation of the Merger, (iii) the entering into, concurrent with or immediately following the consummation of the Merger, a shareholders agreement of Parent, and (iv) the arrangement for certain fees and expenses related to the Merger.

Limited Guarantee (Page 66)

Concurrently with the execution and delivery of the Merger Agreement, the Chairman and the Deputy Chairman (collectively, the “Guarantors”) executed and delivered a limited guarantee, dated as of December 1, 2020, in favor of the Company (the “Limited Guarantee”). Under the Limited Guarantee, the Guarantors have jointly and severally guaranteed in favor of the Company 100% of the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee (as defined below) and certain costs and expenses in connection with the collection of Parent Termination Fee that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. See “Special Factors—Limited Guarantee” beginning on page 66 for additional information.

Support Agreement (Page 66)

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Support Agreement with Parent, the Company (solely with respect to Section 5.6 and Section 5.9 thereof) and Xiaoshu Chen, pursuant to which they have agreed, among other things, that:

•

each Rollover Shareholder and Xiaoshu Chen will vote, or cause to be voted, all of the Ordinary Shares (including Ordinary Shares represented by ADSs) owned directly or indirectly by it, him or her in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger;

•

the Rollover Shares (including Ordinary Shares represented by ADSs) held by the Rollover Shareholders will, in connection with and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration. Other than his, her or its Rollover Shares, all equity securities of the Company held by any such Rollover Shareholder or Xiaoshu Chen, if any, will be treated as set forth in the Merger Agreement; and

•	each of the Rollover Shareholders or their designated affiliates will instead receive a number of newly issued ordinary shares of Parent set forth in the Support Agreement prior to the Effective Time.

A copy of the Support Agreement is attached as Annex F to this Proxy Statement and is incorporated herein by reference.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 68)

As of the date of this Proxy Statement, the directors and executive officers of the Company held an aggregate of 57,373,868 Ordinary Shares, 560,000 Company Options that are vested or will vest within 60 days after the date of this Proxy Statement, and 183,680 Ordinary Shares that are subject to Company Restricted Share Awards that are vested or will be vested within 60 days after the date of this Proxy Statement. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 68 and “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 111 for additional information. In addition, as of the date of this Proxy Statement, the Buyer Group collectively own 68,567,557 Ordinary Shares, including Ordinary Shares represented by ADSs and share-based awards, representing approximately 50.14% of the issued and outstanding Ordinary Shares, including Ordinary Shares represented by ADSs and share-based awards. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 68 for additional information. Members of the Buyer Group intend to vote all of their Ordinary Shares and ADSs held by them, including the Rollover Shares, in favor of the approval of the Merger Agreement and the Merger.

Opinion of the Special Committee’s Financial Advisor (Page 46)

Pursuant to an engagement letter dated July 23, 2020, the Special Committee retained Duff & Phelps, LLC (“Duff & Phelps”) to deliver a fairness opinion in connection with the Merger as the Special Committee’s independent financial advisor. On December 1, 2020, Duff & Phelps rendered its oral opinion, subsequently confirmed in writing, to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Excluded Shares and other Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Ordinary Shares or ADSs other than in their capacity as holders of Ordinary Shares or ADSs).

The opinion of Duff & Phelps was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of the Ordinary Shares (other than the Excluded Shares and other Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this Proxy Statement and sets forth the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of the Ordinary Shares and the ADSs to read carefully the full text of the written opinion of Duff & Phelps.

However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this Proxy Statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 46 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 68)

In considering the recommendations of the Company Board, you should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent to be held by certain directors and executive officers of the Company who are Rollover Shareholders and/or members of the Buyer Group;

•	the potential enhancement or decline of share value for Parent, which the Buyer Group beneficially own, as a result of the Merger and future performance of the Surviving Company;

•

the cash-out of Company Options, whether vested or unvested, that are beneficially held by directors and executive officers of the Company immediately prior to the Effective Time, in an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Company Option by (ii) the number of Ordinary Shares underlying such Company Option;

•

the cash-out of Company Restricted Share Awards, whether vested or unvested, that are beneficially held by directors and executive officers of the Company immediately prior to the Effective Time, in an amount in cash determined by multiplying (i) the Per Share Merger Consideration by (ii) the number of Ordinary Shares underlying such Company Restricted Share Awards;

•

continued indemnification rights, rights to advancement of fees, and directors and officers liability insurance that are required by the Merger Agreement to be provided by the Surviving Company to the existing directors and officers of the Company following the Effective Time;

•

the monthly compensation of $15,000 of the Chair of the Special Committee, and of $12,000 of the other member of the Special Committee, in exchange for their services in such capacity, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Company Board’s recommendation of the Merger; and

•	the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions.

As of the date of this Proxy Statement, the directors and executive officers of the Company held an aggregate of 57,373,868 Ordinary Shares, 560,000 Company Options that are vested or will be vested within 60 days after the date of this Proxy Statement, and 183,680 Ordinary Shares that are subject to Company Restricted Share Awards that are vested or will be vested within 60 days after the date of this Proxy Statement. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 111 and “Special Factors—Interests of Certain Persons in the Merger” beginning on page 68 for additional information.

The Special Committee and the Company Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 68 for additional information.

Conditions to the Merger (Page 97)

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

•

the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, being approved by a special resolution of the Company passed by the Shareholder Requisite Vote at the Extraordinary General Meeting; and

•

no law, statute, rule or regulation having been enacted or promulgated by any governmental entity which prohibits or makes illegal the consummation of the Merger or other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•

the representations and warranties of the Company in the Merger Agreement regarding the organization, qualification, subsidiaries, memorandum and articles of association, capitalization, authority, brokers, and anti-takeover provisions being true and correct in all respects (except for de minimis inaccuracies), as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date;

•

each of the other representations and warranties of the Company in the Merger Agreement being true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifier), as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date, except to the extent any failures to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

•

the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•	since September 30, 2019, no Material Adverse Effect having occurred that is continuing;

•	Parent having received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the satisfaction of each of the foregoing conditions; and

•	the amount of Dissenting Shares being less than 10% of the total number of issued and outstanding Ordinary Shares immediately prior to the Effective Time.

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date, except to the extent any failures to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger;

•	Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement; and

•	the Company having received a certificate signed on behalf of Parent by an executive officer of Parent certifying as to the satisfaction of each of the foregoing conditions.

No Solicitation; Change in Company Board Recommendation (Page 94)

The Company has agreed that it will and will cause each of its subsidiaries and their respective representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined in the Merger Agreement, and as described below), and (ii) will request any such third party to return to the Company or destroy any nonpublic information concerning the Company or any of its subsidiaries. In addition, the Company has agreed that it will not, and will cause each of its subsidiaries not to, from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, directly or indirectly, (i) solicit, initiate, encourage, or take any other action to facilitate, any inquiry, proposal or offer that could reasonably be expected to result in an Acquisition Proposal (as defined in the Merger Agreement, and as described below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or that could reasonably be expected to result in an Acquisition Proposal, or provide any nonpublic information with respect to the Company or any of its subsidiaries to, any third party to encourage or facilitate any inquiry, proposal or offer that could reasonably be expected to result in an Acquisition Proposal, (iii) approve, endorse, recommend, execute or enter into any letter of intent or other agreement relating to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of securities of the Company or any of its subsidiaries, or (v) agree or authorize to do any of the foregoing.

As used in the Merger Agreement, an “Acquisition Proposal” means any inquiry, proposal, or offer from any third party relating to (i) any acquisition, exclusive license or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (ii) any acquisition, purchase or issuance of 20% or more of the total voting power of the Company, (iii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the total voting power of the Company, (iv) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (v) any combination of the foregoing.

The Company has agreed to notify Parent within forty-eight (48) hours after it becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board, or any of their respective representatives. Such notice is required to specify (i) the material terms and conditions thereof, and (ii) the identity of the third party making such Acquisition Proposal.

Notwithstanding the foregoing, if the Company or any of its representatives receives an unsolicited bona fide written Acquisition Proposal, the Company and its representatives may, if the Company Board has determined, in its good faith judgment upon recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement, and as described below) and that failure to take such action would violate its fiduciary duties to the Company and its shareholders, (i) provide information in response to the request of the third party who has made such Acquisition Proposal pursuant to an executed confidentiality agreement between the Company and such person, and (ii) engage or participate in discussions or negotiations with the third party making such Acquisition Proposal.

As used in the Merger Agreement, a “Superior Proposal” means bona fide and written Acquisition Proposal involving more than 50% of the total voting power of the Company that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith (i) is reasonably likely to be consummated in accordance with its terms and (ii) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company than the Transactions, in each case, after (a) consultation with its financial advisor and outside legal counsel and (b) taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory or other consents or approvals, timing, the identity of the person making the proposal or other aspects of such proposal and the Transactions, including the Merger, and after taking into account any changes to the terms of the Merger Agreement offered in writing by Parent in response to such Superior Proposal in accordance with the procedure of effecting a Change of Recommendation (as defined in the Merger Agreement, and as described below); provided, that any such offer will not be deemed to be a “Superior Proposal” if (x) such offer is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making the offer or (y) any financing required to consummate the transaction contemplated by such offer is not then fully committed or the consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

In addition, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may direct the Company to make a Change of Recommendation if and only if (i) a material development or change in circumstances has occurred or arisen after the date of the Merger Agreement that was not known to, or reasonably foreseeable by, any member of the Special Committee as of or prior to the date of the Merger Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, the Merger Agreement (an “Intervening Event”), provided, that in no event will the following developments or changes in circumstances constitute an Intervening Event: (u) the operation of the Company in the ordinary course of business, (v) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with an Acquisition Proposal (which, for the purposes of the Intervening Event definition, will be read without reference to the percentage thresholds set forth in the definition thereof), (w) any change in the price, or change in trading volume, of the Ordinary Shares or the ADSs or in the Company’s credit rating (provided, however, that the exception to this clause (w) will not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (x) the mere fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company (provided, however, that the exception to this clause (x) will not apply to the underlying causes (other than those excluded by clauses (u) to (z) hereto) giving rise to or contributing to such fact or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (y) changes in generally accepted accounting principles in the United States (“U.S. GAAP”), other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC) or (z) any changes in general economic or political conditions, or in the financial, credit or securities markets in general, (ii) the Company Board has first reasonably determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would reasonably be expected to violate its fiduciary duties to the Company and its shareholders under applicable law, (iii) five (5) business days have elapsed since the Company has given written notice of such Change of Recommendation to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor and including a reasonably detailed written description of the Intervening Event, (iv) during such five business day period, the Company has considered and, if requested by Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of the Merger Agreement proposed by Parent, and (v) the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, following such five business day period, again reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account any adjustment or modification to the terms of the Merger Agreement proposed by Parent, that failure to do so would reasonably be expected to violate its fiduciary duties to the Company and its shareholders under applicable law.

Termination of the Merger Agreement (Page 98)

The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement and Plan of Merger may be abandoned, at any time prior to the Effective Time, as follows:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent:

•

if the Effective Time has not occurred on or before June 1, 2021 (the “End Date”); provided, that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of the Effective Time not occurring on or prior to the End Date;

•

if a governmental entity of competent jurisdiction issues a final, non-appealable order, decree or ruling which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of such order, decree or ruling; or

•	if the Shareholder Requisite Vote has not been obtained at the Extraordinary General Meeting or any adjournment thereof;

•	by the Company:

•

if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the corresponding closing condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof or the End Date, provided that such right to terminate will not be available to the Company if it is then in material breach of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement, which breach would result in the failure of the corresponding closing condition;

•

if, prior to obtaining the Shareholder Requisite Vote, the Company Board (acting upon recommendation of the Special Committee) has made a Change of Recommendation as a result of a Superior Proposal and the Company, concurrently with the termination of the Merger Agreement, enters into a definitive agreement with respect to such Superior Proposal, provided that the Company has fully complied with applicable terms and conditions of the Merger Agreement and paid the Company Termination Fee (as defined below);

•

if, prior to obtaining the Shareholder Requisite Vote, the Company Board (acting upon recommendation of the Special Committee) has made a Change of Recommendation as a result of an Intervening Event, provided that the Company has fully complied with the applicable terms and conditions of the Merger Agreement and paid the Company Termination Fee; or

•

if (i) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied and continue to be satisfied or waived in accordance with the Merger Agreement, and (ii) Parent and Merger Sub fail to effect the Merger within ten (10) business days following the later of the date the Merger should have occurred pursuant to the terms of the Merger Agreement and (iii) at all times during such ten (10) business day period, the Company stood ready, willing and able to consummate the Merger and the other Transactions and the Company gave Parent a written notice on or prior to the end of such ten (10) business day period confirming such fact;

•	by Parent:

•

if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the corresponding condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof or the End Date, provided that such right to terminate will not be available to Parent if (i) either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement or (ii) Parent or Merger Sub or their respective affiliates or representatives have taken any action to cause, or that would be reasonably likely to cause, such breach by the Company;

•

if (i) all of the conditions to the obligations of Company to consummate the Merger have been satisfied and continue to be satisfied or waived in accordance with the Merger Agreement, (ii) the Company fails to effect the Merger within ten (10) business days following the date the Merger should have occurred pursuant to the terms of the Merger Agreement, and (iii) at all times during such ten (10) business day period, Parent and Merger Sub stood ready, willing and able to consummate the Merger and the other Transactions and Parent gave the Company a written notice on or prior to the end of such ten (10) business day period confirming such fact; or

•	if the Company Board has made, prior to the Company’s obtaining the Shareholder Requisite Vote, a Change of Recommendation.

Termination Fees (Page 99)

The Company is required to pay Parent a termination fee of $2,500,000 (the “Company Termination Fee”) if the Merger Agreement is terminated (i) by the Company as a result of a Change of Recommendation of the Company Board (acting upon the recommendation of the Special Committee), as a result of a Superior Proposal, (ii) by the Company as a result of a Change of Recommendation of the Company Board (acting upon the recommendation of the Special Committee), as a result of an Intervening Event, (iii) by Parent as a result of a Change of Recommendation by the Company Board, or (iv) by Parent as a result of the failure of the Company to effect the Merger within ten (10) business days following the later of the date the Merger should have occurred pursuant to the terms of the Merger Agreement and the Company’s receipt of the written notice from Parent that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that Parent and Merger Sub are ready, willing and able to complete the Merger, if all other conditions have been satisfied or duly waived.

Parent is required to pay the Company a termination fee of $5,000,000 (the “Parent Termination Fee”) if the Merger Agreement is terminated by the Company due to (i) a breach or failure to perform by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth therein, or (ii) the failure of Parent to effect the Merger within ten (10) business days following the later of the date the Merger should have occurred pursuant to the terms of the Merger Agreement and Parent’s receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other conditions have been satisfied or duly waived.

Material U.S. Federal Income Tax Consequences (Page 73)

The receipt of cash pursuant to the Merger may be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign, and other tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 73. The tax consequences of the Merger to a holder of Ordinary Shares or ADSs will depend upon that holder’s particular circumstances. “See “Special Factors—Material U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Considerations.” Holders of Ordinary Shares or ADSs should consult their own tax advisors for a full understanding of the U.S. federal, state, local, foreign, and other tax consequences of the Merger to them.

Material PRC Tax Consequences (Page 76)

The Company does not believe that it should be considered a resident enterprise under the PRC Corporate Income Tax Law or that the gain recognized on the receipt of cash for Ordinary Shares or ADSs should otherwise be subject to PRC tax to holders of such Ordinary Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for Ordinary Shares or ADSs pursuant to the Merger by holders of Ordinary Shares or ADSs who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Ordinary Shares or ADSs will be subject to PRC tax if the holders of such Ordinary Shares or ADSs are PRC residents. Shareholders should consult their own tax advisor for a full understanding of the tax consequences of the Merger to them, including any PRC tax consequences. Please see “Special Factors—Material PRC Tax Consequences” beginning on page 76 for additional information.

Material Cayman Islands Tax Consequences (Page 77)

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Ordinary Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Islands Registrar of Companies to register the Plan of Merger, and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

Regulatory Matters (Page 72)

The Company and the Buyer Group do not believe that any material regulatory approvals, filings, or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the U.S. federal securities laws, the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies of the Cayman Islands and, in the event the Merger become effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and a notice of the Merger being published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 72)

The Company and Parent are not aware of any lawsuit that challenges the Merger, the Merger Agreement, or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 72)

The Merger is expected to be accounted for as a business combination in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at the fair value of the Company as of the Effective Time.

Market Price of the ADSs (Page 79)

The Per ADS Merger Consideration represents a premium of approximately 35.7% to the closing trading price of the ADSs on June 5, 2020, the last trading day prior to the Company’s announcement of its receipt of a “going-private” proposal from the Chairman, the Deputy Chairman, and CST, and a premium of 37.1% to the volume-weighted average closing price of the ADSs during the last 30 trading days prior to the Company’s receipt of the “going-private” proposal.

Fees and Expenses (Page 71)

Except for circumstances where either the Company or Parent is required to pay a termination fee as appropriate under the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses whether or not the Merger is consummated. Please see “Special Factors—Fees and Expenses” beginning on page 71 for additional information.

Remedies and Limitations on Liability (Page 67)

The Company, Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other parties and to seek an injunction, specific performance or other equitable relief to enforce the other parties’ obligations to consummate the Merger, subject to the terms and conditions of the Merger Agreement, in addition to any other remedy by law or equity. In addition, the Company is entitled to specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to cause the financing for the Merger in accordance with the Equity Commitment Letters, but only in the event that (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger (other than those conditions that by their nature are to be satisfied at the Effective Time) have been satisfied or waived, (ii) Parent is required to complete the Merger pursuant to the terms of the Merger Agreement and has not done so, (iii) the financing has been or will be funded pursuant to the Debt Commitment Letter, or from alternative sources if the financing is funded pursuant to the Equity Commitment Letters, and Parent or Merger Sub otherwise seek the funding of the financing under the Debt Commitment Letter, and (iv) the Company has irrevocably confirmed in writing that if the debt financing and equity financing are funded, it would take actions to cause the Merger to occur.

Subject to the above:

•

in the event that Parent or Merger Sub fails to effect the Merger for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform the obligations under the Merger Agreement, the Company’s right to terminate the Merger Agreement and receive the Parent Termination Fee will be the sole and exclusive monetary remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates against Parent, Merger Sub, or any of their respective affiliates, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. None of the Parent or Merger Sub or any of their respective affiliates will have any liability for monetary damages in connection with the Merger Agreement or any of the transactions contemplated under the Merger Agreement other than the payment of the Parent Termination Fee pursuant to the terms of the Merger Agreement; and

•

in the event the Company fails to effect the Merger for any reason or no reason or otherwise breaches the Merger Agreement or otherwise fails to perform the obligations under the Merger Agreement, Merger Sub’s right to terminate the Merger Agreement and receive the Company Termination Fee will be the sole and exclusive monetary remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent or Merger Sub against any of the Company, its subsidiaries, shareholders of the Company, or any of the Company’s subsidiaries or any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. None of the Company, any of its subsidiaries, any shareholder of the Company, or any of the Company’s subsidiaries or any of their respective affiliates will have any liability for monetary damages in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement other than the payment by the Company of the Company Termination Fee.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Extraordinary General Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement, and the documents referred to or incorporated by reference in this Proxy Statement.

Q:	Why am I receiving this Proxy Statement?

A:

On December 1, 2020, the Company entered into the Merger Agreement with Parent and Merger Sub. You are receiving this Proxy Statement in connection with the solicitation of proxies by the Company Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, at the Extraordinary General Meeting or at any adjournment of the Extraordinary General Meeting.

Q:	When and where will the Extraordinary General Meeting be held?

A:

The Extraordinary General Meeting will take place on                , 2021 at 10:00 AM (Beijing Time). The meeting will be held at 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China.

Q:	What matters will be voted on at the Extraordinary General Meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to authorize and approve the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles;

•

to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles; and

•

to approve any motion to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting.

Q:	How does the Company Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Company Board recommends that you vote:

•	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles;

•

FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles; and

•

FOR the proposal to approve any motion to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the foregoing special resolution and ordinary resolution during the Extraordinary General Meeting.

Q:	What is the Merger?

A.

The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other conditions to the completion of the Merger under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company resulting from the Merger. If the Merger is completed, the Company will be a privately-held company beneficially owned by the Buyer Group, the ADSs will no longer be listed on the NYSE, and the Company will cease to be a publicly-traded company.

Q:	What will I receive in the Merger if I own Ordinary Shares or ADSs and am not a member of the Buyer Group?

A.

If you own Ordinary Shares and the Merger is completed, you will be entitled to receive $2.45 in cash for each Ordinary Share (other than Excluded Shares) you own as of the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Act with respect to the Merger, in which event you will be entitled to the fair value of each Ordinary Share pursuant to the Cayman Islands Companies Act).

If you own ADSs (other than ADSs which represent Excluded Shares) and the Merger is completed, you will be entitled to receive the Per ADS Merger Consideration of $9.80 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) in cash, without interest, for each ADS you own as of the Effective Time (unless you surrender your ADS to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of ADSs, and provide instructions for the registration of the corresponding Ordinary Shares before the close of business in New York City on                , 2021 and become a registered holder of Ordinary Shares before                , 2021).

Please see “Special Factor—Material U.S. Federal Income Tax Consequences,” “Special Factors—Material PRC Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 73 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company Options be treated in the Merger?

A.

If the Merger is completed, at the Effective Time each Company Option under any of the Company Share Plans, whether vested or unvested, that is granted and outstanding as of immediately prior to the Effective Time will be cancelled and exchanged for the holder’s right to receive, at or promptly after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Merger Consideration of $2.45 over the applicable exercise price of such Company Option by (ii) the number of Ordinary Shares underlying such Company Option, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any).

Q:	How will the Company Restricted Share Awards be treated in the Merger?

A.

If the Merger is completed, at the Effective Time each Ordinary Share subject to a Company Restricted Share Award under any of the Company Share Plans, whether vested or unvested, that is issued and outstanding as of immediately prior to the Effective Time, except for the Company Restricted Share Awards held by the Chairman and the Deputy Chairman, will be cancelled and exchanged for the holder’s right to receive, at or promptly after the Effective Time, an amount in cash equal to the Per Share Merger Consideration of $2.45, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any).

Q:	After the Merger is completed, how will I receive the Merger consideration for my Ordinary Shares?

A.

If you are a registered holder of Ordinary Shares, promptly after the Effective Time a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the Merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable Merger consideration. You will receive a check for your Ordinary Shares from the exchange agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Ordinary Shares multiplied by $2.45, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Ordinary Shares. The Per Share Merger Consideration may be subject to U.S. federal income tax backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Ordinary Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Ordinary Shares and receive the Merger consideration for those Ordinary Shares.

Q:	After the Merger is completed, how will I receive the Per ADS Merger Consideration for my ADSs?

A:

If your ADSs are held in “street name” by your broker, bank, or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs, as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration of $9.80 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank, or nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank, or nominee.

If your ADSs are held in the form of certificated American depositary receipts (“ADRs”), or held in registered form on the books of the ADS Depositary, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you after the Effective Time), the ADS Depositary will cause to be sent to you the Per ADS Merger Consideration of $9.80 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger. The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger?

A:

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting in person or by proxy as a single class at the Extraordinary General Meeting. At the close of business in the Cayman Islands on                , 2021, which is the Ordinary Share Record Date, we expect that there will be approximately              Ordinary Shares issued and outstanding and entitled to vote at the Extraordinary General Meeting. Members of the

Buyer Group intend to vote all of the Ordinary Shares and ADSs beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger. As of the date of this Proxy Statement, the Buyer Group owned, in the aggregate, approximately 50.14% of the issued and outstanding Ordinary Shares (including share-based awards).

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the Extraordinary General Meeting, if necessary to solicit additional proxies?

A:

The authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting in person or by proxy as a single class at the Extraordinary General Meeting. If there are insufficient votes at the time of the Extraordinary General Meeting to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, you will also be asked to vote on the proposal to adjourn the Extraordinary General Meeting to allow us to solicit additional proxies.

The proposal to adjourn the Extraordinary General Meeting, if necessary, to solicit additional proxies must be authorized and approved by a majority of votes cast by shareholders of the Company who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

Q:	Who is entitled to vote at the Extraordinary General Meeting?

A:

The Ordinary Share Record Date is                , 2021. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Ordinary Share Record Date or their proxy holders are entitled to vote at the Extraordinary General Meeting or any adjournment thereof. The ADS Record Date for ADS holders entitled to instruct the ADS Depositary to vote at the Extraordinary General Meeting is                , 2021. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the Extraordinary General Meeting. Alternatively, you may vote at the Extraordinary General Meeting if you cancel your ADSs by the close of business in New York City on                , 2021 and become a registered holder of Ordinary Shares by the close of business in the Cayman Islands on the Ordinary Share Record Date.

Q:	What constitutes a quorum for the Extraordinary General Meeting?

A:

The presence, in person or by proxy, of two or more shareholders entitled to vote and holding at least one-third of the total issued voting shares in the Company throughout the meeting will constitute a quorum for the Extraordinary General Meeting.

Q:	What effects will the Merger have on the Company?

A:

As a result of the Merger, the Company will cease to be a publicly-traded company and will be beneficially wholly-owned by the Buyer Group. You will no longer have any interest in the Company’s future earnings or growth. Following consummation of the Merger, the registration of the Ordinary Shares and ADSs and the Company’s reporting obligations with respect to the Ordinary Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, the ADSs will no longer be listed or traded on the NYSE or any other stock exchange, and the ADS program for the ADSs will terminate.

Q:	When do you expect the Merger to be completed?

A:

The Company is working toward completing the Merger as quickly as possible, and currently expect the Merger to be completed by the end of the first half of 2021. In order to complete the Merger, we must obtain the shareholder approval of the Merger at the Extraordinary General Meeting and other conditions to the completion of the Merger under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Ordinary Shares or ADSs pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Ordinary Shares or ADSs.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fees” beginning on page 99 for additional information.

Q:	What do I need to do now?

A:

We urge you to read this Proxy Statement carefully, including its annexes, exhibits, and attachments and the other documents referred to or incorporated by reference herein, and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Ordinary Shares are registered in my name?

A:

If Ordinary Shares are registered in your name (that is, you do not hold ADSs) as of the Ordinary Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event before the time appointed for the Extraordinary General Meeting so that your Ordinary Shares will be represented and may be voted at the Extraordinary General Meeting.

Alternatively, you can attend the Extraordinary General Meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Ordinary Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, and FOR the proposal to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Ordinary Shares are held by your broker, bank or other nominee, please see below for additional information.

We encourage you, before voting your Ordinary Shares, to read this Proxy Statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Ordinary Shares can be voted at the Extraordinary General Meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                , 2021 at 10:00 AM (Beijing Time).

Q:	How do I vote if I own ADSs?

A:

If you own ADSs as of the close of business in New York City on                , 2021, the ADS Record Date, you cannot vote at the meeting directly, but you may instruct the ADS Depositary (as the holder of the Ordinary Shares underlying your ADSs) how to vote the Ordinary Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS Depositary no later than 1:00 PM (New York City Time) on                , 2021. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Ordinary Shares represented by your ADSs in accordance with the voting instructions. Pursuant to the Deposit Agreement, the ADS Depositary will not vote or attempt to exercise the right to vote any Ordinary Shares other than in accordance with those instructions.

Alternatively, you may vote at the Extraordinary General Meeting if you cancel your ADSs before 1:00 PM (New York City Time) on                , 2021 and become a registered holder of Ordinary Shares by the close of business in the Cayman Islands on                , 2021, the Ordinary Share Record Date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancelation before 1:00 PM (New York City Time) on                , 2021 together with (a) delivery instructions for the corresponding Ordinary Shares (name and address of person who will be the registered holder of Ordinary Shares), and (b) payment of the ADS cancelation fees ($0.05 per ADS to be canceled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancelation of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch the custodian holding the Ordinary Shares, to transfer the Ordinary Shares to the former ADS holder. If after registration of Ordinary Shares in your name you wish to receive a certificate evidencing the Ordinary Shares registered in your name, you will need to request the registrar of the Ordinary Shares to issue and mail a certificate to your attention.

Q:	If my Ordinary Shares or ADSs are held in a brokerage account, will my broker vote my Ordinary Shares on my behalf?

A:

Your broker, bank or other nominee will only vote your Ordinary Shares on your behalf or give voting instructions with respect to the Ordinary Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Ordinary Shares. If you do not instruct your broker, bank or other nominee how to vote your Ordinary Shares that it holds, those Ordinary Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement and the Plan of Merger?

A:

If you, as a registered holder of Ordinary Shares, abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•

first, you may revoke a proxy by written notice of revocation given to the chairman of the Extraordinary General Meeting at least 2 hours before the Extraordinary General Meeting commences. Any written notice revoking a proxy should be sent to the Company’s offices at 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China;

•

second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company not less than 48 hours prior to the Extraordinary General Meeting; or

•

third, you may attend the Extraordinary General Meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Extraordinary General Meeting.

If you hold Ordinary Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Ordinary Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of the ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 1:00 PM (New York City Time) on                , 2021. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary; and

•

second, a holder of ADSs can change its voting instructions by phone or online or complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement or multiple proxy or voting instruction cards. For example, if you hold your Ordinary Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Ordinary Shares or ADSs. If you are a holder of record and your Ordinary Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Ordinary Shares or certificated ADSs, should I send in my share certificates or my ADRs now?

A:

No. If you are a holder of certificated Ordinary Shares, after the Merger is completed you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the Per Share Merger Consideration. Please do not send in your certificates now. Similarly, if you are a holder of certificated ADSs, you should not send in the ADRs that represent your certificated ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the Per ADS Merger Consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions relating to the foregoing.

All holders of uncertificated Ordinary Shares (i.e., holders whose Ordinary Shares are held in book entry) will automatically receive their cash consideration shortly after the Merger is completed without any further action required on the part of such holders. If your Ordinary Shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank, or other nominee as to how to effect the surrender of your share certificates in exchange for the Per Share Merger Consideration.

If your ADSs are held in “street name” by your broker, bank, or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs, as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration of $9.80 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank, or nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank, or nominee.

If your ADSs are held in registered form, but are uncertificated, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs), together with a duly completed letter of transmittal (which will be supplied to you after the Effective Time), the ADS Depositary will cause to be sent to you the Per ADS Merger Consideration of $9.80 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger.

Q:	What happens if I sell my Ordinary Shares or ADSs before the Extraordinary General Meeting?

A:

The Ordinary Share Record Date for determining shareholders entitled to vote at the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and the date that the Merger is expected to be consummated. If you transfer your Ordinary Shares after the Ordinary Share Record Date but before the Extraordinary General Meeting, you will retain your right to vote at the Extraordinary General Meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Ordinary Shares, but will transfer the right to receive the Per Share Merger Consideration to such person, so long as such person is registered as the owner of such Ordinary Shares when the Merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on                , 2021. If you transfer your ADSs after the ADS Record Date but before the Extraordinary General Meeting, you will retain your right to instruct the ADS Depositary to vote at the Extraordinary General Meeting, but will transfer the right to receive the Per ADS Merger Consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:	Am I entitled to dissenters’ rights?

A:

Registered holders of Ordinary Shares who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. The fair value of each of your Ordinary Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares.

ADS holders will not have the right to dissent from the Merger and receive payment of the fair value of the Ordinary Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Ordinary Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Ordinary Shares before the close of business in New York City on                , 2021, and become registered holders of Ordinary Shares before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under Section 238 of the Cayman Islands Companies Act.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” as well as Annex C to this Proxy Statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Ordinary Shares, and when is the deadline for completing the conversion of ADSs to Ordinary Shares?

A:

You must be a registered holder of Ordinary Shares in order to exercise dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Ordinary Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and become a registered holder of such Ordinary Shares and comply with the procedures described above in order to exercise dissenters’ rights with respect to the Ordinary Shares prior to the vote to authorize and approve the Merger is taken at the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any notice of objection or notice of dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Act. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at Deutsche Bank Trust Company Americas, at 60 Wall Street, New York, NY 10005, United States of America, by email at adr@db.com, or by phone at +1-212-250-9100.

Upon your payment of its fees, including the applicable ADS cancelation fee ($0.05 per ADS) and any applicable taxes, the ADS Depositary will transfer the Ordinary Shares and any other deposited securities underlying the ADSs to you or a person designated by you. The deadline for surrendering ADSs to the ADS Depositary for these purposes is 1:00 PM (New York City Time) on                , 2021.

We encourage you to read the information set forth in this Proxy Statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise dissenters’ rights. Please see “Dissenters’ Rights” beginning on page 103 as well as “Annex C—Cayman Islands Companies Act (as amended)—Section 238” to this Proxy Statement for additional information.

Q:	Will any proxy solicitors be used in connection with the Extraordinary General Meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Georgeson LLC. as its proxy solicitor.

Q:	Who can help answer my questions?

A:

If you have any questions about the Merger or if you need additional copies of this Proxy Statement or the enclosed proxy card, you should contact China Distance Education Holdings Limited at +86-10-8231-9999 ext. 1826 or at IR@cdeledu.com.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described below occurred primarily in the PRC. Accordingly, all dates and times referenced in this Background of the Merger, including events that may have occurred in different time zones, refer to PRC Time.

The Company Board and the Company’s senior management have periodically reviewed the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, the Company Board and the Company’s senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company, including potential commercial and strategic business partnerships, acquisitions, and dispositions. The discussions concerned, among other things, recent market trends, recent activities of other U.S. public companies with primary operations in the PRC, and the Company’s long term strategic plans.

From late February 2020 and onwards, the Chairman and his representatives approached and held general discussions with Davis Polk & Wardwell LLP (“Davis Polk”) about a transaction involving the Company, and after considering Davis Polk’s extensive experience in similar transactions, qualifications, and reputation, the Chairman decided to engage Davis Polk as his U.S. legal counsel.

From late May to June 8, 2020, the Chairman explored the possibility of cooperation with a private equity fund and discussed the possibility of a going-private transaction for the Company, but no agreement was reached between the parties. Ultimately, the private equity fund declined to proceed with such a transaction.

On June 8, 2020, the Chairman and the Deputy Chairman, together with their affiliated entity, submitted a preliminary, non-binding proposal letter (the “Proposal”) to the Company Board to acquire all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, that they did not already own for $2.27 in cash per Ordinary Share, or $9.08 in cash per ADS (as revised from time to time, the “Proposed Transaction”).

Later on the same day, the Company issued a press release regarding the Company Board’s receipt of the Proposal. The Company furnished a Form 6-K to the SEC on June 8, 2020 with a copy of the press release.

On June 9, 2020, the Chairman, the Deputy Chairman, and their affiliated entity filed with the SEC an amendment to an existing joint Schedule 13D to reflect the submission of the Proposal.

Beginning in June 2020, the Chairman and his representatives negotiated with potential funding sources regarding the debt financing for the Merger, including China Merchants Bank and certain other banks. In August 2020, after comparing and analyzing the terms they proposed, the Chairman considered China Merchants Bank to be the preferred potential debt financing source.

At a special meeting of the Company Board held on June 19, 2020, the Company Board (i) approved the formation of the Special Committee, consisting of Ms. Carol Yu (“Ms. Yu”) and Ms. Annabelle Yu Long (“Ms. Long”), both of whom are independent and disinterested members of the Company Board, to review and evaluate the Proposal; (ii) delegated to the Special Committee the authority to approve or reject a transaction based on the Proposal, to consider alternatives to the Proposal, and to retain a financial advisor and legal counsel to the Special Committee at the Company’s expense; and (iii) appointed Ms. Yu as the Chair of the Special Committee.

On June 20, 2020, the Special Committee held a meeting at which the Special Committee retained Goulston & Storrs PC (“Goulston & Storrs”) to be the U.S. legal counsel to the Special Committee. In making the determination to retain Goulston & Storrs, the Special Committee considered Goulston & Storrs’s extensive experience with transactions of China-based U.S.-listed companies, with going-private transactions in general, and with going-private transactions involving China-based U.S. listed companies, similar to the Proposed Transaction, in particular. Representatives of Goulston & Storrs then reviewed with members of the Special Committee the scope of the Special Committee’s authority delegated to the Special Committee by the Company Board and certain legal and procedural considerations with respect to the Proposed Transaction, including the Special Committee’s fiduciary duties with respect to the Proposed Transaction, and the Special Committee determined that it would invite a number of investment banks to submit proposals to serve as the Special Committee’s financial advisor with respect to the Proposed Transaction.

On June 22, 2020, the Company issued a press release announcing that the Company Board had formed the Special Committee to review and evaluate the Proposal and that the Special Committee had retained Goulston & Storrs as its U.S. legal counsel in connection with such review and evaluation. The Company furnished a Form 6-K to the SEC with a copy of the press release.

Between June 22, 2020 and July 5, 2020, the Special Committee interviewed two investment banks that had submitted proposals to serve as the Special Committee’s financial advisor. On July 5, 2020, after discussion and consideration of various matters related to such investment banks’ proposals and qualifications, including their experience and reputation in going-private transactions involving China-based companies listed in the U.S. and the presence and depth of their operating teams in China, the Special Committee determined that it would retain Duff & Phelps as the independent financial advisor to the Special Committee. The Special Committee then negotiated the terms of Duff & Phelps’s retention, including that the fee payable to Duff & Phelps would not be contingent upon the consummation of the Proposed Transaction or any conclusion reached by Duff & Phelps in an opinion rendered by Duff & Phelps, and on July 23, 2020 entered into an engagement letter with Duff & Phelps.

On July 29, 2020, the Company issued a press release announcing that the Special Committee had retained Duff & Phelps as the Special Committee’s financial advisor in connection with its review and evaluation of the Proposal. Later on the same day, the Company furnished a Form 6-K to the SEC with a copy of the press release.

Between July 30, 2020 and September 25, 2020, as directed by the Special Committee, representatives of Duff & Phelps had a series of discussions with members of the management of the Company in connection with Duff & Phelps’s financial due diligence on the Company.

On August 10, 2020, Davis Polk sent an initial draft of the Merger Agreement to Goulston & Storrs.

On August 11, 2020, Goulston & Storrs sent a draft confidentiality agreement with respect to matters related to the Proposed Transaction (the “Confidentiality Agreement”) to Davis Polk.

Between August 11 and August 25, 2020, representatives of Goulston & Storrs and Davis Polk negotiated the terms of the Confidentiality Agreement.

From late August until early September 2020, the Chairman had preliminary discussions with the Wang Family about potentially rolling over their Ordinary Shares in the Proposed Transaction.

On August 25, 2020, the Company and the Chairman, on behalf of the Chairman Parties, entered into the Confidentiality Agreement.

On or around August 26, 2020, Fangda Partners, the legal counsel of China Merchants Bank, sent an initial draft of the Debt Commitment Letter to Parent. Zhong Lun Law Firm, on behalf of the Chairman, started to negotiate the terms of the Commitment Letter with China Merchants Bank and Fangda Partners.

On August 28, 2020, the Special Committee held a telephonic meeting with Goulston & Storrs and Duff & Phelps at which representatives of Goulston & Storrs discussed with the Special Committee a summary of the key issues under the draft of the Merger Agreement that Goulston & Storrs had prepared and sent to the Special Committee prior to the meeting, and made suggestions as to how those issues might be resolved. Members of the Special Committee considered and generally approved of Goulston & Storrs’s suggestions and directed Goulston Storrs to make proposed changes to the draft Merger Agreement and share a revised draft of the Merger Agreement with Davis Polk.

On August 31, 2020, Goulston & Storrs sent a revised draft of the Merger Agreement to Davis Polk. Among other things, the revised draft (i) deleted or narrowed certain representations and warranties of the Company, (ii) introduced an “Intervening Event” as a new trigger of Company’s termination right, and (iii) increased to 15% the closing condition with respect to the permitted threshold for Dissenting Shares.

On September 3, 2020, representatives of the Chairman Parties held a telephonic meeting with Davis Polk at which the representatives of Davis Polk presented and discussed a key issues list under the revised draft of the Merger Agreement from Goulston & Storrs, and made suggestions as to how to resolve those issues. The representatives of the Chairman Parties considered and approved of Davis Polk’s suggestions and directed Davis Polk to make proposed changes to the draft Merger Agreement and share a revised draft of the Merger Agreement with Goulston & Storrs.

On September 10, 2020, Davis Polk sent a further revised draft of the Merger Agreement to Goulston & Storrs, which, among other things, (i) reinstated certain representations and warranties of the Company, (ii) rejected the concept of “Intervening Event”, and (iii) reduced to 5% the closing condition with respect to the permitted threshold for Dissenting Shares.

From early September until early November 2020, the Chairman had preliminary discussions with Chen about potentially rolling over part of the Ordinary Shares held by Jetlong in the Proposed Transaction.

From mid-September until early November 2020, the Chairman had preliminary discussions with Sinvo and Tao Long about their potential participation in the Proposed Transaction as new equity investors.

On September 17, 2020, Davis Polk notified Goulston & Storrs that seven potential investors, including the Wang Family, Yue Zhao, Jingdong Liu, and other two individual equity investors, had expressed interest in joining the Buyer Group and sent to Goulston & Storrs joinders to the Confidentiality Agreement executed by each of such potential investors. The Company co-signed the joinder agreements as of September 21, 2020. In late November 2020, the two individual equity investors withdrew from the Proposed Transaction.

On September 23, 2020, Duff & Phelps provided the Special Committee with financial projections for the Company that had been prepared by Company management with respect to the Company as a standalone entity based on management’s current best estimates and judgment of the Company’s future performance.

On September 25, 2020, the Special Committee held a telephonic meeting with Duff & Phelps and Goulston & Storrs at which representatives of Duff & Phelps went over in detail with the Special Committee key line items in the financial projections, prepared by Company management with respect to the Company, and answered various questions from members of the Special Committee. The Special Committee authorized Duff & Phelps to use such financial projections in connection with its financial analysis of the Company and the Proposed Transaction.

On September 25, 2020, Goulston & Storrs sent a further revised draft of the Merger Agreement to Davis Polk. Among other things, the revised draft (i) reintroduced an “Intervening Event” as a trigger of Company’s termination right, (ii) increased to 15% the closing condition with respect to the permitted threshold for Dissenting Shares, and (iii) deleted breaches by the Company generally resulting in a “Material Adverse Effect” as a trigger of the termination fee payable by the Company.

On September 28, 2020, representatives of the Chairman Parties held a telephonic meeting with Davis Polk at which the representatives of Davis Polk presented and discussed a key issues list under the revised draft of the Merger Agreement from Goulston & Storrs, and made suggestions as to how to resolve those issues. The representatives of the Chairman Parties considered and approved of Davis Polk’s suggestions and directed Davis Polk to make proposed changes to the draft Merger Agreement and share a revised draft of the Merger Agreement with Goulston & Storrs.

On September 29, 2020, Davis Polk sent a further revised draft of the Merger Agreement to Goulston & Storrs, which among other things, (i) reinstated breaches by the Company generally resulting in a “Material Adverse Effect” as a trigger of the termination fee payable by the Company and (ii) proposed a narrower scope of “Intervening Event,” that would enable the Company Board or the Special Committee to make a “Change of Recommendation” to the Company’s shareholders with respect to the shareholder vote at the Extraordinary General Meeting without giving the Company an outright termination right upon the occurrence of an Intervening Event, and (iii) counter-proposed that the permitted threshold for the closing condition with respect to Dissenting Shares be set at 10%.

On October 4, 2020, Davis Polk sent initial drafts of a Support Agreement, a Limited Guarantee, and a form of Equity Commitment Letter (collectively, the “Ancillary Documents”) to Goulston & Storrs.

On October 8, 2020, Davis Polk sent to Goulston & Storrs a draft of the Debt Commitment Letter to be provided by China Merchants Bank to Parent.

On October 16, 2020, the Special Committee held a telephonic meeting with Duff & Phelps and Goulston & Storrs at which representatives of Duff & Phelps discussed with the Special Committee the financial terms of the proposal made by the Buyer Group and various metrics and considerations by which the Special Committee could assess the favorability of the proposal, including that (i) the Company had delivered strong growth and robust cash flow generation and had had a long-term track record of stable financial performance and value creation; (ii) the Company had continued to strengthen its market position as one of China’s leading professional education services companies, leveraging its experienced management team, strong reputation, and diversified product portfolio and was well positioned to benefit from the growth potential of China’s overall education market; and (iii) the Company’s ADSs in recent weeks had fairly consistently traded above the initially-proposed offer price of $9.08 per ADS. The Special Committee discussed with Duff & Phelps the valuation methods to be adopted by Duff & Phelps as well as Duff & Phelps’s considerations in adopting such methods. The Special Committee then determined, based on the Company’s management’s projections, the proposed terms and conditions in the draft of the Merger Agreement, and the price performance of the Company’s ADSs subsequent to the Company Board’s receipt of the Proposal in June 2020, that it would reject the offer price of $9.08 per ADS initially proposed by the Buyer Group, and directed Duff & Phelps to communicate to the Buyer Group that the Special Committee was not willing to support or approve a transaction at the proposed price and was requesting a higher price. The Special Committee also discussed with representatives of Goulston & Storrs a summary of the remaining key issues under the draft Merger Agreement and the draft Ancillary Documents that Goulston & Storrs had prepared and sent to the Special Committee prior to the meeting, and Goulston & Storrs’s suggestions as to how those issues might be resolved. Members of the Special Committee considered and generally approved of Goulston & Storrs’s suggestions, and directed Goulston Storrs to make proposed changes to the drafts of the Merger Agreement and the Ancillary Documents and share the revised drafts with Davis Polk.

Later on the same day, Duff & Phelps informed the Buyer Group and Davis Polk that the Special Committee would not support the proposed transaction at the Buyer Group’s proposed price, but that the Special Committee would consider a transaction at a higher offer price. Duff & Phelps did not convey to the Buyer Group any specific price or range of prices that might be acceptable to the Special Committee.

On October 21, 2020, representatives of Davis Polk notified Duff & Phelps that the Buyer Group had agreed in principle to raise its proposed offer price to $9.80 per ADS, or $2.45 per Ordinary Share, subject to agreement being reached by the parties on all material terms of the Merger Agreement. Later on the same day, Duff & Phelps notified the Special Committee and Goulston & Storrs that the Buyer Group had agreed in principle to increase the offer price to $9.80 per ADS.

On October 16, 2020, representatives of Davis Polk proposed that the termination fee payable by the Company and the termination fee payable by Parent under the Merger Agreement be $2.5 million and $5 million, respectively, which the Special Committee subsequently accepted, and requested evidence that Parent had adequate financial substance to pay the termination fee.

Between October 16, 2020 and November 26, 2020, representatives of Goulston & Storrs and of Davis Polk had a number of discussions regarding, and exchanged a number of interim drafts of, the Merger Agreement and the Ancillary Documents. Among other issues, representatives of Goulston & Storrs and of Davis Polk negotiated over (i) a newly-added representation of Parent and Merger Sub as to knowledge of breaches and representations by the Company; (ii) the deletion or acceptance of a “force-the-vote” provision; (iii) the scope and consequences of an “Intervening Event”; and (iv) the “end date” upon the occurrence of which the parties could generally walk away from the Proposed Transaction. Goulston & Storrs and Davis Polk eventually reached compromises on those points. On October 21, November 4, and November 18, 2020, representatives of the Chairman Parties held telephonic meetings with Davis Polk at which the representatives of Davis Polk presented and discussed a key issues list under the latest drafts of the Merger Agreement and the Ancillary Documents, and made suggestions as to how to resolve those issues, and the representatives of the Chairman Parties considered and approved of Davis Polk’s suggestions and directed Davis Polk to make proposed changes to and finalize the draft Merger Agreement and the Ancillary Documents. The representatives of Davis Polk also provided periodic updates to other potential participants in the Transaction with respect to the draft Merger Agreement, the draft Interim Investors Agreement, and the draft Ancillary Documents.

In addition, between October 16, 2020 and November 26, 2020, representatives of Goulston & Storrs requested, and representatives of Davis Polk subsequently provided, evidence of adequate financial substance of the Guarantors under the Limited Guarantee and of each of the equity sponsors of the Buyer Group.

On October 19, 2020, Davis Polk notified Goulston & Storrs that Chen had expressed interest in joining the Buyer Group and sent to Goulston & Storrs an executed joinder to the Confidentiality Agreement. The Company subsequently co-signed the joinder agreement on November 9, 2020.

On October 20, 2020, Davis Polk sent to Goulston & Storrs a draft Interim Investors Agreement.

On November 5, 2020 and November 12, 2020, Davis Polk notified Goulston & Storrs that three additional potential equity investors, including Long, one private equity fund, and one individual equity investor, had expressed interest in joining the Buyer Group and sent to Goulston & Storrs joinders to the Confidentiality Agreement executed by each of such potential investors. The Company subsequently co-signed the joinder agreements as of November 9, 2020 and November 13, 2020. In late November 2020, such private equity fund and individual equity investor withdrew from the Proposed Transaction.

On November 13, 2020, the Special Committee held a telephonic meeting with Goulston & Storrs and Duff & Phelps at which representatives of Goulston & Storrs discussed with the Special Committee a summary of the remaining key issues under the draft of the Merger Agreement and the Ancillary Documents that Goulston & Storrs had prepared and sent to the Special Committee prior to the meeting, and made suggestions as to how those issues might be resolved. Members of the Special Committee considered and approved of Goulston & Storrs’s suggestions, and directed Goulston Storrs to make proposed changes to the drafts of the Merger Agreement and the Ancillary Documents and to further negotiate the terms of the Merger Agreement and the Ancillary Documents with Davis Polk.

On November 26, 2020, Goulston & Storrs and Davis Polk reached a preliminary understanding as to the final form of the Merger Agreement and the Ancillary Documents. On the same day, Davis Polk sent to Goulston & Storrs a revised draft Interim Investors Agreement reflecting changes in members of the Buyer Group.

On November 30, 2020, Davis Polk notified Goulston & Storrs that one equity investor of the Buyer Group had decided to reduce his equity commitment, and sent to Goulston & Storrs revised drafts of the Equity Commitment Letter from such investor and of the Interim Investors Agreement reflecting the investor’s reduction of his equity commitment.

On November 30, 2020, China Merchants Bank executed and delivered the Debt Commitment Letter to Parent. Later on the same day, Davis Polk sent a copy of the Debt Commitment Letter, signed by China Merchants Bank and co-signed by Parent, to Goulston & Storrs.

In connection with the Special Committee’s and the Buyer Group’s respective review of and negotiation of the terms of the Merger Agreement and the Ancillary Documents, Conyers Dill & Pearman, the Company’s Cayman Islands legal counsel, and Maples and Calder (Hong Kong) LLP, the Buyer Group’s Cayman Islands legal counsel, respectively, passed upon and advised on the validity of the Merger and certain other legal matters with respect to Cayman Islands law.

On December 1, 2020, the Special Committee held a meeting with Duff & Phelps and Goulston & Storrs at which representatives of Duff & Phelps presented to the Special Committee Duff & Phelps’s financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire, through the Merger, the Ordinary Shares (other than the Excluded Shares) at the Per Share Merger Consideration and the ADSs (other than ADSs representing Excluded Shares) at the Per ADS Merger Consideration, and then rendered its oral opinion that, as of December 1, 2020, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Duff & Phelps in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received by the holders of the Ordinary Shares and ADSs (other than the holders of Excluded Shares or ADSs representing Excluded Shares) in the Merger were fair, from a financial point of view, to such holders. Duff & Phelps’s written fairness opinion, dated December 1, 2020, was later delivered to the Special Committee. The full text of Duff & Phelps’s written opinion is attached as Annex B to this Proxy Statement. For additional information regarding the financial analyses performed by and the opinion rendered by Duff & Phelps, please refer to “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 46. Representatives of Goulston & Storrs then gave the Special Committee an overview of the material terms of the final draft of the Merger Agreement. The Special Committee members then, with the assistance of Goulston & Storrs, discussed and weighed various factors, including Duff & Phelps’s financial analysis and fairness opinion, tending to support a determination that the Merger, subject to the terms and conditions of the Merger Agreement, is advisable, fair to, and in the best interests of, the Company and the Unaffiliated Security Holders. The Special Committee also considered certain factors tending to not support a determination that the Merger is advisable. The Special Committee then unanimously (i) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is advisable, fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, (ii) declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the Ancillary Documents (to the extent the Company was contemplated to be a party or a beneficiary), and the other transactions contemplated thereby, including the Merger, (iii) recommended that the audit committee (the “Audit Committee”) of the Company Board approve the Merger Agreement and the Ancillary Documents (to the extent that the Company is contemplated to be a party or a beneficiary) substantially in the forms presented to the Special Committee, and (iv) recommended that the Company Board (a) approve the Merger Agreement, the Plan of Merger, and the Ancillary Documents (to the extent that the Company is contemplated to be a party or a beneficiary); (b) determine that the Merger Agreement, the Plan of Merger, and the Merger are fair to and in the best interests of the Company and the Unaffiliated Security Holders; (c) approve the performance by the Company of its obligations under the Merger Agreement, the Plan of Merger, and those of the Ancillary Documents to which it is a party and the consummation of the Transactions, including the Merger; (d) direct that the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, be submitted to the shareholders of the Company for their consideration at an extraordinary general meeting, and (e) recommend to the shareholders of the Company that they adopt and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, at such extraordinary general meeting.

Also on December 1, 2020, the Company Board and the Audit Committee, acting by unanimous written consent upon the Special Committee’s recommendation, authorized, and approved the execution, delivery, and performance of the Merger Agreement, the Plan of Merger, and the Ancillary Documents to which the Company is a party, and the consummation of the Merger and the transactions related thereto.

On the same day, the Company, Parent, and Merger Sub executed the Merger Agreement, and the applicable parties executed the Ancillary Documents and the Interim Investors Agreement.

Later on the same day, prior to the opening of the U.S. financial markets, the Company issued a press release announcing that the Company, Parent, and Merger Sub had entered into the Merger Agreement, and furnished a Form 6-K to the SEC with a copy of the Company’s press release and the Merger Agreement.

On December 2, 2020, the Chairman, the Deputy Chairman, and their affiliated entity jointly filed with the SEC an amendment to an existing joint Schedule 13D with respect to the execution of the Merger Agreement, the Ancillary Documents, and the Interim Investors Agreement.

On the same day, members of the Wang Family jointly filed with the SEC an original Schedule 13D with respect to the execution of the Merger Agreement, the Ancillary Documents, and the Interim Investors Agreement.

Reasons for the Merger and Recommendation of the Special Committee and the Company Board

At a meeting on December 1, 2020, the Special Committee, in consultation with Duff & Phelps and Goulston & Storrs, and after considering and weighing various factors, and evaluating the proposed terms of the Merger and the related transactions, unanimously determined that the Merger Agreement, the Plan of Merger, and the Merger are fair to and in the best interests of the Company and the Unaffiliated Security Holders (as defined below under the heading “Position of the Buyer Group as to the Fairness of the Merger”), and unanimously recommended that the Company Board (i) approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and (ii) direct that the authorization and approval of the Merger Agreement, the Plan of Merger, and the Merger be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Company Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger, and the Merger.

At a meeting later on the same day, the Company Board, acting on the unanimous recommendation of the Special Committee, (i) determined that Merger Agreement, the Plan of Merger, and the Merger are fair to and in the best interests of the Company and the Unaffiliated Security Holders; (ii) approved the execution and delivery of the Merger Agreement, the Plan of Merger, and the Ancillary Documents to which the Company is a party and the consummation of the Transactions, including the Merger; and (iii) directed that the authorization and approval of the Merger Agreement, the Plan of Merger, and the Merger be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger, and the Merger.

In reaching their determination, the Special Committee and the Company Board considered the factors and potential benefits of the Merger discussed below, each of which the Special Committee and the Company Board believe supported their decision to approve the Merger Agreement and their determination that the Merger is fair to the Unaffiliated Security Holders. These factors and potential benefits are not listed in any relative order of importance.

•	General Economic Trends. The recent economic slowdown in China and throughout the world resulting from the COVID-19 pandemic.

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Premium Over Market Price of the ADSs. The fact that the Per ADS Merger Consideration of $9.80 represents a premium of approximately 35.7% to the closing trading price of the ADSs on June 5, 2020, the last trading day prior to the Company’s announcement of its receipt of the Proposal, and a premium of 37.1% to the volume-weighted average price during the last 30 trading days prior to the Company’s receipt of the Proposal and the fact that the ADSs had traded as low as $3.89 per ADS during the 52-week period prior to the receipt of the Proposal and, with the exception of certain isolated intra-day and closing trades, had traded well below the Per ADS Merger Consideration during substantially all of that 52-week period.

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All-Cash Merger Consideration. The fact that the Merger consideration will be all cash, which will provide immediate liquidity to the Unaffiliated Security Holders and allow them to avoid post-Merger risks and uncertainties relating to the prospects of the Company.

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Opinion of Financial Advisor. The Special Committee considered the financial analysis conducted and discussed with the Special Committee by representatives of Duff & Phelps, as well as the oral and written opinion of Duff & Phelps rendered to the Special Committee on December 1, 2020, that as of that date, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Duff & Phelps in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received by the holders of Ordinary Shares and ADSs (other than the holders of Excluded Shares and ADSs representing Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (see “—Opinion of the Special Committee’s Financial Advisor” beginning on page 46 for additional information).

•	Shareholder Approval Requirement. The Merger must be authorized and approved by a special resolution of the Company passed by the Shareholder Requisite Vote at the Extraordinary General Meeting.

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Potential Adverse U.S. Regulatory Changes. The possibility that China-based U.S.-listed public companies such as the Company could be delisted from U.S. stock exchanges, or be subject to other burdensome restrictions, by reason of any newly enacted law or regulation similar in substance to the “Holding Foreign Companies Accountable Act” passed by the U.S. Senate in May 2020 and by the U.S. House of Representatives in December 2020 and the “Memorandum on Protecting United States Investors from Significant Risks from Chinese Companies” issued by the U.S. White House in June 2020, both of which purport to address perceived risks to investors in U.S. financial markets from the PRC government’s purported failure to allow audit firms, such as the Company’s independent auditor, that audit U.S.-listed companies based in China to be adequately examined by the U.S. Public Company Accounting Oversight Board pursuant to U.S. securities law.

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Elimination of Unaffiliated Security Holder Exposure to Future Performance Risks of the Company. The Merger would shift the risk of the future financial performance of the Company from the Unaffiliated Security Holders, who do not have the power to control decisions made regarding the Company’s business, entirely to the Buyer Group, which would have the power to control the Company’s business.

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No Third-Party Offers. There has been no offer, other than the Proposal, within the past two years of which the Company, the Special Committee, or the Company Board is aware for a going-private or other similar transaction with respect to the Company.

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Unanimous Recommendation of the Special Committee. The Company Board considered that the Special Committee, after evaluating the Proposed Transaction, unanimously determined that the Merger Agreement, the Plan of Merger, and the Merger are fair to, advisable, and in the best interests of the Company and Unaffiliated Security Holders and recommended that the Company Board authorize and approve the Merger Agreement, the Plan of Merger, and the Merger.

•	Right to Terminate for Superior Proposal or Intervening Event. The Company, with the approval of the Special Committee and the Company Board, will have the right to terminate the Merger Agreement and/or change the Company Board’s recommendation that the Company’s shareholders approve the Merger at the Extraordinary General Meeting, in the event the Company receives a Superior Proposal or there is an Intervening Event.

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Dissenters’ Rights. Shareholders who follow the statutory procedures for exercising dissenters’ rights set forth in Section 238 of the Cayman Islands Companies Act will be entitled to seek an appraisal of the value of their Ordinary Shares by a Cayman Islands court.

•	Limited Guarantee. The fact that the Chairman and Deputy Chairman of the Company will personally guarantee the Parent Termination Fee and have delivered evidence of their creditworthiness.

•

Financing Commitments. The fact that the Buyer Group has delivered debt financing and equity financing commitment letters committing sufficient debt and equity financing to complete the Merger, and evidence of the creditworthiness of the equity commitment financing sources.

In the course of reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders, the Special Committee considered the selected public companies and discounted cash flow analyses presented by Duff & Phelps, as well as the trading history of the ADSs, as indications of the going concern value of the Company, and concluded that the Per ADS Merger Consideration represented a significant premium over the going concern value indicated by such analyses and trading history.

The Special Committee and the Company Board did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because they believed that net book value is not a material indicator of the Company’s value as a going concern, but rather is indicative of historical costs (and does not, for example, take into account the future prospects of the Company, market trends and conditions, or business risks inherent in a competitive market) and therefore, in their view, is not a relevant measure in the determination as to the fairness of the Merger.

In their consideration of the fairness of the proposed Merger, the Special Committee did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Unaffiliated Security Holders, due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the Special Committee did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger.

The foregoing discussion of the information and factors considered and given weight by the Special Committee in connection with their evaluation of the fairness of the Merger to the Unaffiliated Security Holders is not intended to be exhaustive, but includes all material factors considered. The Special Committee found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered by the Special Committee in reaching its conclusions as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, the Special Committee made the fairness determinations after considering all of the foregoing factors as a whole.

In addition to the foregoing factors and analyses that supported the Special Committee’s conclusion that the Merger is fair to the Unaffiliated Security Holders, the Special Committee also weighed the following negative factors:

•

No Future Participation in the Prospects of the Company. Following the consummation of the Merger, the Unaffiliated Security Holders will cease to participate in any future earnings of or benefit from any increases in the value of the Company.

•	No Separate Vote on the Merger by the Unaffiliated Security Holders. The fact that the consummation of the Merger is not subject to approval by a separate vote of the Unaffiliated Security Holders.

•

Potential Tax Liability of Unaffiliated Security Holders. The potential tax consequences of the Merger to Unaffiliated Security Holders who are U.S. taxpayers or are taxpayers in other jurisdictions, notwithstanding that the Unaffiliated Security Holders will not be able to choose whether or not to participate in the Merger.

•

Breakup Fees and Limitation of Parent Liability. The fact that the Company may be required, under certain circumstances, to pay Parent a termination fee of $2,500,000 in connection with a termination of the Merger Agreement and the fact that the Company’s right to recover damages from Parent for a breach of the Merger Agreement will be limited, in most circumstances, to payment by Parent of a termination fee of $5,000,000.

•	Limit on Dissenting Shares. The fact that the Buyer Group will be entitled to not consummate the Merger if the holders of 10% or more of the outstanding Ordinary Shares exercise dissenters’ rights.

After weighing these negative factors and giving them due consideration, the Special Committee concluded that none of these factors, alone or in the aggregate, is significant enough to outweigh the factors and analyses that it considered to support its belief that the Merger is fair to the Unaffiliated Security Holders.

In addition, the Special Committee and the Company Board believe that sufficient procedural safeguards are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee to represent effectively the interests of such Unaffiliated Security Holders. Such procedural safeguards include the following, which are not listed in any relative order of importance:

•

both of the members of the Special Committee during the entire process were and are disinterested and independent directors free from any affiliation with the Buyer Group; neither of the members of the Special Committee is or ever was an employee of the Company or any of its Subsidiaries; and neither of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders, other than the members’ receipt of compensation in the ordinary course as members of the Company Board, their non-contingent compensation as members of the Special Committee, and their indemnification and liability insurance rights under the Merger Agreement;

•

the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, and that no limitations were placed on the Special Committee’s authority;

•

in considering the Proposed Transaction, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the Buyer Group and its advisors on behalf of the Unaffiliated Security Holders;

•	the Special Committee was advised by Duff & Phelps as its independent financial advisor and Goulston & Storrs as its U.S. legal advisor;

•

the Special Committee was delegated from the Company Board the full and exclusive authority to evaluate the terms of the Proposed Transaction, to negotiate the terms of the Merger Agreement and the Merger, to consider alternative transactions, to determine whether to reject the Proposed Transaction, and to determine whether the Merger would be fair to, and in the best interests of, the Unaffiliated Security Holders and whether to recommend to the Company Board that it approve the Company’s entering into definitive agreements based on the Proposed Transaction;

•

the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the Special Committee held meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Merger;

•	the Special Committee has the right pursuant to the Merger Agreement to evaluate on behalf of the Company unsolicited alternative acquisition proposals from third parties that might arise between the date of the Merger Agreement and the Effective Time, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement subject to the payment to Parent of a termination fee, and to recommend that the Company Board accept an alternative acquisition proposal, consistent with the Company Board’s fiduciary obligations; and

•

the Special Committee did not have any obligation to find that Merger Agreement is fair to, and in the best interests of, the Unaffiliated Security Holders, or to recommend that the Company Board approve the Merger Agreement and the Merger.

In the course of determining whether such procedural safeguards were sufficient to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders, the Special Committee considered the negative factor that the consummation of the Merger is not subject to approval by a separate vote of the Unaffiliated Security Holders and determined that such negative factor is outweighed by, in addition to the various factors listed above tending to support the Special Committee’s approval of the Merger, (i) the fact that the Cayman Islands Companies Act does not generally require or contemplate the approval of a merger by a majority of the Unaffiliated Security Holders; (ii) the fact that the voluntary imposition of a requirement for a separate vote by the Unaffiliated Security Holders in connection with a proposed merger is relatively rare for Cayman Islands companies; and (iii) the fact that, notwithstanding the lack of a separate vote by the Unaffiliated Security Holders, a significant number of shares held by Unaffiliated Security Holders will need to vote to approve the Merger if the requirement of a two-thirds vote in favor of the Merger is to be met.

In the course of reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, the Special Committee considered the opinion and related financial analyses presented by Duff & Phelps, among other factors. These analyses included a discounted cash flow analysis, an analysis of selected public companies, and an analysis of selected M&A transactions. The material analyses as presented to the Special Committee by Duff & Phelps on December 1, 2020 are summarized below under the caption “Opinion of the Special Committee’s Financial Advisor” beginning on page 46. The Special Committee expressly approved of these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

In reaching its determination that the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement and recommend the authorization and approval of the Merger Agreement, the Plan of Merger, and Transactions, including the Merger, by the Company’s shareholders, the Company Board, on behalf of the Company, considered the analyses and recommendation of the Special Committee and adopted such recommendations and analyses.

Certain directors and executive officers of the Company have interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Security Holders by virtue of their continuing interests in the Surviving Company after the consummation of the Merger. These interests are described under the caption “Summary Term Sheet—Interests of the Company’s Directors and Executive Officers in the Merger.”

Position of the Buyer Group as to the Fairness of the Merger

Under the SEC rules governing going-private transactions, each member of the Buyer Group is required to express his, her, or its belief as to the fairness of the Merger to the Unaffiliated Security Holders.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the

Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any holder of Ordinary Shares or ADSs as to how that holder of Ordinary Shares or ADSs should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger. Members of the Buyer Group have interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Security Holders by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 68.

The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Merger consideration to the Unaffiliated Security Holders.

Based on its knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analyses and resulting conclusions of, the Special Committee and the Company Board discussed under the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Company Board” beginning on page 34, the Buyer Group believes that the Merger is substantively fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•

the Per ADS Merger Consideration of $9.80 represents a premium of approximately 35.7% to the closing trading price of the ADSs on June 5, 2020, the last trading day prior to the Company’s announcement of its receipt of the Proposal, and a premium of 37.1% to the volume-weighted average closing price of the ADSs during the last 30 trading days prior to the Company’s receipt of the Proposal;

•	the ADSs traded as low as $3.89 per ADS during the 52-week period prior to the receipt of the Proposal;

•

the members of the Special Committee are not officers or employees of the Company, are not affiliated with any member of Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Company Board compensation in the ordinary course and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Company Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement;

•

notwithstanding that the Buyer Group may not rely upon the opinion provided by Duff & Phelps to the Special Committee on December 1, 2020, the Special Committee received an opinion from Duff & Phelps stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received by the holders of Ordinary Shares and ADSs (other than the holders of Excluded Shares and ADSs representing Excluded Shares) in the Merger were fair, from a financial point of view;

•	the Special Committee and, upon the unanimous recommendation of the Special Committee, the Company Board determined that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Security Holders;

•	the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

•

the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Merger consideration will be paid to the Unaffiliated Security Holders;

•

the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Ordinary Shares and ADSs, without incurring brokerage and other costs typically associated with market sales (other than, in the case of holders of ADSs, the ADS Depositary fee of $0.05 per ADS pursuant to the terms of the Deposit Agreement);

•	the increased competition in China’s online education and value-added services; and

•

the potential adverse effects on the Company’s business, financial condition and results of operations caused by the recent economic slowdown in the PRC and globally and challenges in the macroeconomic environment, including the adverse effects of COVID-19.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that the Per Share Merger Consideration of $2.45 are substantially higher than the net book value per Ordinary Share as of September 30, 2019 of $0.54 (based on 134,210,745 issued and outstanding Ordinary Shares (excluding Ordinary Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Options under the Company Share Plans). See “Where You Can Find More Information” beginning on page 115 for a description of how to obtain a copy of the Company’s annual and current reports.

The Buyer Group did not consider purchase prices paid for ADSs by members of the Buyer Group during the past two years described under “Transactions in the Ordinary Shares and ADSs” beginning on page 109 of this Proxy Statement to be relevant to an assessment of the fairness of the Per ADS Merger Consideration and Per Share Merger Consideration to the Unaffiliated Security Holders. The purchases by the Wang Family and CST, which are the only such transactions with purchase prices paid for ADSs by members of the Buyer Group, were made in open market transactions and therefore could only reflect the market values of the ADSs at the respective times of the purchases. In any event, the Buyer Group believes that the purchases would serve little purpose as a reference and notes that the consideration to be received by the Unaffiliated Security Holders represents a premium over such prices.

The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to the Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the ADSs, the Per ADS Merger Consideration of $9.80 represents a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with or into another company, (ii) a sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Ordinary Shares that would enable such person to exercise control of or significant influence over the Company.

The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders.

The Buyer Group believes that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•

the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, as defined under applicable NYSE rules, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•

in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and its advisors on behalf of the Unaffiliated Security Holders;

•

both of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, neither of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Company Board compensation in the ordinary course and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Company Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and under the Merger Agreement;

•	the Special Committee retained and was advised by independent financial and legal advisors in its evaluation of the Merger;

•

the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Proposal and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Company Board for approval unless the Special Committee had recommended such action to the Company Board;

•

the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the Special Committee was empowered to exercise the full power and authority of the Company Board in connection with the Transactions and related process;

•

since the announcement of the receipt of the Proposal on June 8, 2020 and prior to the execution of the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

•	the Special Committee met regularly to consider and review the terms of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger;

•	the recognition by the Special Committee and the Company Board that it had no obligation to recommend the Transactions;

•

the recognition by the Special Committee and the Company Board that, under the terms of the Merger Agreement, it has the ability to consider a bona fide written proposal or offer with respect to an Acquisition Proposal (as defined in the section entitled “The Merger Agreement and Plan of Merger—No Solicitation; Change in Company Board Recommendation” beginning on page 94) that constitutes a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions;

•

the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•

the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval (a) in order to accept an alternative transaction proposed by a third party that is a Superior Proposal or (b) in the event that the Company Board changes its recommendation of the Merger as required by directors’ fiduciary duties in connection with an Intervening Event;

•

the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Ordinary Shares as determined by a court in the Cayman Islands; and

•

the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Company Board are able to withdraw, modify, qualify or change their recommendation of the Merger.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders, notwithstanding the fact that the Unaffiliated Security Holders will not be entitled to vote separately to approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any Unaffiliated Security Holder as to how such Unaffiliated Security Holder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

Certain Financial Projections

Other than providing estimates of certain financial results expected for the then current fiscal quarter in its regular press releases reporting results for the previous fiscal quarter, if any, the Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings, or financial condition. However, the Company’s management prepared detailed financial projections for the Company for the fiscal years ending September 30, 2020 through 2028 for the Special Committee and Duff & Phelps in connection with Duff & Phelps’s financial analysis of the Company and the Merger (the “Management Projections”). The Management Projections, which were based on the Company’s management’s best estimates of the Company’s future financial performance as of the date provided, were prepared in good faith by the Company’s management for internal use by the Special Committee and for use by Duff & Phelps in its financial analysis, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts or U.S. GAAP.

The inclusion of the Management Projections should not be regarded as an indication that the Company, the Company Board, the Special Committee, or Duff & Phelps considered, or now considers, the Management Projections to be a reliable prediction of future results. No person has made or makes any representation or warranty to any person, including any shareholder of the Company, regarding the information included in the Management Projections.

The Management Projections were prepared by the Company’s management based on certain assumptions that management then believed to be potentially achievable. Although the Management Projections were prepared in good faith by the Company’s management, no assurance can be made regarding future events, and actual results may be significantly higher or lower than forecasted by the Management Projections. The Management Projections also reflect assumptions as of their respective time of preparation as to certain business decisions that are subject to change. Although presented with numerical specificity, the Management Projections are based upon a variety of estimates and numerous assumptions made by management with respect to, among other matters, industry performance, the market of the Company’s existing and new services and products, the competitive environment, and general business, economic, tax, regulatory, geopolitical, and financial conditions and the factors described in “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. The material assumptions underlying the Management Projections are as follows:

•

the Company will be able to maintain market acceptance of its courses and other products and services, as a significant percentage of its existing customers will continue to select the Company’s products and services for their learning;

•

the growth of the education industry in China, and demand for professional education services and other products and services, will be in line with management’s expectations that the vocational education market in China will grow by approximately 13% year-over-year from 2021 to 2024 and that the rate of growth will gradually slow thereafter;

•

the Company will be able to maintain its competitive edge within China’s education industry in general, and within the professional education industry in particular, and that as a result its revenue growth will be in line with management’s expectations for the growth of the vocational education market in China;

•

increased headcount in general and for research and development in particular, and increased selling expenses in general and for advertising and promotional activities in particular, will be required to ensure the Company’s products and services remain competitive and to improve the Company’s brand recognition, with staff costs representing at least 25% of the Company’s annual revenue and selling and marketing expenses representing at least 33% of the Company’s annual revenue;

•

noting that the Company’s cash revenues from online course registration decreased by 34.5%, 31.3%, and 12.8%, respectively, in the second, third, and fourth quarters of fiscal year 2020 compared with the corresponding quarters of fiscal year 2019, largely as a result of the adverse impact of the COVID-19 pandemic on the Chinese economy, the assumption that these declines in cash revenues will have a roughly corresponding adverse impact on the revenues that will be recognized for the three fiscal years 2021 through 2023, as three years is the longest subscription period of the Company’s courses;

•	there will be no major changes in existing political, legal, fiscal, and economic conditions in China; and

•

there will be no changes to relevant government policies and regulations relating to the Company’s corporate structure, business, and industry, including those applicable to the Internet, Internet content providers, the education and telecommunications industries, mergers and acquisitions, and taxation.

The Management Projections also assume that the Company would continue to operate as a standalone company and do not reflect any impact of the Proposed Transaction. Furthermore, the Management Projections

do not take into account any failure of the Merger to be completed and should not be viewed as reflective of management’s expectations under those circumstances. In addition, because the Management Projections cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the Management Projections will prove accurate, that the projected results will be realized, or that actual results will not be significantly higher or lower than projected results. The Management Projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

Except to the extent required by law, the Company does not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate. None of the Company or its affiliates, advisors, officers, directors, or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of the Company compared to the information contained in the projections or that projected results will be achieved.

Neither the Company’s independent registered public accounting firm, Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”) nor any other independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in the Management Projections and, accordingly, neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. Deloitte’s report accompanying the Company’s audited consolidated financial statements included in the 2020 Form 20-F incorporated by reference in this Proxy Statement refers exclusively to the Company’s historical information and does not cover any other information in this Proxy Statement and should not be read to do so. The Management Projections included in this Proxy Statement are included solely to give shareholders access to certain information that was made available to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her, or its Ordinary Shares pursuant to Section 238 of the Cayman Islands Companies Act.

The following table summarizes the Management Projections prepared by the management of the Company and considered by the Special Committee in connection with the analysis of the Merger and by Duff & Phelps in connection with the delivery of its fairness opinion:

	Management Projections

	Fiscal Year Ending September 30,

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E

	(in RMB million except percentage) [1]

Net Revenues	1,454	1,641	1,853	2,096	2,378	2,641	2,848	3,005	3,111

Cost of Sales [2]	(685)	(823)	(928)	(1,046)	(1,161)	(1,265)	(1,364)	(1,440)	(1,490)

Gross Profit	770	818	925	1,051	1,217	1,376	1,484	1,566	1,620

% Margin	52.9%	49.8%	49.9%	50.1%	51.2%	52.1%	52.1%	52.1%	52.1%

Operating Expenses [3]	645	787	889	1,006	1,141	1,241	1,310	1,382	1,431

Other Operating Income	37	34	23	26	29	32	34	35	37

Operating Income	162	64	58	71	105	167	207	219	226

% Margin	11.1%	3.9%	3.1%	3.4%	4.4%	6.3%	7.3%	7.3%	7.3%

Adjusted EBIT [4]	177	79	73	86	120	182	222	234	241

% Margin	12.2%	4.8%	4.0%	4.1%	5.0%	6.9%	7.8%	7.8%	7.7%

EBITDA [5]	254	168	156	168	182	239	252	265	275

% Margin	17.4%	10.2%	8.4%	8.0%	7.6%	9.0%	8.8%	8.8%	8.9%

Adjusted EBITDA [6]	269	183	171	183	197	254	267	280	290

% Margin	18.5%	11.1%	9.2%	8.7%	8.3%	9.6%	9.4%	9.3%	9.3%

Net Income	124	59	55	65	92	141	174	183	189

% Margin	8.5%	3.6%	2.9%	3.1%	3.9%	5.4%	6.1%	6.1%	6.1%

Capital Expenditures	30	77	33	33	37	42	45	47	49

Net Working Capital	(951)	(917)	(778)	(865)	(972)	(1,077)	(1,155)	(1,214)	(1,253)

(1)	Management Projections were prepared and provided only in RMB.
(2)	Management projected cost of sales includes depreciation and amortization.
(3)	Management projected operating expenses include depreciation, amortization and public company cost.
(4)	In connection with its fairness analysis, Duff & Phelps derived adjusted EBIT by adding estimated public company cost to the operating income forecasts in the Management Projections.
(5)	“EBITDA” refers to earnings before interest, taxes, depreciation, and amortization.
(6)	In connection with its fairness analysis, Duff & Phelps derived adjusted EBITDA from EBITDA by adding estimated public company cost to the EBITDA forecasts in the Management Projections.

The financial projections and forecasts included in this Proxy Statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared and presented in accordance with U.S. GAAP.

The Special Committee’s financial advisor reviewed certain financial analyses that were based, in part, on the financial projections above. For additional information regarding the analyses by the Special Committee’s financial advisor, see “Discussion Materials prepared by Duff & Phelps for discussion with the Special Committee, December 1, 2020” filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 46.

Neither the Company nor any of its affiliates, advisors, officers, directors, or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of the Company compared to the information contained in the Management Projections or that projected results will be achieved.

By including in this Proxy Statement a summary of the internal financial projections reflected in the Management Projections, the Company undertakes no obligation to update, or publicly disclose any update to, the Management Projections to reflect circumstances or events, including unanticipated events, that may have occurred or that may occur after the preparation of the Management Projections, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or change, except to the extent required by applicable U.S. securities law.

The Management Projections are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary from the Management Projections, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 114, and “Item 3. Key Information—D. Risk Factors” included in the 2020 Form 20-F, which is incorporated by reference into this Proxy Statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated July 23, 2020, the Special Committee retained Duff & Phelps to deliver a fairness opinion in connection with the Merger as the Special Committee’s independent financial advisor. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At a meeting of the Special Committee on December 1, 2020, Duff & Phelps rendered its oral opinion (which was confirmed in writing by delivery of its written opinion later that same day) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Ordinary Shares or ADSs other than in their capacity as holders of Ordinary Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated December 1, 2020, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The holders of Ordinary Shares and ADSs are urged to read the opinion in its entirety. Duff & Phelps’s written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the Merger and does not constitute a recommendation to any holder of Company securities as to how such holder should vote or act with respect to the Merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the Merger, that any specific amount of consideration constituted the only appropriate consideration for the Merger, or that the Per Share Merger Consideration or the Per ADS Merger Consideration was the best price possible attainable under any circumstances.

In connection with its opinion, Duff & Phelps made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market, and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’s procedures, investigations, and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•

reviewed the Company’s annual reports on Form 20-F filed with the SEC for the fiscal years ended September 30, 2015 through September 30, 2019, and the Company’s audited financial statements included with those reports;

•	reviewed the Company’s unaudited interim financial statements for the nine months ended June 30, 2018, June 30, 2019 and June 30, 2020 included in the Company’s Form 6-Ks furnished to the SEC;

•

reviewed the unaudited financial statements for the fiscal year ended September 30, 2019 and for the twelve months ended June 30, 2020 for each of Beijing Zhengbao Yucai Education Technology Company Limited (“Zhengbao Yucai”), Beijing Ruida Chengtai Education Technology Co., Ltd. (“Beijing Ruida”), Jiangsu Zhengbao Asset Financial Advisory Co., Ltd. (“Jiangsu Asset”), and Xiamen NetinNet Software Co., Ltd. (“Xiamen NetinNet”), provided by management of the Company;

•	reviewed the unaudited book values recorded by the Company as of June 30, 2020 for certain of the Company’s long-term investments (“Investments”), provided by management of the Company;

•

reviewed detailed financial projections for the Company, prepared by the management of the Company and representing management’s best estimates of the Company’s future financial performance and financial results, for the fiscal years ending September 30, 2020 through September 30, 2028, upon which Duff & Phelps relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

•

reviewed other internal documents relating to the history, past and current operations, financial condition, and probable future outlook of the Company and its subsidiaries (collectively, the “Group”) as well as of its relevant business segments, provided by management of the Company

•

received and reviewed a letter dated November 27, 2020 from management of the Company, which made certain representations as to, among other things, (i) historical financial statements for the Company, (ii) historical financial statements for Zhengbao Yucai, Beijing Ruida, Jiangsu Asset, and Xiamen NetinNet, (iii) certain items on the Company’s unaudited consolidated balance sheet as of June 30, 2020, (iv) the Investments, and (v) the Management Projections and the assumptions underlying such projections;

•	reviewed a draft version of the Merger Agreement received by Duff & Phelps on November 27, 2020;

•	discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

•	discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•	reviewed the historical trading price and trading volume of the ADSs, and the publicly-traded securities of certain other companies that Duff & Phelps deemed relevant;

•

performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:

•

relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including the Company’s management, and did not independently verify such information;

•

relied upon the fact that the Special Committee, the Company Board and the Company have been or will be advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have or will have been duly, validly, and timely taken prior to the execution of the Merger Agreement and the completion of the Merger, respectively;

•

assumed that any estimates, evaluations, forecasts, and projections, including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts, or projections or the underlying assumptions;

•

assumed that information provided and representations made by the Company’s management are accurate in all material respects and do not omit to state a material fact in respect of the Group, the Investments, and the Merger necessary to make the information provided and the representations made not misleading in light of the circumstances under which the information was provided and the representations were made;

•	assumed that the representations and warranties made in the Merger Agreement are true and correct in all material respects;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•

assumed that there has been no material change in the assets, Investments, liabilities, financial condition, results of operations, business, or prospects of the Group since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•

assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•

assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Merger will be obtained without undue delay, limitation, restriction, or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived pursuant to the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’s opinion is based is proven to be untrue in any material respect, Duff & Phelps’s opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’s analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

Duff & Phelps prepared its opinion effective as of December 1, 2020. Its opinion was necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of December 1, 2020, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise, or reaffirm its opinion after the date thereof. Duff & Phelps expressed no opinion or view as to any potential effects of volatility in the credit, financial and stock markets on the Group, the Investments, or the Merger.

Duff & Phelps did not evaluate the solvency of the Company or any of its subsidiaries or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not asked to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, Investments, businesses or operations of the Group, or any alternatives to the Merger, (ii) negotiate the terms of the Merger (other than its participation in the price negotiation) and, therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, or possible unasserted claims or other contingent liabilities to which the Group is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Group is or may be a party or is or may be subject.

Duff & Phelps did not express any opinion as to the market price or value of the Ordinary Shares, the ADSs, the Investments (or anything else) after the announcement or the consummation of the Merger. Duff & Phelps’s opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Group’s credit worthiness, tax advice, or accounting advice. Duff & Phelps did not independently investigate any legal matters and did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation arrangements arising from the Merger which benefit any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration and the Per ADS Merger Consideration, or with respect to the fairness of any such compensation arrangements.

Duff & Phelps’s opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Merger and was not intended to, and does not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’s express consent. Duff & Phelps has consented to the inclusion of the opinion in its entirety and the description hereof in this Proxy Statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law. Duff & Phelps’s opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Company Board, or any other person, including security holders of the Company, should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Per Share Merger Consideration or the Per ADS Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration or the Per ADS Merger Consideration is within or above a range suggested by certain financial analyses. Duff & Phelps’s opinion is inherently subjective, and reasonable professionals or individuals reviewing the same information could reach different conclusions. The ultimate decision as to whether to approve proceeding with the Merger or any related transactions was made by the Special Committee and may have depended on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’s opinion is based. Duff & Phelps’s opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion attached to as Annex B to this Proxy Statement. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering its opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’s own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’s financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the projected future unlevered free cash flows attributable to the Company for the fiscal years ending September 30, 2020 through September 30, 2028, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows using a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps used and relied upon the Management Projections, which are described in this Proxy Statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 42. The costs associated with the Company being a publicly-listed company, as provided by the management of the Company, were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2028 (the “Terminal Value”) using a perpetuity growth formula assuming a 3.50% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 12.50% to 14.50%, reflecting Duff & Phelps’s estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’s discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB1.67 billion to RMB2.0 billion and a range of implied values of the Company’s ADSs of US$8.07 to US$9.60.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the

Company. This collective analysis was based on publicly-available information and is described in more detail in the sections that follow.

The companies used for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions used for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and the selected Merger and acquisition transactions analyses are subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the education services industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly-available historical financial data and consensus equity analyst estimates for the selected publicly-traded companies. The seventeen companies included in the selected public company analysis in the education services industry were:

China Online Education Companies

K12 After-school Tutoring	• GSX Techedu Inc.

• Youdao, Inc.

• China Online Education Group

Post-secondary and Professional Education	• Koolearn Technology Holding Limited

• Sunlands Technology Group

• LAIX Inc.

China Traditional Education Companies

K12 After-school Tutoring	• TAL Education Group

• New Oriental Education & Technology Group Inc.

• Puxin Limited

• OneSmart International Education Group Limited

• RISE Education Cayman Ltd

Post-secondary and Professional Education	• Meten EdtechX Education Group Ltd.

• Tarena International, Inc.

Foreign Post-secondary and Professional Education Companies	• Laureate Education, Inc.

• Graham Holdings Company

• Strategic Education, Inc.

• Adtalem Global Education Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2020, 2021 and 2022 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the calendar year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

Company Information	Revenue Growth					EBITDA Growth					EBITDA Margin					EBIT Margin
Company Name	2-YR CAGR	LTM	2020	2021	2022	2-YR CAGR	LTM	2020	2021	2022	2-YR AVG	LTM	2020	2021	2022	2-YR AVG	LTM	2020	2021	2022
China Online Education Companies
K12 After-school Tutoring
GSX Techedu Inc.	365.5%	329.4%	231.9%	78.0%	40.7%	NM	NM	NM	NM	NA	8.3%	-15.0%	-24.1%	-9.7%	4.6%	7.5%	-15.2%	-23.9%	-8.5%	5.4%
Youdao, Inc.	69.2%	119.7%	141.6%	81.8%	50.6%	NM	NM	NM	NM	NM	-37.2%	-62.5%	-57.4%	-27.2%	-8.6%	-38.0%	-63.0%	-57.9%	-27.5%	-8.9%
China Online Education Group	32.0%	-42.7%	38.2%	21.3%	NA	NM	NM	NM	59.2%	NA	-19.0%	-26.9%	6.3%	8.3%	NA	-21.3%	-29.5%	5.0%	7.2%	NA
Post-secondary and Professional Education
Koolearn Technology Holding Limited	28.9%	17.6%	40.8%	60.7%	54.5%	NM	NM	NM	NM	NM	-46.5%	-73.5%	-52.0%	-37.4%	-13.0%	-51.1%	-81.7%	-61.8%	-41.4%	-17.8%
Sunlands Technology Group.	50.4%	-2.0%	NA	NA	NA	NM	NM	NM	NM	NM	-35.1%	-26.4%	NA	NA	NA	-36.5%	-28.3%	NA	NA	NA
LAIX Inc.	148.6%	-4.7%	-6.4%	7.8%	7.7%	NM	NM	NM	NM	NM	-61.5%	-52.4%	-44.7%	-40.2%	-17.3%	-64.6%	-58.7%	-46.8%	-42.8%	-20.2%
Group Median	59.8%	7.8%	40.8%	60.7%	45.6%	NA	NA	NA	59.2%	NA	-36.1%	-39.7%	-44.7%	-27.2%	-10.8%	-37.3%	-44.1%	-46.8%	-27.5%	-13.3%
China Traditional Education Companies
K12 After-school Tutoring
TAL Education Group	38.2%	23.6%	22.7%	34.4%	51.2%	2.5%	-66.0%	-56.3%	NM	67.6%	12.7%	3.9%	4.8%	14.4%	16.0%	9.2%	0.7%	1.2%	11.1%	13.5%
New Oriental Education & Technology Group Inc.	20.9%	5.6%	1.8%	34.0%	32.7%	26.8%	-9.9%	-1.5%	55.0%	36.0%	14.4%	13.2%	15.9%	18.4%	18.9%	10.4%	8.7%	6.6%	12.0%	14.5%
Puxin Limited	55.6%	9.7%	NA	NA	NA	NM	NM	NA	NA	NA	-16.2%	-0.4%	NA	NA	NA	-20.1%	-4.3%	NA	NA	NA
OneSmart International Education Group Limited	9.6%	-13.9%	-11.9%	25.1%	19.8%	NM	NM	-27.2%	NM	23.6%	2.0%	-6.0%	7.3%	10.9%	11.2%	-2.7%	-11.2%	2.1%	11.4%	6.7%
RISE Education Cayman Ltd	25.6%	-31.2%	-37.4%	61.1%	27.3%	43.1%	NM	NM	NM	20.8%	20.9%	-1.9%	-7.2%	16.5%	15.7%	16.3%	-10.2%	-15.7%	11.7%	10.7%
Post-secondary and Professional Education
Meten EdtechX Education Group Ltd.	12.2%	NA	NA	NA	NA	NM	NM	NM	NM	NM	2.6%	-10.1%	NA	NA	NA	-6.0%	-27.0%	NA	NA	NA
Tarena International, Inc.	8.2%	-12.3%	NA	NA	NA	NM	NM	NM	NM	NM	-27.1%	-36.4%	NA	NA	NA	-41.0%	-59.9%	NA	NA	NA
Group Median	20.9%	-3.3%	-5.0%	34.2%	30.0%	26.8%	-37.9%	-27.2%	55.0%	29.8%	2.6%	-1.9%	6.0%	15.5%	15.8%	-2.7%	-10.2%	1.7%	11.5%	12.1%
Foreign Post-secondary and Professional Education Companies
Laureate Education, Inc.	-1.8%	NA	-38.4%	-42.8%	4.3%	NA	NA	9.0%	18.3%	11.6%	12.7%	13.6%	22.5%	46.5%	49.7%	9.3%	11.0%	-11.0%	31.4%	34.4%
Graham Holdings Company	6.4%	0.3%	-3.4%	5.4%	5.0%	3.3%	-15.9%	2.6%	-9.1%	29.7%	11.2%	8.8%	9.6%	8.3%	10.3%	7.3%	4.3%	5.1%	4.1%	6.4%
Strategic Education, Inc.	48.1%	5.0%	3.9%	15.7%	5.2%	75.4%	23.0%	8.9%	0.3%	16.1%	21.8%	26.3%	24.9%	21.6%	23.8%	12.3%	16.1%	19.4%	16.1%	18.4%
Adtalem Global Education Inc.	4.7%	3.3%	2.9%	35.8%	5.4%	-3.1%	16.8%	6.8%	17.2%	NA	20.6%	22.5%	20.2%	17.4%	NA	16.3%	18.1%	15.3%	14.2%	NA
Group Median	5.5%	3.3%	-0.2%	10.6%	5.1%	3.3%	16.8%	7.9%	8.7%	16.1%	16.6%	18.0%	21.3%	19.5%	23.8%	10.8%	13.5%	10.2%	15.2%	18.4%
Aggregate Mean	54.2%	27.2%	29.7%	32.2%	25.4%	24.7%	-10.4%	-8.2%	23.5%	29.3%	-6.8%	-13.1%	-5.7%	3.7%	10.1%	-11.3%	-19.4%	-12.5%	-0.1%	5.7%
Aggregate Median	28.9%	3.3%	2.9%	34.0%	23.5%	15.1%	-9.9%	2.6%	17.8%	23.6%	2.6%	-6.0%	6.3%	10.9%	11.2%	-2.7%	-11.2%	1.2%	11.1%	6.7%
The Company	28.0%	11.4%	-0.3%	12.8%	12.9%	18.7%	69.4%	1.8%	-32.0%	-6.4%	16.4%	19.5%	18.5%	11.1%	9.2%	11.3%	13.3%	12.2%	4.8%	4.0%

Enterprise Value as a Multiple of
	LTM EBITDA	2020 EBITDA	2021 EBITDA	2022 EBITDA	LTM EBIT	2020 EBIT	2021 EBIT	2022 EBIT	LTM Revenue	2020 Revenue	2021 Revenue	2022 Revenue
China Online Education Companies
K12 After-school Tutoring
GSX Techedu Inc.	NM	NM	NM	NM	NM	NM	NM	NM	17.77x	14.81x	8.32x	5.91x
Youdao, Inc.	NM	NM	NM	NM	NM	NM	NM	NM	9.99x	7.84x	4.31x	2.86x
China Online Education Group	NM	20.3x	12.8x	NA	NM	25.6x	14.6x	NA	2.52x	1.28x	1.06x	NA
Post-secondary and Professional Education
Koolearn Technology Holding Limited	NM	NM	NM	NM	NM	NM	NM	NM	21.62x	16.46x	10.24x	6.63x
Sunlands Technology Group.	NM	NA	NA	NA	NM	NA	NA	NA	0.22x	NA	NA	NA
LAIX Inc.	NM	NM	NM	NM	NM	NM	NM	NM	0.31x	0.32x	0.29x	0.27x
Group Median	NA	20.3x	12.8x	NA	NA	25.6x	14.6x	NA	6.26x	7.84x	4.31x	4.39x
China Traditional Education Companies
K12 After-school Tutoring
TAL Education Group	NM	NM	56.7x	33.9x	NM	NM	73.7x	40.2x	11.94x	11.00x	8.18x	5.41x
New Oriental Education & Technology Group Inc.	54.2x	44.1x	28.5x	20.9x	NM	NM	43.5x	27.2x	7.16x	7.02x	5.24x	3.95x
Puxin Limited	NM	NA	NA	NA	NM	NA	NA	NA	1.79x	NA	NA	NA
OneSmart International Education Group Limited	NM	16.1x	8.6x	6.9x	NM	NM	8.2x	11.7x	1.24x	1.17x	0.93x	0.78x
RISE Education Cayman Ltd	NM	NM	8.8x	7.3x	NM	NM	12.5x	10.7x	2.23x	2.36x	1.46x	1.15x
Post-secondary and Professional Education
Meten EdtechX Education Group Ltd.	NM	NA	NA	NA	NM	NA	NA	NA	0.90x	NA	NA	NA
Tarena International, Inc.	NM	NA	NA	NA	NM	NA	NA	NA	0.50x	NA	NA	NA
Group Median	54.2x	30.1x	18.6x	14.1x	NA	NA	28.0x	19.5x	1.79x	4.69x	3.35x	2.55x
Foreign Post-secondary and Professional Education Companies
Laureate Education, Inc.	6.4x	7.1x	9.9x	9.4x	7.9x	12.9x	17.5x	15.4x	0.86x	1.35x	2.35x	2.26x
Graham Holdings Company	9.2x	8.6x	9.4x	7.3x	19.1x	16.3x	19.0x	11.6x	0.82x	0.83x	0.78x	0.75x
Strategic Education, Inc.	6.1x	6.3x	6.3x	5.4x	9.9x	8.2x	8.5x	7.1x	1.60x	1.58x	1.37x	1.30x
Adtalem Global Education Inc.	5.8x	6.5x	5.5x	NA	7.2x	8.5x	6.7x	NA	1.31x	1.30x	0.96x	0.91x
Group Median	6.2x	6.8x	7.9x	7.3x	8.9x	10.7x	13.0x	11.6x	1.09x	1.32x	1.16x	1.10x
Aggregate Mean	16.3x	15.6x	16.3x	13.0x	NA	14.3x	22.7x	17.7x	4.87x	5.18x	3.50x	2.68x
Aggregate Median	6.4x	8.6x	9.4x	7.3x	NA	12.9x	14.6x	11.7x	1.60x	1.58x	1.46x	1.78x

Notes:

The Company’s fiscal year ends on September 30. The Company’s financial performance metrics presented are adjusted to exclude public company cost and non-recurring income (expenses).

LTM = Latest Twelve Months

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Total Cash & Equivalents) – (Net Non-Operating Assets) + (Cash Reserved to Service Deferred Revenue)

Cash Reserved to Service Deferred Revenue is estimated to be 2.5 months’ cost of sales, as management estimated for the Company.

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation, and Amortization

Source: Capital IQ, company filings, press releases

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger, and the availability of public information related to the transaction. The selected education services transactions indicated enterprise value to LTM revenue multiples ranging from 0.25x to 11.30x with a median of 2.52x, enterprise value to LTM EBITDA multiples ranging from 2.2x to 26.9x with a median of 11.2x and enterprise value to LTM EBIT multiples ranging from 4.0x to 54.8x with a median of 20.9x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although it reviewed the selected M&A transactions analysis, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Selected M&A Transactions Analysis – China Education Companies (US$ in millions)
Announced	Target Name	Acquirer Name	Enterprise	LTM	LTM		EBITDA	EV /	EV /	EV /
			Value	Revenue	EBITDA		Margin	Revenue	EBITDA	EBIT
8/14/2019	Beijing Mars era Network Technology Co., Ltd.	Xinyu Martian Investment Management Partnership Enterprise	$67	$78		NA	NA	0.86x	NA	NA
10/9/2018	Shaanxi Longmen Education Technology Co. Ltd	Suzhou Kingswood Printing Ink Co., Ltd.	$187	$69		$22	32.3%	2.69x	8.3x	8.9x
5/5/2018	Yaxia Automobile Corporation (1)	Beijing Offcn Education Technology Co., Ltd. (1)	$2,510	$620		$93	15.1%	4.05x	26.9x	28.9x
2/14/2018	Zhongwen Weilai Education Technology (Beijing) Co., Ltd.	Beijing Lanxum Technology Co., Ltd.	$149	$13		NA	NA	11.30x	NA	28.3x
8/30/2017	ATA Online (Beijing) Education Technology Co., Ltd.	CDH Investment Management Company Limited; Zhuhai Lihonghuaying Equity Investment Partnership	$172	$83		$22	26.6%	2.08x	7.8x	8.2x
8/16/2016	Shanghai Hengqi Education and Training Co., Ltd.	Changsha Kaiyuan Instruments Co., Ltd	$208	$43		NA	NA	4.81x	NA	47.0x
6/14/2016	Zhongda Elite (Beijing) Online Education Technology Co., Ltd.	Changsha Kaiyuan Instruments Co., Ltd	$39	$5		NA	NA	8.67x	NA	NA
1/4/2016	Guangzhou Longwen Education Technology Co., Ltd.	Dongguan Kingsun Optoelectronic Co., Ltd.	$422	$118		NA	NA	3.58x	NA	22.4x
4/20/2015	Xueda Education Group	Xiamen Insight Investment Co.,Ltd	$191	$339	—$	1	-0.4%	0.56x	NM	NM
Mean								4.29x	14.3x	24.0x
Median								3.58x	8.3x	25.4x

Selected M&A Transactions Analysis – Global Education Companies (US$ in millions)
Announced	Target Name	Acquirer Name	Enterprise	LTM	LTM	EBITDA	EV /	EV /	EV /
			Value	Revenue	EBITDA	Margin	Revenue	EBITDA	EBIT
11/20/2020	3P Learning Limited	Think and Learn Private Limited	$138	$40	$11	26.9%	3.42x	12.7x	54.8x
10/29/2020	Rasmussen College, Inc.	American Public Education, Inc.	$329	$256	$43	16.8%	1.29X	7.7x	NA
7/3/2020	WhiteHat Education Technology Pvt ltd	Think and Learn Private Limited	$300	$150	NA	NA	2.00x	NA	NA
10/21/2019	Adtalem Educacional do Brasil S/A	Universidade Estácio de Sá	$532	$211	$46	21.8%	2.52x	11.5x	NA
9/4/2019	Thinkful, Inc.	Chegg, Inc.	$99	$14	NA	NA	7.09x	NA	NA
4/8/2019	Trilogy Education Services, Inc.	2U, Inc.	$750	$97	NA	NA	7.73x	NA	NA
10/10/2018	Navitas Limited	AustralianSuper; AustralianSuper; Remjay Investments; BGH; Hoperidge Enterprises	$1,649	$684	$107	15.6%	2.41x	15.5x	19.4x
4/16/2018	General Assembly Space, Inc.	Adecco Group AG	$413	$100	NA	NA	4.13x	NA	NA
10/30/2017	Capella Education Company	Strayer Education, Inc.	$777	$440	$69	15.8%	1.77x	11.2x	12.0x
8/16/2017	Global Education & Technology Group Limited	Prepshine Holdings Co., Limited	$72	$100	NA	NA	0.72x	NA	NM
3/1/2017	KG Eduone Co., Ltd.	KG Mobilians Co., Ltd	$68	$41	NA	NA	1.64x	NA	NA
2/8/2016	Apollo Education Group, Inc.	Apollo Global Management, LLC; Najafi Companies; Apollo Investment Fund VIII, L.P.; The Vistria Group, LLC	$589	$2,328	$263	11.3%	0.25x	2.2x	4.0x
Mean							2.91x	10.1x	22.5x
Median							2.21x	11.4x	15.7x
Aggregate Mean							3.50x	11.5x	23.4x
Aggregate Median							2.52x	11.2x	20.9x

Note:

(1) This reverse merger transaction involves exchange of certain assets and liabilities between Yaxia (Target) and Offcn (Acquirer). Financials and implied multiples are that of Offcn’s business.

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s LTM EBITDA ending June 30, 2020 and projected EBITDA ending September 30, 2020. The LTM EBITDA and projected fiscal 2020 EBITDA were adjusted for purposes of this analysis to exclude public company costs and non-recurring income (expenses). Duff & Phelps’s selected valuation multiples were as follows: LTM EBITDA multiple ranged from 6.00x to 7.00x, and projected fiscal 2020 EBITDA multiple ranged from 6.50x to 7.50x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that, in its judgment, reflected the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the comparable group. Duff & Phelps noted that, while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above.

Based on these analyses, Duff & Phelps’s selected public companies analysis resulted in an estimated enterprise value for the Company of RMB1.75 billion to RMB2.03 billion and a range of implied values of the Company’s ADSs of US$8.43 to US$9.73.

Summary of Financial Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB1.67 billion to RMB2.00 billion, while from its public companies / M&A transactions analysis the range was RMB1.75 billion to RMB2.030 billion. Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB1.71 billion to RMB2.015 billion based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB1.855 billion to RMB2.174 billion by:

•	adding proceeds from exercise of in-the-money options of RMB8.25 million;

•	adding excess cash of RMB453.68 million;

•	adding term deposits of RMB31.50 million;

•	adding restricted cash of RMB143.01 million

•	adding short-term investments of RMB156.10 million;

•	adding long-term investments of RMB164.80 million to RMB183.11 million;

•	adding receivable from disposal of a subsidiary of RMB9.91 million;

•	adding interest receivable of RMB0.92 million;

•	subtracting net working capital deficit of RMB312.00 million to RMB316.00 million;

•	subtracting short-term bank borrowings of RMB163.90 million;

•	subtracting dividend payable of RMB0.23 million; and

•	subtracting noncontrolling interests of RMB347.22 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$8.25 to US$9.67 as of the date of its fairness opinion. Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than Excluded Shares and Ordinary Shares represented by

ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) in the Merger were above the range of the per Ordinary Share value and the per ADS value, respectively, indicated in its analyses.

Duff & Phelps’s opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’s services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$500,000, consisting of a nonrefundable retainer of US$250,000 payable upon engagement, and US$250,000 payable upon Duff & Phelps delivering its opinion to the Special Committee.

No portion of Duff & Phelps’s fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for all its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion, not to exceed US$50,000.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s Board are aware of these fee arrangements. During the two years preceding the date of its opinion, in matters unrelated to the Merger, Duff & Phelps has provided certain valuation and other advisory services to the Company (or its affiliates) and received fees, expense reimbursement, and indemnification for such engagements in the aggregate amount of HK$790,000.

Buyer Group’s Purpose and Reasons for the Merger

Rule 13e-3 of the SEC under the Exchange Act, which governs going-private transactions by issuers and by affiliates of issuers, requires each member of the Buyer Group to express his, her, or its reasons for the Merger to the Unaffiliated Security Holders.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the Ordinary Shares and the ADSs (other than the Excluded Shares) will be cancelled in exchange for $2.45 per Ordinary Share or $9.80 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), so Parent will bear the rewards and risks of the sole ownership of the Company after the Ordinary Shares and ADSs are cancelled, including any future earnings, general growth of the Company’s business, and increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, with respect to the Rollover Shareholders, the Merger will allow them to maintain a significant portion of their investment in the Company, as described under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 68.

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering and these changes have increased the uncertainty and volatility inherent in the business model of companies similar to the Company. Companies in the online education and value-added services industries have been facing increasing challenges recently, coupled with the headwinds from the COVID-19 pandemic and the general economic slowdown in China and throughout the world since the beginning of 2020. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. With the Company as a privately-held entity, its management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and emphasis on short-term period-to-period performance.

Further, as a privately-held entity, the Company will be relieved of many of the expenses, burdens, and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. In particular, the Buyer Group has noted that, as a privately-held company, the Company would no longer be subject to the costs of regulatory compliance as an SEC reporting company or to the risks to China-based companies traded on U.S. stock exchanges that are posed by the likely signing into law by the U.S. President of the Holding Foreign Companies Accountable Act that was recently passed by the U.S. Congress. The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately-held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effect of the Merger on the Company

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety at the Effective Time by amended and restated memorandum and articles of association adopted pursuant to the Amendment and Restatement of Memorandum and Articles which are the memorandum and articles of association of Merger Sub as in effect prior to the completion of the Merger, except that (a) all references to the name “China Distance Learning Investments Limited” in the memorandum and articles of association of the Surviving Company will be amended to be “China Distance Education Holdings Limited”, (b) all references therein to the authorized share capital of the Surviving Company will be amended to refer to the authorized share capital of the Surviving Company consistent with the Plan of Merger, and (c) the provisions therein with respect to the indemnification of officers and directors will be revised to comply with the relevant provisions set forth in the Merger Agreement. In addition, the directors of Merger Sub immediately prior to the completion of the Merger will become the initial directors of the Surviving Company and the officers of the Company will become the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time.

Private Ownership

The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company resulting from the Merger. After the Merger is completed, the Company will be a privately-held company, all of the outstanding equity shares of which will be owned directly or indirectly by the Buyer Group. As a result of the Merger, the ADSs will no longer be listed on the NYSE, price quotations with respect to sales of the ADSs in the public market will no longer be available, and the Company will cease to be a publicly-traded company. In addition, ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Ordinary Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, applicable to public companies. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers, and principal holders of the Company’s securities.

Primary Benefits and Detriments of the Merger

Benefits of the Merger to the Unaffiliated Security Holders:

Benefits of the Merger to the Unaffiliated Security Holders include:

•

their receipt following the completion of the Merger of $9.80 per ADS or $2.45 per Ordinary Share, in cash, in exchange for the cancellation of their ADSs and Ordinary Shares, respectively, representing a premium of approximately 35.7% over the closing price of $7.22 per ADS on June 5, 2020, the last trading day prior to the Company’s June 8, 2020 announcement that the Company Board had received the Proposal, and a premium of approximately 37.1% to the volume-weighted average price during the last 30 trading days prior to the Company Board’s receipt of the Proposal on June 8, 2020.

•	they will no longer be subject to the risks of the Company’s experiencing decreased revenues and profitability in the future and of volatility in the market prices for the ADSs.

Detriments of the Merger to the Unaffiliated Security Holders:

Detriments of the Merger to the Unaffiliated Security Holders include:

•

they will no longer have any interest in the Company and as a result will not benefit from any future growth in the revenues, profitability, or overall value of the Company, and will not be entitled to receive any dividends that the Company might pay on its equity shares in the future; and

•

the receipt of cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. A U.S. Holder (as defined below) of ADSs or Ordinary Shares who receives cash in exchange for such U.S. Holder’s ADSs or Ordinary Shares in the Merger generally will be required to recognize gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such ADSs or Ordinary Shares. See “Special Factors—Material U.S. Federal Income Tax Consequences.”

Benefits of the Merger to the Company’s Directors and Executive Officers:

Benefits of the Merger to the Company’s directors and executive officers include:

•	the beneficial ownership of equity interests in Parent to be held by certain directors and executive officers of the Company who are Rollover Shareholders and/or members of the Buyer Group;

•

the benefit to directors and executive officers of the Company who are Rollover Shareholders and members of the Buyer Group of potential enhancement in the value of Parent, which the Buyer Group beneficially owns, as a result of the Merger and future performance of the Surviving Company;

•

continued indemnification rights, rights to advancement of fees, and directors and executive officers liability insurance, which will continue to be provided to the existing directors and officers of the Company following the completion of the Merger. See “The Merger Agreement and Plan of Merger—Directors’ and Officers’ Indemnification and Insurance” beginning on page 96 for additional information;

•	the cash-out of Ordinary Shares and/or ADSs held by certain of the Company’s directors and executive officers;

•	the cash-out of Company Options at the Option Consideration held by certain of the Company’s directors and officers;

•

the cash-out of Company Restricted Share Awards at the Per Share Merger Consideration held by certain of the Company’s directors and officers (other than those held by the Chairman and the Deputy Chairman);

•	the planned continuation of service of the executive officers of the Company in positions following the Merger that are substantially similar to their current positions; and

•

the monthly compensation of $15,000 for the Chair of the Special Committee, and of $12,000 for the other member of the Special Committee, in exchange for their services in such capacity, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Company Board’s recommendation of the Merger.

Detriments of the Merger to the Company’s Directors and Executive Officers:

Detriments of the Merger to the Company’s directors and executive officers include:

•

directors and executive officers who currently hold Ordinary Shares or ADSs will no longer hold those Ordinary Shares or ADSs and as a result will not benefit from any future growth in the revenues, profitability, or overall value of the Company, and will not be entitled to receive any dividends that the Company might pay on its equity shares in the future; and

•

directors’ and executive officers’ receipt of cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local, foreign, and other applicable tax laws.

Benefits of the Merger to the Buyer Group:

The primary benefits of the Merger to the Buyer Group include the following:

•

If the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company, or any payment of dividends, which will accrue to Parent;

•

The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly-traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•	The management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•	The management of the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	The Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

•

There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly-traded company, including the costs associated with SEC regulatory filings and U.S. securities law compliance requirements. The Company has estimated that no longer being subject to such filings and compliance requirements will result in a saving of direct costs of approximately $2.3 million per year on a recurring basis. The Buyer Group will be able to enjoy the benefit of such cost savings, while the Unaffiliated Security Holders will not share the benefit of any such cost savings.

Detriments of the Merger to the Buyer Group:

All of the risks of any possible decrease in the Company’s revenues, free cash flow, or value following the Merger will be borne by the Buyer Group.

•	The business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group;

•

An equity investment in the Surviving Company by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment, since there will be no trading market for the Surviving Company’s equity securities; and

•	The Company will have substantially more debt than it currently has.

Effect of the Merger on the Company’s Net Book Value and Net Income

Parent does not currently own any interest in the Company. Immediately after the Effective Time, Parent will own 100% of the outstanding Ordinary Shares and will have a corresponding share in the Company’s net book value and net income. The Company’s net income attributable to shareholders for the fiscal year ended September 30, 2020 was approximately $10.4 million and the Company’s net book value as of September 30, 2020 was approximately $78.0 million.

The table below sets out the direct or indirect share in the Company’s net book value and net income for members of the Buyer Group prior to and immediately after the Merger, based on the historical net book value and net income of the Company for the fiscal year ended September 30, 2020.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Net Income		Net Book Value		Net Income
Name	$’000	%(1)	$’000	%(1)	$’000%		$’000%
Chairman Parties	22,530	38.84	4,052	38.84	58,000	74.38	7,758	74.38
Wang Family	7,535	9.66	1,008	9.66	14,428	18.50	1,930	18.50
Sinvo	—	—	—	—	2,228	2.86	298	2.86
Chen	1,274	1.63	170	1.63	1,092	1.40	146	1.40
Long	—	—	—	—	2,228	2.86	298	2.86

(1)	Ownership interest percentages are based on 136,747,601 Ordinary Shares outstanding as of December 1, 2020.

Plans for the Company after the Merger

Following the completion of the Merger, Parent will own 100% of the equity interest in the Company as the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will (i) cease to be a publicly-traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has.

Following the completion of the Merger and the anticipated deregistration of the Ordinary Shares and ADSs, the Company will no longer be subject to the reporting requirements of the Exchange Act or to the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this Proxy Statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans or proposals that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries; or

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries.

However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Company Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on June 19, 2020 in response to the Company Board’s receipt on June 8, 2020 of the Proposal. The Special Committee noted that the Proposal was publicly announced on June 8, 2020 and was therefore known to the market in general, and would continue to be known to the market through and after the execution of the Merger Agreement. As of June 8, 2020, the Company had not received and has not since received from any other third parties any indications of interest in acquiring the Company. Taking these considerations into account, the Special Committee decided that reaching out to third parties to assess their interest in an alternative transaction would be futile and would not be in the best interests of the Company or the Unaffiliated Security Holders. Since the Company’s receipt of the Proposal, the Company has not received any actionable offer from any third party for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets, or the purchase of all of the Ordinary Shares, including Ordinary Shares represented by ADSs, or a sufficient number of Ordinary Shares and ADSs to enable such third party to exercise control of or significant influence over the Company.

The Special Committee also considered the advisability of rejecting the Proposal and allowing the Company to remain as a public-traded company. However, based on the considerations set forth in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Company Board” beginning on page 34, the Special Committee concluded that remaining as a public company would be less favorable than the Merger as a means to enhance the value of the Unaffiliated Security Holders’ interests in the Company.

Effects on the Company if the Merger is not Completed

The Company is not currently aware of any reason why the Merger will not be completed as contemplated by the Merger Agreement. If the Merger were not completed for any reason, however, holders of Ordinary Shares and ADSs (other than Excluded Shares and ADSs representing Excluded Shares) would not receive the Per Share Merger Consideration or Per ADS Merger Consideration that is contemplated by the Merger Agreement and the Plan of Merger. Instead, the Company would remain a publicly-traded company and the ADSs would continue to be listed and traded on the NYSE for so long as the Company continued to meet the NYSE’s listing requirements. The Unaffiliated Security Holders would therefore continue to be subject to opportunities and risks similar to those to which they are currently subject with respect to their ownership of the Ordinary Shares and ADSs. The effect of these risks and opportunities on the future value of the Unaffiliated Security Holders’ Ordinary Shares and ADSs cannot be predicted with any certainty. There is also a risk that the market price of the ADSs would decline if the Merger were not completed, based on an assumption that the current market price reflects an expectation on the part of investors that the Merger will be completed.

If the Merger Agreement is terminated under specified circumstances, the Company may be required to pay Parent a termination fee equal to $2,500,000, or Parent may be required to pay the Company a termination fee equal to $5,000,000, in each case as described under the caption “The Merger Agreement and Plan of Merger—Termination Fees” beginning on page 99.

If the Merger were not completed for any reason, the Company Board could be expected from time to time thereafter to evaluate and review the business, operations, dividend policy, and capitalization of the Company and make such changes as it deemed appropriate. If the Merger were not completed for any reason, it is possible that no other comparable transaction acceptable to the Company would be offered, and that the Company’s business, prospects, and results of operations would be adversely affected.

Financing of the Merger

As of the date of this Proxy Statement, the Company and the Buyer Group estimate the total amount of funds necessary to complete the Transactions, including the Merger, to be approximately US$173 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares. This amount includes the cash to be paid in connection with the Transactions, including the Merger, to the Unaffiliated Security Holders and holders of Company Options and Company Restricted Share Awards and related costs and expenses.

The Buyer Group expects to fund the Transactions, including the Merger, through a combination of (i) cash contributions contemplated by the Equity Commitment Letters among Parent and each of Sinvo and Long, respectively (Sinvo and Long together, the “Equity Sponsors”), and (ii) the proceeds of a senior secured term loan facility contemplated by the Debt Commitment Letter.

Under the terms and subject to the conditions of the Equity Commitment Letters, the Equity Sponsors will provide equity financing in an aggregate amount of US$10 million to Parent to complete the Merger.

Under the terms and subject to the conditions of the Debt Commitment Letter, China Merchants Bank committed to a senior secured term loan facility of up to US$200 million to Parent to (i) complete the Merger and (ii) repay principal and accrued interest of an existing margin loan made to CST in the amount of US$25,000,000.

Equity Financing

Pursuant to the Equity Commitment Letters, the Equity Sponsors have committed, subject to the terms and conditions therein, at or prior to the Effective Time to purchase, or cause the purchase of, equity securities of Parent for an aggregate cash amount of US$10 million. Such funds will be used by Parent to (i) fund a portion of the Merger consideration required to be paid pursuant to the Merger Agreement, (ii) pay a portion of fees and expenses in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement. Sinvo has made an equity commitment of US$5 million under its Equity Commitment Letter, and Long has made an equity commitment of US$5 million under its Equity Commitment Letter.

The funding of each Equity Sponsor’s equity commitment under its Equity Commitment Letter is conditioned upon (i) the execution and delivery of the Merger Agreement by the Company, Parent, and Merger Sub, (ii) the satisfaction or waiver (to the extent permitted) of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Effective Time but subject to the prior or substantially concurrent satisfaction of such conditions), (iii) the debt financing described below and/or any alternative financing (if applicable) having been funded or will be funded at the upon the Merger in accordance with the terms thereof if the equity financing is funded upon the Merger, (iv) the substantially contemporaneous funding to Parent of the contributions contemplated by the other Equity Commitment Letter and (v) the substantially contemporaneous consummation of the Merger.

The obligation of each of the Equity Sponsors to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the Effective Time (at which time all such obligations will be discharged, but subject to the performance of such obligations), (ii) the valid termination of the Merger Agreement in accordance with its terms, (unless the Company has previously made a claim seeking specific performance against such Equity Sponsor to enforce such Equity Sponsor’s obligations to fund in accordance with the applicable Equity Commitment Letter, in which case such Equity Commitment Letter will terminate upon the final, non-appealable resolution of such action and satisfaction by such Equity Sponsor of any obligations finally determined or agreed to be owed by such Equity Sponsor); provided that if the Parent Termination Fee is payable such Parent Termination Fee must be received by the Company in full for such Equity Commitment Letter to terminate, and (iii) the Company receiving the Parent Termination Fee pursuant to the Merger Agreement or receiving such payment from the Guarantor(s) under the Limited Guarantee in respect of such obligations.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitments.

Debt Financing

On November 30, 2020, Parent received from China Merchants Bank the Debt Commitment Letter, pursuant to which and subject to the conditions set forth therein, China Merchants Bank committed to provide a senior secured term loan facility (the “Facility”) in an aggregate principal amount of up to US$200 million to Parent to (i) complete the Merger and (ii) repay an existing margin loan made to CST in the principal amount of US$25,000,000 (the “Refinancing Indebtedness”).

Either China Merchants Bank (in the case of clauses (i) to (iv) below) or Parent (in the case of clause (ii) only) may terminate its respective obligations under the Debt Commitment Letter and such obligations will terminate upon written notice to the other at the earlier of: (i) the date falling 12 months from the date of the Debt Commitment Letter (or such later date as China Merchants Bank agrees in its sole discretion), if and only if the closing of the Merger does not occur on or prior to such date, (ii) the date on which Parent notifies China Merchants Bank that (a) Parent has withdrawn the Proposal or otherwise abandoned or terminated the Merger, (b) the Special Committee has notified that Parent’s (and any of Parent’s affiliates’) Proposal is conclusively and definitively rejected, (c) the Special Committee conclusively and definitively terminates the Merger process, or (d) the Merger Agreement is terminated or ceases to have effect and has lapsed in accordance with the terms thereof, (iii) the date on which the facility agreement in respect of the Facility (the “Facility Agreement”) is duly executed by all parties thereto, and (iv) the date as of which Parent has failed to comply with any terms of the Debt Commitment Letter in any material respect.

The Facility Agreement is expected to be executed on or before the date falling six months after the date of the Debt Commitment Letter. The term sheet in respect of the Facility is attached to the Debt Commitment Letter. The actual terms of the Facility under the Facility Agreement may differ from those described in this Proxy Statement.

Terms of the Facility

The Facility is divided into two tranches—tranche A and tranche B.

Principal amount of tranche A of the Facility. Principal amount of tranche A of the Facility will be up to the lower of (i) US$200,000,000 minus the amount of the loan utilized under tranche B of the Facility and (ii) 51% of the aggregate consideration in respect of the Merger under the Merger Agreement.

Principal amount of tranche B of the Facility. Principal amount of tranche B of the Facility will be up to the lower of (i) US$30,000,000 and (ii) all outstanding amounts of the Refinancing Indebtedness.

Final maturity date. The Facility will mature after 24 months from the date on which the Facility is first utilized (the “Initial Utilization Date”).

Repayment. The loan under the Facility is expected to be repaid in one lump sum 24 months from the Initial Utilization Date.

Interest rate. The Facility is expected to bear interest at rate equal to the aggregate of (i) LIBOR (London interbank offer rate) and (ii) (from the Initial Utilization Date the date falling 12 months from Merger) 4.2% per annum or (from the day after the date falling 12 months from the Merger to the final maturity of the Facility (being 24 months from the Initial Utilization Date)) 7.5% per annum.

Security. The Facility will be secured to the extent legally permissible and, subject to principles to be agreed in the Facility Agreement, by, among other things, the following: (i) to be provided and take effect prior to the Initial Utilization Date: (A) a first fixed charge over all issued shares of Parent (B) a first fixed charge over all issued shares of Merger Sub and (C) a first priority pledge over the debt service reserve account opened and maintained by Parent with China Merchants Bank, and (ii) a charge over shares of the Company and certain of its subsidiaries.

Conditions Precedent. Drawdown of the Facility will be made with three business days’ prior notice and subject to the satisfaction of all the conditions precedent to the first utilization and all the conditions precedent to the first utilization request. The conditions precedent to first utilization request include, among other things, (i) copies of certain constitutional documents, corporate approvals, and personal identification certificates (as applicable) of Parent, Merger Sub, and such other persons named therein, (ii) copies of certain executed finance documents named therein, (iii) copies of executed transaction security documents named therein and copies of documents evidencing the perfection of the security, (iv) copies of certain executed transaction documents with respect to the Merger named therein and certain certificates and approvals with respect to the Merger, (v) certificates from Parent confirming share ownership of Parent and Merger Sub and the Facility together with the proceeds from other sources being sufficient to complete the Merger and repay the Refinancing Indebtedness, (vi) certain legal opinions specified therein, and (vii) certain other customary conditions set forth in the Debt Commitment Letter.

Other Major Terms. The Facility Agreement will also contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on business focus, dealing with assets and security, and movements of cash. The Facility will also include customary events of default.

The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter.

Rollover Equity

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Support Agreement with Parent, the Company (solely with respect to Section 5.6 and Section 5.9 thereof), and Xiaoshu Chen. Pursuant to the Support Agreement, among other things, 67,332,757 Rollover Shares, including Rollover Shares represented by ADSs, will, prior to the Merger, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration in exchange for a number of newly issued ordinary shares of Parent set forth in the Support Agreement prior to the Merger.

The consummation of the subscription for and issuance of ordinary shares of Parent contemplated by the Support Agreement is subject to the satisfaction in full (or waiver, if permissible) of all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived, as applicable, upon the Merger). The Support Agreement will terminate immediately upon the earliest to occur of (i) the Merger, (ii) the date of termination of the Merger Agreement in accordance with its terms, and (iii) with respect to a Rollover Shareholder, the written agreement of such Rollover Shareholder and Parent. See “Special Factors—Support Agreement” beginning on page 66.

Interim Investors Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Chairman Parties, the Wang Family, Sinvo, Chen, Long, Parent and Merger Sub entered into the Interim Investors Agreement, which governs the relationship among the parties thereto with respect to the Merger Agreement and matters relating thereto until the earliest of (a) the consummation of the Merger, (b) the delivery of a written notice from the Chairman Parties, and (c) the termination of the Merger Agreement.

The Interim Investors Agreement provides for, among other things, subject to certain limitations or exceptions therein, (i) a mechanism for making decisions relating to the Merger Agreement and ancillary agreements pending consummation of the Merger, (ii) a mechanism for making decisions relating to the equity and debt financings pending consummation of the Merger, (iii) the entering into, concurrent with or immediately following the consummation of the Merger, of a shareholders agreement with respect to Parent, and (iv) arrangements for payment of certain fees and expenses related to the Merger.

A copy of the Interim Investors Agreement is attached as Annex G to this Proxy Statement and is incorporated herein by reference.

Limited Guarantee

Concurrently with the execution and delivery of the Merger Agreement, the Guarantors executed and delivered the Limited Guarantee, pursuant to which the Guarantors have jointly and severally guaranteed in favor of the Company 100% of the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee and certain costs and expenses in connection with the collection of the Parent Termination Fee that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. The Limited Guarantee will terminate on the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in circumstances where the Parent Termination Fee is not payable, and (iii) 270 days after any termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent and Merger Sub would be obligated to make a payment of the Parent Termination Fee, except that, as to a claim for payment of any guaranteed obligation under the Limited Guarantee presented in writing by the Company on or prior to such 270-day period, the Limited Guarantee will terminate upon the final, non-appealable resolution of such claim and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor.

A copy of the Limited Guarantee is attached as Annex E to this Proxy Statement and is incorporated herein by reference.

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Support Agreement with Parent, the Company (solely with respect to Section 5.6 and Section 5.9 thereof), and Xiaoshu Chen, pursuant to which they have agreed, among other things:

•

each Rollover Shareholder and Xiaoshu Chen will vote, or cause to be voted, all of the Ordinary Shares (including Ordinary Shares represented by ADSs) owned directly or indirectly by it, him, or her in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger;

•

the Rollover Shares (including Ordinary Shares represented by ADSs) held by the Rollover Shareholders will, in connection with and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration. Other than his, her, or its Rollover Shares, all equity securities of the Company, if any, held by any such Rollover Shareholder or Xiaoshu Chen will be treated as set forth in the Merger Agreement; and

•	each of the Rollover Shareholders or their designated affiliates will instead receive a number of newly issued ordinary shares of Parent set forth in the Support Agreement prior to the Effective Time.

A copy of the Support Agreement is attached as Annex F to this Proxy Statement and is incorporated herein by reference.

As of the date of this Proxy Statement, the Buyer Group collectively own 68,567,557 Ordinary Shares, including Ordinary Shares represented by ADSs and share-based awards, representing approximately 50.14% of the issued and outstanding Ordinary Shares, including Ordinary Shares represented by ADSs and share-based awards.

Remedies and Limitations on Liability

The Company, on the one hand, and Parent and Merger Sub, on the other hand, are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other party and to seek an injunction, specific performance, or other equitable relief to enforce the other party’s obligations to consummate the Merger, subject to the terms and conditions of the Merger Agreement, in addition to any other remedy by law or equity. In addition, the Company is entitled to specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to cause the financing for the Merger in accordance with the Equity Commitment Letters, but only in the event that (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger (other than those conditions that by their nature are to be satisfied upon the Merger) have been satisfied or waived, (ii) Parent is required to complete the Merger pursuant to the terms of the Merger Agreement and has not done so, (iii) the financing has been or will be funded pursuant to the Debt Commitment Letter, or from alternative sources if the financing is funded pursuant to the Equity Commitment Letters, and Parent or Merger Sub otherwise seek the funding of the financing under the Debt Commitment Letter, and (iv) the Company has irrevocably confirmed in writing that if the debt financing and equity financing are funded, it would take actions to cause the Merger to occur.

Subject to the above:

•

in the event that Parent or Merger Sub fails to effect the Merger for any reason or no reason or otherwise breaches the Merger Agreement or otherwise fails to perform its obligations under the Merger Agreement, the Company’s right to terminate the Merger Agreement and receive the Parent Termination Fee will be the sole and exclusive monetary remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its subsidiaries, any shareholder of the Company, or any of its subsidiaries or any of their respective affiliates against Parent, Merger Sub, or any of their respective affiliates, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant, or agreement or failure to perform the obligations of Parent and Merger Sub under the Merger Agreement or other failure of the Merger to be consummated. None of the Parent or Merger Sub or any of their respective affiliates will have any liability for monetary damages in connection with the Merger Agreement or the Transactions, including the Merger, other than the payment of the Parent Termination Fee pursuant to the terms of the Merger Agreement; and

•

in the event the Company fails to effect the Merger for any reason or no reason or otherwise breaches the Merger Agreement or otherwise fails to perform the Company’s obligations under the Merger Agreement, Merger Sub’s right to terminate the Merger Agreement and receive the Company Termination Fee will be the sole and exclusive monetary remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub against any of the Company, its subsidiaries, shareholders of the Company, or any of the Company’s subsidiaries or any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant, or agreement or failure to perform the obligations of the Company under the Merger Agreement or other failure of the Merger to be consummated. None of the Company, any of its subsidiaries, any shareholder of the Company, or any of the Company’s subsidiaries or any of their respective affiliates will have any liability for monetary damages in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement other than the payment by the Company of the Company Termination Fee.

Interests of Certain Persons in the Merger

The Buyer Group and the Company’s directors and executive officers have interests in the Merger and related transactions that are different from the interests of the Unaffiliated Security Holders. The Special Committee and the Company Board were aware of such interests and considered them in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger.

Interests of the Buyer Group

As a result of the Merger, Parent will own 100% of the equity interest in the Surviving Company immediately following the completion of the Merger. Because of Parent’s equity interest in the Surviving Company, each member of the Buyer Group will directly or indirectly enjoy the benefit of any future earnings and growth of the Company after the Merger, which could, if the Company is successfully managed, exceed the value of their original investments in the Company. Parent will also bear the risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price, or that any dividends paid by the Surviving Company will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Ordinary Shares, Company Options and Company Restricted Share Awards Held by Executive Officers and Directors

As of the date of this Proxy Statement, the directors and executive officers of the Company held an aggregate of 57,373,868 Ordinary Shares, Company Options to purchase an aggregate of 560,000 Ordinary Shares, and an aggregate of 183,680 Ordinary Shares subject to Company Restricted Share Awards.

At the Effective Time, each Company Option granted under any Company Share Plan, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be cancelled and exchanged for the holder’s right to receive, at or promptly after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Company Option by (ii) the number of Ordinary Shares underlying such Company Option.

At the Effective Time, each Ordinary Share subject to a Company Restricted Share Award granted under the Company Share Plans, whether vested or unvested, that is issued and outstanding as of immediately prior to the Effective Time, except for the Company Restricted Share Awards held by the Chairman and the Deputy Chairman, will be cancelled and exchanged for the holder’s right to receive, at or promptly after the Effective Time, an amount in cash equal to the Per Share Merger Consideration.

Under the Support Agreement, (i) the Chairman and the Deputy Chairman agree to the cancellation at the Effective Time, for no consideration, of all of the Ordinary Shares (including the Ordinary Shares subject to the Company Restricted Share Awards) that they beneficially own (which are part of the Rollover Shares) immediately prior to the Effective Time, and to subscribe for ordinary shares of Parent (“Parent Shares”), and

(ii) Mr. Xiaoshu Chen, who is a director of the Company, agrees to the cancellation at the Effective Time, for no consideration, of 1,000,000 Ordinary Shares that he beneficially owns through Jetlong (which are part of the Rollover Shares) immediately prior the Effective Time and to subscribe for Parent Shares.

The table below sets forth the numbers of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs), Company Restricted Share Awards, and Company Options beneficially held as of the date of this Proxy Statement by the directors and executive officers of the Company; the amounts of cash that such directors and executive officers will receive pursuant to the Merger Agreement; and/or, if applicable, the corresponding numbers of Parent Shares that the applicable directors will subscribe for pursuant to the Support Agreement.

Name	Shares			Company Restricted Share Awards			Company Option Awards				Total Cash Payment at Effective Time (US$)	Parent Shares at Effective Time
	Ordinary Shares beneficially owned		Cash Payment (US$)	Underlying Ordinary Shares		Cash Payment (US$)	Underlying Ordinary Shares		Exercise Price (US$)	Cash Payment (US$)
Zhengdong Zhu	52,985,049	(1)	—	133,968	(2)	—	—			—	—	66,398,771	(4)
Baohong Yin	52,985,049	(3)	—	—		—	—			—	—	66,398,771	(4)
Xiaoshu Chen	2,154,800	(5)	2,829,260.00	—		—	80,000	(6)	0	196,000.00	3,025,260.00	1,250,000
Mark Marostica	723,684		1,773,025.80	—		—	—			—	1,773,025.80	—
Philip Chan	695,168		1,703,161.60	41,236	(7)	101,028.20	320,000	(8)	1.55	288,000.00	2,092,189.80	—
Feijia Ji	280,164		686,401.80	8,476	(9)	20,776.20	80,000	(10)	1.55	72,000.00	779,168.00	—
Annabelle Yu Long	90,000		220,500.00	—		—	—				220,500.00	—
Liankui Hu	255,000		624,750.00	—		—	80,000	(11)	0	196,000.00	820,750.00	—
Carol Yu	190,003		465,507.35	—		—	—			—	465,507.35	—
All directors and executive officers as a group	57,373,868		8,302,606.55	183,680		121,794.40	560,000			752,000.00	9,176,400.95

(1)

Includes (i) 44,800,245 Ordinary Shares, and 7,952,372 Ordinary Shares represented by 1,988,093 ADSs, held by Champion Shine Trading Limited, (ii) 65,000 Ordinary Shares represented by 16,250 ADSs held by the Deputy Chairman, and (iii) 167,432 Ordinary Shares represented by 41,858 ADSs held by the Chairman, all of which are part of the Rollover Shares. Champion Shine Trading Limited is a British Virgin Islands company whose sole shareholder is the Chairman. The Chairman and the Deputy Chairman are husband and wife. Therefore, the Chairman may be deemed to share voting and dispositive power over the Ordinary Shares beneficially owned by the Deputy Chairman.

(2)

Consists of 133,968 Ordinary Shares consisting of Company Restricted Share Awards, which are part of the Rollover Shares and are subject to vesting in two equal installments on May 13, 2021 and November 12, 2021, respectively.

(3)

Includes (i) 44,800,245 Ordinary Shares, and 7,952,372 Ordinary Shares represented by 1,988,093 ADSs, held by Champion Shine Trading Limited, (ii) 65,000 Ordinary Shares represented by 16,250 ADSs held by the Deputy Chairman, and (iii) 167,432 Ordinary Shares represented by 41,858 ADSs held by the Chairman, all of which are part of the Rollover Shares. The Chairman is the sole shareholder of Champion Shine Trading Limited. The Chairman and the Deputy Chairman are husband and wife. Therefore, the Deputy Chairman may be deemed to share the voting and dispositive power over the Ordinary Shares beneficially owned by the Chairman.

(4)	Represents the total number of Parent Shares to be jointly subscribed for by the Chairman and the Deputy Chairman (including their respective designated affiliates) pursuant to the Support Agreement.
(5)

Includes (i) 1,000,000 Ordinary Shares, and 899,800 Ordinary Shares represented by 224,950 ADSs, held by Jetlong Investments Limited and (ii) 255,000 Ordinary Shares represented by 63,750 ADSs held by Xiaoshu Chen. Jetlong Investments Limited is a British Virgin Islands company whose sole shareholder and sole director is Xiaoshu Chen.

(6)	Fully vested.

(7)	Consists of 41,236 Ordinary Shares consisting of Company Restricted Share Awards that are subject to vesting in two equal installments on May 13, 2021 and November 12, 2021, respectively.
(8)	Fully vested.
(9)	Consists of 8,476 Ordinary Shares consisting of Company Restricted Share Awards that are subject to vesting in two equal installments on May 13, 2021 and November 12, 2021, respectively.
(10)	Fully vested.
(11)	Fully vested.

Indemnification and Insurance

The memorandum and articles of association of the Surviving Company are required to contain provisions no less favorable with respect to indemnification, advancement of expense, and exculpation of former or present directors and officers than those set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions may not be amended, repealed, or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law.

The Surviving Company is required to maintain in effect, for a period of at least six years after the Effective Time, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company, or a substitute policy of at least the same coverage containing terms and conditions that are no less favorable, with respect to matters occurring prior to the Effective Time. However, after the Effective Time, the Surviving Company will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of current annual premiums paid by the Company prior to the date of the Merger Agreement for such insurance. In addition, at Parent’s request, the Company is required to purchase a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time, including the Merger.

The Special Committee

On June 19, 2020, the Company Board established the Special Committee to consider the Proposal from the Chairman, the Deputy Chairman, and CST and to take any actions it deems appropriate to assess the fairness and viability of the Proposal. The Special Committee is composed of two independent directors, Ms. Carol Yu (serving as chair of the Special Committee) and Ms. Annabelle Long. Both Ms. Yu and Ms. Long are free from any affiliation with the Buyer Group and neither Ms. Yu nor Ms. Long has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) their receipt as members of the Company Board and the Audit Committee of board and committee compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with the Special Committee’s evaluation of the Proposal and evaluation and negotiation of the terms and conditions of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger (which is not contingent upon the completion of the Merger or the Special Committee’s or the Company Board’s recommendation of the Merger), and (iii) their rights as members of the Company Board, including as members of the Audit Committee and the Special Committee, to the directors’ indemnification and liability insurance rights under the Merger Agreement. The Company Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company is compensating Ms. Yu, as Chair of the Special Committee, and Ms. Long, as a member of the Special Committee, monthly amounts of $15,000 and $12,000, respectively, in exchange for their service in such capacities, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Company Board’s recommendation of the Merger.

Positions with the Surviving Company

After completion of the Merger, it is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

The information in “Item 7 Major Shareholders and Related Party Transactions—Related Party Transactions” is incorporated by reference herein from the 2020 Form 20-F.

We have routinely engaged in a number of customary transactions in the ordinary course of business with Beijing Champion Yuanjian Education Technology Co., Ltd. (“Champion Yuanjian”), in which the Company holds 40% of the equity interests and over which the Company possesses significant influence. Related party transactions with Champion Yuanjian consist primarily of student recruitment and other related services. The financial arrangements and other key terms under these transactions are substantially similar to those that we have with unrelated third parties. Commission service fees payable to Champion Yuanjian for the year ended September 30, 2020 totaled $1.9 million and related to student recruitment services. As of September 30, 2020, $2.5 million was due to the Company from Champion Yuanjian.

We have routinely engaged in a number of customary transactions in the ordinary course of business with Beijing Qiuxue Technology Co., Ltd. (“Beijing Qiuxue”), in which the Company holds 40% of the equity interests and over which the Company possesses significant influence. Related party transactions with Beijing Qiuxue consist primarily of student recruitment and other related services. The financial arrangements and other key terms under these transactions are substantially similar to those that we have with unrelated third parties. Commission service fees payable to Beijing Qiuxue for the year ended September 30, 2020 totaled $8.9 million and related to student recruitment services. As of September 30, 2020, $0.5 million was due to Beijing Qiuxue from the Company.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Transactions, including the Merger, are estimated at the date of this Proxy Statement and set forth in the table below. Such fees are subject to change pending completion of the Merger.

Description	Amount
Legal fees and expenses	$3,235,000
Financial advisory fees and expenses	$550,000
Depositary (including printing and mailing)	$610,000
Special committee fees	$270,000
Filing fees	$20,000
Financing fees and expenses	$2,600,000
Miscellaneous fees and expenses	$1,015,000
Total	$8,300,000

These fees and expenses will not reduce the amount of the aggregate Merger consideration that will be received by the Unaffiliated Security Holders. The party incurring any costs and expenses in connection with the Transactions, including the Merger, will pay those costs and expenses. The Company will pay all costs and expenses incurred by itself or the Special Committee in connection with the Transactions, including the Merger , including legal fees and expenses, financial advisory fees and expenses, and any miscellaneous fees and expenses. The Company will also pay the fees to be paid to the Special Committee in connection with the Merger.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreement, each of the Rollover Shareholders and Xiaoshu Chen has agreed to vote:

•	for the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger;

•

against any acquisition proposal or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, or in competition or inconsistent with the Transactions, including the Merger;

•

against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, or adversely affect any of the Transactions, including the Merger, or the Support Agreement or the performance by such Rollover Shareholders of his, her, or its obligations under the Support Agreement;

•

against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation, or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder or Xiaoshu Chen contained in the Support Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger;

•	in favor of any other matter necessary to effect the Transactions, including the Merger; and

•

in favor of any adjournment or postponement of any annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in the preceding paragraphs is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

The obligations of the Rollover Shareholders and Xiaoshu Chen under the Support Agreement will terminate immediately upon the earliest to occur of (i) the Merger, (ii) the date of termination of the Merger Agreement in accordance with its terms, and (iii) with respect to a Rollover Shareholder or Xiaoshu Chen, the written agreement of such Rollover Shareholder or Xiaoshu Chen and Parent.

As of the date of this Proxy Statement, the Buyer Group collectively own 68,567,557 Ordinary Shares, including Ordinary Shares represented by ADSs and share-based awards, representing approximately 50.14% of the issued and outstanding Ordinary Shares, including Ordinary Shares represented by ADSs and share-based awards.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement, the Plan of Merger, or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for as a business combination in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at the fair value of the Company as of the Effective Time.

Regulatory Matters

The Company and the Buyer Group do not believe that any material regulatory approvals, filings, or notices are required in connection with effecting the Merger other than approvals, filings, and notices required under the

U.S. federal securities laws; the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies of the Cayman Islands; and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as of the time of the filing of the Plan of Merger and a notice of the Merger being published in the Cayman Islands Government Gazette.

Dissenters’ Rights

Registered holders of Ordinary Shares who validly exercise and have not effectively withdrawn or lost their dissenters’ rights will have the right to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex C to this Proxy Statement. The fair value of each of their Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they did not exercise dissenters’ rights with respect to their Ordinary Shares. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose the ability to obtain Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights” on page 103).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of Ordinary Shares or ADSs for cash pursuant to the Merger. This summary applies only to U.S. Holders that hold the ADSs or Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as in effect on the date of this Transaction Statement and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this Transaction Statement, as well as judicial and administrative interpretations of such tax laws and regulations available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, other non-income tax, or Medicare contribution tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to all taxpayers or to particular shareholders in the light of their particular investment circumstances or if they are subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders who own Ordinary Shares or ADSs as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders who acquired Ordinary Shares or ADSs in connection with the exercise of employee share options or otherwise as compensation for services, (iv) retirement plans, individual retirement accounts, or other tax-deferred accounts, (v) U.S. expatriates, (vi) holders who are subject to alternative minimum tax, (vii) holders of Excluded Shares, (viii) holders who actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s shares entitled to vote or 10% or more of the total combined value of the Company’s equity shares or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

As used herein, a “U.S. Holder” is any beneficial owner of Ordinary Shares (including Ordinary Shares that are represented by ADSs) that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust which (A) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (B) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Ordinary Shares (including Ordinary Shares that are represented by ADSs), the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Ordinary Shares or ADSs is urged to consult its own tax advisor.

All U.S. Holders of Ordinary Shares or ADSs should consult their own tax advisors regarding the specific tax consequences of the Transactions, including the Merger, in the light of their particular situations, including the applicability and effect of U.S. federal, state, local, non-U.S. and other laws.

Consequences of the Merger to U.S. Holders

The receipt of cash by a U.S. Holder of Ordinary Shares or ADSs pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder of Ordinary Shares or ADSs will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash that the such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in such U.S. Holder’s Ordinary Shares or ADSs. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” such gain or loss generally will be long-term capital gain or loss if, at the Effective Time, the U.S. Holder has held such Ordinary Shares or ADSs for more than one year. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized pursuant to the Merger is subject to limitations under the Code.

If a U.S. Holder acquired different blocks of Ordinary Shares or ADSs at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of such Ordinary Shares or ADSs.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, as described below under “Special Factors—Material PRC Tax Consequences,” any gain from the disposition of the ADSs or Ordinary Shares may be subject to PRC withholding tax. In such event, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC (the “U.S.-PRC Tax Treaty”) may elect to treat the gain as PRC source income for foreign tax credit purposes. If the Company is not treated as a resident of the PRC for purposes of the U.S.-PRC Tax Treaty, or a U.S. Holder fails to make the election to treat any gain as PRC source, then the U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Ordinary Shares or ADSs for cash pursuant to the Merger unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Ordinary Shares or ADSs, including their eligibility for the benefits of the U.S.-PRC Tax Treaty and the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

In general, the Company will be a PFIC for any taxable year in which (i) at least 75% of the Company’s gross income is passive income or (ii) at least 50% of the value of the Company’s assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes dividends, interest, royalties and rents. If the Company owns, directly or indirectly, at least 25% (by value) of the stock of another corporation, the Company will be treated, for purposes of the PFIC tests, as owning the Company’s proportionate share of the other corporation’s assets and receiving the Company’s proportionate share of the other corporation’s income. For purposes of the asset test, any cash and assets readily convertible into cash will count as producing passive income or held for the production of passive income.

Based on the composition of its assets and income during the taxable year ended September 30, 2020, the Company believes that it was not a PFIC for that taxable year. However, the application of the PFIC rules is subject to ambiguity in several respects, and PFIC status depends upon the composition of the Company’s income and assets and the market value of the Company’s assets from time to time. Therefore, the Company cannot assure U.S. Holders as to the Company’s PFIC status for any given taxable year.

If the Company is or was a PFIC for any taxable year during which a U.S. Holder owned Ordinary Shares or ADSs, the Company would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owned the Ordinary Shares or ADSs, even if the Company ceased to meet the threshold requirements for PFIC status. If the Company is a PFIC for the current taxable year or has been a PFIC during any prior year in which a U.S. Holder held Ordinary Shares or ADSs, and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of an Ordinary Share or ADS generally would be allocated ratably over such U.S. Holder’s holding period for the Ordinary Shares or ADSs. The amount allocated to the taxable year of the disposition and to any year before the Company became a PFIC would be treated as ordinary income in the current taxable year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year, and an additional tax equal to the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year.

If the Company is or was a PFIC for any taxable year in which a U.S. Holder held ADSs and certain conditions relating to the regular trading of the ADSs have been met in the past, a U.S. Holder of ADSs may have been able to make a so called “mark-to-market” election with respect to its ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Because a mark-to-market election cannot be made for any of the Company’s Subsidiaries that is or may have been a PFIC, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by the Company that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

The Company has not provided and does not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and therefore the qualified electing fund election has not been and will not be available to U.S. Holders.

If the Company is or was a PFIC for any taxable year during which a U.S. Holder held Ordinary Shares or ADSs, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Ordinary Shares, reporting gains realized with respect to the cash received in the Merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if the Company is a PFIC or has been a PFIC during any prior year in which such U.S. Holder held Ordinary Shares or ADSs.

Information Reporting and Backup Withholding

Cash payments made to a holder of the Ordinary Shares or ADSs pursuant to the Merger may be subject to information reporting to the IRS and possible U.S. backup withholding at the applicable statutory rate (currently

24%). Backup withholding will not apply, however, if the holder of Ordinary Shares or ADSs is a corporation, is a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner. Each U.S. Holder should consult its tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

All U.S. Holders of the Ordinary Shares or ADSs should consult their own tax advisors regarding the specific tax consequences of the Transactions, including the Merger, in the light of their particular situations, including the applicability of U.S. federal, state, local, or non-U.S. income and other tax laws.

Material PRC Tax Consequences

Under the Enterprise Income Tax Law (the “EIT Law”) of the PRC, which took effect on January 1, 2008 and was most recently amended on December 29, 2018, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered to be a “resident enterprise” and will generally be subject to the PRC enterprise income tax rate of 25% on its global income. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of an enterprise. A circular issued by the State Administration of Taxation (the “SAT”) on April 22, 2009 (“Circular 82”) provides that a foreign enterprise controlled by a PRC company or a PRC company group will be treated as having “de facto management bodies” located within China and will be considered to be a “resident enterprise” if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations are mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) at least half of the enterprise’s directors with voting rights or senior management reside in the PRC. On July 27, 2011, the SAT issued the Announcement of the SAT on Printing and Distributing the Administrative Measures for Overseas Registered Chinese-capital Controlled Tax Resident Enterprises (Trial), which became effective on September 1, 2011 (“Announcement 45”), providing additional guidance on Circular 82. Announcement 45 clarifies matters, including residence status determination, post-determination administration, and identification of competent tax authorities. The SAT issued a bulletin on January 29, 2014, to provide more guidance on Circular 82. This bulletin provides, among other things, that an entity that is classified as a “resident enterprise” in accordance with Circular 82 must file an application classifying itself as having the status residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined to be a “resident enterprise,” any dividend, profit, or other gain from equity investment gain is taxed under Article 26 of EIT law and Article 17 and Article 83 of the EIT Law’s implementation rules. Under the Individual Income Tax Law of the PRC, which initially took effect on September 10, 1980 and was most recently amended on August 31, 2018, effective January 1, 2019, an individual who disposes of a capital asset in the PRC is subject to PRC individual income tax at a rate of 20%. Reduction of or relief from these taxes may be sought under applicable income tax treaties with the PRC.

The Company’s management is currently based in the PRC and is expected to remain in the PRC. However, Circular 82 and Announcement 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign corporations such as the Company. In the absence of detailed implementing regulations or other guidance determining that offshore companies controlled by PRC individuals or foreign corporations such as the Company are PRC resident enterprises, the Company does not currently consider the Company to be a PRC resident enterprise or believe that gain recognized on the receipt of the Per Share Merger Consideration or the Per ADS Merger Consideration Ordinary Shares or ADSs

should otherwise subject holders of such Ordinary Shares or ADSs who are not PRC residents to PRC income tax to. However, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot definitively confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether gain recognized on the receipt of the Per Share Merger Consideration or the Per ADS Merger Consideration by holders of Ordinary Shares or ADSs that are not PRC tax residents would otherwise be subject to PRC tax.

In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation, which became effective on December 1, 2017, if a non-resident enterprise transfers, without any reasonable commercial purpose, PRC taxable assets indirectly by disposing of equity interests in an overseas holding company that directly or indirectly holds such PRC taxable assets, the non-resident enterprise may be subject to PRC income tax at a rate of 10% on the gain from such transfer of equity interests, unless (a) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company that holds such PRC taxable assets in a public market or (b) where there is an indirect transfer of PRC taxable assets, but, if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. Under Bulletin 7 specifies a list of factors that should be taken into consideration to assess whether, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held by an offshore holding company, the transfer arrangement will be deemed to have a reasonable commercial purpose. Where a non-resident enterprise indirectly transfers a PRC resident enterprise’s equity and avoids obligations to pay enterprise income tax through an arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to reclassify the transaction, and deem it to be, a direct transfer of the PRC resident enterprise’s equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and a non-resident enterprise receiving such income failed to declare and pay to the relevant tax authority the taxes that should have been withheld, both the transferor and the transferee may be subject to penalties under PRC tax law. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate holders of Ordinary Shares or ADSs are involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is an equity transfer, or that even if it were deemed to be such an equity transfer the Merger would be without reasonable commercial purpose, for purposes of Bulletin 37 and Bulletin 7 and, as a result, the Company (as transferee and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Per Share Merger Consideration or the Per ADS Merger Consideration to be paid to holders of Ordinary Shares or ADSs, respectively. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of the Per Share Merger Consideration or the Per ADS Merger Consideration, then any gain recognized on the receipt of such consideration pursuant to the Merger by the Company’s non-PRC-resident holders of Ordinary Shares or ADSs could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

Shareholders should consult their own tax advisors for a full understanding of the PRC tax consequences of the Merger to them.

Material Cayman Islands Tax Consequences

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax, or withholding tax upon the Company or its shareholders. No taxes, fees, or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Ordinary Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Islands Registrar of Companies to register the Plan of Merger, and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table sets forth the high and low sales prices for the ADSs on the NYSE under the symbol “DL” for the periods indicated:

	Trading Price (US$)
	High	Low
2019
First Quarter	7.65	6.44
Second Quarter	6.81	5.01
Third Quarter	5.65	3.89
Fourth Quarter	9.12	5.41
2020
First Quarter	11.99	6.25
Second Quarter	8.87	5.76
Third Quarter	9.80	7.95
Fourth Quarter	10.87	8.22
2021
First Quarter (from January 4, 2021 to January 15, 2021)	9.71	9.55

On June 5, 2020, the last trading day prior to June 8, 2020, which is the date that the Company announced receipt of the Proposal, the reported closing price of the ADSs on the NYSE was $7.22. The Per ADS Merger Consideration of $9.80 per ADS represents a premium of 35.7% over the closing price of $7.22 per ADS on June 5, 2020 and a premium of approximately 37.1% to the volume-weighted average closing price of the ADSs during the last 30 trading days prior to the Company’s receipt of the Proposal.

Dividend Policy

On November 28, 2017 and March 17, 2020, the Company Board approved and declared a special cash dividend of $0.1125 and $0.145 per Ordinary Shares on the Company’s outstanding Ordinary Shares to shareholders of record as of the close of trading on January 12, 2018 and March 31, 2020, respectively. Holders of ADSs were accordingly entitled to cash dividends of $0.45 and $0.58 per ADS, respectively.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, any future determination to pay dividends will be made at the discretion of the Company Board and will be based upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, shareholders’ interests, contractual restrictions, market conditions, and other factors the Company Board may deem relevant. Holders of the Company’s ADSs will be entitled to receive dividends, if any, subject to the terms of the Deposit Agreement, to the same extent as the holders of Ordinary Shares. Cash dividends will be paid to the ADS Depositary in U.S. dollars, which will distribute them to the holders of ADSs according to the terms of the Deposit Agreement. Other distributions, if any, will be paid by the ADS Depositary to the holders of ADSs in any means it deems legal, fair, and practical.

The Company is a holding company incorporated in the Cayman Islands and may rely on dividends from its subsidiaries in China. Current PRC regulations permit the Company’s subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, the Company’s subsidiaries in China are required to set aside each year a certain amount of their accumulated after-tax profits, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if the Company’s subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to the Company. In addition, under the EIT Law, effective as of January 1, 2008, dividends from the Company’s PRC subsidiaries to the Company may be subject to a 10% withholding tax, subject to reduction by an applicable tax treaty with the PRC if they are derived from profits generated after January 1, 2008. For more detailed discussions about the Company’s dividend policy, see “Item 3.D. Key Information—Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry—We may rely principally on dividends and other distributions on equity paid by our PRC subsidiaries for our cash requirements, but such dividends and other distributions are subject to restrictions under PRC law. Limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely affect our ability to grow, make investments or acquisitions, pay dividends, and otherwise fund and conduct our businesses,” “Item 3.D. Key Information—Risk Factors—We may not be able to obtain certain treaty benefits on dividends paid to us by our PRC subsidiaries through our Hong Kong Subsidiaries,” and “Item 5.A. Operating and Financial Review and Prospects—Operating Results—Description of Key Line Items—Taxation—Enterprise Income Tax,” all included in the 2020 Form 20-F.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this Proxy Statement to you, as a holder of Ordinary Shares or ADSs of the Company, as part of the solicitation of proxies by the Company Board for use at the Extraordinary General Meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The Extraordinary General Meeting will be held on                , 2021 at 10:00 AM (Beijing Time) at the Company’s principal executive offices, 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, holders of Ordinary Shares will be asked to consider and vote upon:

•	as a special resolution:

THAT the Merger Agreement; the Plan of Merger; the Transactions, including the Merger; and the Amendment and Restatement of Memorandum and Articles, be and are hereby authorized and approved;

•	as an ordinary resolution:

THAT each of the members of the Special Committee be authorized to do all things necessary to give effect to the Merger Agreement; the Plan of Merger; the Transactions, including the Merger; and Amendment and Restatement of Memorandum and Articles; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the Extraordinary General Meeting be instructed to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolution and ordinary resolution to be proposed at the Extraordinary General Meeting.

If the Merger is completed, at the Effective Time, (a) each outstanding Ordinary Share (other than the Excluded Shares and other Ordinary Shares represented by ADSs) will be cancelled in exchange for the right to receive the Per Share Merger Consideration, and (b) each issued and outstanding ADS together with the Ordinary Shares underlying such ADSs (other than any ADS representing Excluded Shares) will be cancelled in exchange for the right to receive the Per ADS Merger Consideration of $9.80 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), in each case, net of any applicable withholding taxes described in the Merger Agreement. The Excluded Shares will be cancelled for no consideration. Dissenting Shares will be cancelled for their fair value as determined in accordance with, and subject to compliance with, the Cayman Islands Companies Act.

The Company Board’s Recommendation

The Company Board, acting upon the unanimous recommendation of the Special Committee:

•

determined that it was fair to and in the best interests of the Company and the Unaffiliated Security Holders, and declared it advisable, to enter into the Merger Agreement and the Ancillary Documents to which the Company is a party;

•

authorized and approved the execution and delivery of the Merger Agreement and the Ancillary Documents to which the Company is a party and the consummation of the Transactions, including the Merger; and

•

resolved to direct that the authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of special resolution the Merger Agreement and the Transactions, including the Merger.

Quorum

The presence, in person or by proxy, of two or more shareholders holding at least one-third of the total issued and outstanding Ordinary Shares throughout the meeting will constitute a quorum for the Extraordinary General Meeting.

Record Date; Ordinary Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the Extraordinary General Meeting if you have Ordinary Shares registered in your name as of the close of business in the Cayman Islands on                , 2021, which is the Ordinary Share Record Date for voting at the Extraordinary General Meeting. If you own ADSs as of the Ordinary Share Record Date, you may not vote at the Extraordinary General Meeting directly, but you may instruct the ADS Depositary (as the registered holder of the Ordinary Shares underlying the ADSs) on how to vote the Ordinary Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 1:00 PM (New York City Time) on                , 2021 in order to ensure that the Ordinary Shares represented by your ADSs are properly voted at the Extraordinary General Meeting. Alternatively, if you own ADSs you may vote at the Extraordinary General Meeting by cancelling your ADSs and becoming a registered holder of Ordinary Shares prior to the close of business in the Cayman Islands on the Ordinary Share Record Date, and remain the registered holder of such Ordinary Shares as of the Ordinary Share Record Date. Each outstanding Ordinary Share on the Ordinary Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the Extraordinary General Meeting and any adjournment thereof. We expect that, as of the Ordinary Share Record Date, there will be                  Ordinary Shares entitled to be voted at the Extraordinary General Meeting. If you have Ordinary Shares registered in your name on the Ordinary Share Record Date, the deadline for you to lodge your proxy card and vote is                , 2021 at 10:00 AM (Beijing Time).

If the Merger is not completed, the Company will continue to be a public company in the U.S. and the Company’s ADSs will continue to be listed on the NYSE. The Ordinary Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case can only be traded in the form of ADSs. As a result, if you have cancelled your ADSs to attend the Extraordinary General Meeting and the Merger is not completed and you wish to be able to sell your Ordinary Shares on a stock exchange, you will need to deposit your Ordinary Shares with the ADS Depositary in return for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Vote Required

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger, and the Merger must be authorized and approved by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting as a single class in person or by proxy at the Extraordinary General Meeting.

As of the date of this Proxy Statement, the Buyer Group owned, in the aggregate, approximately 50.15% of the voting power of the issued and outstanding Ordinary Shares (including share-based awards). Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 111 for additional information. Members of the Buyer Group intend to vote all of their Ordinary Shares and ADSs representing Ordinary Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, at the Extraordinary General Meeting.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Ordinary Shares entered in the register of members of the Company at the close of business in the Cayman Islands on                , 2021, the Ordinary Share Record Date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Ordinary Share Record Date or their proxy holders are entitled to vote and may participate in the Extraordinary General Meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 AM (Beijing Time) on                , 2021.

Holders of ADSs as of the close of business in New York City on                , 2021, the ADS Record Date, will receive the final proxy statement and ADS voting instruction card either directly from the Company’s ADS Depositary (in the case of holders of ADSs who hold the ADSs in certificated form) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in certificated form). Holders of ADSs as of the close of business in New York City on                , 2021, may not attend or vote at the Extraordinary General Meeting directly, but may instruct the ADS Depositary how to vote the Ordinary Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on it. The ADS Depositary must receive the ADS voting instruction card no later than 1:00 PM (New York City Time)                , 2021. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Ordinary Shares represented by ADSs in accordance with your voting instructions.

Holders of ADSs may vote at the Extraordinary General Meeting if they cancel their ADSs and become a registered holder of Ordinary Shares by the close of business in the Cayman Islands on                 , 2021. ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS Depositary for cancellation prior to the close of business in New York City on                , 2021 and complete certain other procedures required by the ADS Depositary. Persons who hold ADSs in a brokerage, bank, or nominee account must contact their broker, bank, or nominee to find out what actions they need to take to instruct the broker, bank, or nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank, or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Each ADS represents four Ordinary Shares. As of the date of this Proxy Statement, there were 135,778,601 Ordinary Shares issued and outstanding (including Ordinary Shares represented by ADSs but excluding Ordinary Shares represented by ADSs reserved by the Company for issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company Restricted Share Awards), all of which are entitled to vote on the proposals at the Extraordinary General Meeting, subject to the procedures described above. As of the date of this Proxy Statement, there were 22,706,877 ADSs outstanding. Subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the Extraordinary General Meeting.

Persons who have acquired Ordinary Shares and whose names are entered in the Company’s register of members before the close of business in the Cayman Islands on                , 2021 will receive the proxy form (including the voting material) before the Extraordinary General Meeting, and persons who are ADS holders as of the close of business in New York City on                , 2021 will receive the ADS voting instruction card from the ADS Depositary before the Extraordinary General Meeting. Shareholders who have acquired Ordinary Shares

after the close of business in the Cayman Islands on                , 2021 may not attend the Extraordinary General Meeting unless they receive a proxy from the person or entity who had sold them the Ordinary Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Ordinary Share Record Date who are unable to attend the Extraordinary General Meeting may appoint another shareholder, a third party or the chairman of the Extraordinary General Meeting as their proxy to attend the meeting and vote their Ordinary Shares on their behalf by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the meeting as proxy holder will vote in favor of the Merger according to the recommendation of the Company Board. If new proposals (other than those on the agenda) are put forth before the Extraordinary General Meeting, the chairman of the meeting as proxy holder will vote in accordance with the position of the Company Board.

Voting of Proxies and Failure to Vote

All Ordinary Shares represented by valid proxies will be voted at the Extraordinary General Meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Ordinary Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, FOR the proposal to authorize each member of the Special Committee to do all things necessary to give effect to the Merger Agreement, Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, and FOR the proposal to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

The ADS Depositary has advised the Company that if any holder of ADSs does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Ordinary Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Ordinary Shares underlying such holder’s ADSs pursuant to the Deposit Agreement and such Ordinary Shares will not be voted.

Revocability of Proxies

Registered holders of Ordinary Shares may revoke their proxies in one of three ways:

•

first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the Extraordinary General Meeting at least two hours before the Extraordinary General Meeting commences. Any written notice revoking a proxy should be sent to the Company’s offices at 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China;

•

second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company not less than 48 hours prior to the Extraordinary General Meeting; or

•

third, a registered shareholder may attend the Extraordinary General Meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Extraordinary General Meeting.

If a shareholder holds Ordinary Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Ordinary Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 1:00 PM (New York City Time) on                , 2021. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary; or

•	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Registered holders of the Ordinary Shares who dissent from the merger will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken at the Extraordinary General Meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act, which is attached as Annex C to this Proxy Statement, for the exercise of dissenters’ rights. The fair value of each of your Ordinary Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares.

Holders of ADSs will not have the right to dissent from the Merger and receive payment of the fair value of the Ordinary Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Ordinary Shares that it holds, even if an ADS holder requests that the ADS Depositary do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Ordinary Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or, alternatively, that they will not vote the Ordinary Shares) before the close of business in New York City on                 , 2021, and become registered holders of Ordinary Shares before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under Section 238 of the Cayman Islands Companies Act. If the Merger is not completed, the Company will continue to be a public company in the U.S. and the Company’s ADSs will continue to be listed on the NYSE. The Ordinary Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case can only be traded in the form of ADSs. As a result, if a former ADS holder has cancelled his, her, or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her, or its Ordinary Shares on a stock exchange, such former ADS holder will need to deposit his, her, or its Ordinary Shares with the ADS Depositary in return for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes and related charges pursuant to the Deposit Agreement.

Whom to Call for Assistance

If you have any questions or need assistance in voting your Ordinary Shares or ADSs, you can contact China Distance Education Holdings Limited at +86-10-8231-9999  ext. 1826 or at IR@cdeledu.com.

Solicitation of Proxies

The Company has engaged Georgeson LLC. to assist in the solicitation of proxies. We expect that fees for services provided by Georgeson LLC. will be approximately $15,000 plus certain costs and reimbursements. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

The Company will ask banks, brokers and other custodians, nominees and fiduciaries to forward the Company’s proxy solicitation materials to the beneficial owners of the Ordinary Shares or ADSs held of record by such nominee holders. The Company will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those beneficial owners. The Company will pay all expenses of filing, printing and mailing this Proxy Statement.

Other Business

We are not currently aware of any business to be acted upon at the Extraordinary General Meeting other than the matters discussed in this Proxy Statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

The following summary describes the material terms of the Merger Agreement, including the Plan of Merger, but does not purport to describe all of the terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this Proxy Statement and incorporated into this Proxy Statement by reference. You should read the Merger Agreement in its entirety because it, and not this Proxy Statement, is the legal document that governs the Merger.

Structure and Completion of the Merger

At the Effective Time, Merger Sub will merge with and into the Company in accordance with Part XVI of the Cayman Islands Companies Act. The Merger will be completed as promptly as is practicable after the 10th business day after all conditions to the Merger have been satisfied or waived in accordance with the Merger Agreement, or on such other date as the Company and Parent may agree to. Following the Effective Time, the ADSs will no longer be listed on the NYSE, and the Company will cease to be a publicly-traded company and will be a privately-held, wholly-owned subsidiary of Parent.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, will become the memorandum and articles of association of the Surviving Company, save and except that, (a) all references to the name “China Distance Learning Investments Limited” in the memorandum and articles of association of the Surviving Company will be amended to “China Distance Education Holdings Limited”, (b) all references therein to the authorized share capital of the Surviving Company will be amended to refer to the correct authorized share capital of the Surviving Company consistent with the Plan of Merger, and (c) the indemnification provisions therein will comply with the relevant provisions set forth in the Merger Agreement.

The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent, and will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

Under the terms of the Merger Agreement and the Plan of Merger, at the Effective Time (a) each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, the Ordinary Shares subject to the Company Restricted Share Awards, and Ordinary Shares represented by ADSs) will be cancelled in exchange for the right for the holders thereof to receive the Per Share Merger Consideration of $2.45 in cash per Ordinary Share; (b) each ADS, each representing four Ordinary Shares, issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), will be cancelled in exchange for the right to receive the Per ADS Merger Consideration of $9.80 in cash per ADS; (c) each Excluded Share (other than a Dissenting Share) issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist, without payment of any consideration or distribution therefor; and (d) each Dissenting Share will be automatically cancelled and cease to exist, and will carry no rights other than the right to receive the payment of the fair value of such Dissenting Share as determined in accordance with the Cayman Islands Companies Act.

The “Excluded Shares” means (i) Rollover Shares; (ii) Dissenting Shares; (iii) Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by Parent, the Company, or any of their direct or indirect subsidiaries; and (iv) Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by the ADS Depositary and reserved for issuance and allocation pursuant to the Company Share Plans.

At the Effective Time, each ordinary share of Merger Sub, par value $0.0000005 per share, issued and outstanding immediately prior to the Effective Time, will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the Surviving Company and shall constitute the only issued and outstanding share capital of the Surviving Company.

Treatment of Company Options

Each Company Option granted under the Company Share Plans, whether vested or unvested, that is issued and outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time in exchange for the holder’s right to receive the Option Consideration.

Treatment of Restricted Share Awards

Each Ordinary Share, whether vested or unvested, that is issued and outstanding immediately prior to the Effective Time and subject to a Company Restricted Share Award, except for such Ordinary Shares that are Excluded Shares, will be cancelled as of the Effective Time in exchange for the holder’s right to receive an amount of cash equal to the Per Share Merger Consideration, less applicable taxes required to be withheld, if any.

Exchange Procedures

Parent will select and appoint a bank or trust company to act as paying agent (the “Paying Agent”) and a separate department of the same bank or trust company to act as escrow agent (the “Escrow Agent”) for payment of the aggregate Per Share Merger Consideration and Per ADS Merger Consideration. Prior to the Effective Time, Parent will deposit or cause to be deposited with the Escrow Agent cash in an amount sufficient to pay the sum of (i) the Per Share Merger Consideration multiplied by the total number of Ordinary Shares the holders of which are entitled to receive the Per Share Merger Consideration (the “Aggregate Ordinary Share Merger Consideration”) and (ii) the Per ADS Merger Consideration multiplied by the total number of ADSs the holders of which are entitled to receive the Per ADS Merger Consideration (the “Aggregate ADS Merger Consideration”) (the sum of the Aggregate Ordinary Share Merger Consideration and the Aggregate ADS Merger Consideration, the “Exchange Fund”). The Escrow Agent will, and Parent will cause the Escrow Agent to, release the full amount of the Exchange Fund to the Paying Agent, for the benefit of the holders of Ordinary Shares and ADSs entitled to receive Per Share Merger Consideration and Per ADS Merger Consideration, as applicable, by no later than immediately after such time as the Escrow Agent receives satisfactory evidence of the filing of the Plan of Merger with the Registrar of Companies; provided, that in any event the full amount of the Exchange Fund will be released to the Paying Agent by no later than immediately prior to the Effective Time and provided further, that there will be no conditions to the Escrow Agent’s release of the Exchange Funds other than the Escrow Agent’s receipt of such evidence.

Prior to the Effective Time, Parent and the Company will establish procedures with the Paying Agent and the ADS Depositary to ensure that (A) the Paying Agent will transmit to the ADS Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the Aggregate ADS Merger Consideration, and (B) the ADS Depositary will distribute the Aggregate ADS Merger Consideration to holders of ADSs entitled to receive Per ADS Merger Consideration, pro rata to their holdings of ADSs, upon surrender by them of the ADSs. Such holders of ADS will pay any applicable fees, charges, and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the cancellation of their ADSs in accordance with the Deposit Agreement. The Surviving Company will pay any applicable fees, charges, and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the distribution of the Aggregate ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding the ADS cancellation or termination fees payable by holders of ADSs in accordance with the Deposit Agreement). No interest will be paid or will accrue on any amount payable in respect of the ADSs.

Promptly following the Effective Time, the Surviving Company will cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Ordinary Shares entitled to receive the Per Share Merger Consideration: (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of any issued share certificates representing Ordinary Shares (or affidavits and indemnities of loss in lieu of the share certificates). Each registered holder of Ordinary Shares entitled to receive the Per Share Merger Consideration that are represented by a share certificate, subject to the surrender of such share certificate (or delivery of an affidavit and indemnity of loss in lieu of the share certificate) for cancellation and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, and each registered holder of non-certificated Ordinary Shares entitled to receive the Per Share Merger Consideration that are represented by book entry will be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Ordinary Shares. Any share certificates so surrendered will forthwith be marked as cancelled. No interest will be paid or will accrue on any amount payable in respect of Ordinary Shares.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case as of specified dates. The statements embodied in those representations and warranties are made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, and may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company are also qualified by the Company’s public disclosures and filings made with and information furnished to the SEC after January 1, 2017 and not less than two business days prior to the date of the Merger Agreement and by a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the Merger Agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, good standing, and qualification or license to carry on the Company’s business;

•	compliance with the Company’s memorandum and articles of association;

•	the capitalization of the Company, including with respect to the number and type of Ordinary Shares;

•

except for Company Options outstanding under any Company Share Plan, the absence of (i) any options, warrants, or other rights or commitments of any kind relating to the issued or unissued capital shares of the Company obligating the Company or any of its subsidiaries to issue or sell any equity interest in the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant any such option, warrant, or other such similar rights or commitments or (ii) any outstanding contractual obligation of the Company or its subsidiaries to repurchase or acquire any equity securities of the Company or any shares or subsidiary;

•

the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company;

•	the absence of any conflict with or breach of the governing documents of the Company or any of its subsidiaries, any agreement to which the Company or any of its subsidiaries is a party, or any governmental order or applicable law arising from the execution, delivery, and performance of the Merger Agreement by the Company or the completion of the Merger or any of the related transactions;

•	compliance with applicable laws, licenses and permits;

•	the Company’s SEC filings since January 1, 2017 and the financial statements included therein;

•	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

•

the Company’s audited and unaudited financial statements filed with or furnished to the SEC since January 1, 2017 having been prepared in accordance with U.S. GAAP and having presented fairly, in all material respects, the financial position, results of operations, shareholders’ equity, and cash flows of the Company and its subsidiaries as of and for the periods presented;

•	the Company’s disclosure controls and procedures over financial reporting;

•	the absence of material undisclosed liabilities;

•	the absence of secured creditors holding fixed or floating security interests or outstanding material unsecured financial indebtedness;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	the absence of any Material Adverse Effect (as defined below) since September 30, 2019;

•

the absence of any legal proceedings or governmental orders against the Company or any of its subsidiaries that would have a Material Adverse Effect or prevent, materially delay, or materially impede the Merger;

•	employee benefit and compensation plans;

•	labor and employment matters;

•	properties;

•	tax matters;

•	no untrue or misleading information in the Schedule 13E-3 or this Proxy Statement;

•	intellectual property;

•	the receipt of a fairness opinion from Duff & Phelps, as financial advisor to the Special Committee;

•	the absence of any broker’s or finder’s fees, other than with respect to the financial advisor to the Special Committee;

•	the absence of a shareholder rights agreement or plan and the inapplicability of certain anti-takeover laws to the Merger Agreement and the Merger; and

•	the absence of any other representations and warranties by the Company to Parent or Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, development, change, effect or occurrence (each, an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse on or with respect to the business, results of operation or condition (financial or otherwise), assets or liabilities of the Company and its subsidiaries taken as a whole; provided, however, that any Effect resulting from the following will not be deemed to constitute a Material Adverse Effect and will not be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

1.	general changes or developments in the political or regulatory conditions or the economy or the financial, debt, capital, credit or securities markets;

2.	general changes or developments in the industries in which the Company or its subsidiaries operate;

3.

the public announcement of the Merger, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its subsidiaries or actions taken (or omitted to be taken) by the Company or any of its subsidiaries that are required by, or are otherwise requested by, Parent or Merger Sub in writing;

4.	any change in applicable laws, regulations, or accounting principles or interpretation thereof;

5.

any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions;

6.	any decline in the market price or trading volume of the Ordinary Shares or ADSs or the credit rating of the Company; or

7.

any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations.

Provided, that in the case of clauses (1), (2), (4), or (5), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby relative to other companies in the industries in which the Company and its subsidiaries operate, such incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing;

•

their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the Merger, and the enforceability of the Merger Agreement against them;

•

the absence of any conflict with or breach of the governing documents of Parent or Merger Sub, any agreement to which Parent or Merger Sub is a party, or any governmental order or applicable law arising from the execution, delivery, and performance of the Merger Agreement by Parent or Merger Sub or the completion of the Merger or any of the related transactions;

•

the absence of legal proceedings against Parent or Merger Sub that would reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions;

•	the capitalization of Merger Sub and Parent’s ownership of Merger Sub;

•	the absence of any broker’s, finder’s or financial advisor’s fees, except as otherwise disclosed;

•	the delivery of the Debt Commitment Letter and the Equity Commitment Letters and enforceability of such financing documents;

•	the Limited Guarantee being in full force and effect and the absence of any breach or default thereunder;

•	Parent, Merger Sub’s and Rollover Shareholders’ ownership of Ordinary Shares, ADS, Company Options or Restricted Share Awards;

•	sufficiency of funds to pay the Merger consideration and any other amounts required to be paid in connection with the consummation of the Merger;

•

the absence of undisclosed agreements, arrangement or understandings between Parent, Merger Sub or any of their respective affiliates, on the one hand, and any shareholder, manager, officer or director of the Company, on the other hand, related to the Transactions or pursuant to which any shareholder of the Company would be entitled to receive consideration in respect of any securities of the Company of a different amount or nature than the Merger consideration;

•	the absence of any other representations and warranties by Parent or Merger Sub to the Company, other than the representations and warranties made by Parent or Merger Sub in the Merger Agreement;

•

the independent investigation of the Company and its subsidiaries by Parent and Merger Sub, and non-reliance by Parent or Merger Sub on any statements, representations or opinions provided by the Company and its affiliates; and

•

the absence of knowledge of the Parent or Merger Sub or any of their respective affiliates (i) that any of the representations and warranties of the Company is not true and correct in all material respects or (ii) of any events or circumstances that would be reasonably likely to result in any of the representations and warranties of the Company not being true and correct in all material respects.

Conduct of Business Pending the Merger

Except as expressly contemplated by the Merger Agreement, as required by applicable laws, or as consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, the Company will and will cause its subsidiaries to, (a) (i) conduct its business in the ordinary course of business consistent with past practice, (ii) maintain in effect all licenses necessary for the lawful conduct of their businesses, and (iii) use reasonable best efforts to preserve their business organization intact and to preserve their material business relationships (including with customers, suppliers, employees and lessors), and (b) not do any of the following:

•	amend its memorandum and articles of association or equivalent organizational documents or enter into any agreement to dissolve, liquidate or otherwise reorganize;

•

acquire (including by merger, consolidation, or acquisition of stock or assets), or make any investment in, any business or any property or assets, other than acquisitions in the ordinary course consistent with past practice with a value of less than $1,000,000 in the aggregate;

•	issue, sell, grant, authorize, pledge, encumber or dispose of any share of the Company or its subsidiaries;

•	reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any shares or shares of capital stock of the Company or any of its subsidiaries;

•	create or incur any lien, other than permitted liens, in respect of indebtedness in an amount exceeding $500,000 in the aggregate on any material assets of the Company or its subsidiaries;

•	make any loans, advances, capital contributions to, or other investments in excess of $500,000 in the aggregate;

•

sell, transfer or otherwise dispose of (including by merger, consolidation or disposition of stock or assets) any corporation, partnership or other business organization or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, permit to lapse or expire, grant an easement with respect to, grant any rights under, or subject to any lien (other than permitted liens), allow to expire, fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), or dispose of any assets, rights or properties;

•

declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s or its subsidiaries’ capital stock;

•	authorize or make any capital expenditures which are in excess of $1,000,000, other than as set forth in the annual budget of the Company;

•

enter into, renew, materially modify or amend, terminate, or waive, release compromise or assign any rights or claims under any material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a material contract), except for any termination or renewal of a material contract in accordance with its terms;

•

except for intercompany loans, incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness in excess of $500,000, or modify in any material respect the terms of any such indebtedness, or assume, guarantee or endorse obligations, in each case, in excess of $500,000;

•

except as required by law, (a) increase compensation or benefits, except base salary increases for employees in the ordinary course of business consistent with past practice; (b) make, announce or grant any incentive compensation bonus, change in control, retention, severance or termination pay or other similar arrangement; (c) establish, amend or terminate any Company Share Plan; (d) loan or advance money; (e) hire or terminate any employee, contractor, consultant or service provider with an annual compensation in excess of $500,000, or (f) accelerate any vesting, funding or payment of any compensation under any Company Share Plan;

•	make any material change to accounting policies or procedures of the Company or its subsidiaries, except as required by a change in U.S. GAAP;

•

make or change any material tax election, materially amend any tax return, enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material tax liability;

•	enter into, modify, amend, or terminate any collective bargaining agreement;

•	waive, release, settle or compromise any legal action, proceeding or investigation, in each case in an amount exceeding $500,000, individually or $1,000,000 in the aggregate;

•	fail to maintain any material insurance policies;

•	enter into any new line of business other than the existing business as of the date of the Merger Agreement; or

•	agree to do any of the foregoing.

Shareholders’ Meeting

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this Proxy Statement, but in any event no later than five business days after such confirmation, the Company will (i) establish a record date for determining shareholders of the Company entitled to vote at the Extraordinary General Meeting, (ii) mail or cause to be mailed this Proxy Statement to holders of Ordinary Shares (including those represented by ADSs) as of the record date, and (iii) instruct the ADS Depositary to (A) fix the ADS Record Date for determining holders of ADSs who will be entitled to give instructions for the exercise of voting right pertaining to the Ordinary Shares represented by ADSs, (B) provide all proxy solicitation materials to all record ADS holders and (C) vote all Ordinary Shares represented by ADSs in accordance with the instructions of such record ADS holders. The Company will hold the Extraordinary General Meeting as promptly as practicable after this Proxy Statement is mailed to the shareholders.

Except as expressly permitted by the Merger Agreement, neither the Company Board (acting upon recommendation of the Special Committee) nor the Special Committee will (i) fail to recommend to the shareholders that approval be given to the Merger or fail to include a recommendation in favor of the Merger in this Proxy Statement, (ii) change, qualify, withdraw or modify its recommendation in favor of the Merger, (iii) fail to reaffirm the recommendation following a public disclosure of an Acquisition Proposal, or (iv) fail to recommend against any Acquisition Proposal (as defined in the Merger Agreement, and as described below) that is a tender offer or exchange offer; provided that a temporary “stop, look and listen” communication pursuant to the Exchange Act will not be deemed to be a violation any of the foregoing clauses (i) through (iv). Any of the foregoing actions and public announcement to effect any of the foregoing are referred to herein as a “Change of Recommendation.” Even if the Company Board has effected a Change of Recommendation, the Merger Agreement will nevertheless be submitted to shareholders for approval unless it is validly terminated pursuant to its terms.

No Solicitation; Change in Company Board Recommendation

The Company has agreed that it will and will cause each of its subsidiaries and their respective representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined in the Merger Agreement, and as described below), and (ii) will request any such third party to return to the Company or destroy any nonpublic information concerning the Company or any of its subsidiaries.

In addition, the Company has agreed that it will not, and will cause each of its subsidiaries not to, from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, directly or indirectly, (i) solicit, initiate, encourage, or take any other action to facilitate, any inquiry, proposal or offer that could reasonably be expected to result in an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or that could reasonably be expected to result in an Acquisition Proposal, or provide any nonpublic information with respect to the Company or any of its subsidiaries to, any third party to encourage or facilitate any inquiry, proposal or offer that could reasonably be expected to result in an Acquisition Proposal (as defined in the Merger Agreement, and as described below), (iii) approve, endorse, recommend, execute or enter into any letter of intent or other agreement relating to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of securities of the Company or any of its subsidiaries, or (v) agree or authorize to do any of the foregoing.

As used in the Merger Agreement, an “Acquisition Proposal” means any inquiry, proposal, or offer from any third party relating to (i) any acquisition, exclusive license or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (ii) any acquisition, purchase or issuance of 20% or more of the total voting power of the Company, (iii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the total voting power of the Company, (iv) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (v) any combination of the foregoing.

The Company has agreed to notify Parent within forty-eight (48) hours after it becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board, or any of their respective representatives. Such notice is required to specify (i) the material terms and conditions thereof, and (ii) the identity of the third party making such Acquisition Proposal.

Notwithstanding the foregoing, if the Company or any of its representatives receives an unsolicited bona fide written Acquisition Proposal, the Company and its representatives may, if the Company Board has determined, in its good faith judgment upon recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement, and as described below) and that failure to take such action would violate its fiduciary duties to the Company and its shareholders, (i) provide information in response to the request of the third party who has made such Acquisition Proposal pursuant to an executed confidentiality agreement between the Company and such person, and (ii) engage or participate in discussions or negotiations with the third party making such Acquisition Proposal.

As used in the Merger Agreement, a “Superior Proposal” means bona fide and written Acquisition Proposal involving more than 50% of the total voting power of the Company that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith (i) is reasonably likely to be consummated in accordance with its terms and (ii) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company than the Transactions, in each case, after (a) consultation with its financial advisor and outside legal counsel and (b) taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory or other consents or approvals, timing, the identity of the person making the proposal, or other aspects of such proposal and the Transactions, including the Merger, and after taking into account any changes to the terms of the Merger Agreement offered in writing by Parent in response to such Superior Proposal in accordance with the procedure of effecting a Change of Recommendation (as defined in the Merger Agreement, and as described below); provided, that any such offer will not be deemed to be a “Superior Proposal” if (x) such offer is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making the offer or (y) any financing required to consummate the transaction contemplated by such offer is not then fully committed or the consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

In addition, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may direct the Company to make a Change of Recommendation if and only if (i) an Intervening Event has occurred or arisen after the date of the Merger Agreement that was not known to, or reasonably foreseeable by, any member of the Special Committee as of or prior to the date of the Merger Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, the Merger Agreement, provided, that in no event will the following developments or changes in circumstances constitute an Intervening Event: (u) the operation of the Company in the ordinary course of business, (v) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with an Acquisition Proposal (which, for the purposes of the Intervening Event definition, will be read without reference to the percentage thresholds set forth in the definition thereof), (w) any change in the price, or change in trading volume, of the Ordinary Shares or the ADSs or in the Company’s credit rating (provided, however, that the exception to this clause (w) will not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (x) the mere fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company (provided, however, that the exception to this clause (x) will not apply to the underlying causes (other than those excluded by clauses (u) to (z) hereto) giving rise to or contributing to such fact or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (y) changes in U.S. GAAP, other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC) or (z) any changes in general economic or political conditions, or in the financial, credit or securities markets in general, (ii) the Company Board has first reasonably determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would reasonably be expected to violate its fiduciary duties to the Company and its shareholders under applicable law, (iii) five (5) business days have elapsed since the Company has given written notice of such Change of Recommendation to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor and including a reasonably detailed written description of the Intervening Event, (iv) during such five business day period, the Company has considered and, if requested by Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of the Merger Agreement proposed by Parent, and (v) the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, following such five business day period, again reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account any adjustment or modification to the terms of the Merger Agreement proposed by Parent, that failure to do so would reasonably be expected to violate its fiduciary duties to the Company and its shareholders under applicable law.

Directors’ and Officers’ Indemnification and Insurance

The memorandum and articles of association of the Surviving Company are required to contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law.

The Surviving Company is required to maintain in effect, for a period of six years after the Effective Time, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company, or a substitute policy of at least the same coverage containing terms and conditions that are no less favorable, with respect to matters occurring prior to the Effective Time. However, after the Effective Time, the Surviving Company will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of current annual premiums paid by the Company prior to the date of the Merger Agreement for such insurance. In addition, at Parent’s request, the Company is required to purchase a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time, including the Merger.

Financing

Prior to the parties’ execution of the Merger Agreement, Parent delivered to the Company copies of (a) the Debt Commitment Letter, (b) the Equity Commitment Letters, pursuant to which the equity investors have agreed to purchase or cause the purchase of equity securities of Parent up to the aggregate amount set forth in the Equity Commitment Letters and the proceeds of which will be used to finance the consummation of the Merger, and (c) the Support Agreement executed by the Rollover Shareholders. The Debt Commitment Letter, the Equity Commitment Letters, and the Support Agreement are collectively referred to in this Proxy Statement as the “Financing Commitments”.

Parent and Merger Sub will use their reasonable best efforts to (a) maintain in effect the Financing Commitments, (b) satisfy, or obtain waivers to, on a timely basis all conditions to funding in the Financing Commitments, (c) negotiate and enter into definitive agreements on terms and conditions described in the Financing Commitments prior to the closing of the Merger, and (d) enforce the funding obligations under the Financing Commitments.

If any portion of the financing under the Financing Commitments becomes unavailable, Parent and Merger Sub are required to timely notify the Company in writing and use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated under the Merger Agreement, with terms and conditions that are no less favorable from the standpoint of the Company in any material respect than those set forth in the Financing Commitments as promptly as practicable.

Certain Additional Covenants

The Merger Agreement also contains covenants of the Company, on the one hand, and Parent and Merger Sub, on the other hand, relating to, among other matters:

•	filing of this Proxy Statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•

access by Parent and its representatives to the offices, properties, books, records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

•

the use of reasonable best efforts by each party to (i) consummate the Merger and the related transactions; and (ii) obtain from any governmental entity any consents, approvals, registrations, authorizations, waivers, permits or orders required for the completion of the Merger and the related transactions;

•

the taking of actions necessary by each party so that no takeover, anti-takeover, moratorium, “fair price,” “control share,” or other similar law is or becomes applicable to the Merger or any of the related transactions;

•

the delisting of the Ordinary Shares and the ADSs from the NYSE, and the termination of the registration of the Ordinary Shares and the ADSs under the Exchange Act, as promptly as practicable after the Effective Time;

•	consultation with respect to public announcements relating to the Merger Agreement and the transactions contemplated by the Merger Agreement; and

•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the transactions contemplated thereby.

Conditions to the Merger

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

•

the Merger Agreement, the Plan of Merger, and Transactions, including the Merger, being approved by a special resolution of the Company passed by the Shareholder Requisite Vote at the Extraordinary General Meeting; and

•

no law, statute, rule or regulation having been enacted or promulgated by any governmental entity which prohibits or makes illegal the consummation of the Merger or other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•

the representations and warranties of the Company in the Merger Agreement regarding the organization, qualification, subsidiaries, memorandum and articles of association, capitalization, authority, brokers, and anti-takeover provisions being true and correct in all respects (except for de minimis inaccuracies), as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date;

•

each of the other representations and warranties of the Company in the Merger Agreement being true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifier), as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date, except to the extent any failures to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

•

the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•	since September 30, 2019, no Material Adverse Effect having occurred that is continuing;

•	Parent having received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the satisfaction of each of the foregoing conditions; and

•	the amount of Dissenting Shares being less than 10% of the total number of issued and outstanding Ordinary Shares immediately prior to the Effective Time.

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date, except to the extent any failures to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger;

•	Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement; and

•	the Company having received a certificate signed on behalf of Parent by an executive officer of Parent certifying as to the satisfaction of each of the foregoing conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement and Plan of Merger may be abandoned, at any time prior to the Effective Time, as follows:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent:

•

if the Effective Time has not occurred on or before the End Date, which is June 1, 2021; provided, that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of the Effective Time not occurring on or prior to the End Date;

•

if a governmental entity of competent jurisdiction issues a final, non-appealable order, decree or ruling which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of such order, decree or ruling; or

•	if the Shareholder Requisite Vote has not been obtained at the Extraordinary General Meeting or any adjournment thereof;

•	by the Company:

•	if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the corresponding closing condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof or the End Date, provided that such right to terminate will not be available to the Company if it is then in material breach of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement, which breach would result in the failure of the corresponding closing condition;

•

if, prior to obtaining the Shareholder Requisite Vote, the Company Board (acting upon recommendation of the Special Committee) has made a Change of Recommendation as a result of a Superior Proposal and the Company, concurrently with the termination of the Merger Agreement, enters into a definitive agreement with respect to such Superior Proposal, provided that the Company has fully complied with applicable terms and conditions of the Merger Agreement and paid the Company Termination Fee (as defined below);

•

if, prior to obtaining the Shareholder Requisite Vote, the Company Board (acting upon recommendation of the Special Committee) has made a Change of Recommendation as a result of an Intervening Event, provided that the Company has fully complied with the applicable terms and conditions of the Merger Agreement and paid the Company Termination Fee; or

•

if (i) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied and continue to be satisfied or waived in accordance with the Merger Agreement, (ii) Parent and Merger Sub fail to effect the Merger within ten (10) business days following the later of the date the Merger should have occurred pursuant to the terms of the Merger Agreement, and (iii) at all times during such ten (10) business day period, the Company stood ready, willing, and able to consummate the Merger and the other Transactions and the Company gave Parent a written notice on or prior to the end of such ten (10) business day period confirming such fact;

•	by Parent:

•

if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the corresponding condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof or the End Date, provided that such right to terminate will not be available to Parent if (i) either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement or (ii) Parent or Merger Sub or their respective affiliates or representatives have taken any action to cause, or that would be reasonably likely to cause, such breach by the Company;

•

if (i) all of the conditions to the obligations of Company to consummate the Merger have been satisfied and continue to be satisfied or waived in accordance with the Merger Agreement, (ii) the Company fails to effect the Merger within ten (10) business days following the date the Merger should have occurred pursuant to the terms of the Merger Agreement, and (iii) at all times during such ten (10) business day period, Parent and Merger Sub stood ready, willing and able to consummate the Merger and the other Transactions and Parent gave the Company a written notice on or prior to the end of such ten (10) business day period confirming such fact; or

•	if the Company Board has made, prior to the Company’s obtaining the Shareholder Requisite Vote, a Change of Recommendation.

Termination Fees

The Company is required to pay Parent a Company Termination Fee of $2,500,000 if the Merger Agreement is terminated (i) by the Company as a result of a Change of Recommendation of the Company Board (acting upon the recommendation of the Special Committee), as a result of a Superior Proposal, (ii) by the Company as a result of a Change of Recommendation of the Company Board (acting upon the recommendation of the Special Committee), as a result of an Intervening Event, (iii) by Parent as a result of a Change of Recommendation by the Company Board, or (iv) by Parent as a result of the failure of the Company to effect the Merger within ten (10) business days following the later of the date the Merger should have occurred pursuant to the terms of the Merger Agreement and the Company’s receipt of the written notice from Parent that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that Parent and Merger Sub are ready, willing and able to complete the Merger, if all other conditions have been satisfied or duly waived.

Parent is required to pay the Company a Parent Termination Fee of $5,000,000 if the Merger Agreement is terminated by the Company due to (i) a breach or failure to perform by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth therein, or (ii) the failure of Parent to effect the Merger within ten (10) business days following the later of the date the Merger should have occurred pursuant to the terms of the Merger Agreement and Parent’s receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other conditions have been satisfied or duly waived.

Remedies and Limitations on Liability

The Company, Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other parties and to seek an injunction, specific performance or other equitable relief to enforce the other parties’ obligations to consummate the Merger, subject to the terms and conditions of the Merger Agreement, in addition to any other remedy by law or equity. In addition, the Company is entitled to specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to cause the financing for the Merger in accordance with the Equity Commitment Letters, but only in the event that (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger (other than those conditions that by their nature are to be satisfied at the Effective Time) have been satisfied or waived, (ii) Parent is required to complete the Merger pursuant to the terms of the Merger Agreement and has not done so, (iii) the financing has been or will be funded pursuant to the Debt Commitment Letter, or from alternative sources if the financing is funded pursuant to the Equity Commitment Letters, and Parent or Merger Sub otherwise seek the funding of the financing under the Debt Commitment Letter, and (iv) the Company has irrevocably confirmed in writing that if the debt financing and equity financing are funded, it would take actions to cause the Merger to occur.

Subject to the above:

•

in the event that Parent or Merger Sub fails to effect the Merger for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform the obligations under the Merger Agreement, the Company’s right to terminate the Merger Agreement and receive the Parent Termination Fee will be the sole and exclusive monetary remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates against Parent, Merger Sub, or any of their respective affiliates, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. None of the Parent or Merger Sub or any of their respective affiliates will have any liability for monetary damages in connection with the Merger Agreement or any of the transactions contemplated under the Merger Agreement other than the payment of the Parent Termination Fee pursuant to the terms of the Merger Agreement; and

•

in the event the Company fails to effect the Merger for any reason or no reason or otherwise breaches the Merger Agreement or otherwise fails to perform the obligations under the Merger Agreement, Merger Sub’s right to terminate the Merger Agreement and receive the Company Termination Fee will be the sole and exclusive monetary remedy (whether at law, in equity, in contract, in tort or otherwise)

of Parent or Merger Sub against any of the Company, its subsidiaries, shareholders of the Company, or any of the Company’s subsidiaries or any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. None of the Company, any of its subsidiaries, any shareholder of the Company, or any of the Company’s subsidiaries or any of their respective affiliates will have any liability for monetary damages in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement other than the payment by the Company of the Company Termination Fee.

Amendment

The Merger Agreement may be modified or amended only by written agreement of Parent, Merger Sub and the Company; provided that the Company may only take such action with the approval of the Special Committee.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Buyer Group or (b) allow the Unaffiliated Security Holders to obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of Ordinary Shares to dissent from the Merger and receive payment of the fair value of their Ordinary Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex C to this Proxy Statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise your Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such right. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose the ability to assert Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of its, his or her Ordinary Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Act.

The valid exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Ordinary Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Ordinary Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenters’ Rights, the following procedures must be followed:

•

You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Ordinary Shares if the Merger is authorized by the vote at the Extraordinary General Meeting.

•

Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all Dissenting Shareholders who have served a Notice of Objection.

•

Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any Dissenting Shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number of the Ordinary Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Ordinary Shares. A Dissenting Shareholder must dissent in respect of all the Ordinary Shares which it, he or she holds. Upon the giving of such Notice of Dissent, the Dissenting Shareholder will cease to have any of the rights of a shareholder, except for (a) the right to be paid the fair value of its, his or her Ordinary Shares, (b) the right to participate fully in proceedings to determine the fair value of his or her Ordinary Shares, and (c) the right to seek relief on the grounds that the Merger is unlawful or void.

•

Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase its, his or her Ordinary Shares at a price determined by the Company to be the fair value of such Ordinary Shares.

•

If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on the price to be paid for the Ordinary Shares owned by the Dissenting Shareholder, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Ordinary

Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Ordinary Shares with the Company, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed the fair value of their Ordinary Shares with the Company and if a Dissenting Shareholder files a petition the Company must file such verified list within 10 days of service of such petition on the Company.

•

If a petition is timely filed and served, the Grand Court will determine at a hearing, at which Dissenting Shareholders are entitled to participate, (a) the fair value of such Ordinary Shares held by those shareholders as the Grand Court finds are involved together with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Ordinary Shares are held by a fiduciary, such as by a trustee, guardian or custodian, such notices and petitions must be executed by or for the fiduciary. If Ordinary Shares are held by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in executing the notice or petition, he or she is acting as duly authorized agent for the registered owner. A person having a beneficial interest in Ordinary Shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise the Dissenters’ Rights attached to such Ordinary Shares.

You must be a registered holder of Ordinary Shares in order to exercise Dissenters’ Rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Ordinary Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and become a registered holder of such Ordinary Shares and comply with the procedures described above in order to exercise Dissenters’ Rights with respect to the Ordinary Shares prior to the vote to approve and authorize the Merger is taken at the Extraordinary General Meeting. The ADS Depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs and any Notice of Objection or Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Act. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at Deutsche Bank Trust Company Americas, at 60 Wall Street, New York, NY 10005, United States of America, by email at adr@db.com, or by phone at +1-212-250-9100.

If you do not satisfy each of these requirements and comply strictly with all procedures required by the Cayman Islands Companies Act, you cannot exercise your Dissenters’ Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a signed proxy card that does not direct how the Ordinary Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Ordinary Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to the Company’s offices at 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of each of your Ordinary Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares. In addition, in any proceedings for determination of the fair value of the Ordinary Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration represents at least the fair value of each of your Ordinary Shares. You may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

SUMMARY FINANCIAL INFORMATION

The selected consolidated financial information with respect to the Company set forth below is derived from the audited consolidated financial statements of the Company contained in the 2020 Form 20-F. More comprehensive financial information is included in documents filed by the Company with the SEC, and the following financial information is qualified in its entirety by reference to the 2020 Form 20-F, and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

The selected financial information presented below as of and for the fiscal years ended September 30, 2019 and September 30, 2020 has been derived from the Company’s audited consolidated financial statements. The selected financial information should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference therein.

	Years Ended September 30,
	2019	2020
	(In thousands of $, except share, per share and per ADS data)
Selected Consolidated Statement of Operations Data:
Net revenues:
Online education services	145,917	159,338
Books and reference materials	27,372	22,061
Others	38,533	28,159
Total net revenues	211,822	209,558
Cost of sales:
Cost of services and others(5)	(85,252)	(81,976)
Cost of tangible goods sold	(19,489)	(19.622)
Total cost of sales	(104,741)	(101,598)
Gross profit	107,081	107,960
Operating expenses:
Selling expenses(5)	(61,460)	(69,848)
General and administrative expenses(5)	(24,919)	(25,478)
Impairment of goodwill(6)	(1,517)	—
Total operating expenses	(87,896)	(95,326)
Change in fair value in connection with business combination	695	—
Other operating income	2,968	6,155
Operating income	22,848	18,789
Interest income (expense), net	(612)	1,534
Exchange gain (loss)	3,296	(5,261)
Impairment loss from long-term investments(7)	(6,920)	(910)
Gain from disposal of an investment	318	—
Gain from deconsolidation of a subsidiary(8)	6,869	—
Income before income taxes	25,799	14,152
Income tax expense	(8,121)	(5,460)
Loss from equity method investments	(1,484)	(555)
Net income	16,194	8,137
Less: Net loss attributable to noncontrolling interest	(5,060)	(2,293)
Net income attributable to China Distance Education Holdings Limited	21,254	10,430
Net income per ordinary share:
Net income attributable to China Distance Education Holdings Limited shareholders
Basic	0.16	0.08
Diluted	0.16	0.08

	Years Ended September 30,
	2019	2020
	(In thousands of $, except share, per share and per ADS data)
Dividends declared per share	—	0.145
Net income per ADS:
Net income attributable to China Distance Education Holdings Limited shareholders(1)
Basic	0.64	0.31
Diluted	0.64	0.31
Weighted average shares used in calculating net income per share:
Basic	133,060,900	133,984,929
Diluted	134,138,117	135,232,224
Other Consolidated Financial Data:
Gross Margin(2)	50.6%	51.5%
Operating Margin(3)	10.8%	9.0%
Net Margin(4)	10.0%	5.0%

(1)	One ADS represents four Ordinary Shares.
(2)	Gross margin represents gross profit as a percentage of net revenues.
(3)	Operating margin represents operating income as a percentage of net revenues.
(4)	Net margin represents net income attributable to CDEL as a percentage of net revenues.
(5)	Includes the following amounts of share-based compensation expenses for the periods indicated:

	Years Ended September 30,
	2019	2020
	(in thousands of $)
Cost of services and others	23	139
Selling expenses	10	58
General and administrative expenses	1,972	2,421
Total share-based compensation expenses	2,005	2,618

(6)	Impairment of goodwill for the fiscal year ended September 30, 2019 was $1.5 million, due to impairment of the value of the business start-up training services segment.
(7)

Impairment loss from long-term investments for the fiscal year ended September 30, 2019 was $6.9 million, due to impairment of the value of our investee companies, Hangzhou Wanting and Amdon of $6.4 million and $0.5 million, respectively. Impairment loss from long-term investments for the fiscal year ended September 30, 2020 was $0.9 million, due to an impairment of our investment in Beijing Xinrui Education Technology.

(8)

Gain from deconsolidation of a subsidiary for the fiscal year ended September 30, 2019 was $6.9 million, due to gain on the disposal of 60% equity interest and fair value change of the remaining 40% equity interest, in Champion Tax Advisory or “Tax School Program.”

	As of September 30,
	2019	2020
	(in thousands of $)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	67,977	80,056
Term deposits	—	13,440
Restricted cash - current	38,358	4,212
Restricted cash – non-current	—	16,849
Short-term investments	22,118	20,343
Long-term investments	25,379	26,324
Total assets	355,350	398,139
Short-term bank borrowings	38,502	4,012
Deferred revenue—current	94,202	105,953
Refundable fees—current	435	1,729
Deferred revenue—non-current	33,564	33,928
Refundable fees—non-current	2,440	2,602
Long-term bank borrowing	—	16,000
Total liabilities	231,604	271,195
Total China Distance Education Holdings Limited shareholders’ equity	72,831	77,975
Total noncontrolling interest	50,915	48,969
Total liabilities and equity	355,350	398,139
Ordinary Shares	13	14

Net Book Value per Ordinary Share

The net book value per Ordinary Share as of September 30, 2019 was $0.54 based on 134,210,745 Ordinary Shares issued and outstanding as of that date (excluding Ordinary Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Options under the Company Share Plans).

The net book value per Ordinary Share as of September 30, 2020 was $0.58 based on 135,320,433 Ordinary Shares issued and outstanding as of that date (excluding Ordinary Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Options under the Company Share Plans).

TRANSACTIONS IN THE ORDINARY SHARES AND ADSs

Purchases by the Buyer Group

Open Market Purchases by Chairman Parties

Purchaser	Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS ($)	Average Price Paid per ADS ($)
CST	First Quarter 2019	195,343	6.7465 – 7.5133	7.1285

Share Charge and Abax Consent

On June 19, 2018, CST as borrower, the Chairman and the Deputy Chairman entered into a loan agreement (the “Loan Agreement,” which expression will include any further amendments, restatements, supplements and variation thereto from time to time) with Alpha Mezzanine Investment Limited (“Alpha”) as lender. Pursuant to the Loan Agreement, CST borrowed $25 million from Alpha. In connection with the Loan Agreement, CST entered into (i) a Charge Over Shares and an Additional Share Charge, respectively, with Madison Pacific Trust Limited (“Madison Pacific”) and Alpha, and (ii) a Confirmatory Share Charge and a Confirmatory Additional Share Charge, respectively, with Alpha and Madison Pacific (collectively, the “Share Charge Agreements,” which expression will include any further amendments, restatements, supplements and variation thereto from time to time).

On June 5, 2020, CST received a notice from Alpha and Abax Asian Structured Private Credit Fund III, LP (“Abax”), pursuant to which on and effective from June 5, 2020, Alpha assigned to Abax all of its rights and benefits under the Loan Agreement, the Share Charge Agreements and certain other related agreements. As of November 26, 2020, CST had charged 34,800,244 Ordinary Shares and 931,358 ADSs pursuant to the Share Charge Agreements.

On November 26, 2020, the Chairman Parties, Abax and Madison Pacific entered into a waiver and consent letter agreement, pursuant to which, and subject to the terms and conditions contained therein, Abax as lender and secured party, and Madison Pacific as security agent and custodian, among other things, consent to (i) the discharge and release of any encumbrance (including the charged Ordinary Shares and ADSs above) in favor of Abax and/or Madison Pacific pursuant to a deed of release to be executed by and between relevant parties; (ii) each of the relevant Chairman Parties taking any actions or transactions under terms of the Support Agreement and Interim Investors Agreement and to issue the Limited Guarantee; and (iii) the Chairman Parties incurring debt financing under the Debt Commitment Letter, and the creation or issuance of any encumbrance thereunder; provided that no such encumbrance may be created over any assets subject to the Share Charge Agreements.

Company Equity Awards of Chairman Parties

The following table shows grants to, and exercise by, the Chairman Parties of the equity awards of the Company during the past two years, for each such grant or exercise setting out the date, the price per equity award (if applicable) and the number of equity awards granted or exercised:

Name	Date	Grant /Exercise	Type of Equity Awards	Number of Equity Awards (Ordinary Shares)	Price Per Equity Award (US$)
Zhengdong Zhu	12/28/2018	Grant	Company Restricted Share Awards	58,360	0
Zhengdong Zhu	12/20/2019	Grant	Company Restricted Share Awards	109,904	0
Zhengdong Zhu	11/13/2020	Grant	Company Restricted Share Awards	133,968	0
Baohong Yin	12/03/2019	Grant	Company Restricted Share Awards	35,000	0

Open Market Purchases by Wang Family

Purchaser	Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS ($)	Average Price Paid per ADS ($)
Zhangxing Wang	Third Quarter 2019	483,583	4.5499 – 5.4465	4.9222
	Fourth Quarter 2019	331,764	5.5280 – 7.2152	6.5140
	First Quarter 2020	414,116	6.6073 – 7.5000	7.2440
	Second Quarter 2020	566,625	6.3057 – 8.1306	7.1433
	Third Quarter 2020	25,486	8.7716 – 8.8000	8.7814
Qi Wang	Third Quarter 2019	140,000	4.6579 – 5.1052	4.8780
	Second Quarter 2020	845,953	6.7846 – 8.7841	8.0221
	Third Quarter 2020	104,135	8.6596 – 8.8941	8.8663
Home Value	Third Quarter 2020	443,500	8.7839 – 9.0536	8.9939

Company Equity Awards of Chen

The following table shows grants to, and exercise by, Xiaoshu Chen of the equity awards of the Company during the past two years, for each such grant or exercise setting out the date, the price per equity award (if applicable) and the number of equity awards granted or exercised:

Name	Date	Grant / Exercise	Type of Equity Awards	Number of Equity Awards (Ordinary Shares)	Price Per Equity Award (US$)
Xiaoshu Chen	December 3, 2019	Grant	Company Restricted Share Awards	35,000	0

Except as described above and other than the Merger Agreement and agreements entered into in connection therewith, including the Support Agreement, the Limited Guarantee, the Equity Commitment Letters and the Interim Investors Agreement, there have been no purchases in Ordinary Shares or ADSs by the members of the Buyer Group at any time during the past two years.

Purchases by the Company

The Company did not purchase any Ordinary Shares or ADSs during the two years prior to the date of this Proxy Statement.

Prior Public Offerings

The Company has not conducted an underwritten public offering of its securities for cash during the past three years.

Transactions in Prior 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith including the Interim Investors Agreement, the Support Agreement, the Limited Guarantee, and the Equity Commitment Letters, and as disclosed above, there have been no transactions in the Ordinary Shares or ADSs during the past 60 days by the Company, any of the Company’s officers or directors (including the Rollover Shareholders), Parent, Merger Sub, or any person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of the Ordinary Shares as of the date of this Proxy Statement by:

•	each of the Company’s directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to own more than 5.0% of the Company’s total issued and outstanding shares.

	Ordinary Shares Beneficially Owned
	Number(1)	Percent(2)
Directors and Executive Officers:
Zhengdong Zhu(3)	53,119,017	38.84%
Baohong Yin(4)	53,119,017	38.84%
Xiaoshu Chen(5)	2,234,800	1.63%
Mark Marostica	*	*
Philip Chan	*	*
Feijia Ji	*	*
Annabelle Yu Long	*	*
Liankui Hu	*	*
Carol Yu	*	*
Directors and Executive Officers Combined	58,117,548	42.50%
Principal Shareholders:
Champion Shine Trading Limited(6)	52,752,617	38.58%
YM Investment Limited, The Li Family (PTC) Limited and Ms. Lam Lai Ming(7)	25,814,468	18.88%
Zhangxing Wang, Qi Wang, and Home Value Holding Co., Ltd.(8)	13,213,740	9.66%
Wells Fargo & Company(9)	9,430,972	6.90%

*	Beneficially owns less than 1% of our outstanding Ordinary Shares.
(1)

The number of Ordinary Shares beneficially owned by each of the listed persons includes Ordinary Shares that such person has the right to acquire within 60 days after the date of this Proxy Statement. However, such Ordinary Shares that such person so has the right to acquire are not deemed outstanding for the purpose of computing the percentage ownership of all directors and executive officers as a group.

(2)

Percentage of beneficial ownership for each of the persons listed above is determined by dividing (i) the number of Ordinary Shares beneficially owned by such person by (ii) the total number of Ordinary Shares outstanding, plus the number of Ordinary Shares such person has the right to acquire within 60 days after the date of this Proxy Statement. The total number of Ordinary Shares outstanding as of December 1, 2020 was 136,747,601.

(3)

Includes (i) 44,800,245 Ordinary Shares, and 7,952,372 Ordinary Shares represented by 1,988,093 ADSs, held by Champion Shine Trading Limited, (ii) 65,000 Ordinary Shares represented by 16,250 ADSs held by the Deputy Chairman, and (iii) 167,432 Ordinary Shares held by the Chairman, and (iv) 133,968 Ordinary Shares consisting of Company Restricted Share Awards. Champion Shine Trading Limited is a British Virgin Islands company whose sole shareholder is the Chairman. The Chairman and the Deputy Chairman are husband and wife. Therefore, the Chairman may be deemed to share the voting and dispositive power over the Ordinary Shares owned or beneficially owned by the Deputy Chairman. The business address of the Chairman is 18th Floor, Xueyuan International Tower 1, Zhichun Road, Haidian District, Beijing 100083, China.

(4)

Includes (i) 44,800,245 Ordinary Shares, and 7,952,372 Ordinary Shares represented by 1,988,093 ADSs, held by Champion Shine Trading Limited, (ii) 65,000 Ordinary Shares represented by 16,250 ADSs held by the Deputy Chairman, (iii) 167,432 Ordinary Shares held by the Chairman, and (iv) 133,968 Ordinary Shares consisting of Company Restricted Share Awards. The Chairman is the sole shareholder of Champion

Shine Trading Limited. The Chairman and the Deputy Chairman are husband and wife. Therefore, the Deputy Chairman may be deemed to share the voting and dispositive power over the Ordinary Shares held by the Chairman. The business address of Baohong Yin is 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, China.
(5)

Includes (i) 1,000,000 Ordinary Shares, and 899,800 Ordinary Shares represented by 224,950 ADSs, held by Jetlong Investments Limited, (ii) 255,000 Ordinary Shares held by Xiaoshu Chen, and (iv) the Company Options to purchase 80,000 Ordinary Shares held by Xiaoshu Chen. Jetlong Investments Limited is a British Virgin Islands company whose sole shareholder and sole director is Xiaoshu Chen. The business address of Xiaoshu Chen is Southeastern University, No. 2 Sipailou, Nanjing 210096, China.

(6)

Includes 44,800,245 Ordinary Shares, and 7,952,372 Ordinary Shares represented by 1,988,093 ADSs, held by Champion Shine Trading Limited, a British Virgin Islands company whose sole shareholder and sole director is the Chairman. The address of Champion Shine Trading Limited is Suites 1501-1503, 15th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

(7)

The number of Ordinary Shares beneficially owned is as reported in a Schedule 13D/A filed by YM Investment Limited, The Li Family (PTC) Limited and Ms. Lam Lai Ming on December 21, 2020. The business address of YM Investment Limited reported on the Schedule 13D filed on February 14, 2020 is c/o Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The business address of The Li Family (PTC) Limited reported on the Schedule 13D filed on February 14, 2020 is 80 Main Street, P.O. Box 3200, Road Town, Tortola, VG 1110, British Virgin Islands. The business address of Ms. Lam Lai Ming reported on the Schedule 13D filed on February 14, 2020 is c/o Suite 2901, 29th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong.

(8)

The number of Ordinary Shares beneficially owned is as reported in a Schedule 13D filed by Zhangxing Wang, Qi Wang, Home Value Holding Co., Ltd. on December 2, 2020. Zhangxing Wang and Qi Wang’s principal business addresses is 42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai, People’s Republic of China. The principal office of the Home Value is the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Island.

(9)

The number of Ordinary Shares beneficially owned is as reported in a Schedule 13G filed by Wells Fargo & Company on February 4, 2020. The business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, the Company will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated by reference in this Proxy Statement include certain forward-looking statements. These statements appear throughout this Proxy Statement and include statements regarding the intent, belief, and current expectations of the Company. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of the various factors, including those identified in (i) the 2020 Form 20-F, and (ii) as otherwise described in the Company’s filings with the SEC from time to time.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish the Company’s annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of the Company’s website at http://ir.cdeledu.com/. The Company’s website address is provided as an inactive textual reference only. The information provided on the Company’s website is not part of this Proxy Statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. The 2020 Form 20-F is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this Proxy Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this Proxy Statement.

We undertake to provide you without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

Requests for copies of the Company’s filings should be directed to China Distance Education Holdings Limited at the address and phone numbers provided in this Proxy Statement. The opinion and presentation materials prepared by Duff & Phelps for the Special Committee referenced in this Proxy Statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Ordinary Shares or his, her or its representative who has been so designated in writing.

If you have any questions or need assistance in voting your Ordinary Shares or ADSs, you can contact China Distance Education Holdings Limited at +86-10-8231-9999 ext. 1826 or at IR@cdeledu.com.

This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your Ordinary Shares, or to direct the voting of Ordinary Shares represented by your ADSs, at the Extraordinary General Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement.

This Proxy Statement is dated                , 2021. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to holders of Ordinary Shares and ADSs does not create any implication to the contrary.

ANNEX A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

Among

CHAMPION DISTANCE EDUCATION INVESTMENTS LIMITED,

CHINA DISTANCE LEARNING INVESTMENTS LIMITED

and

CHINA DISTANCE EDUCATION HOLDINGS LIMITED

Dated as of December 1, 2020

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 1, 2020 (this “Agreement”), is entered into by and among Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and China Distance Education Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Law (Cap. 22 (Law 3 of 1961) as revised and consolidated) of the Cayman Islands (the “Cayman Companies Law”), it is proposed that Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the Cayman Companies Law) and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation of a special committee of the Board of Directors consisting of independent directors (the “Special Committee”), has (a) determined that it is in the best interests of the Company and its shareholders (other than the holders of Excluded Shares) and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and (c) resolved to recommend the approval and authorization of this Agreement, the Merger and the other transactions contemplated hereby by the shareholders of the Company at the Shareholders’ Meeting;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (a) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and (b) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement and the Plan of Merger;

WHEREAS, as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company, Parent, Zhengdong Zhu, Baohong Yin, Champion Shine Trading Limited, Zhangxing Wang, Qi Wang, Home Value Holding Co., Ltd., Jetlong Investments Limited and Xiaoshu Chen (each, a “Rollover Shareholder,” and collectively, the “Rollover Shareholders”) have entered into a support agreement, dated as of the date hereof, in the form delivered to the Company simultaneously with the execution of this Agreement (the “Support Agreement”) pursuant to which each such Rollover Shareholder has agreed, among other things, (a) subject to the terms and conditions of the Support Agreement, to vote its Rollover Shares, together with any other Ordinary Shares (including Ordinary Shares represented by ADSs) acquired (whether beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of such Rollover Shareholder’s obligations under the Support Agreement, in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby, and to take certain other actions in furtherance of the transactions contemplated by this Agreement; and (b) subject to the terms and conditions of the Support Agreement, to receive no cash consideration for the cancellation of the Rollover Shares in accordance with this Agreement, and to subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time;

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Mr. Zhengdong Zhu and

Ms. Baohong Yin (“Guarantors”) have entered into and delivered a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement in the form delivered to the Company simultaneously with the execution of this Agreement (“Limited Guarantee”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VII, and in accordance with the applicable provisions of the Cayman Companies Law, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the surviving company (as defined in the Cayman Companies Law) of the Merger (the “Surviving Company”).

Section 1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at (a) the offices of 2201 China World Office 2, 1 Jian Guo Men Wai Avenue, Chaoyang District, Beijing, China, at 10:00 a.m., Hong Kong Time, on the tenth Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement, or (b) at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the Party or Parties entitled to such condition under this Agreement.

Section 1.3    Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Companies Law by executing and filing the Plan of Merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Law. The Merger shall become effective on the date the Plan of Merger is registered by the Registrar of Companies or such later date specified in the Plan of Merger in accordance with the Cayman Companies Law (such date, the “Effective Time”).

Section 1.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, at the Effective Time, all the property of every description including choses in action, rights, and the business, undertaking, goodwill, benefits, immunities and privileges of the Company and Merger Sub shall immediately vest in the Surviving Company, and the Surviving Company shall be liable for and subject, in the same manner as the Company and Merger Sub, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Company and Merger Sub in accordance with the provisions of the Cayman Companies Law.

Section 1.5    Company Memorandum and Articles of Association. At the Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company, save and except that (a) all references to the name “China Distance Learning Investments Limited” shall be amended to “China Distance Education Holdings Limited”; (b) all references to the share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum and articles of association; and (c) such memorandum and articles of association shall include such indemnification provisions as are required by Section 6.9(c).

Section 1.6    Directors and Officers.

(a)    The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal.

(b)    The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

ARTICLE II

EFFECT OF MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)    Per Share Merger Consideration. Each ordinary share, par value $0.0001 per share of the Company (each, an “Ordinary Share” or collectively, “Ordinary Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Ordinary Shares subject to the Company Restricted Share Awards and the Ordinary Shares represented by ADSs) shall be cancelled in exchange for the right to receive $2.45 per Ordinary Share in cash without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Ordinary Shares that have been exchanged for a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be issued and outstanding, shall be cancelled and extinguished and shall cease to exist, and each former holder of Ordinary Shares (other than the Excluded Shares and the Ordinary Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Ordinary Shares, except for the right to receive the Per Share Merger Consideration without interest, to be paid in consideration therefor in accordance with this Article II.

(b)    Per ADS Merger Consideration. Each American Depositary Share, representing four (4) Ordinary Shares (each, an “ADS” or collectively, “ADSs”) issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares), together with each Ordinary Share represented by such ADSs, shall be cancelled in exchange for the right to receive $9.80 per ADS in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; provided that in the event of any conflict between this Agreement and the Deposit Agreement, the provisions in this Agreement shall apply. At the Effective Time, all of the ADSs, together with each Ordinary Share represented by such ADSs, that have been converted into a right to receive the Per ADS Merger Consideration as provided in this Section 2.1(b) shall no longer be issued and/or outstanding, as the case may be, shall be cancelled and extinguished and shall cease to exist, and each former holder of ADSs (other than the ADSs representing the Excluded Shares) that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such ADSs, except for the right to receive the Per ADS Merger Consideration without interest, to be paid in consideration therefor in accordance with this Article II.

(c)    Cancellation of Certain Shares. Each Excluded Share other than the Dissenting Shares issued and outstanding immediately prior to the Effective Time (including the Excluded Shares which are represented by ADSs) shall be cancelled and extinguished automatically and shall cease to exist, and no consideration shall be paid therefor.

(d)    Dissenting Shares. Any Ordinary Shares that are issued immediately prior to the Effective Time and are held by a holder of Ordinary Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the Cayman Companies Law (collectively, the “Dissenting Shares”) shall be cancelled and extinguished and cease to exist, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration without interest (except as provided in this Section 2.1(d)), and each such Dissenting Shareholder shall instead be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Law. If any Dissenting Shareholder has effectively withdrawn in accordance with the Cayman Companies Law or lost the right to dissent, then in each case, as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled and extinguished at the Effective Time, be entitled to receive the Per Share Merger Consideration without interest, pursuant to this Section 2.1(d).

(e)    Share Capital of Merger Sub. Immediately following the cancellation of Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the terms and conditions set out in Section 2.1(a) to Section 2.1(d) above, each ordinary share, par value $0.0000005 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the Surviving Company and shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

Section 2.2    Treatment of Company Equity Awards.

(a)    Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors or the compensation committee thereof, as applicable, shall adopt any resolutions and take any other actions necessary or appropriate to cause the Company Options and the Company Restricted Share Awards to be treated in accordance with Section 2.2(b) below.

(b)    Treatment of Company Options and Company Restricted Share Awards.

(i)    Treatment of Company Options. Each Company Option, whether vested or unvested, that is issued and outstanding as of immediately prior to the Effective Time will, except as otherwise agreed to in writing between a holder of such Company Options and Parent, without other action by Parent, the Company, or the holder of such Company Option, be cancelled and exchanged for the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the excess of (A) Per Share Merger Consideration over (B) the exercise price of such Company Option, multiplied by the number of Ordinary Shares underlying such Company Option, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.3(i) (if any); provided that any Company Option that has an exercise price per Ordinary Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefore.

(ii)    Treatment of Company Restricted Share Awards. Each Ordinary Share, whether vested or unvested, that is issued and outstanding as of immediately prior to the Effective Time and subject to a Company Restricted Share Award will, except for the Ordinary Shares subject to the Company Restricted Share Awards held by the Guarantors (which are part of the Rollover Shares) or as otherwise agreed to in writing between a holder of a Company Restricted Share Award and Parent, without other action by Parent, the Company, or holder of such Company Restricted Share Award, be cancelled and exchanged for the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.3(i) (if any).

(iii)    Payment Procedures. Prior to the filing of the Plan of Merger with the Registrar of Companies, Parent will deposit (or cause to be deposited) with the Escrow Agent (as defined below) the aggregate amount payable to holders of Company Options and Company Restricted Share Awards (after giving effect to any required Tax withholdings as provided in Section 2.3(i)) (the “Equity Award Funds”). The Escrow Agent shall, and Parent shall cause the Escrow Agent to, release the full amount of the Equity Award Funds to the Company, by wire transfer of immediately available funds, by no later than immediately after such time as the Escrow Agent receives satisfactory evidence of the filing of the Plan of Merger with the Registrar of Companies (it being agreed that, without limitation, (x) an email confirmation from either Parent’s or the Company’s Cayman Islands legal counsel confirming that such filing has been submitted or (y) an email copy of a Certificate of Merger with respect to the Merger issued by the Registrar of Companies will constitute satisfactory evidence); provided, that in any event the full amount of the Equity Award Funds shall be released to the Company by no later than immediately prior to the Effective Time and provided further, that there will be no conditions to the Escrow Agent’s release of the Equity Award Funds other than the Escrow Agent’s receipt of such evidence. At its election in its sole discretion, the Company shall be made a party to all agreements with the Escrow Agent with respect to the foregoing, with full power to enforce the Escrow Agent’s obligations thereunder. As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date that occurs more than three Business Days following the Effective Time, the applicable holders of Company Options and Company Restricted Share Awards shall receive a payment from the Company or the Surviving Company, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company Options and Company Restricted Share Awards (as applicable) that are cancelled and converted pursuant to Section 2.2(b) (after giving effect to any required Tax withholdings as provided in Section 2.3(i)). Notwithstanding the foregoing, if any payment payable to a holder of Company Options or Company Restricted Share Awards pursuant to Section 2.2(b), as applicable, cannot be made through the Company’s or the Surviving Company’s payroll system or payroll provider, then the Surviving Company shall issue a check for such payment to such holder (after giving effect to any required Tax withholdings as provided in Section 2.3(i)), which check shall be sent by overnight courier to such holder as promptly as reasonably practicable following the Effective Time (but in any event on or prior to the next regularly schedule payroll date).

(iv)    As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Board of Directors or the compensation committee of the Board of Directors, as applicable, shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.2. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Company will be required to issue Ordinary Shares or other share capital of the Company or the Surviving Company to any person pursuant to the Company Share Plans or in settlement of any Company Option or Company Restricted Share Awards. Promptly following the date hereof but in any event prior to the Effective Time, the Company shall deliver written notice to each holder of Company Options and Company Restricted Share Awards informing such holder of the effect of the Merger on such Company Options and Company Restricted Share Awards.

Section 2.3    Exchange of Share Certificates, etc.

(a)    Paying Agent. Prior to the Closing Date, Parent shall (i) appoint a bank or trust company selected by Parent to act as paying agent (the “Paying Agent”) and (ii) a separate department of the same bank or trust company to act as escrow agent (the “Escrow Agent”) for all payments required to be made pursuant to Section 2.1(a), Section 2.1(b) and Section 2.1(d) (in the case of Section 2.1(d), when ascertained) (collectively, the “Merger Consideration”). Prior to the filing of the Plan of Merger with the Registrar of Companies, or in the case of payments pursuant to Section 2.1(d), when ascertained, Parent shall deposit, or cause to be deposited, with the Escrow Agent, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Escrow Agent shall, and Parent shall cause the Escrow Agent to, release the full amount of the Exchange Fund to the Paying Agent, for the benefit of the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) (other than Excluded Shares), by no later than immediately after such time as the Escrow Agent receives satisfactory evidence of the filing of the Plan of Merger with the Registrar of Companies (it being agreed that, without limitation, (x) an email confirmation from either Parent’s or the Company’s Cayman Islands legal counsel confirming that such filing has been submitted or (y) an email copy of a Certificate of Merger with respect to the Merger issued by the Registrar of Companies will constitute satisfactory evidence); provided, that in any event the full amount of the Exchange Fund shall be released to the Paying Agent by no later than immediately prior to the Effective Time and provided further, that there will be no conditions to the Escrow Agent’s release of the Exchange Funds other than the Escrow Agent’s receipt of such evidence. At its election in its sole discretion, the Company shall be made a party to all agreements with the Escrow Agent with respect to the foregoing, with full power to enforce the Escrow Agent’s obligations thereunder.

(b)    Exchange Procedures. Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Ordinary Shares (other than the Excluded Shares and the Ordinary Shares represented by ADSs) entitled to receive the Per Share Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of such Ordinary Shares shall be effected); and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Ordinary Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.3(c)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.3(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Ordinary Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.3(c)) and each registered holder of non-certificated Ordinary Shares represented by book entry (“Uncertificated Shares”) shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Ordinary Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.3(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.3(i), and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving

Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any, which shall be withheld by the Depositary in accordance with Section 2.3(i)) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Ordinary Shares or ADSs pursuant to the provisions of this Article II.

(c)    Lost Certificates. If any Share Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Ordinary Shares (other than Excluded Shares) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.1(a).

(d)    Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Ordinary Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Ordinary Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to shareholders of the Company and holders of ADSs who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of six years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

(e)    Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split or subdivision, reverse share split or share consolidation, share dividend (including any dividend or distribution of securities convertible into Ordinary Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Ordinary Shares or ADSs occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Ordinary Shares (including Ordinary Shares represented by ADSs), Company Options and Company Restricted Share Awards the same economic effect as contemplated by this Agreement prior to such action.

(f)    Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Ordinary Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company; provided that no such investment or losses shall affect the amounts payable to such holders and Parent or the Surviving Company, as applicable, shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment to the extent necessary to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration as contemplated hereby. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Company. Except as contemplated by Section 2.3(b), this Section 2.3(f) and Section 2.3(g), the Exchange Fund shall not be used for any other purpose.

(g)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Ordinary Shares or ADSs for six months after the Effective Time shall be delivered to the Surviving

Company upon demand, and any holders of Ordinary Shares and ADSs (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.1(a) and Section 2.1(b).

(h)    No Liability. None of the Paying Agent, the Rollover Shareholders, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Ordinary Shares for any such Ordinary Shares (including Ordinary Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(i)    Withholding Rights. Each of Parent, the Surviving Company, the Paying Agent, Merger Sub and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Ordinary Shares, ADSs, Company Options or Company Restricted Share Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as applicable, to the applicable Governmental Entity and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Ordinary Shares, ADSs, Company Options or Company Restricted Share Awards in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be.

Section 2.4    No Transfers. From and after the Effective Time, (a) the register of members of the Company shall be closed, and there shall be no registrations of transfers in the register of members of the Surviving Company of the Ordinary Shares (including Ordinary Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time, and (b) the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Ordinary Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Ordinary Shares (other than the Excluded Shares), and for no consideration in the case of Excluded Shares and only in accordance with Section 2.1(d) and Section 2.6 in the case of the Dissenting Shares.

Section 2.5    Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Depositary to terminate (i) the deposit agreement dated June 29, 2008, entered into by and among the Company, the Depositary and the holders and beneficial owners of ADSs issued thereunder and (ii) the renewal engagement letter dated March 25, 2019, entered into between the Company and the Depositary (collectively, the “Deposit Agreement”) in accordance with its terms.

Section 2.6    Dissenting Shares. The Company shall give Parent (i) prompt notice of any written notice of exercise of Dissenter Rights, any attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to the Section 238 of the Cayman Companies Law and received by the Company relating to its shareholders’ exercise of Dissenter Rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of Dissenter Rights under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of Dissenter Rights or any demands for appraisal or offer to settle or settle any such Dissenter Rights or any demands or approve any withdrawal of any such Dissenter Rights or demands.

Section 2.7    Merger Consideration and Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents not less than the fair value of the Shares and the Per ADS Merger Consideration represents not less than the fair value of the ADSs for the purposes of Section 238(8) of the Cayman Companies Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2017 and not less than two Business Days prior to the date of this Agreement (without giving effect to any amendment to any such SEC Report filed on or after the date hereof and excluding any disclosures set forth in the SEC Reports (A) under the captions “Risk Factors” or “Forward-Looking Statements” and (B) in any other forward-looking disclosure, in each case, to the extent they are cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Memorandum and Articles of Association), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.10(b) (Absence of Certain Changes or Events), Section 3.19 (Opinion of Financial Advisor), Section 3.20 (Brokers) or Section 3.21 (Anti-takeover Provisions), or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:

Section 3.1    Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a legal entity duly incorporated or organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect or (b) prevent, delay or impede the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement. Section 3.1 of the Company Disclosure Letter sets forth (i) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and (ii) the jurisdiction of organization of each such subsidiary. Except as set forth on Section 3.1 of the Company Disclosure Letter and except for securities held by the Company in connection with its ordinary course treasury investment activities, neither the Company nor any of its subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any other Person.

Section 3.2    Memorandum and Articles of Association. The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the memorandum and articles of association, as amended to date (the “Memorandum of Association”), of the Company as currently in effect, and equivalent organizational or governing documents, as amended to date, of each of the Company’s material subsidiaries, and each of the foregoing documents is in full force and effect.

Section 3.3    Capitalization. The authorized share capital of the Company is $50,000 divided into 500,000,000 Ordinary Shares.

(a)    As of the date of this Agreement:

(i)    135,560,557 Ordinary Shares (other than Ordinary Shares subject to Company Restricted Share Awards) are issued and outstanding, of which 969,000 Ordinary Shares are held by the Company as treasury shares;

(ii)    26,591,704 Ordinary Shares are available for issuance pursuant to the Company Share Plans (and for the avoidance of doubt are not included in the number of issued and outstanding Ordinary Shares set forth in clause (i));

(iii)    1,187,044 Ordinary Shares are issued and outstanding pursuant to Company Restricted Share Awards (and for the avoidance of doubt are not included in the number of issued and outstanding Ordinary Shares set forth in clause (i)); and

(iv)    Company Options to acquire 969,000 Ordinary Shares are issued and outstanding (and for the avoidance of doubt are not included in the number of issued and outstanding Ordinary Shares set forth in clause (i)) (with a weighted average exercise price equal to approximately $1.29 per Share).

(b)    Section 3.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of holders of Company Equity Awards, the type of such Company Equity Award, the number of Ordinary Shares subject to such Company Equity Awards held by each such holder, the exercise price or purchase price (as applicable) of such Company Equity Awards, the grant date of such Company Equity Awards, and the vesting schedules or vesting conditions or other restrictions imposed upon such Company Equity Awards. Each outstanding Company Equity Award was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Share Plans under which it was issued.

(c)    Except as set forth in Section 3.3(a) hereof or Section 3.3(b) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares or shares of capital stock or other voting securities of the Company or its subsidiaries, (B) securities of the Company or its subsidiaries convertible into, exercisable for, or exchangeable for shares or shares of capital stock, voting securities or equity interests of the Company or its subsidiaries, (C) subscriptions, options, warrants, convertible debts, convertible instruments, calls, phantom stock or other similar rights, agreements, arrangements, understandings or commitments of any character to acquire from the Company or its subsidiaries, or obligations of the Company or its subsidiaries to issue or sell, any issued or unissued shares or shares of capital stock, voting securities, equity interests or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares or shares of capital stock, voting securities or equity interests of the Company or its subsidiaries, (D) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, exercisable for, or exchangeable for shares or shares of capital stock, voting securities or equity interests of the Company or any of its subsidiaries having the right to vote) on any matters on which shareholders of the Company may vote, or (E) securities or rights issued by the Company or its subsidiaries, in each case, that are derivative of, or provide economic benefit based on the value of, shares or shares of capital stock, voting securities or equity interests of the Company or its subsidiaries (the foregoing securities in clauses (A) through (E), the “Company Securities”) and (ii) there are no outstanding contractual obligations of the Company or any of its subsidiaries to (x) repurchase, redeem or otherwise acquire any Company Securities or (y) grant, extend or enter into any subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement, understanding or commitment with respect to Company Securities. As of the date of this Agreement, all outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive rights, purchase options, call or right of first refusal or similar rights. Except as set forth in Section 3.3(c) of the

Company Disclosure Letter, each of the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares or other equity interests are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, transfer restrictions, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for such transfer restrictions of general applicability arising under the Securities Act.

Section 3.4    Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Plan of Merger, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of the Company’s shareholders by way of Special Resolution to approve and authorize this Agreement, the Plan of Merger and the Transactions, which shall require the affirmative vote of the holders of Ordinary Shares entitled to vote at the Shareholders’ Meeting voting in person or by proxy as a single class representing at least two-thirds of the voting power of the outstanding Ordinary Shares voted at the Shareholders’ Meeting, in accordance with the Cayman Companies Law and the Memorandum of Association (the “Company Requisite Vote”) and the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, liquidation, possessory liens, rights of set off, amalgamation, merger, consolidation, fraudulent conveyance, reorganization, moratorium and other Laws and legal procedures relating to or affecting creditors’ rights generally, applicable international sanctions, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors, at a duly called and held meeting, upon the recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its shareholders (other than the holders of Excluded Shares) and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby, (iii) resolved to recommend the approval of this Agreement, the Plan of Merger, the Merger and the other transactions contemplated hereby by the shareholders of the Company at the Shareholders’ Meeting (the “Recommendation”) and (iv) directed that this Agreement, the Plan of Merger, the Merger and the other transactions contemplated hereby be submitted to the shareholders of the Company at the Shareholders’ Meeting for their approval. The only vote or approval of the holders of any class or series of shares or capital stock of the Company or any of its subsidiaries which is required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5    No Conflict; Required Filings and Consents.

(a)    Except as set forth in Section 3.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not, (i) breach, violate or conflict with the Memorandum of Association or other organizational or governing documents of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any License or any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of the Company or any of its subsidiaries pursuant to, any Contract, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent, materially delay or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

(b)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, arbitral body (public or private), commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, including the joining of the Company in the filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) with the Proxy Statement as an exhibit thereto, and the filing of one or more amendments to the Schedule 13E-3 (with the Proxy Statement as an exhibit thereto) to respond to comments of the SEC, if any, (ii) compliance with the applicable requirements of the New York Stock Exchange, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies and publication of the notification of the Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Law and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to (A) prevent, materially delay or materially impede the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement or (B) have a Material Adverse Effect.

Section 3.6    Compliance.

(a)    Except as set forth in Section 3.6(a) of the Company Disclosure Letter, the Company and its subsidiaries are not, and since the Applicable Date have not been, in violation in any material respect of and are, and since the Applicable Date have been, in compliance in all material respects with, each Law applicable to the Company or any of its subsidiaries or any of its or their respective assets, businesses or properties. The Company and its subsidiaries have all material permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses and to own, lease and operate their respective assets and properties as being conducted, owned, leased or operated (“Licenses”), and all Licenses are effective and passed their respective annual inspection in accordance with applicable Laws and no suspension or cancellation of any of the Licenses is pending or, to the knowledge of the Company, threatened. All approvals of, and filings and registrations and other requisite formalities with, Governmental Entities in the PRC that are required to be obtained or made in respect of the Company and its subsidiaries incorporated in the PRC with respect to its capital structure and operations as now being conducted, have been duly completed in all material respect in accordance with applicable PRC Laws. None of the Company and its subsidiaries is in default, breach or violation of any Law applicable to it, or by which any of its properties or assets is bound, in each case in any material respect. None of the Company and its subsidiaries has received any written notice or communication from any Governmental Entity or stock exchange of any non-compliance with any applicable Laws that has not been cured, except for such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Except as would not be individually or in the aggregate material, for the preceding five years none of the Company or any of its subsidiaries, any officer or director of any of the foregoing, or, to the knowledge of the Company, any agent, employee or other Person acting on behalf of any of the foregoing, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act of 2010, any applicable anti-corruption Laws of the PRC (including the Criminal Law of the PRC passed by the National People’s Congress on July 1, 1979 (as amended), the Law of the PRC for Countering Unfair

Competition passed by the National People’s Congress on September 2, 1993 (as amended) and the Interim Provisions Prevention of Commercial Bribery passed by the State Administration for Industry and Commerce of the PRC on November 15, 1996), the Prevention of Bribery Ordinance of Hong Kong, the Banking Ordinance of Hong Kong and the Independent Commission Against Corruption Ordinance of Hong Kong, or any other similar applicable Law that prohibits corruption or bribery and regulate record keeping and internal controls (collectively, “Anti-Corruption Laws”). The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws by the Company and its subsidiaries. During the five years prior to the date hereof, neither the Company nor any of its subsidiaries has, in connection with or relating to the business of the Company or any of its subsidiaries, (1) received from any Governmental Entity any written notice, citation or inquiry regarding any actual or potential non-compliance with any applicable Anti-Corruption Laws, (2) made any voluntary, directed, or involuntary disclosure to a Governmental Entity for any actual or potential non-compliance with any applicable Anti-Corruption Laws, or (3) is aware of any internal or Governmental Entity-led investigation regarding actual or potential non-compliance with any applicable Anti-Corruption Laws.

(c)    None of the Company’s directors or officers is a Government Official.

(d)    Neither the Company nor any of its subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its subsidiaries, is currently, or has been in the last five years: (A) a Sanctioned Person, (B) organized, resident or located in a Sanctioned Country, (C) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (D) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).

(e)    During the five years prior to the date hereof, neither the Company nor any of its subsidiaries has, in connection with or relating to the business of the Company or any of its subsidiaries, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws.

Section 3.7    SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)    The Company has filed or furnished, on a timely basis, all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed by it with, or furnished by it to, the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2017 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. As of the date hereof, (i) there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff and (ii) none of the subsidiaries of the Company is subject to the reporting requirements of Section 13a or 15d of the Exchange Act. Since the Applicable Date,

the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(b)    The audited consolidated financial statements of the Company (including all notes thereto) included in each of the Company’s Annual Reports on Form 20-F filed with the SEC since the Applicable Date complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, statements of comprehensive income and statements of cash flows for the periods indicated. The unaudited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) for all interim periods included in the SEC Reports complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal year-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations for the periods indicated (subject to normal year-end adjustments as permitted by GAAP). There are no unconsolidated subsidiaries of the Company within the meaning of GAAP.

(c)    The Company has established and maintains, and at all times since the Applicable Date has maintained, disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since the Applicable Date, based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, there has not been (i) any “material weakness” and “significant deficiency” in the design or operation of its internal control over financial reporting or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)    Except for (i) liabilities or obligations incurred in the ordinary course of business since September 30, 2019, (ii) liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iii) liabilities or obligations expressly contemplated by this Agreement and (iv) liabilities or obligations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.8    Indebtedness and Security. Except as set forth in Section 3.8 of the Company Disclosure Letter, (a) neither the Company nor any of its subsidiaries has any secured creditors holding fixed or floating security interests with respect to any securities or assets of the Company or any of its subsidiaries, and (b) neither the Company nor any of its subsidiaries has any outstanding material unsecured financial indebtedness.

Section 3.9    Material Contracts.

(a)    Except (i) for this Agreement, (ii) for the Company Share Plans and (iii) as set forth in Section 3.9(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument (each, a “Contract”) that:

(i)    contains covenants that materially limit or purport to materially limit the ability of the Company or any of its subsidiaries, or that, upon the consummation of the Merger would materially limit or purport to materially limit the ability of Parent or any subsidiary of Parent, to compete with any Person, in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, during any period of time;

(ii)    other than with respect to any entity that is wholly owned by the Company or any of its wholly owned subsidiaries, is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement, in each case, that is material to the business of the Company and its subsidiaries, taken as a whole;

(iii)    with respect to any acquisition or disposition of assets (including capital stock or other equity interest in another Person), whether by merger, sale of shares, sale of assets or otherwise, pursuant to which the Company or any of its subsidiaries has continuing obligations following the date hereof, including indemnification, guarantee, “earn-out” or other contingent or outstanding payment obligations;

(iv)    contains any covenant that subject the Company or any of its subsidiary to, or that, upon the consummation of the Merger would subject Parent or any of its subsidiaries to, any “most-favored nation” provision or similar preferential terms, exclusivity or similar obligations or any arrangement that grants another Person any right of first refusal, first offer, first negotiation or similar preferential right;

(v)    any Contract that is for the employment or engagement, severance, change in control, or other similar agreement of (x) each Company Employee at the level of vice president of the Company or any of its subsidiaries or above or (y) any other Company Employee at base annual compensation in excess of $200,000;

(vi)    requires or permits the Company or any of its subsidiaries, or any successor to, or acquirer of the Company or any of its subsidiaries, to make any material payment to another Person or to give notice to or obtain consent from another Person, or gives another Person a right to receive or elect to receive any material payment or terminate or materially amend or modify any Contract between the Company or any of its subsidiaries and such Person, in each case as a result of a change of control of the Company or any of its subsidiaries, the Merger or other transactions contemplated hereby; and

(vii)    is a Contract relating to the assignment, transfer, licensing, or grant of any other rights under, any material Intellectual Property by or to the Company or any of its subsidiaries, or otherwise relating to any material Intellectual Property (including covenant-not-to-sue, research and development, joint development, coexistence, consent-to-use, concurrent use, and settlement agreements), excluding (x) Off-the-Shelf Software Licenses and (y) non-exclusive licenses of Intellectual Property granted by the Company or its subsidiaries to their customers in the ordinary course of business consistent with past practices.

Each Contract set forth (or required to be set forth) in Section 3.9(a) of the Company Disclosure Letter or filed (or which is required to be filed) as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Share Plan), is referred to herein as a “Material Contract”.

(b)    Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries as parties thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof) and (y) to the knowledge of the Company, there is no breach or default under any Material Contract by the Company or any of its subsidiaries or any other party thereto and no event or condition has occurred that constitutes, or, with or without the lapse of time or the giving of notice or both, would constitute, a default thereunder by the Company or any of its subsidiaries.

Section 3.10    Absence of Certain Changes or Events. Except as set forth in Section 3.10 of the Company Disclosure Letter, (a) since September 30, 2019 through the date of this Agreement, except as contemplated by this Agreement, the Company and its subsidiaries have, in all material respects, conducted their business in the ordinary course consistent with past practice and (b) since September 30, 2019, there has not occurred any event, development, change, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11    Absence of Litigation. No litigation, suits, claims, charges, actions, proceedings, audits, investigations or arbitrations (each, an “Action”) are pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent, materially delay or materially impede the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement. Neither the Company nor any of its subsidiaries or any of their respective properties or assets is or are subject to any Order, except for those that would not, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect or (B) prevent, materially delay or materially impede the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

Section 3.12    Employee Benefit Plans.

(a)    Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. A “Company Plan” is a benefit plan, policy, program, Contract or arrangement providing employment, compensation or benefits (i) to any current or former director, officer, employee, contactor, consultant or individual service provider (collectively, the “Company Employees”), including bonus plans, employment, severance, employee loan, fringe benefits, change in control, retention, transaction or similar bonuses, incentive equity or equity-based compensation, or deferred compensation arrangements, or (ii) that is contributed to, sponsored or maintained by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has any current or contingent obligation or liability, other than a plan, policy, program, or arrangement which is required to be maintained by applicable Law.

(b)    With respect to each Company Plan set forth on Section 3.12(a) of the Company Disclosure Letter, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, and any related trust agreement or other funding instrument.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established, funded, maintained and administered in accordance with its terms and in compliance with the applicable provisions of all applicable Laws and (ii) with respect to each Company Plan, as of the date of this Agreement, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(d)    No Company Plan provides for post-employment or retiree health benefits, except to the extent required by applicable Laws. With respect to each Company Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(e)    Except as set forth in Section 3.12(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will not (i) accelerate the time of payment, vesting, or funding of, trigger the granting of, or trigger an increase in the amount of compensation or benefit due to or create an entitlement to compensation or benefits for any current or former director, officer, employee, contractor or consultant of the Company under any Company Plan or otherwise, or (ii) result in any material breach or violation of or default under, or limit the Company’s or any of its subsidiaries’ right to amend, modify or terminate, any Company Plan.

Section 3.13    Labor and Employment Matters.

(a)    Neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement, no Company Employee is represented by any labor union, works counsel or other labor organization with respect to employment with the Company or any of its subsidiaries, and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no, and since January 1, 2018, there have not been any strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

(b)    There are no pending or, to the knowledge of the Company, threatened Actions relating to Company Employees or employment practices, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices.

Section 3.14    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies of the Company and its subsidiaries which are material to the Company and its subsidiaries, individually or taken as a whole, are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its subsidiaries operate.

Section 3.15    Properties.

(a)    Each of the Company or a subsidiary of the Company owns and has good title to the Owned Real Property, free and clear of all liens, encumbrances, licenses, covenants not to sue, options, rights of first refusal, rights of first offer, claims and defects, and imperfections of title (collectively, “Liens”) (except for the Permitted Liens), and the land use rights relating to the Owned Real Property have been obtained from a competent Governmental Entity and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full.

(b)    With respect to each Owned Real Property: (i) except as set forth in Section 3.15(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and (ii) other than the right of Parent and Merger Sub pursuant to this Agreement and the statutory rights of first refusal of any lessee under the Laws of the PRC, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(c)    (A) Each of the Company and its subsidiaries has a good and valid leasehold or subleasehold interest in each relevant parcel of the Material Leased Real Property, free and clear of all Liens, except for Permitted Liens; (B) each Material Lease is legal, valid, binding, enforceable and in full force and effect; subject to the Bankruptcy and Equity Exception; and (C) neither the Company nor any of its applicable subsidiaries is in material breach or violation of, or default under any Material Lease and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Material Lease.

(d)    The Company and its subsidiaries have good title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens, except for Permitted Liens.

Section 3.16    Tax Matters.

(a)    The Company and each of its subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have timely paid all material Taxes (as defined below) that are due and payable whether or not shown as due on such filed Tax Returns and have withheld all amounts of Taxes required to be withheld from amounts owing to any employee, creditor, equity holder, or other third party; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not yet expired.

(b)    No Tax audits, examinations, investigations or other proceedings with respect to income or other material Taxes of or with respect to the Company or any of its subsidiaries are currently pending and neither the Company nor any of its subsidiaries has received notice of an upcoming audit, examination, investigation or other proceeding with respect to income or other material Taxes.

(c)    There are no Liens on any of the assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP.

(d)    Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4 or any similar provision of applicable Law.

(e)    Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) as a result of being a member of a combined, unitary, consolidated or similar tax group, as a transferee or successor, by Contract, or otherwise, or (B) is a party to or bound by (x) any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to income or other material Taxes, or (y) any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other customary commercial agreements or Contracts not primarily related to Tax or any agreement among or between only the Company or any of its subsidiaries).

(f)    No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No penalties have been imposed by any Governmental Entity on the Company or any of its subsidiaries due to any violation of Tax Laws.

(g)    None of the Company or any of its subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax Return.

(h)    None of the Company or any of its subsidiaries has ever been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and the Treasury Regulations promulgated thereunder (or any similar or analogous provision of state, local, or non-U.S. Law).

(i)    For purposes of this Agreement:

(i)    “Taxes” means all profits, franchise, gross receipts, windfall, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, social security, use, property, withholding, excise, license, production, value added, occupancy, land value appreciation, deed, registration, alternative, add-on minimum, branch profits, premium, business and national tax and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Entity, including any obligations with respect to escheat or unclaimed property together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions;

(ii)    “Tax Law” means any Law relating to Taxes; and

(iii)    “Tax Return” means all returns and reports (including any elections, disclosures, information returns and attached schedules) filed or required to be filed with a Tax authority, including any information return, claim for refund, declaration of estimated Tax or amendment to any of the foregoing.

Section 3.17    Schedule 13E-3; Proxy Statement. None of the information supplied or to be supplied in writing by the Company for inclusion or incorporation by reference in (a) the Schedule 13E-3, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC or (b) the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement, as amended or supplemented, including the letter to shareholders, notice of the Shareholders’ Meeting and form of proxy, the “Proxy Statement”), on the date it (and any amendment or supplement thereto) is first filed as an exhibit of the Schedule 13E-3 with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in any of the foregoing documents based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement.

Section 3.18    Intellectual Property

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its wholly-owned subsidiaries solely and exclusively owns all right, title, and interest in and to all Company Intellectual Property, free and clear of all Liens and (ii) the Company and its subsidiaries have valid and enforceable rights to use all Intellectual Properties that is necessary to conduct the businesses of the Company and its subsidiaries as currently conducted.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries’ have not infringed, misappropriated, or otherwise violated, and the current conduct of their businesses, does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party; and (ii) to the knowledge of the Company, the material Intellectual Property owned by the Company and its subsidiaries has not been infringed, misappropriated or otherwise violated, and is not being infringed, misappropriated or otherwise violated by any third party.

(c)    There are no pending or, to the knowledge of the Company, threatened Actions by any person challenging the validity or enforceability of, or the use or ownership by the Company or any of its subsidiaries of, any of the material Company Intellectual Property.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries are, and have been since the Applicable Date, in compliance with all Data Privacy and Security Requirements and have established and maintain policies and procedures relating to Personal Data that comply with all applicable Laws.

(e)    The Company and its subsidiaries own all right, title, and interest in and to all material Intellectual Property created or developed by, for, or under the direction or supervision of the Company or its subsidiaries.

Section 3.19    Opinion of Financial Advisor. The Special Committee has received the opinion of Duff & Phelps, LLC (the “Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the factors, assumptions, qualifications and other limitations set forth in the Financial Advisor’s written opinion, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than the Excluded Shares and Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be paid to the holders of ADS (other than ADSs representing the Excluded Shares) pursuant to this Agreement, as applicable, is fair, from a financial point of view, to such holders. A signed, correct and complete copy of such opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Company. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement and Schedule 13E-3.

Section 3.20    Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

Section 3.21    Anti-takeover Provisions. There are no “fair prices,” “moratoriums,” “business combinations,” “control share acquisitions” or other forms of anti-takeover statutes or regulations enacted under any Laws, or “poison pills”, “shareholder rights plans” or similar Contracts to each of which the Company is a party with respect to any shares of the Company, or similar provisions under the organizational documents of the Company and its subsidiaries (collectively, “Takeover Statute”), in each case applicable to this Agreement, the Merger or other transactions contemplated hereby. The Company has taken all necessary actions to exempt this Agreement, the Merger and the other transactions contemplated hereby from any Takeover Statute applicable to this Agreement, the Merger or other transactions contemplated hereby.

Section 3.22    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in any certificate delivered in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that:

Section 4.1    Organization. Each of Parent and Merger Sub is a legal entity duly incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the memorandum and articles of association of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date hereof.

Section 4.2    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the respective director(s) of Parent and Merger Sub and, promptly following the execution of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, by special resolution, in its capacity as sole shareholder of Merger Sub, and no other corporate proceedings or shareholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Law). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the memorandum and articles of association of each of Parent and Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, including the joining of Parent and Merger Sub (and their Affiliates) in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 (with the Proxy Statement as an exhibit thereto), and the filing of one or more amendments to the Schedule 13E-3 (with the Proxy Statement as an exhibit thereto) to respond to comments of the SEC, if any, (ii) compliance with the applicable requirements of the New York Stock Exchange, (iii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Law, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4    Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any Order, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5    Operations and Ownership of Merger Sub. The authorized share capital of Merger Sub consists solely of 200,000,000 ordinary shares, par value $0.0000005 per share, 100 of which are validly issued. All of the issued share capital of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

Section 4.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable prior to the Effective Time in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.7    Financing.

(a)    As of the date hereof, Parent has delivered to the Company true, complete and correct copies of (i) the fully executed commitment letter, dated on or about the date hereof, between Parent and the financial institutions (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith and referenced therein (except that the fee letter is subject to redactions further described below), as may be amended or modified in accordance with the terms hereof, collectively, the “Debt Financing Letters”; such financing commitment, the “Debt Financing Commitments”), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) for the purposes of funding the transactions contemplated by this Agreement, and related fees, costs and expenses, and (ii) the fully executed commitment letters, dated as of the date hereof, between Parent and each of (x) Yue Zhao, Jingdong Liu and Sinvo Limited, and (y) Tao Long, Double Prestige Limited and Plenty Source Limited (the persons in the foregoing clauses (x) to (y), collectively, the “Equity Sponsors”) (including all exhibits, schedules and annexes thereto (if any), as may be amended, supplemented or otherwise modified from time to time, collectively, the “Equity Commitment Letters” and together with the Debt Financing Letters and/or, if applicable, documents for the Alternative Financing, the “Financing Documents”); such financing commitment, the “Equity Financing Commitments” and together with the Debt Financing Commitments, collectively, the “Financing Commitments”), pursuant to which such Equity Sponsors have committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein (the “Equity Financing” and together with the Debt Financing, collectively, the “Financing”). As of the date hereof, the Financing Commitments are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception.

(b)    None of the Financing Commitments has been amended or modified prior to the execution and delivery of this Agreement, and as of the date of this Agreement, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect.

(c)    Except (i) for fee letters (complete copies of which have been provided to the Company, with only fee amounts, market flex provisions and other customary economic terms and “securities demand” related provisions, if any, redacted) and customary engagement letters and customary related fee rebate letters in respect of permanent financing in lieu of all or part of the Debt Financing permitted hereby (provided that none of the foregoing (including fee letter redactions) adversely affect the amount, conditionality or availability of, or impose any additional conditions on the availability of, the Debt Financing), or (ii) as expressly set forth in or contemplated by the Debt Financing Commitments, there are no side letters or Contracts to which Parent or Merger Sub is a party that impose any conditions, affect the availability of or modify, amend or expand the conditions to the funding of, the Financing or the transactions contemplated hereby.

(d)    As of the date hereof, no event has occurred which would constitute a default or breach on the part of Parent or Merger Sub under the Debt Financing Commitments that would prevent or delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereunder in compliance with the terms of this Agreement, assuming the conditions to the Financing and conditions in Section 7.1 and Section 7.2 are satisfied. As of the date hereof, Parent has no reason to believe that any of the conditions to the funding of the full amount of the Financing contemplated by the Financing Commitments applicable to it will not be satisfied on the Closing Date. Assuming (x) the conditions in Section 7.1 and Section 7.2 are satisfied and (y) the Financing is funded in accordance with the Financing Commitments, Parent and Merger Sub will have on the Closing Date funds sufficient to (i) pay the aggregate Merger Consideration and the other payments under Article II and (ii) pay any and all fees, expenses and other amounts required to be paid by Parent, Merger Sub and the Surviving Company in connection with the Merger, the Financing and the other transactions contemplated by this Agreement.

Section 4.8    Limited Guarantee. Parent has furnished the Company with a true, complete and correct copy of the Limited Guarantee. The Limited Guarantee is in full force and effect. The Limited Guarantee is a (i) legal, valid and binding obligation of the Guarantors and (ii) enforceable in accordance with its respective terms against the Guarantors, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, there is no default under the Limited Guarantee by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantors.

Section 4.9    Ownership of Shares. As of the date of this Agreement, other than as a result of this Agreement or as disclosed by any of the Rollover Shareholders on any Schedule 13D (including amendments thereof) filed with respect to the Company under the Exchange Act or as identified as “Owned Shares” in the Support Agreement, none of Parent, or Merger Sub or the Rollover Shareholders beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Ordinary Shares or any securities that are convertible into or exchangeable or exercisable for Ordinary Shares, or holds any rights to acquire or vote any Ordinary Shares.

Section 4.10    Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived and (b) the accuracy of the representations and warranties of the Company in Article III (for such purposes, the representations and warranties that are qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the shareholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Company or its subsidiaries which become due or payable by the Surviving Company and its subsidiaries in connection with, or as a result of, the Merger and payment of all fees, expenses and other amounts, the Surviving Company and each of its subsidiaries, on a consolidated basis, will not be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature).

Section 4.11    Certain Arrangements. As of the date of this Agreement, except for this Agreement, the Support Agreement, the Limited Guarantee, the Confidentiality Agreement, the Interim Investors Agreement and the Equity Commitment Letters, none of Parent, Merger Sub or any of their respective Affiliates or any other

Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any shareholder of the Company or any member of the Company’s management, officers or directors that is related to the transactions contemplated by this Agreement or pursuant to which any shareholder of the Company would be entitled to receive consideration in respect of any securities of the Company of a different amount or nature than the consideration provided in respect of such securities of the Company pursuant to this Agreement.

Section 4.12    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

Section 4.13    Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business and operations of the Company and its subsidiaries, which investigation, review and analysis were performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement (including the Company Disclosure Letter) and in any certificate delivered pursuant to this Agreement).

Section 4.14    Knowledge of Misrepresentations. As of the date hereof, none of Parent, Merger Sub, or their respective Affiliates and Representatives, has any knowledge (i) that any of the representations and warranties of the Company in this Agreement is not true and correct in all material respects or (ii) of any events or circumstances which are reasonably likely to result in any of the representations and warranties of the Company in this Agreement not being true and correct in all material respects.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1    Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as otherwise expressly required by this Agreement, as specifically set forth in Section 5.1 of the Company Disclosure Letter, as required by applicable Laws or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall and shall cause its subsidiaries to, (x) conduct its and their respective businesses in the ordinary course of business consistent with past practice, (y) maintain in effect all Licenses necessary for the lawful conduct of its and their respective businesses and (z) use its and their respective reasonable best efforts to preserve substantially intact its and each of its subsidiaries’ business organization and material business relationships (including with customers, suppliers, employees and lessors), and (b) without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to:

(i)    (A) amend, adopt any amendment to or otherwise change its Memorandum of Association or other applicable governing instruments or (B) enter into any agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document;

(ii)    make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any business or any corporation, partnership or other business organization or division thereof or any property or assets, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business consistent with past practices or pursuant to existing Contracts in effect as of the date hereof, (B) acquisitions in the ordinary course of business consistent with past practices not to exceed $1,000,000 in the aggregate, or (C) investments in any wholly owned subsidiaries of the Company;

(iii)    issue, sell, grant, authorize, pledge, encumber or dispose of (or authorize the issuance, sale, grant, authorization, pledge, encumbrance or disposition of), any Company Securities (except for (A) any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company or (B) any issuance of Ordinary Shares upon the exercise of Company Options outstanding on the date hereof in accordance with their terms on the date hereof);

(iv)    reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any shares or shares of capital stock or other ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares or shares of capital stock or ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) other than (A) the acquisition by the Company of Ordinary Shares in connection with the surrender of Ordinary Shares by holders of Company Options in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of conditions or restrictions on the Company Options, (B) the withholding of Ordinary Shares to satisfy Tax obligations with respect to Company Equity Awards, or (C) the acquisition by the Company of Ordinary Shares in connection with the forfeiture of Company Equity Awards;

(v)    create or incur any Lien, other than Permitted Liens, in respect of indebtedness in an amount exceeding $500,000 in the aggregate on any material assets of the Company or its subsidiaries;

(vi)    make any loans, advances, capital contributions to, or other investments in, any Person (other than the Company or any of its wholly owned subsidiaries) in excess of $500,000 in the aggregate;

(vii)    sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, permit to lapse or expire, grant an easement with respect to, grant any rights under, or subject to any Lien (other than Permitted Liens), allow to expire, fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), or dispose of any assets, rights or properties (including Owned Real Property and Intellectual Property) other than (A) sales or dispositions of inventory and other tangible assets in the ordinary course of business consistent with past practices or pursuant to existing Contracts in effect as of the date hereof, (B) leases or sub-leases of tangible assets, in each case, in the ordinary course of business consistent with past practices, (C) other sales, leases, transfers, exchanges, swaps, or dispositions of tangible assets or properties (other than the Owned Real Property) to the Company or any wholly owned subsidiary of the Company or of tangible assets or properties with a value of less than $500,000 in the aggregate or (D) any sale, transfer or other disposition with a value of less than $500,000 in the aggregate;

(viii)    declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s or its subsidiaries’ capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);

(ix)    authorize or make any capital expenditures which are, in the aggregate, in excess of $1,000,000, other than as set forth in the annual budget of the Company duly approved by the Board of Directors;

(x)    enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any Contract that, if existing as of the date of this

Agreement, would be a Material Contract) in each case not in the ordinary course of business, other than (A) any termination or renewal in accordance with the terms of any existing Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi)    except for intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries of the Company, incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness for borrowed money in excess of $500,000, or modify in any material respect the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any Person (other than a wholly owned subsidiary of the Company), in each case, in excess of $500,000, other than guarantees incurred in compliance with this Section 5.1 by the Company of indebtedness of subsidiaries of the Company;

(xii)    except as required by Law or as required pursuant to this Agreement or the terms of any Company Plan as in effect on the date hereof and disclosed and provided to Parent before the date hereof, (A) increase the compensation or benefits (including change in control, retention, severance termination pay, deferred compensation or other similar arrangement) of any of its directors, officers, employees, contractors, consultants, or service providers (except base salary or wage increases for employees in the ordinary course of business consistent with past practices), (B) make, announce or grant any incentive compensation (including equity-based incentive compensation) bonus, change in control, retention, severance, termination pay or other similar arrangement to any current or former directors, officers, employees, contractors, consultants, or service providers, (C) establish, adopt, enter into, amend or terminate any Company Plan, (D) loan or advance any money or any other property to any present or former director, officer, employee, contractor, consultant, or service provider of the Company or any subsidiary, (E) hire (other than in connection with an ordinary course replacement hiring for employees whose annual compensation is less than $500,000) or terminate (other than for cause) any employee, contractor, consultant or service provider with an annual compensation in excess of $500,000 or enter into an agreement with respect to the foregoing, or (F) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company Plan or otherwise;

(xiii)    make any material change in any accounting principles, procedures, policies or practices, except as may be required to conform to changes in applicable Law or GAAP or regulatory requirements with respect thereto;

(xiv)     (A) make any material change to any method of accounting for any income or other material Tax, (B) make, revoke, or change any material Tax election, (C) surrender any claim for a refund of a material amount of Taxes, (D) enter into any closing agreement or other ruling or written agreement with a Tax authority with respect to any material Taxes, (E) amend any income or other material Tax Return, or (F) settle or compromise any material Tax liability;

(xv)    enter into, modify, amend, or terminate any collective bargaining Contract or other Contract with any labor union, works council, labor organization, or other representative of any Company Employees, recognize or certify any labor union, labor organization, works council or group of employees of the Company or any of its subsidiaries as the bargaining representative for any Company Employees;

(xvi)    waive, release, settle or compromise any Action, other than settlements or compromises of litigation that do not impose any material non-monetary obligations on the Company or its subsidiaries or where the amounts paid does not exceed $500,000 individually or $1,000,000 in the aggregate;

(xvii)    fail to maintain in full force and effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses;

(xviii)    enter any new line of business outside of its existing business as of the date hereof; or

(xix)    enter into an agreement to do or take any of the foregoing actions described in Section 5.1(b)(i) through Section  5.1(b)(xviii).

Section 5.2    Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3    No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Section 5.1 and Section 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Schedule 13E-3; Proxy Statement.

(a)    The Company shall, with the assistance of Parent, prepare the Proxy Statement relating to authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby (including the Merger) and including a notice convening the Shareholders’ Meeting in accordance with the Memorandum of Association, as promptly as practicable after the date of this Agreement. Unless the Board of Directors has made a Change of Recommendation (upon unanimous recommendation of the Special Committee) in accordance with the provisions of this Agreement, the Recommendation shall be included in the Proxy Statement. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare a Schedule 13E-3 and cause the initial Schedule 13E-3 (with the initial Proxy Statement filed as an exhibit) to be filed with the SEC as promptly as practicable after the date of this Agreement (and the parties shall use reasonable efforts to file the initial Schedule 13E-3 with the SEC within twenty-one (21) days after the date of this Agreement). The Company and Parent will cooperate and consult with each other in preparation of the Schedule 13E-3 and the Proxy Statement including furnishing the information required by the Exchange Act to be set forth in the Schedule 13E-3 or the Proxy Statement. Parent shall provide reasonable assistance and cooperation to the Company in the preparation, filing and mailing/distribution of the Schedule 13E-3 and the resolution of comments from the SEC.

(b)    Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to filing of the Proxy Statement and the Schedule 13E-3 (or any amendment or supplement thereto) to the SEC, or any dissemination of the Proxy Statement to the shareholders of the Company, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documents, which the Company shall consider in good faith. Each of Company, Parent and Merger Sub will furnish all information concerning such Party to the other Parties as reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. If at any time prior to the Shareholders’ Meeting, the Company, Parent or Merger Sub discovers any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company; provided, however, that each Party makes no representation or warranty with respect to any statement made in the Proxy Statement or the Schedule 13E-3 based on information supplied by any of the other Parties or any of their Representatives which is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3. The Company shall promptly notify Parent and Merger Sub upon the receipt of any correspondences from any Governmental Entity with respect to, or any request from any Governmental Entity for amendments or supplements, to the Proxy Statement or the Schedule 13E-3 and shall provide Parent with copies of all correspondences between it and its Representatives, on the one hand, and such Governmental Entity, on the other hand, relating to the Proxy Statement or the Schedule 13E-3. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments, request or other correspondences of any Governmental Entity with respect thereto, the Company (i) shall provide Parent and Merger Sub a reasonable opportunity to review and comment on such document or response and (ii) shall consider in good faith all comments reasonably proposed by Parent and Merger Sub. As promptly as practicable after the SEC confirms that it has no further comments to the Proxy Statement and the Schedule 13E-3 (but in any event no more than five Business Days following receipt of such confirmation from the SEC), the Company shall (i) cause the Proxy Statement to be mailed to holders of Ordinary Shares (including Ordinary Shares represented by ADSs) as of the record date established for the Shareholders’ Meeting promptly (the “Record Date”) and (ii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Ordinary Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Ordinary Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders.

(c)    Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it specifically for use in the Proxy Statement or the Schedule 13E-3 if and to the extent that such information has become false or misleading in any material respect.

Section 6.2    Shareholders’ Meeting; Board Recommendation. The Company shall as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement (but subject to the last sentence of this Section 6.2), take all action required under the Cayman Companies Law, the Memorandum of Association and the applicable requirements of the New York Stock Exchange necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable an extraordinary general meeting of the Company for the purpose of approving this Agreement and the transactions contemplated hereby (including any adjournment thereof, the “Shareholders’ Meeting”); provided that the Company may adjourn such meeting solely (i) to the extent required by Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iii) if, within thirty minutes (or such longer time not exceeding one hour as the chairman of the Shareholders’ Meeting may determine to wait), as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Ordinary Shares (including Ordinary Shares represented by ADSs) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting, or (iv) upon Parent’s written request and at Parent’s direction, for a period of up to ten Business Days if the Company, acting through its Board of Directors, delivered any Change Notice pursuant to the terms of Section 6.3(c) within five Business Days before the then-scheduled date of the Shareholders’ Meeting. The Company, acting through its Board of Directors, shall, except in the case of a Change of Recommendation pursuant to Section 6.3(c) or Section 6.3(g), (a) make the Recommendation and include in the Proxy Statement the Recommendation and (b) use its reasonable best efforts to obtain the Company Requisite Vote; and the Board of Directors (and each of its committees) shall not (1) fail to include the Recommendation in the Proxy Statement, (2) withdraw, modify, qualify or change the Recommendation, (3) fail to reaffirm the Recommendation with any Person other than Parent and Merger Sub within five Business Days of a request therefor in writing by Parent following the public disclosure of an Acquisition Proposal, (4) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 6.3(d) with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made prior to the tenth Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) or (5) resolve to effect or publicly announce an intention or resolution to effect any of the foregoing, or take any other action or make any other public statement in connection with the Shareholders’ Meeting inconsistent with the Recommendation (any of the actions described in the foregoing clauses (1) through (5), a “Change of Recommendation”), in each case subject to the terms and conditions of Section 6.3(c) and Section 6.3(g). Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Shareholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders’ Meeting. Except in the event of a Change of Recommendation described in Section 6.3(c) or Section 6.3(g), and in each case followed by a termination of this Agreement, without the prior written consent of Parent, authorization and approval of this Agreement, the Plan of Merger and the transactions (including the Merger) contemplated hereby shall be the only matters (other than procedural matters) proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

Section 6.3    No Solicitation of Transactions.

(a)    Until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII:

(i)    the Company and its subsidiaries shall not, and shall cause their respective Representatives not to, directly or indirectly:

(1)    solicit, initiate or take any other action to facilitate or encourage any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(2)    engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide any non-public information or data concerning the Company or any of its subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(3)    approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal;

(4)    amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of its subsidiaries (provided that if the Board of Directors determines in its good faith judgement upon the unanimous recommendation of the Special Committee, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the its fiduciary duties under applicable Law, the Company may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make an Acquisition Proposal to the Board of Directors); or

(5)    agree or authorize to do any of the foregoing; and

(ii)    the Company and its subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. The Company shall immediately (A) terminate all access of any Person (other than Parent and its Representatives) to any electronic data room maintained by the Company in connection with the transactions contemplated hereunder and (B) request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of shares or assets or otherwise) the Company or any of its subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Requisite Vote, the Company, its subsidiaries and its and their respective Representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.3:

(i)    provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall concurrently make available to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; or

(ii)    engage or participate in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

provided that prior to taking any action described in Section 6.3(b)(i) or Section 6.3(b)(ii) above, the Board of Directors has determined in its good faith judgement upon the unanimous recommendation of the Special Committee, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws.

(c)    Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 6.3, at any time prior to obtaining the Company Requisite Vote, the Board of Directors may effect a Change of Recommendation in connection with an Acquisition Proposal, if and only if:

(i)    the Board of Directors determines in its good faith judgement upon the unanimous recommendation of the Special Committee, after consultation with its independent financial advisor and outside legal counsel, in response to an unsolicited bona fide Acquisition Proposal that did not result from any breach of this Section 6.3, that such proposal constitutes a Superior Proposal and the failure to effect a Change of Recommendation with respect to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Laws;

(ii)    prior to effecting a Change of Recommendation in connection with an Acquisition Proposal in accordance with this Section 6.3(c), (A) the Company has provided prior written notice (the “Change Notice”) to Parent that the Board of Directors has resolved to effect a Change of Recommendation pursuant to Section 6.3(c)(i), describing in reasonable detail the reasons for such Change of Recommendation (which notice shall specify the identity of the party making the Acquisition Proposal and the material terms thereof and provide copies of all relevant documents relating to such Acquisition Proposal, and (B) the Company (1) shall, and shall cause its Representatives to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Change Notice (or, if delivered after 5:00 p.m. Hong Kong Time or on any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending at least five Business Days later at 5:00 p.m. Hong Kong Time (as may be renewed, the “Notice Period”) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement or the Financing Documents so that such Acquisition Proposal ceases to constitute a Superior Proposal or so that the failure to effect a Change of Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Law, and (2) shall permit Parent and its Representatives during the Notice Period to make a presentation to the Board of Directors or the Special Committee regarding this Agreement or the Financing Documents and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that, in the event of any material revisions to the Acquisition Proposal, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 6.3(c)(ii) with respect to such new written notice; provided, further, that with respect to the new written notice to Parent, the Notice Period shall be deemed to be a three Business-Day period rather than the five Business-Day period first described above; and

(iii)    following the end of the Notice Period (and any renewed period thereof), the Board of Directors has determined in its good faith judgement upon the unanimous recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement or the Financing Documents, that the Acquisition Proposal continues to constitute a Superior Proposal and failure to effect a Change of Recommendation with respect to such Acquisition Proposal would still be inconsistent with the directors’ fiduciary duties under applicable Laws.

(d)    Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or its Board of Directors (or the Special Committee) from taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012 of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided that any public disclosure (other than any “stop, look and listen” statement) by the Company or its Board of Directors (or the Special Committee) relating to any determination or other action by the Board of Directors (or the Special Committee) with respect to any Acquisition Proposal (i) shall be deemed to be a Change of Recommendation unless the Board of Directors expressly publicly reaffirms its Recommendation in such disclosure and (ii) shall not permit the Company or its Board of Directors to effect a Change of Recommendation (upon unanimous recommendation of the Special Committee) that is not otherwise permitted by Section 6.3(c).

(e)    The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if it or, to its knowledge, any of its Representatives becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its Board of Directors (or any committee thereof) or any Representative of the foregoing, indicating, in connection with such notice, the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal (including, if applicable, copies of any written inquiry, proposal, offer, proposed Contracts, term sheets or letters of intent) and thereafter shall keep Parent reasonably informed, on a prompt basis, of any material change to the terms of any such Acquisition Proposal and the status of any such discussions or negotiations. None of the Company, its Board of Directors or the Special Committee shall enter into any Contract or other binding agreement with any Person to limit the Company’s ability (i) to give prior notice to Parent of its intention to effect a Change of Recommendation or (ii) to fully perform its covenants and obligations pursuant to Section 6.2 and Section 6.3 this Agreement.

(f)    For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)    “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent and Merger Sub) relating to (1) any direct or indirect acquisition, exclusive license or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (2) any direct or indirect acquisition, purchase or issuance of 20% or more of the total voting power of the equity interests of the Company, (3) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity interest of the Company, (4) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), or (v) any combination of the foregoing; provided that the Merger shall not be deemed an Acquisition Proposal.

(ii)    “Superior Proposal” means a bona fide and written Acquisition Proposal involving more than 50% of the total voting power of the equity interests of the Company that the Board of Directors in good faith judgement upon the unanimous recommendation of the Special Committee determines (A) is reasonably likely to be consummated in accordance with its terms and (B) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company than the transactions contemplated hereby, in each case, after (x) consultation with its independent financial advisor and outside legal counsel and (y) taking into account all such factors and matters deemed relevant in good faith by the Board of Directors, including legal, financial (including the financing terms of any such proposal), regulatory or other consents and approvals, timing, the identity of the person making the proposal or other aspects of such proposal and the transactions contemplated hereby (after consultation with the external financial and legal advisors) and after taking into account any changes to the terms of this Agreement offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.3(c)); provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if (i) such offer is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making the offer or (ii) any financing required to consummate the transaction contemplated by such offer is not fully committed or the consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

(g)    Notwithstanding any other provision of this Agreement, prior to the Effective Time, the Board of Directors (acting upon unanimous recommendation of the Special Committee) or the Special Committee may direct the Company to make a Change of Recommendation (other than in response to a Superior Proposal, which shall be covered by the other provisions hereof) if and only if (i) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was not known to, nor reasonably foreseeable by, any member of the Special Committee as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement (an “Intervening Event”), provided, that in no event shall the following developments or changes in circumstances constitute an Intervening Event: (u) the operation of the Company in the ordinary course of business, (v) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Acquisition Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (w) any change in the price, or change in trading volume, of the Ordinary Shares or the ADSs, or any change in the Company’s credit rating (provided, however, that the exception to this clause (w) shall not apply to the underlying causes (other than those excluded by clauses (u) to (z) hereto) giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (x) the mere fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided, however, that the exception to this clause (x) shall not apply to the underlying causes (other than those excluded by clauses (u) to (z) hereto) giving rise to or contributing to such fact or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (y) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof, or (z) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (ii) the Board of Directors has first reasonably determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to make a Change of Recommendation would reasonably be expected to violate the directors’ fiduciary duties under applicable Law, (iii) five Business Days have elapsed since the Company has given written notice of such Change of Recommendation to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor and including a reasonably detailed written description of the Intervening Event, (iv) during such five Business Day period, the Company has considered and, if requested by Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent, and (v) the Board of Directors (acting upon recommendation of the Special Committee) or the Special Committee, following such five Business Day period, again reasonably determines in good faith, after consultation with its independent financial advisor and outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that failure to make a Change of Recommendation would reasonably be expected to violate the directors’ fiduciary duties under applicable Law.

(h)    Notwithstanding anything to the contrary set forth in this Section 6.3(g), the Company acknowledges and agrees that (i) any violation of the restrictions or obligations set forth in this Section 6.3 by any subsidiary of the Company or their or the Company’s Representatives shall constitute a breach of this Section 6.3 by the Company, and (ii) it shall not nor shall it permit its subsidiaries to enter into any agreement that prohibits or restricts the Company from providing to Parent the information contemplated by this Section 6.3 or otherwise complying with this Section  6.3.

Section 6.4    Further Action; Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to cause the conditions to the Closing to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and (ii) to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, permits and Orders necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby; provided, that the Company shall not agree to take any such steps (including any hold separate, restructuring, reorganization, sale, divestiture or disposition) without the prior written consent of Parent. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b)    Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any substantive communication received by such Party from, or given by such Party to, any Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other

Party promptly with copies of all correspondence and communications between them and any Governmental Entity with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any communication, meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person; provided that each Party shall be entitled to redact material (1) as necessary to comply with contractual arrangements, (2) as necessary to address good faith legal privilege or confidentiality concerns or (3) to the extent relating to Company valuation and similar matters relating to the Merger.

(c)    No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 6.4(a) or Section 6.4(b) without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend or participate in such substantive meeting or communication.

Section 6.5    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Company or Parent and (b) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby.

Section 6.6    Access to Information; Confidentiality.

(a)    From the date hereof until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford Parent and its Representatives reasonable access, consistent with applicable Law, at normal business hours to the Company’s and its subsidiaries’ respective officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent reasonably promptly with all financial, operating and other data and information concerning its and its subsidiaries’ businesses and properties as Parent or its Representatives, may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would jeopardize any attorney-client privilege of the Company or any of its subsidiaries or contravene any applicable Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement (provided that the Company will use reasonable best efforts to, and will cause its subsidiaries to use reasonable best efforts to, cooperate with Parent in seeking and use reasonable best efforts to secure any consent or waiver or other arrangement to allow disclosure of such information in a manner that would not result in such violation, contravention, prejudice, or loss of privilege). All requests for information made pursuant to this Section 6.6(a) shall be directed to the executive officer or other Person designated by the Company, who shall initially be Zhi Wang.

(b)    Each of Parent and Merger Sub will comply with the terms and conditions of the confidentiality agreement, dated August 25, 2020, between the Company and the Guarantors (as amended, restated,

supplemented, joined with additional parties, or otherwise modified from time to time, collectively, the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with their respective terms.

Section 6.7    Stock Exchange Delisting. Prior to the Closing, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Company of the Ordinary Shares and ADSs from the New York Stock Exchange as promptly as practicable and the deregistration of the Ordinary Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.8    Publicity. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, the Company and Parent shall consult with each other (i) prior to issuing, and provide each other a reasonable opportunity review and comment on (and reasonably consider such proposed comments), any press releases or any public announcements with respect to this Agreement or the transactions (including the Merger) contemplated by this Agreement and (ii) prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except for (A) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in each case, as determined in the good faith judgment of the Party proposing to make such release (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without, to the extent practicable, prior review by and consultation with the other Party), and (B) any action pursuant to and in compliance with Section 6.3. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers, investors of any Affiliates of such Person, any Debt Financing Sources or any of their Affiliates or professional advisers, in each case, who are subject to customary confidentiality restrictions to the extent consistent with prior public disclosures by the Parties made in accordance with this Section 6.8; provided, that, for the avoidance of doubt, no such communication shall be in the nature of press releases or public announcements. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply to any release or announcement by the Company or its Affiliates made or proposed to be made in connection with and related to a Change of Recommendation (to the extent such Change of Recommendation is in compliance with the terms and conditions of this Agreement).

Section 6.9    Directors’ and Officers’ Indemnification and Insurance.

(a)    From and after the Effective Time, Parent shall cause the Surviving Company to agree that it will indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the Cayman Islands and its Memorandum of Association in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Company shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in successfully enforcing such Person’s rights under this Section 6.9; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.9); provided further that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the Laws of the Cayman Islands and the Company’s Memorandum of Association shall be made by independent counsel selected by the Surviving Company. In the event of any such Proceeding (x) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), (y) the Surviving Company shall reasonably cooperate with the Indemnified Party in the defense of any such matter and (z) the Indemnified Party shall not settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder without the prior written consent of Parent or the Surviving Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(c)    Parent agrees to cause the Surviving Company to honor and perform the obligations under any indemnification provision and any exculpation provision in the Company’s Memorandum of Association. The provisions in the Surviving Company’s memorandum and articles of association with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Memorandum of Association in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals except as required by applicable Law.

(d)    Parent shall maintain, or shall cause the Surviving Company to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the Effective Time, Parent and the Surviving Company shall not be required to pay pursuant to this Section 6.9(d) more than an amount per annum equal to 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. In addition, at Parent’s request, the Company shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the Effective Time, Parent and the Surviving Company shall not be required to pay pursuant to this Section 6.9(d) more than an amount per annum equal to 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. In the event Parent elects for the Company to purchase such a “tail policy”, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. Parent agrees to honor and perform under, and to cause the Surviving Company to honor and perform under, for a period of six years after the Effective Time, all indemnification agreements referenced on Section 6.9(d) of the Company Disclosure Letter entered into by the Company or any of its subsidiaries with any Indemnified Party and in effect as of the date hereof.

(e)    If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate or amalgamate with or merge into any other corporation or entity and shall not be the continuing, merged or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.9.

(f)    The provisions of this Section 6.9 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(g)    The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Memorandum of Association of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.10    Parent Financing.

(a)    Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (subject to any so-called “flex” provisions contained therein), including using reasonable best efforts to (i) maintain in effect the Financing Commitments in accordance with the terms and conditions thereof and hereof, provided, however, for the avoidance of doubt, Parent and Merger Sub may (A) amend, replace, supplement or modify the Debt Financing Commitments in any manner that does not adversely affect the amount, conditionality, enforceability, termination, timing or availability of the Debt Financing, and does not otherwise adversely affect the Debt Financing, such that the ability of Parent and Merger Sub to consummate the Transactions would be materially and adversely affected (any of the foregoing, an “Adverse Effect on Financing”), or (B) upon giving notice thereof to the Company, elect to replace all or any portion of the Debt Financing with alternative debt financing on terms and conditions not less favorable, in the aggregate (but in no event with any Adverse Effect on Financing), from the standpoint of Parent or Merger Sub than the terms and conditions as set forth in the Debt Financing Commitments as in effect on the date hereof (the “Replacement Debt Financing”), in each case so long as the aggregate amount of the net proceeds of the Debt Financing (together with the Equity Financing proceeds and the Parent’s and Merger Sub’s cash on hand) will not be less than an amount reasonably required to consummate the Merger and other transactions contemplated by this Agreement, (ii) satisfy (or obtain waivers to) on a timely basis all conditions applicable to Parent or Merger Sub to funding in the Debt Financing Commitments (or in any documents relating to a Replacement Debt Financing, the “Replacement Debt Commitments”) and such definitive agreements to be entered into pursuant thereto (including by consummating the Equity Financing substantially concurrently therewith), (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Debt Financing Commitments or any Replacement Debt Commitments (including any “flex” provisions contained therein) prior to the Closing, (iv) upon the satisfaction or waiver of all conditions set forth in the Debt Financing Commitments or Replacement Debt Commitments, consummate the Debt Financing on or prior to the Effective Time, and

(v) enforce its rights under the Debt Financing Commitments or any Replacement Debt Commitments, or any definitive agreements therefor, to the extent necessary to fund the Merger Consideration and other payments required to made under this Agreement. In the event any portion of the Debt Financing or any Replacement Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Financing Commitments or any Replacement Debt Commitments and such other term that would have an Adverse Effect on Financing, Parent and Merger Sub shall timely notify the Company in writing (and, in any event, within five Business Days after the occurrence or discovery thereof) and shall use their respective reasonable best efforts to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount, when added with Parent and Merger Sub’s existing cash on hand and the Equity Financing Commitments, sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event, which Alternative Financing would not involve terms and conditions that are less favorable in the aggregate to Parent or Merger Sub than the Debt Financing Commitments or any Replacement Debt Commitments and would not have an Adverse Effect on Financing (provided that this sentence shall not require Parent or Merger Sub to pay any additional fees or to increase any interest rates applicable to the Debt Financing in excess of the amount set forth in the Debt Financing Commitments or any Replacement Debt Commitment (including any “flex” provisions) on the date hereof). Parent and Merger Sub shall not, and shall cause the Guarantors and the Rollover Shareholders not to, (without the prior written consent of the Company) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Financing Commitments or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver would have an Adverse Effect on Financing. Upon any replacement, amendment, supplement or modification of the Financing Commitments made in compliance with this Section 6.10 (excluding any amendment for the sole purpose of joining or adding additional commitment parties thereto), Parent shall promptly (and, in any event, within five Business Days after the occurrence or discovery thereof) provide a copy thereof to the Company and the term “Financing Commitments” shall mean the Financing Commitments as so amended, replaced, supplemented or modified, including any Replacement Debt Financing or Alternative Financing.

(b)    Prior to or around the Closing, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall cause its subsidiaries and its Representatives to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation reasonably requested by Parent that is necessary and customary in accordance with the terms of the Debt Financing (or any permanent financing consummated in lieu thereof or any Replacement Debt Financing or Alternative Financing obtained in accordance with Section 6.10(a)), including using reasonable best efforts to take the following actions: (i) furnishing Parent and Merger Sub and their financing sources with the Required Information or other documents and information reasonably requested by Parent in connection with the Debt Financing, any permanent financing consummated in lieu thereof, Replacement Debt Financing or Alternative Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing, any permanent financing consummated in lieu thereof, Replacement Debt Financing or Alternative Financing and delivery of one or more customary representation letters), (ii) upon reasonable notice, participating in a reasonable number of lender presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies to the extent customary in connection with the Debt Financing, any permanent financing consummated in lieu thereof, Replacement Debt Financing or Alternative Financing at reasonable times and locations to be mutually agreed and otherwise reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the Debt Financing, any permanent financing consummated in lieu of the Debt Financing, Replacement Debt Financing or Alternative Financing, (iii) obtaining customary accountant’s comfort letters, consents, authorization and representation letters requested by financing sources in connection with the Debt Financing, any permanent financing consummated in lieu thereof, any Replacement Debt Financing or any Alternative Financing, it being understood that such documents will not take effect prior to the Closing, (iv) reasonably facilitating the provision of guarantee and pledging of collateral, including by executing and delivering definitive financing documents, including pledge and security documents, customary certificates, any payoff letters, security or lien releases or terminations, relating to existing security or guarantee, and other documents (including original stock certificates), to the extent reasonably requested by Parent in connection with the Debt Financing, or any permanent financing consummated in lieu thereof, Replacement Debt Financing, or Alternative Financing (provided that (A) none of the documents or certificates shall be executed or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company or any of its subsidiaries, or on any of their respective officers or employees (other than the officers or employees of Parent, Merger Sub or any of their respective Affiliates), until the Closing), (v) reasonably assisting with procuring customary payoff letters, lien releases, terminations, deregistration or filing, all subject to the Closing, (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing, any permanent financing consummated in lieu thereof, Replacement Debt Financing or Alternative Financing to evaluate the Company’s or any of its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing, it being understood that all such arrangements and documents will not take effect prior to the Closing and (vii) providing information regarding the Company and its subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 at least three Business Days prior to the Closing, to the extent requested in writing ten Business Days prior to the Closing. Notwithstanding the foregoing, (x) nothing in this Section 6.10 shall (A) require such cooperation to the extent it would unreasonably and materially interfere with the business or operations of the Company and its subsidiaries, (B) require the Company to waive or amend any terms of this Agreement, (C) cause any condition in Article VII to fail to be satisfied, or (D) require the Company to enter into any definitive agreement or arrangement prior to the Closing to the extent the effect of such agreement or arrangement cannot be completely unwound should the Closing not occur or require the Company to deliver any certificates, documents or instruments prior to the Closing to the extent any such certificates, documents or instruments will impose any liability on the Company or any of its subsidiaries prior to the Closing, and (y) none of the Company or any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing contemplated by the Debt Financing Commitments (or any Replacement Debt Financing or Alternative Financing) or be required to take any action for which it would not be reimbursed and indemnified hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Financing (or any Replacement Debt Financing or Alternative Financing) or any of the foregoing prior to the Closing.

(c)    Parent (i) shall promptly, upon request by the Company, reimburse the Company following the valid termination of this Agreement for all reasonable and documented out-of-pocket costs (including (A) reasonable outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by the Company, any of its subsidiaries or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.10 and (ii) shall indemnify and hold harmless the Company and its subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all losses, liabilities, damages, claims, costs, expenses (including reasonable outside attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation with and/or the arrangement of the Debt Financing (or any Replacement Debt Financing) and the performance of their respective obligations under this Section 6.10 (including any action taken in accordance with this Section 6.10) and any information utilized in connection therewith, except to the extent such losses arose out of or resulted from (x) the willful misconduct of such Person or (y) misstatements or omissions in written historical information provided by or on behalf of the Company or its subsidiaries specifically for use in connection with the Debt Financing (or any permanent financing consummated in lieu thereof, Replacement Debt Financing or Alternative Financing obtained in accordance with Section 6.10(a)).

(d)    The Company hereby consents to the reasonable use of the logos of the Company and its subsidiaries by Parent and Merger Sub in connection with the Debt Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

Section 6.11    Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.12    Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or threatened in writing, against the Company, its officers or any members of its Board of Directors prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including, by promptly providing Parent copies of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation, or take any action to settle, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.13    Resignation of Directors. At or prior to the Closing, except as otherwise may be agreed by Parent, the Company shall cause to be delivered to Parent the letters of resignation of all members of the Board of Directors who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.14    Obligations of Merger Sub; Obligations of Subsidiaries.

(a)    Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement, the Financing Commitments, any Replacement Debt Financing and any Alternative Financing.

(b)    The Company shall take all action necessary to cause its subsidiaries to perform their respective obligations under this Agreement.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver, if permissible under Law, by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. The Company Requisite Vote shall have been obtained; and

(b)    Orders. No Law, statute, rule, regulation, executive order, decree, ruling, injunction, judgment or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of a competent jurisdiction (collectively, the “Orders”) which prohibits, restrains, makes illegal or enjoins the consummation of the transactions (including the Merger) contemplated by this Agreement shall remain in effect.

Section 7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Article III (other than Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Memorandum and Articles of Association), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.20 (Brokers) and Section 3.21 (Anti-takeover Provisions)) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and (ii) Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Memorandum and Articles of Association), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.20 (Brokers) and Section 3.21 (Anti-takeover Provisions) shall be true and correct in all respects save for de minimis inaccuracies as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c)    Certificate. Parent shall have received a certificate of an executive officer of the Company, dated as of the Effective Time, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied; and

(d)    No Material Adverse Effect. No Material Adverse Effect shall have occurred since September 30, 2019 and be continuing.

(e)    Dissenting Shareholders. The aggregate amount of Dissenting Shares shall be less than 10% of the total number of issued and outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) immediately prior to the Effective Time.

Section 7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”);

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)    Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Effective Time, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1    Termination.

This Agreement may only be terminated and the Merger may only be abandoned at any time prior to the Effective Time:

(a)    by mutual written consent of Parent and the Company;

(b)    by Parent or the Company if there is any Order having the effect set forth in Section 7.1(b) that has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Merger Sub, or in the case of the Company, any of its subsidiaries) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement, which breach has been the primary cause of such Order;

(c)    by either Parent or the Company if the Effective Time has not occurred on or before the six-month anniversary of the date hereof (the “End Date”); provided that, the End Date may be extended by mutual written agreement of Parent and the Company; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Merger Sub, or in the case of the Company, any of its subsidiaries) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Effective Time, which breach has been the primary cause of the failure of the Effective Time to occur on or before the End Date (such breach, a “Disqualifying Breach”).

(d)    by written notice from the Company if:

(i)    there has been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty is untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.2 not to be satisfied;

(ii)    prior to the receipt of the Company Requisite Vote at the Shareholders’ Meeting, the Board of Directors (acting upon unanimous recommendation of the Special Committee) authorizes the Company to terminate this Agreement and enter into an agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that in the event of such termination, the Company concurrently with, or immediately after, the termination of this Agreement, enters into such agreement; provided further that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) unless the Company has (A) fully complied with applicable terms and conditions of this Agreement, including Section 6.3 hereof with respect to such Superior Proposal and (B) complied with Section 8.2(b)(i); or

(iii)    prior to the receipt of the Company Requisite Vote at the Shareholders’ Meeting, the Board of Directors (acting upon unanimous recommendation of the Special Committee) authorizes the Company to terminate this Agreement in connection with making a Change of Recommendation in accordance with Section 6.3(g), provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d)(iii) unless the Company has fully complied with applicable terms and conditions of this Agreement, including Section 6.3(g) and Section 8.2(b)(i).

(e)    by written notice from Parent if:

(i)    there has been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if (x) Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.3 not to be satisfied or (y) Parent or Merger Sub or their respective Affiliates or Representatives have taken any action to cause or result in, or that would be reasonably likely to cause or result in, a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement to the extent that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied.

(ii)    the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with this Agreement, (ii) the Company fails to consummate the Merger within ten Business Days of the date on which the Closing should have occurred pursuant to Section 1.2, and (iii) at all times during such ten Business Day period described in clause (ii), Parent and Merger Sub stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby and Parent gave the Company a written notice on or prior to the end of such ten Business Day period confirming such fact.

(iii)    the Board of Directors has made, prior to obtaining the Company Requisite Vote, a Change of Recommendation.

(f)    by either Parent or the Company if the Company Requisite Vote has not been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment thereof, in each case, at which a vote on the approval of this Agreement, the Merger and the other transactions contemplated hereby was taken; or

(g)    by the Company, if (i) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with this Agreement, (ii) Parent and Merger Sub fail to consummate the Merger within ten Business Days of the date on which the Closing should have occurred pursuant to Section 1.2, and (iii) at all times during such ten Business Day period described in clause (ii), the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby and the Company gave Parent a written notice on or prior to the end of such ten Business Day period confirming such fact.

Section 8.2    Effect of Termination.

(a)    In the event of the valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(b), Section 6.8 (Publicity), the expense reimbursement and indemnification provisions of Section 6.10(c), this Section 8.2 (Effect of Termination), Section 8.3 (Expenses) and Article IX (General Provisions), which shall survive such valid termination in accordance with its terms and conditions. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.

(b)    In the event that:

(i)    this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii), or by Parent pursuant to Section 8.1(e)(ii) or Section 8.1(e)(iii), then the Company shall pay to Parent (or one or more of its designees) a fee of $2,500,000 (the “Company Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two Business Days of the applicable termination.

(ii)    this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) and (A) at any time after the date of this Agreement and prior to the Shareholders’ Meeting (or, if earlier, prior to the termination of this Agreement) an Acquisition Proposal shall have been publicly made or disclosed or an Acquisition Proposal shall have otherwise become publicly known or delivered to the Company and (B) within twelve months of such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to any Acquisition Proposal, or shall have consummated any Acquisition Proposal, then, on the earlier of the date on which such definitive agreement is entered into or such Acquisition Proposal is consummated, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%”.

(iii)    this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i) or Section 8.1(g), Parent shall pay to the Company a fee of $5,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two Business Days of the applicable termination.

(c)    The Parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(d)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company for the amount set forth in Section 8.2(b)(i) or Section 8.2(b)(ii), or any portion thereof, or a final and non-appealable judgment against Parent for the amount set forth in Section 8.2(b)(iii), or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Parent or the Company (as applicable) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b).

(e)    Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.12, in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee from the Company pursuant to this Section 8.2, the payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(d) shall be the sole and exclusive monetary remedy of Parent Related Parties against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Company shall remain obligated to pay to Parent and Merger Sub any amount due and payable pursuant to Section 8.2(d)), whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.6(b) and Section 6.8.

(f)    Notwithstanding anything to the contrary in this Agreement, if the Merger fails to consummate or if Parent or Merger Sub breaches this Agreement (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.12, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, Guarantors or other Non-Recourse Parties (as defined in the Limited Guarantee) (each a “Parent Related Party”) or any Debt Financing Source under the Debt Financing (or any Replacement Debt Financing or Alternative Debt Financing) and any of their respective Affiliates (other than Parent, Merger Sub or the Guarantors) (a “Lender Related Party”) for any breach, loss, damage or failure to perform under or otherwise arising from or in connection with this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Company to (x) terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(g) and receive payment of the Parent Termination Fee or (y) seek to recover monetary damages from Parent in connection with any termination of this Agreement in a circumstance in which the Parent Termination Fee is not actually paid; provided, that in no event shall Parent Related Party be subject to monetary damages in excess of the amount of the Parent Termination Fee in the aggregate (and any costs, expenses, interest and other amounts payable pursuant to Section 6.10(c) and Section 8.2(d)).

(g)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made (i) against the entities that are expressly identified as Parties hereto, (ii) to the extent and pursuant to, and in accordance with, the terms of, the Limited Guarantee, the Equity Financing Commitments or the Confidentiality Agreement, against the Guarantors or the other parties thereto, as applicable, and (iii) to the extent pursuant to and in accordance with the terms of the Support Agreement, against any Supporting Shareholder or Beneficial Owner party thereto. No other Non-Recourse Party or Company Related Party (other than, for the avoidance of doubt, the Guarantors or the other Non-Recourse Parties to the Limited

Guarantee, the Equity Financing Commitments or the Confidentiality Agreement and the Supporting Shareholder or Beneficial Owner party to the Support Agreement, in each case, to the extent set forth in and in accordance with the terms thereof) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

Section 8.3    Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2    Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided that the Company may only take such action with the approval of the Special Committee. No amendments or modifications to the provisions of which the Lender Related Parties or Non-Recourse Parties are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner materially adverse to any such Lender Related Party or Non-Recourse Party without the prior written consent of such Lender Related Party or Non-Recourse Party (which shall not be unreasonably withheld, conditioned or delayed).

Section 9.3    Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided that the Company may only take such action with the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

Section 9.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or express courier (postage prepaid and providing proof of delivery) to the respective Parties at the following addresses or email addresses as follows (or at such other address or email address for a Party as is specified by like notice):

(a)    if to Parent or Merger Sub:

18th Floor, Xueyuan International Tower,

1 Zhichun Road, Haidian District

Beijing, China

Attention: Zhengdong Zhu

Email: zzd@cdeledu.com

with an additional copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

2201 China World Office 2, 1 Jian Guo Men Wai Avenue, Chaoyang

District, Beijing, China

Attention: Howard Zhang

Email: howard.zhang@davispolk.com

(b)    if to the Company:

China Distance Education Holdings Limited

18th Floor, Xueyuan International Tower,

1 Zhichun Road, Haidian District

Beijing, China

Attention:    Zhi Wang

Email: bsec@cdeledu.com

with an additional copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

Beijing Kerry Centre South Tower, Suite 823, 8th Floor,

No. 1 Guang Hua Road Chaoyang District

Beijing, China

Attention: Ning Zhang

Email: ning.zhang@morganlewis.com

(c)    if to the Special Committee, addressed to care of the Company, with a copy (which shall not constitute notice) to:

Special Committee of the Board of Directors of

China Distance Education Holdings Limited

18th Floor, Xueyuan International Tower

1 Zhichun Road, Haidian District

Beijing 100083, People’s Republic of China

Attention: Ms. Carol Yu; Ms. Annabelle Yu Long

Email: carol@virtuesholding.cn; annabelle.long@bertelsmann.com with an additional copy (which shall not constitute notice) to:

Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts

02110 USA

Attention:    Timothy Bancroft

Email: tbancroft@goulstonstorrs.com

Section 9.5    Certain Definitions.

(a)    Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that is no less favorable to the Company than in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement);

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are required or authorized to close in the Cayman Islands, the PRC, Hong Kong or the City of New York, New York, as the case may be, or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company Equity Award” means any Company Option, Company Restricted Share Award or other award payable in Company Securities or whose value is determined with reference to the value of Company Securities, whether granted pursuant to the Company Share Plans or otherwise;

“Company Intellectual Property” means (i) patented, registered or applied-for Intellectual Property, (ii) material unregistered trademarks and service marks, and (iii) material Software owned by or filed, patented or registered in the name of, the Company or any of its subsidiaries;

“Company Option” means each outstanding share option, whether vested or unvested, that is outstanding, unexercised, not yet expired as of immediately prior to the Effective Time and issued by the Company pursuant to any Company Share Plan that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award;

“Company Restricted Share Award” means each outstanding award of restricted Ordinary Shares issued by the Company pursuant to any Company Share Plan that is subject to transfer and other restrictions which may lapse upon the vesting of such award;

“Company Share Plans” means, collectively, the China Distance Education Holdings Limited Share Incentive Plan and the China Distance Education Holdings Limited 2008 Performance Incentive Plan, and a “Company Share Plan” means any one of the foregoing plans;

“control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Data Privacy and Security Requirements” mean (i) the Company’s and its subsidiaries internal and posted policies and procedures with respect to privacy, Personal Data, data and system security; (ii) applicable privacy and data security Laws and industry standards (including the Payment Card Industry Data Security Standards); and (iii) applicable requirements relating to data collection, use, privacy, security or protection under any Contracts;

“Debt Financing Sources” means the lenders party to the Debt Financing Commitments (as so amended, replaced, supplemented or modified by Replacement Debt Financing or Alternative Financing, if applicable), any Person who signs a joinder to the Debt Financing Commitments (as so amended, replaced, supplemented or modified by aby Replacement Debt Financing or Alternative Financing, if applicable) and any Person that provides, or in the future enters into any Debt Financing Commitments (as so amended, replaced, supplemented or modified by any Replacement Debt Financing or Alternative Financing, if applicable) to provide, any of the Debt Financing (or the Replacement Debt Financing or Alternative Debt Financing, if applicable), any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, shareholders, limited partners, managers, members or partners, other than in each case Parent, Merger Sub or Guarantor;

“Depositary” means Deutsche Bank Trust Company Americas.

“Excluded Shares” means (i) Rollover Shares (including the Ordinary Shares subject to the Company Restricted Share Awards held by the Guarantors), (ii) Dissenting Shares, (iii) any Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by Parent, the Company or any of their direct or indirect subsidiaries, and (iv) any Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans;

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection;

“GAAP” means the generally accepted accounting principles in the United States;

“Government Official” means: (i) any official, officer, employee or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person as defined by the Financial Action Task Force; or (iv) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clauses (i), (ii) or (iii) of this definition;

“Hong Kong” means the Hong Kong Special Administrative Region;

“Intellectual Property” means all of the following in any jurisdiction in the world: (i) inventions, whether patentable or not, and all patents and patent applications; (ii) copyrights, copyrightable works, works of authorship, content, moral rights, and data and database rights; (iii) Software; (iv) trademarks, service marks, domain names, corporate names, trade names, logos, designs, brands, rights to social media accounts, trade dress, other indicia of source, origin or quality, and the goodwill of the business symbolized by any of the foregoing; (v) know-how, trade secrets, confidential information, and Personal Data; (vi) privacy rights, data protection rights, and rights of publicity; (vii) registrations, applications and renewals related to any of the foregoing; and (viii) all other intellectual property, industrial property and proprietary rights of any kind or nature;

“Interim Investors Agreement” means the interim investors agreement by and among Mr. Zhengdong Zhu, Ms. Baohong Yin, Champion Shine Trading Limited, the Rollover Shareholders, the Equity Sponsors, Parent and Merger Sub dated as of the date hereof;

“knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(a) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub means the actual knowledge of the Guarantors;

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order or decision of an applicable arbitrator or arbitration panel (public or private);

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing;

“Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has, or would reasonably be expected to have, a material adverse effect on or with respect to the business, results of operation or condition (financial or otherwise), assets or liabilities of the Company and its subsidiaries, taken as a whole; provided that, no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general changes or developments in the political or regulatory conditions or the economy or the financial, debt, capital, credit or securities markets in the United States, the PRC or elsewhere in the world in which the Company or its subsidiaries have material operations, including as a result of changes in geopolitical conditions, interest rates or exchange rates, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, (iii) (A) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its subsidiaries, (B) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and (C) any action taken or omitted by the Company at the express written request of or with the express written consent of Parent or Merger Sub, (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (v) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (vi) any decline in the market price or trading volume of the Ordinary Shares or ADSs or the credit rating of the Company (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may otherwise be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), or (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may otherwise be taken into account in determining whether there has been or would reasonably be expected to, a Material Adverse Effect); except in the cases of clauses (i), (ii), (iv) or (v), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby relative to other companies in the industries in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect);

“Material Leases” means leases under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy any Material Leased Real Property (and all modifications, amendments and supplements thereto);

“Material Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing that provide for (i) leased areas of more than 2,000 square meters, or (ii) annual rents of more than $300,000.

“material subsidiaries” means (A) the Company’s wholly-owned subsidiaries Beijing Champion Distance Education Technology Co., Ltd. and Beijing Champion Education Technology Co., Ltd. and the Company’s variable interest entity Beijing Champion Hi-Tech Co., Ltd., (B) any holding company or subsidiary of any of the foregoing and (C) any other subsidiary of the Company whose revenues, income or assets, in any case, represent 5% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control;

“Off-the-Shelf Software Licenses” means licenses granted to the Company and its subsidiaries for standard, commercially available, off-the-shelf software that are provided solely in executable form and for the Company’s and its subsidiaries’ internal use (and not for server or development use) involving payments of less than $100,000 in the aggregate;

“Order” means any Law, order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict enacted, issued, promulgated, enforced or entered by or with any Governmental Entity;

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any subsidiary of the Company;

“Permitted Liens” means (A) statutory liens securing payments not yet due and payable as of the Closing Date, including liens of lessors pursuant to the terms of any lease, (B) easements, rights of way or other similar matters of record affecting title to such Owned Real Property which do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the business of the Company or any of its subsidiaries conducted thereon, (C) encumbrances for Taxes not yet due and owing or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP, (D) pledges or deposits made in the ordinary course of business consistent with past practices to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practices for amounts which are not yet past due, and (F) non-exclusive licenses of Intellectual Property granted by the Company or its subsidiaries to their customers in the ordinary course of business consistent with past practices;

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

“Personal Data” means any data or other information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual or is otherwise protected by or subject to any privacy or data security Laws;

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives;

“Required Information” means (i) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and statements of operations, statements of comprehensive income and statements of cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated financial statements of the Company consisting of balance sheets as of the last date of the most recently completed fiscal quarter ended at least 45 days prior to the Closing Date and statements of operations, statements of comprehensive income and statements of cash flows for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, other than with respect to any quarter-end that is also a fiscal year-end and (iii) any financial and other pertinent financial or other information regarding the Company or any of its Affiliates as may be reasonably requested by Parent or Merger Sub, including all financial statements and projections and other pertinent information required by the Debt Financing (or any Replacement Debt Financing or Alternative Financing) and all financial statements, pro forma financial information, financial data, audit reports and other information of the type required in connection with the Debt Financing (or any Replacement Debt Financing or Alternative Financing) and the transactions contemplated by this Agreement customary for the placement, arrangement or syndication of loans or distribution of debt contemplated by the Debt Financing (or any Replacement Debt Financing or Alternative Financing);

“Rollover Shares” has the meaning ascribed to such term in the Support Agreement;

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Sudan, Venezuela, and the Crimea region of Ukraine);

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country;

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council;

“Software” means (i) software of any type, including computer programs, applications, architectures, libraries, firmware, and middleware, software development kits, libraries, tools, interfaces, and software implementations of algorithms, models and methodologies, in each case, whether in source code or object code, (ii) data and databases, and (iii) documentation relating to any of the foregoing; together with intellectual property, industrial property and proprietary rights in and to any of the foregoing;

“Special Resolution” has the meaning given to it in the Cayman Companies Law;

“subsidiary” or “subsidiaries” means, with respect to any Person (A) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof (including through any contractual arrangement) and (B) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests, through any contractual arrangement or otherwise, (ii) such Person or any subsidiary of such

Person is a controlling general partner or otherwise controls such entity (including through any contractual arrangement). For the avoidance of doubt, for purposes of this Agreement, each branch office of any subsidiary of the Company, whether registered or not as required by the applicable laws of the jurisdiction of its operation, shall be deemed as a subsidiary of the Company;

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Limited Guarantee, the Financing Commitments, and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder; and

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement or (ii) fraud.

(b)    Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
Acquisition Proposal	Section 6.3(f)(i)
Action	Section 3.11
ADS	Section 2.1(b)
Agreement	Preamble
Alternative Financing	Section 6.10(a)
Anti-Corruption Laws	Section 3.6(b)
Applicable Date	Section 3.7(a)
Bankruptcy and Equity Exception	Section 3.4
Board of Directors	Recitals
Cayman Companies Law	Recitals
Change of Recommendation	Section 6.2
Change Notice	Section 6.3(c)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Disclosure Letter	Article III
Company Employees	Section 3.12(a)
Company Plan	Section 3.12(a)
Company Related Parties	Section 8.2(e)
Company Requisite Vote	Section 3.4
Company Securities	Section 3.3(c)
Company Termination Fee	Section 8.2(b)(i)
Confidentiality Agreement	Section 6.6(b)
Contract	Section 3.9(a)
Debt Financing	Section 4.7(a)
Debt Financing Commitments	Section 4.7(a)
Disqualifying Breach	Section 8.1(c)
Dissenter Rights	Section 2.1(d)
Dissenting Shares	Section 2.1(d)
Dissenting Shareholders	Section 2.1(d)
Effective Time	Section 1.3
End Date	Section 8.1(c)
Equity Award Funds	Section 2.2(b)(iii)

Defined Term	Section
Equity Commitment Letters	Section 4.7(a)
Equity Financing	Section 4.7(a)
Equity Financing Commitments	Section 4.7(a)
Equity Sponsors	Section 4.7(a)
Escrow Agent	Section 2.3(a)
Exchange Act	Section 3.5(b)
Exchange Fund	Section 2.3(a)
Financial Advisor	Section 3.18
Financing	Section 4.7(a)
Financing Commitments	Section 4.7(a)
Governmental Entity	Section 3.5(b)
Guarantors	Recitals
Indemnified Parties	Section 6.9(a)
Intervening Event	Section 6.3(g)
Lender Related Party	Section 8.2(f)
Licenses	Section 3.6(a)
Liens	Section 3.15(a)
Limited Guarantee	Recitals
Material Contract	Section 3.9(a)
Memorandum of Association	Section 3.2
Merger	Recitals
Merger Consideration	Section 2.3(a)
Merger Sub	Preamble
Notice Period	Section 6.3(c)(ii)
Orders	Section 7.1(b)
Ordinary Shares	Section 3.3
Parent	Preamble
Parent Material Adverse Effect	Section 7.3(a)
Parent Related Party	Section 8.2(f)
Parent Termination Fee	Section 8.2(b)(iii)
Party/Parties	Preamble
Paying Agent	Section 2.3(a)
Per ADS Merger Consideration	Section 2.1(b)
Per Share Merger Consideration	Section 2.1(a)
Plan of Merger	Section 1.3
Proceeding	Section 6.9(a)
Proxy Statement	Section 3.17
Recommendation	Section 3.4
Record ADS Holders	Section 6.1(b)
Record Date	Section 6.1(b)
SEC	Section 3.7(a)
Schedule 13E-3	Section 3.5(b)
Registrar of Companies	Section 1.3
Replacement Debt Commitments	Section 6.10(a)
Replacement Debt Financing	Section 6.10(a)
Rollover Shareholders	Recitals
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Share Certificates	Section 2.3(b)
Shareholders’ Meeting	Section 6.2
Special Committee	Recitals

Defined Term	Section
Superior Proposal	Section 6.3(f)(ii)
Support Agreement	Recitals
Surviving Company	Recitals
Takeover Statute	Section 3.21
Tax Return	Section 3.16(i)(iii)
Tax Law	Section 3.16(i)(ii)
Taxes	Section 3.16(i)(i)
Trade Control Laws	Section 3.6(d)
Transaction Litigation	Section 6.12
Uncertificated Shares	Section 2.3(b)

Section 9.6    Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.7    Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter), the Confidentiality Agreement, the Interim Investors Agreement, the Support Agreement, the Financing Commitments and the Limited Guarantee constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that Parent (or one or more of its Affiliates) shall have the right, without the prior written consent of the Company, to assign or grant any other form of security interest over all or any portion of its rights, interests and obligations under this Agreement to any Lender Related Parties or any provider of related hedging arrangements (so long as Parent remains fully liable for all of its obligations hereunder) pursuant to terms of the Debt Financing (or any Replacement Debt Financing or Alternative Debt Financing) for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing (or any Replacement Debt Financing or Alternative Debt Financing).

Section 9.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.9 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) to receive the Per Share Merger Consideration or Per ADS Merger Consideration (as applicable) in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Company Options or Company Restricted Share Awards to receive the payments or in exchange therefor the applicable equity-based awards of Parent contemplated by Section 2.2(b) in accordance with the terms and conditions of this Agreement, and (d) each Lender Related Party or Non-Recourse Party shall be a third-party beneficiary of Section 8.2(f), this Section 9.8, Section 9.2, Section 9.13 and Section 9.14.

Section 9.9    Governing Law.

(a)    This Agreement (other than Article I and with respect to matters specified in Section 9.9(b)) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than Article I and with respect to matters relating to fiduciary duties of the Board of Directors) or the negotiation, execution or performance of this Agreement (other than Article I and with respect to matters relating to fiduciary duties of the Board of Directors) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)    Article I of this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to Article I of this Agreement, the negotiation, execution or performance of Article I of this Agreement, and the following matters arising out of or relating to this Agreement, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub and the Company in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, the fiduciary or other duties of the Board of Directors and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

Section 9.10    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject in all respects to the terms and conditions of this Section 9.12, the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the completion of the Merger), without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing or any other provision hereof or of any Transaction Document, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Merger in accordance with Article I if, but only if, (i) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with this Agreement, (ii) Parent is required to complete the Merger pursuant to Section 1.2 and Parent fails to complete the Merger by the date the Merger is required to have been completed pursuant to Section 1.2, (iii) the financing provided for by the Debt Financing Commitment (or any Replacement Debt Financing or Alternative Financing, as the case may be) has been or will be funded at the Closing if the Equity Financing is funded at the Closing and Parent or Merger Sub otherwise seek the funding of the financing provided for by the Debt Financing Commitment (or any Replacement Debt Financing or Alternative Financing, as the case may be), and (iv) the Company has irrevocably confirmed in writing that, if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing will occur in accordance with Article I. Under no circumstances shall the Company be permitted or entitled to obtain (1) both a grant of specific performance to cause the Equity Financing to be funded at the Closing in accordance with the terms of this Section 9.12 (whether under this Agreement or the Equity Financing Commitments) or other equitable relief, on the one hand, and payment of the Parent Termination Fee, monetary damages relating to a failure of the Closing to occur or any of the other amounts, if any, as and when due, pursuant to Section 6.10(c) and Section 8.2(d), on the other hand, or (2) both payment of any monetary damages whatsoever, on the one hand, and payment of any of the Parent Termination Fee or any other amounts, if any, as and when due, pursuant to Section 6.10(c) and Section 8.2(d), on the other hand. Subject to the terms and conditions herein, the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under this Agreement..

Section 9.13    Jurisdiction.

(a)    Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state and federal courts sitting in the Borough of Manhattan of the City of New York, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and other applicable Laws; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

(b)    Notwithstanding anything in this Agreement to the contrary, (i) each Party and its Affiliates hereby irrevocably and unconditionally agrees that it will not bring or support any claim, action, suit, legal proceeding, investigation, arbitration, litigation, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court and any appellant court thereof and each Party irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and that the provisions of Section 9.14 relating to the waiver of jury trial shall apply to any such action, suit or proceeding and (ii) except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Related Parties in any way relating to this Agreement, the Debt Financing Commitments or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The Parties further agree to waive and hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and makes the agreements, waivers and consents set forth in Section 9.13(a) mutatis mutandis but with respect to the courts specified in this Section 9.13(b).

Section 9.14    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY LENDER RELATED PARTY OR NON-RECOURSE PARTY) OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.15    Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. For purposes of this Agreement (other than Section 3.19 and Section 6.3), any document or item shall be considered to have been “made available” to Parent if such document or item has been provided in writing (including via electronic mail) to Parent by Company or its Representatives, posted by the Company or its Representatives in the electronic data room established by the Company or filed with or furnished to the SEC by the Company no less than two business days prior to the date hereof. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted jointly by all the Parties and without regard to any presumption, burden of proof or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: China Distance Education Holdings Limited

By:	/s/ Carol Yu
Name: Carol Yu
Title: Chair of the Special Committee

PARENT: Champion Distance Education Investments Limited

By:	/s/ Zhengdong Zhu
Name Zhengdong Zhu
Title: Director

MERGER SUB: China Distance Learning Investments Limited

By:	/s/ Zhengdong Zhu
Name: Zhengdong Zhu
Title: Director

[Signature Page to Merger Agreement]

EXHIBIT A

PLAN OF MERGER

The Companies Law (2020 Revision) of the Cayman Islands

Plan of Merger

THIS PLAN OF MERGER is made on [●].

BETWEEN

(1)    China Distance Learning Investments Limited, an exempted company incorporated under the laws of the Cayman Islands on 19 August 2020, with its registered office situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Merging Company”); and

(2)    China Distance Education Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands on 11 January 2008, with its registered office situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company” or the “Surviving Company” and together with Merging Company, the “Constituent Companies”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2020 Revision) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated December 1, 2020 and made between, amongst others, Champion Distance Education Investments Limited (the “Parent”) the Surviving Company and the Merging Company (the “Agreement”), a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The Surviving Company shall have its registered office at the offices of [Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands].

4

Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (“Ordinary Shares”) and the Surviving Company will have [136,747,601] Ordinary Shares in issue.

5

Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$100 divided into 200,000,000 ordinary shares of a par value of US$0.0000005 each and the Merging Company will have 100 ordinary shares in issue.

6

Upon the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and the Surviving Company will have 100 ordinary shares in issue.

7	The Merger shall take effect on [●] (the “Effective Date”).

8

Upon merger, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Merging Company and the Company shall immediately vest in the Surviving Company and the Surviving Company shall be liable for and subject, in the same manner as the Merging Company and the Company, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Merging Company and the Company.

9	The terms and conditions of the Merger are such that, upon the Effective Date:

9.1

Each ordinary share, par value US$0.0001 per share of the Surviving Company issued and outstanding immediately prior to the Effective Date (other than the Excluded Shares, the Ordinary Shares subject to the Company Restricted Share Awards and the Ordinary Shares represented by ADSs (as defined below)) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration;

9.2

Each four Ordinary Shares, which are represented by an American Depositary Share (each, an “ADS” or collectively, “ADSs”) issued and outstanding immediately prior to the Effective Date (other than the ADSs representing the Excluded Shares), shall be cancelled and cease to exist in exchange for the right to receive the Per ADS Merger Consideration;

9.3

Each of the Excluded Shares other than the Dissenting Shares (including the Excluded Shares which are represented by ADSs) issued and outstanding immediately prior to the Effective Date, shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

9.4

Each of the Dissenting Shares issued and outstanding immediately prior the Effective Date, shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Statute;

9.5

Each ordinary share, par value of US$0.0000005 per share, of Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

10

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restate Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

11

The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto upon the Effective Date.

12	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

13	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15	The names and addresses of each director of the surviving company (as defined in the Statute) are:

15.1	[name] of [address];

15.2	[name] of [address]; and

15.3	[name] of [address].

16	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

17

This Plan of Merger has been authorised by the shareholders of the Surviving Company by way of resolutions passed at an extraordinary general meeting of the Surviving Company and the sole shareholder of the Merging Company by way of written resolutions of the Merging Company pursuant to section 233(6) of the Statute.

18	At any time prior to the Effective Date, this Plan of Merger may be:

18.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

18.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

19	This Plan of Merger may be executed in counterparts.

20	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by ________________________ )

Duly authorised for )	__________________________

and on behalf of )	Director

China Distance Education Holdings Limited )

SIGNED by ________________________ )

Duly authorised for )	__________________________

and on behalf of )	Director

China Distance Learning Investments Limited )

Annexure 1

Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

ANNEX B

Opinion of Duff & Phelps, LLC as Financial Advisor

Confidential

Special Committee of the Board of Directors

China Distance Education Holdings Limited

18th Floor, Xueyuan International Tower

1 Zhichun Road, Haidian District

Beijing 100083, People’s Republic of China

December 1, 2020

Ladies and Gentlemen:

China Distance Education Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (the “Opinion”), as of the date hereof, as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.0001 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing four Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), and China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed being received on November 27, 2020. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving company and becoming a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, (i) each Share issued and outstanding immediately prior to the effective time of the Merger (other than the Excluded Shares and Shares represented by ADSs) will be cancelled and converted into the right to receive US$2.45 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the effective time of the Merger (other than ADSs representing the Excluded Shares) will be cancelled and converted into the right to receive US$9.80 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. Capitalized terms used in this Opinion and not otherwise defined herein shall have the meanings set forth in the Merger Agreement, the latest draft of which Duff & Phelps has reviewed being received on November 27, 2020.

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T+1 312 697 4600 F+1 312 697 0112	www.duffandphelps.com

Special Committee of the Board of Directors

China Distance Education Holdings Limited

December 1, 2020

For purposes of this Opinion, “Excluded Shares” shall mean, collectively, (i) Rollover Shares (including the Shares subject to the Company Restricted Share Awards held by the Guarantors), (ii) Dissenting Shares, (iii) any Shares (including ADSs corresponding to such Shares) held by Parent, the Company or any of their direct or indirect subsidiaries, and (iv) any Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans.

Scope of Analysis

In connection with this Opinion, Duff & Phelps made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analyses with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.

The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ended September 30, 2015 through September 30, 2019;

b.	The Company’s unaudited interim financial statements for the nine months ended June 30, 2018, June 30, 2019 and June 30, 2020 included in the Company’s Form 6-Ks furnished to the SEC;

c.

Unaudited financial statements for the fiscal year ended September 30, 2019 and for the twelve months ended June 30, 2020 for each of Beijing Zhengbao Yucai Education Technology Company Limited (“Zhengbao Yucai”), Beijing Ruida Chengtai Education Technology Co., Ltd. (“Beijing Ruida”), Jiangsu Zhengbao Asset Financial Advisory Co., Ltd. (“Jiangsu Asset”), and Xiamen NetinNet Software Co., Ltd. (“Xiamen NetinNet”), provided by management of the Company;

d.	Unaudited book values recorded by the Company as of June 30, 2020 for certain of the Company’s long-term investments (“Investments”), provided by management of the Company;

e.

Detailed financial projections for the Company, prepared by the management of the Company and representing management’s best estimates of the Company’s future financial performance and financial results, for the fiscal years ending September 30, 2020 through September 30, 2028, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

f.

Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company and its subsidiaries (collectively, the “Group”) as well as of its relevant business segments, provided by management of the Company;

g.

A letter dated November 27, 2020 from management of the Company, which made certain representations as to, among other things, (i) historical financial statements for the Company, (ii) historical financial statements for Zhengbao Yucai, Beijing Ruida, Jiangsu Asset and Xiamen NetinNet, (iii) certain items on the Company’s unaudited consolidated balance sheet as of June 30, 2020, (iv) the Investments, and (v) the Management Projections and the underlying assumptions of such projections;

h.	A draft version of the Merger Agreement received by Duff & Phelps on November 27, 2020;

Special Committee of the Board of Directors

China Distance Education Holdings Limited

December 1, 2020

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.	Reviewed the historical trading prices and trading volumes of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including discounted cash flow analysis, analysis of selected public companies that Duff & Phelps deemed relevant, and analysis of selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company’s management, and did not independently verify such information;

2.

Relied upon the fact that the Special Committee, the Board of Directors and the Company have been or will be advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have or will have been duly, validly and timely taken prior to the execution of the Merger Agreement and the completion of the Merger, respectively;

3.

Assumed that any estimates, evaluations, forecasts and projections, including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;

4.

Assumed that information provided and representations made by the Company’s management are accurate in all material respects and do not omit to state a material fact in respect of the Group, the Investments and the Proposed Transaction necessary to make the information provided and the representations made not misleading in light of the circumstances under which the information was provided and the representations were made;

5.	Assumed that the representations and warranties made in the Merger Agreement are true and correct in all material respects;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.

Assumed that there has been no material change in the assets, Investments, liabilities, financial condition, results of operations, business, or prospects of the Group since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

Special Committee of the Board of Directors

China Distance Education Holdings Limited

December 1, 2020

8.

Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived pursuant to the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can only be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Group, the Investments, or the Proposed Transaction.

Duff & Phelps did not evaluate the solvency of the Company or any of its subsidiaries or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, Investments, businesses or operations of the Group, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction (other than its participation in the price negotiation), and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Group is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Group is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares, the ADSs, the Investments (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Group’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not independently investigated any legal matters and has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation arrangements arising from the Proposed Transaction with benefit any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation arrangements.

Special Committee of the Board of Directors

China Distance Education Holdings Limited

December 1, 2020

This Opinion is furnished solely for the exclusive use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person including security holders of the Company should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within or above a range suggested by certain financial analyses. This Opinion is inherently subjective, and reasonable professionals or individuals reviewing the same information could reach different conclusions. The ultimate decision as to whether to proceed with the Proposed Transaction or any related transaction must be made by the Special Committee and may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company, and the Special Committee dated July 23, 2020 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps delivering this Opinion to the Special Committee. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. During the two years preceding the date of this Opinion, in matters unrelated to the Proposed Transaction, Duff & Phelps has provided certain valuation and other advisory services to the Company (or its affiliates) and received fees, expense reimbursement, and indemnification for such engagements.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX C

Cayman Islands Companies Act (as amended)—Section 238

238.     Rights of dissenters

(1)     A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)     A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)     An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4)     Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)     A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which that person dissents; and

(c)	a demand for payment of the fair value of that person’s shares.

(6)     A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)     Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)     Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9)     If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)

the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)     A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

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(11)     At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)     Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)     The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)     Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)     The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX D

Directors and Executive Officers of Each Filing Person

I.	Directors and Executive Officers of the Company

The name, business address, present principal employment, and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship

Zhengdong Zhu	Room 1806, Xueyuan International Tower, #1 Zhichun Road, Haidian District, Beijing, China	Chairman & CEO, China Distance Education Holdings Limited	Since 2000, Chairman & CEO, China Distance Education Holdings Limited	China

Baohong Yin	Room 1806, Xueyuan International Tower, #1 Zhichun Road, Haidian District, Beijing, China	Vice Chairman, China Distance Education Holdings Limited	Since 2000, Vice Chairman, China Distance Education Holdings Limited	China

Ji Feijia	Room 1806, Xueyuan International Tower, #1 Zhichun Road, Haidian District, Beijing, China	Senior Vice Executive President, China Distance Education Holdings Limited	Since 2000, Senior Vice Executive President, China Distance Education Holdings Limited	China

Chen Xiaoshu	Sipailou 2#,Nanjing, Jiangsu Province, 210096 P. R. China	Professor, Southeast university	Since 2001, Professor, Southeast University, China	China

Hu Liankui	N/A	Retired	From 1998 to 2015, Chairman, Beijing Teamsun Technology Co., Ltd.	China

Annabella Yu Long	Unit 1609, 16F, West Tower, Genesis Beijing, 8 Xinyuan South Rd., Chaoyang District, Beijing	Chief Executive Officer, Bertelsmann China Corporate Center	Since 2009, Chief Executive Officer, Bertelsmann China Corporate Center	China

Carol Yu	3102, LHT Tower, 31 Queen’s Road, Central, Hong Kong	Chief Executive Officer, Virtues Holding Limited	Since 2017, Chief Executive Officer, Virtues Holding Limited; From 2004 to 2016, President and Chief Financial Officer, Sohu.com Inc.	Hong Kong

Philip Chan	Room 1806, Xueyuan International Tower, #1 Zhichun Road, Haidian District, Beijing, China	Co-CFO, China Distance Education Holdings Limited	Since 2005, Co-CFO, China Distance Education Holdings Limited	Hong Kong

Mark Marostica	Room 1806, Xueyuan International Tower, #1 Zhichun Road, Haidian District, Beijing, China	Co-CFO, China Distance Education Holdings Limited	Since 2015, Co-CFO, China Distance Education Holdings Limited	USA

During the last five years, neither the Company nor, to the knowledge of the Company, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II.	Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the Transactions, including the Merger. The registered address of Parent is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

The following table sets forth information regarding the directors of Parent as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Parent does not have any executive officers.

Directors	Address	Principal Occupation	Citizenship
Zhengdong Zhu(1)	18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing, People’s Republic of China	Chairman and Chief Executive Officer of the Company	People’s Republic of China

Baohong Yin(2)	18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing, People’s Republic of China	Deputy Chairman of the Company	People’s Republic of China

(1)	Zhengdong Zhu has been in the current position for the past five years.
(2)	Baohong Yin has been in the current position for the past five years.

During the last five years, none of Parent or, to the knowledge of Parent, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

III.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of completing the Transactions, including the Merger. The registered address of Merger Sub is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

The following table sets forth information regarding the directors of Merger Sub as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Merger Sub does not have any executive officers.

Directors	Address	Principal Occupation	Citizenship
Zhengdong Zhu(1)	18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing, People’s Republic of China	Chairman and Chief Executive Officer of the Company	People’s Republic of China

Baohong Yin(2)	18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing, People’s Republic of China	Deputy Chairman of the Company	People’s Republic of China

(1)	Zhengdong Zhu has been in the current position for the past five years.
(2)	Baohong Yin has been in the current position for the past five years.

During the last five years, none of Merger Sub or, to the knowledge of Merger Sub any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

IV.	Directors and Executive Officers of each of the entity members of the Buyer Group

Directors and Executive Officers of the Chairman Parties

CST is a company incorporated under the laws of the British Virgin Islands. CST is wholly owned and controlled by the Chairman. The principal office of the CST is Suites 1501-1503, 15th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

The following table sets forth information regarding the sole director of CST as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, CST does not have any executive officers.

Director	Address	Present Principal Occupation	Citizenship
Zhengdong Zhu(1)	18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing, People’s Republic of China	Chairman and Chief Executive Officer of the Company	People’s Republic of China

(1)	Zhengdong Zhu has been in the current position for the past five years.

During the last five years, none of CST, or, to the knowledge of the Chairman Parties, any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of the Wang Family

Home Value is a company incorporated under the laws of the British Virgin Islands. The registered office of Home Value is the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Home Value is wholly owned and controlled by Zhangxing Wang.

The following table sets forth information regarding the sole director of Home Value as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Home Value does not have any executive officers.

Director	Address	Present Principal Occupation	Citizenship
Zhangxing Wang(1)	42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai, People’s Republic of China	chairman of board of directors of Shanghai City Development Holding Co., Ltd.	Hong Kong

(1)	Zhangxing Wang has been in the current position for the past five years.

During the last five years, none of Home Value, or, to the knowledge of the Wang Family, any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Sinvo

Sinvo Limited is a company incorporated under the laws of the British Virgin Islands. The registered office of Sinvo Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Sinvo Limited is jointly owned and controlled by Yue Zhao and Jingdong Liu.

The following table sets forth information regarding the sole director of Sinvo Limited as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Sinvo Limited does not have any executive officers.

Director	Address	Present Principal Occupation	Citizenship
Yue Zhao(1)	Wanke Baicuiyuan West Gate 109 shop at the intersection of Fuqiang Street and Fanrong Road, Chaoyang District, Changchun City, China	financial manager	People’s Republic of China

(1)	Yue Zhao has been in the current position for the past five years.

During the last five years, none of Sinvo Limited, or, to the knowledge of Sinvo, any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Chen

Jetlong is a company incorporated under the laws of the British Virgin Islands. The principal office of Jetlong is 2nd Floor, 54 Building, No. 2 Sipailou, Nanjing, Jiangsu Province, 210096. Jetlong is wholly owned and controlled by Xiaoshu Chen.

The following table sets forth information regarding the sole director of Jetlong as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Jetlong does not have any executive officers.

Director	Address	Present Principal Occupation	Citizenship
Xiaoshu Chen(1)	2nd Floor, 54 Building, No. 2 Sipailou, Nanjing, Jiangsu Province, 210096	Professor of Southeast University	People’s Republic of China

(1)	Xiaoshu Chen has been in the current position for the past five years.

During the last five years, none of Jetlong, or, to the knowledge of Chen, any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Long

Double Prestige Limited is a company incorporated under the laws of the British Virgin Islands. The registered office of Double Prestige Limited is Vistra Corporate Services Centre, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahe, Republic of Seychelles. Double Prestige Limited is wholly owned and controlled by Tao Long.

The following table sets forth information regarding the sole director of Double Prestige Limited as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Double Prestige Limited does not have any executive officers.

Director	Address	Present Principal Occupation	Citizenship
Tao Long(1)	8th floor, No. 8-2 of Dong Dan San Tiao, Dongcheng District, Beijing, China	Executive Director of Royal Seal Technology Group Co. Ltd.	the People’s Republic of China

(1)	Executive Director of Royal Seal Technology Group Co. Ltd. from 2016 and manager of Beijing Royal Seal Media Group International Co. Ltd. from 2011 to 2016.

Plenty Source Limited is a company incorporated under the laws of the British Virgin Islands. The registered office of Plenty Source Limited is Vistra Corporate Services Centre, Second Floor, The Quadrant, Manglier Street, Victoria, Mahe, Republic of Seychelles. Plenty Source Limited is wholly owned and controlled by Tao Long.

The following table sets forth information regarding the sole director of Plenty Source Limited as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Plenty Source Limited does not have any executive officers.

Director	Address	Present Principal Occupation	Citizenship
Tao Long(1)	8th floor, No. 8-2 of Dong Dan San Tiao, Dongcheng District, Beijing, China	Executive Director of Royal Seal Technology Group Co. Ltd.	the People’s Republic of China

(1)	Executive Director of Royal Seal Technology Group Co. Ltd. from 2016 and manager of Beijing Royal Seal Media Group International Co. Ltd. from 2011 to 2016.

During the last five years, none of Double Prestige Limited, Plenty Source Limited, or, to the knowledge of Long, any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX E

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of December 1, 2020 (this “Limited Guarantee”), by Mr. Zhengdong Zhu and Ms. Baohong Yin (the “Guarantors”) in favor of China Distance Education Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”).

1.    Limited Guarantee. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), among Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”); China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”); and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantors, intending to be legally bound, hereby jointly and severally, absolutely, irrevocably and unconditionally guarantee to the Guaranteed Party the due and punctual performance and discharge of 100% of the payment obligations of Parent to the Guaranteed Party with respect to (i) the Parent Termination Fee owed by Parent to the Company, if and when due, pursuant to Section 8.2(b) of the Merger Agreement, and (ii) costs and expenses in connection with the collection of the Parent Termination Fee, if and when due, pursuant to Section 8.2(d) of the Merger Agreement, in each case of clauses (i) and (ii), if and to the extent those obligations become payable under the Merger Agreement, subject to the terms and limitations of Section 8.2(g) of the Merger Agreement (the aggregate obligations of Parent described in clauses (i) and (ii), collectively, the “Guaranteed Obligations”). In no event shall the Guarantors’ aggregate liability under this Limited Guarantee exceed an amount equal to (a) the Guaranteed Obligations minus (b) any portion of the Guaranteed Obligations that have been paid by Parent (such limitation on the liability that the Guarantors may have for the Guaranteed Obligations being herein referred to as the “Cap”), it being understood that this Limited Guarantee may not be enforced against the Guarantors without giving effect to the Cap (and to the provisions of Sections 7 and 8 hereof). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantors acknowledge that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Limited Guarantee.

If Parent or Merger Sub fails to discharge any Guaranteed Obligations when due, then the Guarantors shall, on the Guaranteed Party’s demand, forthwith pay to the Guaranteed Party the Guaranteed Obligations (up to the Cap), and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub has failed to discharge any portion of the Guaranteed Obligations, take any and all actions necessary or desirable to collect the full amount of the Guaranteed Obligations from the Guarantors, subject to the Cap.

2.    Nature of Guarantee. Subject to the terms hereof, the Guarantors’ liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantors for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the

Guaranteed Obligations (subject to the Cap) as if such payment had not been made. This Limited Guarantee is a guarantee of payment and not of collection. Notwithstanding anything herein to the contrary, the Guarantors shall have the right to assert, and shall have the benefit of, any defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or as otherwise expressly provided in Section 3 hereof.

3.    Changes in Obligations, Certain Waivers. The Guarantors agree that the Guaranteed Party may, in its sole discretion, at any time and from time to time, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Subject to other terms and conditions set forth herein, the Guarantors agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (c) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; or (e) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations. To the fullest extent permitted by law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices required to be provided to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect or any right to require the marshalling of assets of Parent or Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement. The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantors hereby unconditionally waive any rights that they may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantors’ obligations under or in respect of this Limited Guarantee (subject to the Cap), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantors shall not exercise any such rights unless and until all amounts payable by the Guarantors under this Limited Guarantee (which shall be subject to the Cap) shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guarantee (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantors and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantors under this Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that (a) to the extent that Parent and/or Merger Sub is relieved of any of the Guaranteed

Obligations under the Merger Agreement, the Guarantors shall be similarly relieved of their corresponding payment obligations under this Limited Guarantee, and (b) the Guarantors shall have all defenses to the payment of their obligations under this Limited Guarantee (which shall be subject to the Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party or their Affiliates (which, for the purpose of this sentence, shall exclude the Guarantors, Rollover Shareholders, Parent, Merger Sub or any Affiliate thereof).

4.    Representations and Warranties. The Guarantors hereby jointly and severally represent and warrant that:

(a)    they have the requisite power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantors;

(b)    except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantors’ performance of their obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantors have been obtained or made and all conditions thereof have been duly complied with;

(c)    assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by all parties thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantors enforceable against the Guarantors in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing; and

(d)    the Guarantors have the financial capacity to pay and perform their obligations under this Limited Guarantee, and all funds or assets necessary for the Guarantors to fulfill their obligations under this Limited Guarantee shall be available to the Guarantors for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

The Guaranteed Party hereby represents and warrants that:

(a)    it is duly organized and validly existing under the laws of jurisdiction of its organization;

(b)    the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s organizational documents, or any law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on the Guaranteed Party;

(c)    except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guaranteed Party’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with; and

(d)    assuming due execution and delivery of the Limited Guarantee and the Merger Agreement by all parties thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

5.    No Assignment. Neither the Guarantors nor the Guaranteed Party may assign or delegate its, his or her rights, interests or obligations hereunder to any other person without the prior written consent of the Guaranteed

Party, in the case of any assignment or delegation by the Guarantors, or the Guarantors, in the case of any assignment or delegation by the Guaranteed Party. Any purported assignment, delegation or transfer in violation of this Section 5 shall be void ab initio.

6.    Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) in writing by hand delivery, by facsimile transmission with confirmation of receipt, or by overnight delivery by a nationally recognized courier service, in each case to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by notice to other parties) as follows:

if to the Guarantors:

18th Floor, Xueyuan International Tower,

1 Zhichun Road, Haidian District, Beijing, China

Attention: Zhengdong Zhu

Email: zzd@cdeledu.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

2201 China World Office 2, 1 Jian Guo Men Wai Avenue, Chaoyang

District, Beijing, China

Attention: Howard Zhang

Email: howard.zhang@davispolk.com

If to the Guaranteed Party, as provided in the Merger Agreement.

7.    Continuing Guarantee. Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect until the Guarantors’ Guaranteed Obligations (subject to the Cap) have been paid in full. Notwithstanding the foregoing or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under or in connection with this Limited Guarantee as of the earliest of: (i) the Effective Time, if the Closing occurs; (ii) the termination of the Merger Agreement in circumstances where the Parent Termination Fee is not payable; and (iii) in the case of a termination of the Merger Agreement for which the Parent Termination Fee is payable, the date falling two hundred seventy (270) days after such termination (unless, in the case of clause (iii) above, the Guaranteed Party has previously made a claim under this Limited Guarantee prior to such date with reasonable details for the basis of such claim, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof). Notwithstanding the foregoing or anything express or implied in this Limited Guarantee or otherwise, except to the extent caused, directed or requested by either Guarantor, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantors’ maximum aggregate liability to the Cap or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, or asserts that the Guarantors are liable in respect of the Guaranteed Obligations in excess of or to a greater extent than the Cap, or asserts any theory of liability against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 8 hereof), then: (i) the obligations of the Guarantors under or in connection with this Limited Guarantee shall terminate ab initio and be null and void, (ii) if any Guarantor has previously made any payments under or in connection with this Limited Guarantee, such Guarantor shall be entitled to recover and retain such payments, and (iii) neither the Guarantors nor any other Non-Recourse Parties shall have any liability whatsoever

(whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party, its Affiliates or any other person in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby.

8.    No Recourse. The Guaranteed Party acknowledges and agrees that the sole asset of Parent and Merger Sub is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or the Merger Agreement (collectively, the “Transaction Agreements”), or in any agreement or instrument delivered or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Limited Guarantee, the other Transaction Agreements and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:

(a)    no Non-Recourse Party (as hereinafter defined) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) claims available to the Guaranteed Party under and pursuant to the Merger Agreement, (ii) claims available to the Guaranteed Party pursuant to its third-party beneficiary rights in accordance with the terms and subject to the conditions of any Equity Commitment Letter, (iii) claims available to the Guaranteed Party under and pursuant to the Support Agreement, and (iv) any remedies available to the Guaranteed Party under and to the extent provided in this Limited Guarantee and subject to the limitations set forth herein (the claims described in the foregoing clauses (i) through (iv), collectively, the “Retained Claims”);

(b)    no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent, Merger Sub, or any other person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party, Parent, Merger Sub or any other person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable law, or otherwise, except for Retained Claims; and

(c)    neither the Guaranteed Party nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantors in this Limited Guarantee, (ii) Parent and Sponsor (as defined therein) in any Equity Commitment Letter, (iii) Parent and Merger Sub in the Merger Agreement and (iv) Parent, each Supporting Shareholder (as defined therein) and each Beneficial Owner (as defined therein) in the Support Agreement.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its Affiliates and any person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party, on behalf of itself and its Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party, or any of its Affiliates, has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no person other than the Guarantors and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person including the Guarantors, except as expressly set forth herein.

As used herein, the term “Non-Recourse Parties” means the Guarantors and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of the Guarantors (including but not limited to Parent and Merger Sub) and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

9.    Governing Law; Jurisdiction; Venue. This Limited Guarantee, the rights of the parties hereto under or in connection herewith or the transactions contemplated hereby, and all actions or proceedings arising out of or related to any of the foregoing, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Limited Guarantee brought by any party hereto or its affiliates against any other party hereto or its affiliates shall be brought and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Limited Guarantee and the transactions contemplated hereby. Each of the parties hereto agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Limited Guarantee or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

10.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.    Counterparts. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.    Third Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties hereto intend that all Non-Recourse Parties other than the Guarantors shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

13.    Confidentiality.

This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantors, provided that (a) the parties hereto may disclose the existence and content of this Limited Guarantee to the extent required (i) by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger, or (ii) to enforce the parties’ rights under this Limited Guarantee in accordance with the terms hereof; and (b) the Guarantors may disclose this Limited Guarantee to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

14.    Miscellaneous.

(a)    This Limited Guarantee, together with the Merger Agreement, Support Agreement, the Equity Commitment Letters and any other agreement or instrument delivered in connection with the transactions contemplated by the Merger Agreement, constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantors or any other Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantors. The Guarantors and their Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)    Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee shall not be enforced without giving effect to the limitation of the amount payable by the Guarantors hereunder up to the Cap provided in Section 1 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)    All parties hereto acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Zhengdong Zhu

By:	/s/ Zhengdong Zhu

Baohong Yin

By:	/s/ Baohong Yin

[Signature Page to Limited Guaranty]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

China Distance Education Holdings Limited
By:	/s/ Carol Yu
Name: Carol Yu
Title: Chair of the Special Committee

[Signature Page to Limited Guaranty]

ANNEX F

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 1, 2020 by and among:

1.	Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”);

2.

China Distance Education Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Company”) (solely with respect to Section 5.6 and Section 5.9);

3.	each person listed in the column titled “Supporting Shareholder” in Schedule A attached hereto (each, a “Supporting Shareholder”); and

4.	each person listed in the column titled “Beneficial Owner” in Schedule A attached hereto (each, a “Beneficial Owner”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

With respect to each Supporting Shareholder, the Beneficial Owner set forth opposite its or his name on Schedule A hereto shall be referred to as its or his “Relevant Beneficial Owner”. With respect to each Beneficial Owner, the Supporting Shareholder(s) set forth opposite its or his name on Schedule A hereto shall be referred to as its or his “Relevant Supporting Shareholder(s)”.

RECITALS

WHEREAS, Parent, China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, on the date hereof, each of the Beneficial Owners, Parent and Merger Sub and certain other Sponsors entered into an Interim Investors Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Interim Investors Agreement”), which governs certain actions of the parties thereto with respect to the Merger Agreement, this Support Agreement, the Equity Commitment Letters, the Limited Guarantees and certain other matters;

WHEREAS, as of the date hereof, each Beneficial Owner is the “beneficial” owner (the term “beneficial” or “beneficially” or like expression shall have such meanings as defined under Rule 13d-3 of the Exchange Act) of certain ordinary shares, par value US$0.0001 of the Company (“Shares”) (including Shares represented by ADSs) as set forth in the column titled “Owned Shares” opposite the names of its or his Relevant Supporting Shareholder(s) on Schedule A hereto (the “Owned Shares”). With respect to each Supporting Shareholder, the Owned Shares, together with any other Shares and securities of the Company owned (whether beneficially or of record) by it or him as of the date hereof or acquired (whether beneficially or of record) by it or him after the date hereof and prior to the earlier of the Closing and the termination of all of its or his obligations under this Agreement, including, without limitation, any Shares (including Shares represented by ADSs) or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, Company Restricted Share Awards, or warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as its or his “Securities”. With respect to each Beneficial Owner, the Securities owned (whether beneficially or of record) by it or him and by all of its or his Relevant Supporting Shareholder(s) shall be collectively referred to herein as its or his “Securities”.

WHEREAS, in connection with the consummation of the Merger, (a) each Supporting Shareholder agrees to (i) the cancellation of the Shares (including Shares represented by ADSs) as set forth in the column titled “Rollover Shares” opposite such Supporting Shareholder’s name on Schedule A hereto (the “Rollover Shares”) for no cash consideration, and (ii) subscribe for or otherwise receive newly issued Parent Shares (as defined below) at or immediately prior to the Closing, and (b) each Supporting Shareholder and Beneficial Owner agrees to vote the Securities at the Shareholders’ Meeting in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and take any and all other actions in furtherance of the transactions contemplated by the Merger Agreement, in each case upon the terms and conditions set forth herein; and

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Supporting Shareholders and the Beneficial Owners are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Voting

Section 1.1    Voting. From and after the date hereof until the Expiration Time (as defined below), each of the Supporting Shareholders and the Beneficial Owners (solely in its or his capacity as Beneficial Owner of its or his Securities) irrevocably and unconditionally agrees that at the Shareholders’ Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), it or he shall (i) appear or cause its or his representative(s) to appear at such meeting or otherwise cause its or his Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of its or his Securities:

(a)    for the authorization and approval of the Merger Agreement, the Merger, Plan of Merger and the other transactions contemplated by the Merger Agreement;

(b)    against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the transactions contemplated by the Merger Agreement, including the Merger;

(c)    against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement or the performance by it or him of its or his obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries;

(iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (iv) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent;

(d)    against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of it or him contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the transactions contemplated by the Merger Agreement, including the Merger;

(e)    in favor of any other matter necessary to effect the transactions contemplated by the Merger Agreement, including the Merger; and

(f)    in favor of any adjournment or postponement of the Shareholders’ Meeting or other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (e) in this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

Section 1.2    Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement, each of the Supporting Shareholders and the Beneficial Owners hereby agrees that, from the date hereof until the Expiration Time (as defined below), such person shall not, and shall cause its or his Affiliates not to, directly or indirectly:

(a)    offer for sale, sell, transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its or his Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of its or his Securities which (x) has, or could reasonably be expected to have, the effect of reducing or limiting such person’s economic interest in such Securities and/or (y) with respect to its or his Securities, grants a third party the right to vote or direct the voting of such Securities;

(b)    deposit any of its or his Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

(c)    convert or exchange, or take any action which would result in the conversion or exchange of, any of its or his Securities;

(d)    knowingly take any action that would make any representation or warranty of such person set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such persons from performing any of its or his obligations under this Agreement; or

(e)    agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) – (d).

Section 1.3    Acquisition of Shares.

(a)    The parties acknowledge that, prior to the Closing, Mr. Zhengdong Zhu and Ms. Baohong Yin (the “Founders”) or their Affiliates may acquire additional Shares from other directors or employees of the

Company (or resulting from the exercise of Company Options acquired from such persons). For so long as such acquisition is not prohibited by applicable Laws and otherwise would not adversely affect the transactions contemplated under the Merger Agreement, such newly acquired Shares shall be deemed as “Rollover Shares” hereunder pursuant to Section 1.3(b) and Section 1.3(c) below.

(b)    In the event that such acquiring person described in Section 1.3(a) above is an existing Supporting Shareholder hereunder and subject to compliance with Section 1.3(a), Schedule A shall be updated to reflect the rollover of such Shares acquired by such acquiring person, and such Shares shall be deemed as “Rollover Shares” held by such acquiring person pursuant to the terms of this Agreement.

(c)    In the event that such acquiring person described in Section 1.3(a) above is not an existing Supporting Shareholder hereunder and subject to compliance with Section 1.3(a), (i) Schedule A shall be updated to reflect the rollover of such Shares acquired by such acquiring person, and (ii) the Founders shall procure such acquiring person to enter into an adherence agreement to this Agreement substantially in the form attached hereto as Schedule B, upon the execution of such adherence agreement, such Shares shall be deemed as “Rollover Shares” held by such acquiring person pursuant to the terms of this Agreement.

ARTICLE II

Cancellation; Subscription

Section 2.1    Cancellation. Subject to the terms and conditions set forth herein, (a) each Supporting Shareholder agrees that, at the Closing, all of its or his Rollover Shares (including those represented by ADSs) shall be cancelled at no cash consideration in connection with the Merger, and (b) other than its or his Rollover Shares, all equity securities of the Company held by any such Supporting Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Supporting Shareholder will take all actions necessary to cause the number of Rollover Shares (including those represented by ADSs) opposite such Supporting Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Section 2.2    Issuance of Parent Shares. At or immediately prior to the Closing, in consideration for (a) the cancellation of the Rollover Shares (including those represented by ADSs) held by each Supporting Shareholder in accordance with Section 2.1, Parent shall issue to such Supporting Shareholder (or, if designated by such Supporting Shareholder in writing, an Affiliate of such Supporting Shareholder), the number of newly issued ordinary shares of Parent, par value US$0.0000005 per share (“Parent Shares”), as set forth in the column titled “Parent Shares” opposite such Supporting Shareholder’s name on Schedule A hereto. Each Supporting Shareholder hereby acknowledges and agrees that (i) delivery of the Parent Shares set forth opposite such Supporting Shareholder’s name on Schedule A hereto, shall constitute complete satisfaction of all obligations towards or sums due to such Supporting Shareholder by Parent and Merger Sub in respect of the Rollover Shares (including those represented by ADSs) held by such Supporting Shareholder and cancelled at the Closing as contemplated by Section 2.1 above, and (ii) such Supporting Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares (including those represented by ADSs) held by such Supporting Shareholder. No Parent Shares issued in connection with the Merger shall be issued at a lower price per share than the Parent Shares issued hereunder (it being understood that the Parent Shares issued hereunder are deemed to be issued at a price per share based on each Rollover Share having a value equal to the Per Share Merger Consideration).

Section 2.3    Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible in accordance with the Interim Investors Agreement) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing as contemplated by the Merger Agreement. For the avoidance of doubt, Schedule A sets forth opposite each Supporting Shareholder’s name the number of (i) Rollover Shares (including those represented by ADSs) of such Supporting Shareholder which shall be all the Shares owned by such Supporting Shareholder as of the date hereof (which may be further updated pursuant to Section 1.3), and (ii) Parent Shares to be issued to such Supporting Shareholder in connection with the cancellation contemplated by Section 2.1.

Section 2.4    Deposit of Rollover Shares. No later than one (1) Business Day prior to the Rollover Closing, each Supporting Shareholder and any agent of such Supporting Shareholder holding certificates evidencing any Rollover Shares (if applicable) shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and instruments shall be held by Parent or any agent authorized by Parent until the Rollover Closing. To the extent that any Rollover Shares of a Supporting Shareholder are held in street name or otherwise represented by ADSs, such Supporting Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to reflect or give effect to the cancellation of such Rollover Shares in accordance with this Agreement.

ARTICLE III

Representations, Warranties and Covenants of the Beneficial Owners and the Supporting Shareholders

Section 3.1    Representations and Warranties. Each of the Beneficial Owners and the Supporting Shareholders, severally and not jointly, represents and warrants to Parent that, as of the date hereof and as of the Rollover Closing:

(a)    such person has the requisite legal power and authority to execute and deliver this Agreement, to perform such person’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)    this Agreement has been duly executed and delivered by such person and, if such person is not a natural person, the execution, delivery and performance of this Agreement by such person, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such person and no other corporate or similar actions or proceedings on the part of such person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)    assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as enforcement may be limited by the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing;

(d)    such Supporting Shareholder

(i)    (x) is and, immediately prior to the Rollover Closing, will be the beneficial owner of, and has and, immediately prior to the Rollover Closing, will have good and valid title to, its or his Owned Shares, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Supporting Shareholder and its Relevant Beneficial Owner of its or his obligations under this Agreement, and (y) has and, as of the Rollover Closing will have, sole or shared (together with its or his Affiliates and/or its or his Relevant Beneficial Owner) voting power, power of disposition, and power to control dissenter’s rights, with respect to all of its or his Owned Shares, with no limitations, qualifications, or restrictions on such rights, in each case of the foregoing clauses (x) and (y), subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the PRC and the terms of this Agreement and the Interim Investors Agreement, and excluding any Lien which will be discharged on or prior to the Rollover Closing or as created by this Agreement;

(ii)    except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which it or he is a party relating to the pledge, disposition or voting of any of its or his Owned Shares and its or his Owned Shares are not subject to any voting trust agreement or other Contract to which it or he or its or his Relevant Beneficial Owner is a party restricting or otherwise relating to the voting or Transfer of such Owned Shares, other than any Lien which will be discharged on or prior to the Closing, any restriction created by this Agreement or the voting power granted by it or him to its or his Relevant Beneficial Owner;

(iii)    it or he has not Transferred any interest in any of the Owned Shares other than any Lien which will be discharged on or prior to the Closing or as contemplated by this Agreement; and

(iv)    it or he has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its or his Owned Shares, except the voting power granted by it or him to its or his Relevant Beneficial Owner or as contemplated by this Agreement;

(e)    as of the date hereof, other than its or his Owned Shares, such person does not own, beneficially or of record, or have the right to acquire, any Owned Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities);

(f)    except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such person for the execution, deliver and performance of this Agreement by such person or the consummation by such person of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by person, nor the consummation by such person of the transactions contemplated hereby, nor compliance by such person with any of the provisions hereof shall (x), if such person is not a natural person, conflict with or violate any provision of the organizational documents of such person, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such person pursuant to, any Contract to which such person is a party or by which such person or any property or asset of such person is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such person of its or his obligations under this Agreement, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such person or any of such person’s properties or assets;

(g)    on the date hereof, there is no Action pending against such person or, to the knowledge of such person, any other person or, to the knowledge of such person, threatened against any such person or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such person of its or his obligations under this Agreement;

(h)    such person has been afforded the opportunity to ask such questions as it or he has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such person acknowledges that it or he has been advised to discuss with its or his own counsel the meaning and legal consequences of the representations and warranties of such person in this Agreement and the transactions contemplated hereby; and

(i)    such person understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such person’s execution, delivery and performance of this Agreement.

Section 3.2    Covenants. Each of the Beneficial Owners and the Supporting Shareholders, severally and not jointly:

(a)    agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such person contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such person of its or his obligations under this Agreement;

(b)    irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such person may have with respect to such person’s Securities (including, without limitation, any rights under Section 238 of the Cayman Companies Law) prior to the Expiration Time;

(c)    agrees to permit the Company to publish and disclose in the Schedule 13E-3 and the Proxy Statement (including all documents filed with the SEC in accordance therewith), such person’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such person’s commitments, arrangements and understandings under this Agreement, in each case, if Parent reasonably determines it is required by applicable Law or the SEC (or its staff);

(d)    agrees and covenants that such person shall promptly notify Parent of any new Shares and other securities of the Company with respect to which beneficial ownership is acquired by such person, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof; and

(e)    agrees further that, upon request of Parent, such person shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV

Termination

Section 4.1    This Agreement, and the obligations of a Supporting Shareholder or a Beneficial Owner hereunder shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Closing, (b) the date of termination of the Merger Agreement in accordance with its terms, or (c) the written agreement of such Supporting Shareholder or its Relevant Beneficial Owner, on one hand, and Parent, on the other hand (such time, the “Expiration Time”); provided, that this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Supporting Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE V

Miscellaneous

Section 5.1    Joint Liability.

(a)    Each Beneficial Owner shall cause its or his Relevant Supporting Shareholder(s) to perform its or his obligations under this Agreement, including without limitation, such Supporting Shareholder(s)’ obligations under Article I above.

(b)    Notwithstanding anything to the contrary, each Beneficial Owner and its or his Relevant Supporting Shareholder(s) shall be jointly and severally liable with each other with respect to all representations, warranties, covenants and agreements of such parties under this Agreement.

Section 5.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.2).

Section 5.3    Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 5.4    Entire Agreement. This Agreement, the Interim Investors Agreement, the Equity Commitment Letters, the Limited Guarantees, Merger Agreement, and the agreements contemplated thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 5.5    Specific Performance. Each of the parties hereto acknowledge and agree that the other parties would be irreparably injured by a breach of this Agreement by it and that money damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 5.6    Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, (i) in the case of an amendment, subject to clause (ii), by the Beneficial Owners and Parent, (ii) in the case of an amendment of Section 3.2(b) or Section 5.9, by the Beneficial Owners, Parent and the Company, (iii) or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 5.7    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)    Any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action in the manner provided in Section 5.2 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 5.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.8    Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.9    Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement. For the avoidance of doubt, the covenant of the Beneficial Owners and the Supporting Shareholders set forth in Section 3.2(b) of this Agreement is made for the benefit of each of the Parent and the Company, each of which has an independent right to rely on and to enforce or prevent any violations of this covenant to the full extent permitted by law.

Section 5.10    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Beneficial Owner, its or his estate, heirs, beneficiaries, personal representatives and executors.

Section 5.11    No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 5.12    Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each of the Supporting Shareholder and the Beneficial Owner is entering into this Agreement, and agreeing to become bound hereby, solely in his or its capacity as a beneficial owner of Securities and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Supporting Shareholder, Beneficial Owner or his or its Representatives to take, or forbear from taking, as a director or officer of the Company, any action which is inconsistent with his or its fiduciary duties under applicable Law.

Section 5.13    Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 5.14    Interpretation. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively.

Section 5.15    Confidentiality. This Agreement shall be treated as confidential. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Parent, provided that the parties hereto may disclose the existence and content of this Agreement to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Champion Distance Education Investments Limited

By:	/s/ Zhengdong Zhu
Name:	Zhengdong Zhu
Title:	Director

Notice details:

Address: 18th Floor, Xueyuan International Tower 1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Attention: Zhengdong Zhu
Email: zzd@cdeledu.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

China Distance Education Holdings Limited (solely with respect to Section 5.6 and Section 5.9)

By:	/s/ Carol Yu
Name: Carol Yu
Title: Chair of the Special Committee

Notice details:

Address: 18th Floor, Xueyuan International Tower 1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Attention: Zhi Wang
Email: bsec@cdeledu.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Zhengdong Zhu

/s/ Zhengdong Zhu

Notice details:

Address: 18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Email: zzd@cdeledu.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Champion Shine Trading Limited

By:	/s/ Zhengdong Zhu
Name: Zhengdong Zhu
Title: Sole Director

Notice details:

Address: 18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Attention: Zhengdong Zhu
Email: zzd@cdeledu.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Baohong Yin

/s/ Baohong Yin

Notice details:

Address: 18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Email: zzd@cdeledu.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Xiaoshu Chen

/s/ Xiaoshu Chen

Notice details:

Room 701, Building 5, No. 108 Taiping North Road,
Xuanwu District, Nanjing, PRC
Email: xchen@seu.edu.cn

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Jetlong Investments Limited

By:	/s/ Xiaoshu Chen
Name: Xiaoshu Chen
Title: Director

Notice details:

Room 701, Building 5, No. 108 Taiping North Road,
Xuanwu District, Nanjing, PRC
Email: xchen@seu.edu.cn

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Zhangxing Wang

/s/ Zhangxing Wang

Notice details:

42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai 200001
People’s Republic of China
Email: zx.wang@cityholdings.cn

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Qi Wang

/s/ Qi Wang

Notice details:

42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai 200001
People’s Republic of China
Email: qi.wang@cityholdings.cn

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Home Value Holding Co., Ltd.

By:	/s/ Zhangxing Wang
Name:	Zhangxing Wang
Title:	Director

Notice details:

42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai 200001
People’s Republic of China
Email: h.qian@cityholdings.cn

[Signature Page to Support Agreement]

SCHEDULE A

Rollover Shares

SCHEDULE B

Form of Deed of Adherence

ANNEX G

Execution Version

INTERIM INVESTORS AGREEMENT

THIS INTERIM INVESTORS AGREEMENT is made as of December 1, 2020 (the “Agreement”), by and among (i) Zhengdong Zhu (朱正东) (the “Chairman”), (ii) Baohong Yin (殷保红), (iii) Champion Shine Trading Limited, a British Virgin Islands company wholly owned and controlled by the Chairman (“CST”, together with Chairman and Baohong Yin, the “Chairman Parties”), (iv) Zhangxing Wang (王张兴), (v) Qi Wang (王琪), (vi) Home Value Holding Co., Ltd., a British Virgin Islands company wholly owned and controlled by Zhangxing Wang ((iv) to (vi) collectively, the “Wang Family”), (vii) Yue Zhao (赵越), (viii) Jingdong Liu (刘敬东), (ix) Sinvo Limited, a British Virgin Islands company collectively owned and controlled by Yue Zhao and Jingdong Liu, ((vii) to (ix) collectively, “Sinvo”), (x) Xiaoshu Chen (陈晓曙), (xi) Jetlong Investments Limited, a British Virgin Islands company wholly owned and controlled by Xiaoshu Chen (together with Xiaoshu Chen, “Chen”), (xii) Tao Long (龙涛), (xiii) Double Prestige Limited, a Seychelles company wholly owned and controlled by Tao Long, (xiv) Plenty Source Limited, a Seychelles company wholly owned and controlled by Tao Long ((xii) to (xiv) collectively, “Long”) ((iv) to (xiv) and together with all Additional Sponsors (as defined below), the “Sponsors”), (xv) Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and (xvi) China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Each of the Chairman Parties, Sponsors, Parent and Merger Sub is referred to herein as a “Party”, and collectively, the “Parties”. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 10.1 hereof.

WHEREAS, on the date hereof, Parent, Merger Sub and China Distance Education Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Target”) have executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Target (the “Merger”, and together with other transactions contemplated by the Merger Agreement, the Equity Commitment Letters, the Debt Commitment Letter, the Support Agreements, the Limited Guarantee and this Agreement, the “Transactions”), with the Target becoming the surviving entity and a wholly-owned subsidiary of Parent (the “Surviving Company”).

WHEREAS, prior to or on the date hereof, each of (i) Sinvo, and (ii) Long (the “Equity Sponsors”) entered into a letter agreement (collectively, the “Equity Commitment Letters”) in favor of Parent, pursuant to which the respective Equity Sponsors agree, subject to the terms and conditions set forth therein, to purchase, directly or indirectly, certain equity interests of Parent prior to the closing of the Transactions (the “Closing”) in connection with the Transactions (the “Equity Commitment”).

WHEREAS, prior to or on the date hereof, China Merchants Bank Co., Ltd. (招商银行股份有限公司) (the “Lender”) executed a debt commitment letter in favor of Parent (the “Debt Commitment Letter”), pursuant to which the Lender has agreed, subject to the terms and conditions set forth therein, to make available to Parent the senior secured term loan facility described therein immediately prior to the Closing in connection with the Merger.

WHEREAS, prior to or on the date hereof, each of the Chairman Parties, the Wang Family, Chen (together with the Chairman Parties and the Wang Family, each, a “Rollover Shareholder,” and collectively, the “Rollover Shareholders”), Company (solely with respect to Section 5.6 and Section 5.9 thereof) and Parent entered into a support agreement, pursuant to which each Rollover Shareholder agrees, subject to the terms and conditions set forth therein, to the cancellation of certain Target Ordinary Shares and subscribe for or otherwise receive certain equity interests of Parent at or immediately prior to the Closing in connection with the Transactions and vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Support Agreements”).

WHEREAS, prior to or on the date hereof, Mr. Zhengdong Zhu and Ms. Baohong Yin entered into a limited guarantee in favor of the Target, guaranteeing certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guarantee” and together with this Agreement, the Support Agreements, the Equity Commitment Letters and the Debt Commitment Letter, the “Interim Documents”).

WHEREAS, the Parties wish to agree to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Chairman Parties and the Sponsors with respect to the Transactions.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Agreements Among the Investors

1.1.    Actions under the Merger Agreement.

(a)     The Chairman Parties may cause Parent and Merger Sub to take any action or refrain from taking any action in order to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement or any other action with respect to the Merger Agreement, including, without limitation, determining that the conditions to closing specified in Sections 7.1 and 7.2 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amending or modifying the Merger Agreement and determining to close the Merger. Parent and Merger Sub shall not, and the Sponsors shall not permit Parent or Merger Sub to, determine that the Closing Conditions have been satisfied, waive compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by the Chairman Parties. Parent and Merger Sub agree not to take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement.

(b)    The Parties agree that the Chairman Parties shall be primarily responsible for (A) negotiating with the special committee of independent and disinterested directors of the board of directors of the Target (the “Special Committee”) and coordinating with the Sponsors, in each case with respect to the Transactions, and (B) implementing the Transactions. Subject to the foregoing, the Parties shall cooperate and proceed in good faith to facilitate the Chairman Parties to negotiate and consummate the Transactions (including without limitation negotiating any amendments or supplements (if any) to the Merger Agreement, Interim Documents and other definitive documents in respect of the Transactions) with the Special Committee.

1.2.    Equity Financing

(a)    Each of the Equity Sponsors agree that it will not amend or modify the Equity Commitment Letters to which it is a party, or withdraw, terminate or rescind in any respect its obligation to fund its Equity Commitment set forth therein, in each case, other than for the reduction in its Equity Commitment specifically contemplated in such Equity Commitment Letter.

(b)    No Equity Sponsors shall assign or delegate, directly or indirectly, in whole or in part, its obligations and rights under its Equity Commitment Letter without the express prior written consent of the Chairman Parties and Parent; provided, that, an Equity Sponsor may assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of the Equity Sponsor’s Affiliates or any affiliated investment fund or investment vehicle managed by the Equity Sponsor or its Affiliates thereof; provided further, that such assignee or delegate has certified in writing to Parent prior to such assignment or delegation that it agrees to accept and undertake any and all assigned or delegated obligations hereunder and that is capable of performing all of its obligations hereunder; provided finally, that any such assignment or delegation shall not relieve the Equity Sponsor of its obligations under the Equity Commitment Letters to the extent not performed by such Equity Sponsor’s Affiliate, investment fund or investment vehicle.

(c)    In the event that (a) (i) the Chairman Parties reasonably determine that the Closing Conditions have all been satisfied or validly waived or (ii) an award of specific performance to fund the Equity Sponsors’ Equity Commitments is granted under Section 9.12 of the Merger Agreement and (b) an Equity Sponsor does not fund all or any portion of such Equity Sponsor’s Equity Commitment as set forth in such Equity Sponsor’s Equity Commitment Letter or asserts in writing its unwillingness to fund all or any portion of its Equity Commitment as is set forth in such Equity Sponsor’s Equity Commitment Letter, in addition to any other rights that the Chairman Parties or any of the Sponsors may have under this Agreement, the Equity Commitment Letters or under any other agreement, whether at law or equity, the Chairman Parties may cause Parent or Merger Sub to enforce the provisions of the Equity Commitment Letter, and Parent or Merger Sub shall enforce the provisions of the Equity Commitment Letter at the direction of the Chairman Parties.

1.3.    Debt Financing.

(a)    The Parties shall use reasonable best efforts and cooperate in good faith to arrange debt financing to support the Transactions (the “Debt Financing”). The Sponsors shall coordinate with banks and other financing sources identified by the Chairman Parties in connection with the Debt Financing, and the Sponsors shall provide such assistance in connection therewith as may be requested by the Chairman Parties from time to time.

(b)    To the extent practicable, each of the Parties shall (i) furnish the financing banks with financial, know-your-client and other pertinent information relevant to the financial condition, business, operations and assets of the Target, as may be reasonably requested by the financing banks, and (ii) take all corporate or other actions reasonably requested by the financing banks to permit the consummation of the Debt Financing, including facilitating the pledging of collateral and, in connection therewith, executing and delivering any pledge and security documents, other definitive financing documents or certificates, or other documents as may be reasonably requested by the financing banks.

1.4.    Support Agreement.    Parent shall, at the direction of the Chairman Parties, enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement. Each Sponsor shall (if it is a Rollover Shareholder) and shall cause each of its Affiliates that is a Rollover Shareholder (if any) to comply with such Rollover Shareholder’s obligations under the Support Agreement; provided, that no Rollover Shareholder shall have an independent right to enforce the Support Agreement against another Rollover Shareholder or to enforce the Support Agreement, other than as provided in the immediately preceding sentence.

1.5.    Capitalization of the Surviving Company. The Parties agree that, after giving effect to (i) the contribution to Parent by the Equity Sponsors of the amount of cash contemplated to be funded by each of the Equity Sponsors under their respective Equity Commitment Letters immediately prior to the Effective Time (as defined in the Merger Agreement) and (ii) the subscription of equity interests of Parent by the Rollover Shareholders under the Support Agreement immediately prior to the Effective Time, each of the Chairman Parties and Sponsors will own at or immediately following the Effective Time the percentage and number of equity interests of Parent contemplated by Schedule A (the “Equity Ownership Percentage”), and, at the Effective Time and immediately thereafter, Parent will not have any other outstanding equity interests, including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security or other rights to purchase equity interests.

1.6.    Consummation of the Transactions.    Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Chairman Parties to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transactions. In the event that the conditions set forth in

Sections 7. 1, 7.2 and 7.3 of the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement and this Agreement, and Parent and Merger Sub are obligated to consummate the Merger in accordance with the terms of the Merger Agreement, the Chairman Parties shall have the right to terminate the participation in the Transactions by any Sponsor (a “Failing Sponsor”) that (i) breaches such Sponsor’s obligation under the Equity Commitment Letter of such Sponsor to fund the Equity Commitment or (ii) asserts in writing such Sponsor’s unwillingness to fund such Equity Commitment; provided, that such termination shall not affect the rights or remedies of the Chairman Parties against such Failing Sponsor or its Affiliates with respect to such breach or threatened breach. If the Chairman Parties terminate a Failing Sponsor’s participation in the Transactions pursuant to the immediately preceding sentence, then the Chairman Parties shall decide to offer one or more Sponsors or Additional Sponsors (as defined below) the opportunity to purchase the equity interest of Parent for the Transactions to replace the amount of such Failing Sponsor’s Equity Commitment.

1.7.    Admission of Sponsors.    The Chairman Parties may agree to admit one or more additional investor(s) as additional sponsor(s) to provide additional equity (including rollover equity) capital for the consummation of the Transactions. Any additional sponsor admitted pursuant to this Section 1.7 shall execute an adherence agreement to this Agreement in the form attached hereto as Schedule B (the “Adherence Agreement”) and upon its execution of the Adherence Agreement, such additional sponsor shall become an “Additional Sponsor” for purposes of this Agreement. Upon the admission of any Additional Sponsor, the delivery of an equity commitment letter substantially in the same form as the Equity Commitment Letters and/or a support agreement substantially in the same form as the Support Agreement (as applicable), the Chairman Parties shall update the Schedule A to reflect the updated percentage and number of equity interests of Parent to be owned by the Chairman Parties and Sponsors (including the Additional Sponsors) at or immediately following the Effective Time.

1.8.    Shareholders Agreement.    Each of the Chairman Parties, Sponsors and Parent shall take (or cause to be taken) all actions, if any, required to be taken, to enter into a shareholders agreement or other definitive documentation concurrently with or immediately following the Closing, which shall reflect those terms set forth on Schedule C.

2.	Participation in Transactions; Advisors; Approvals

2.1.    Information Sharing and Roles.    Each Party shall cooperate in good faith in connection with the Transactions, including by (a) complying with any information delivery or other requirements entered into by Parent, a Party or an Affiliate of a Party, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (b) participating in meetings and negotiations with the Special Committee and its advisors to the extent requested by the Chairman Parties, (c) executing and complying with any confidentiality agreements reasonably required by the Target, (d) participating in meetings and negotiations with Debt Financing lender(s) to the extent requested by the Chairman Parties, (e) providing the Chairman Parties or Parent with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transactions and any other information that is reasonably required in respect of such Party and its Affiliates for inclusion in the definitive documentation, (f) providing timely responses to reasonable requests by the Chairman Parties for information, (g) applying the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement, and (h) consulting with the Chairman Parties and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Target, any issuance of which shall be subject to Section 6.1. Unless the Chairman Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The Chairman Parties agree not to provide any information in breach of any of their obligations or fiduciary duties to the Target.

2.2.    Appointment of Advisors.

(a)    The Chairman Parties shall have the sole discretion to engage, terminate or change legal, financial or other Advisors on behalf of Parent and/or the Parties in connection with the Transactions. The Parties agree that (i) Davis Polk & Wardwell LLP, (ii) Maples Group and (iii) Zhong Lun Law Firm shall act as international legal counsel, Cayman counsel and Debt Financing counsel to Parent and/or the Parties, respectively (collectively, “Counsel”).

(b)    If a Party requires separate representation in connection with specific issues arising out of the Transactions, such Party may retain other Advisors to advise it. Each Party that engages separate Advisors shall (i) provide prior notice to the other Parties of such engagement, and (ii) be solely responsible for the fees and expenses of such separate Advisors.

3.	Transaction Costs

3.1.    Expenses and Fee Sharing.

(a)    Upon consummation of the Transactions, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transactions, including, without limitation, the reasonable fees, expenses and disbursements of Advisors retained by the Parties (including the legal fee of Counsel but excluding fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b) unless and only to the extent such appointment and expenses are agreed to in advance by the Chairman Parties).

(b)    If the Transactions are not consummated (and Section 3.1(c) below does not apply), the Chairman Parties agree to bear 100% of the costs and expenses in connection with the Transactions incurred prior to or as a result of the termination of the Transactions, including (i) fees and expenses payable to Advisors retained by the Parties (including the legal fee of Counsel) and (ii) commitment fee in connection with the Debt Financing, but excluding fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b) unless and only to the extent such appointment and expenses are agreed to in advance by the Chairman Parties.

(c)    If the Transactions are not consummated due to the unilateral breach of this Agreement by one or more Parties, then such breaching Parties shall reimburse (x) any non-breaching Party for all out-of-pocket costs and expenses, including any fees and expenses of (i) Advisors retained by the Parties (including the fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b)) and (ii) commitment fee in connection with the Debt Financing, incurred by such non-breaching Party in connection with the Transactions, and shall reimburse (y) Parent for the Parent Termination Fee (as defined under the Merger Agreement), in each case, without prejudice to any rights and remedies otherwise available to such non-breaching Party.

(d)    The Parent shall be entitled to receive 100% of the Company Termination Fee (as defined under the Merger Agreement), net of the costs and expenses incurred in connection with the Transactions, including, without limitation, the reasonable fees, expenses and disbursements of Advisors retained by the Parties (including the legal fee of Counsel but excluding fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b) unless and only to the extent such appointment and expenses are agreed to in advance by the Chairman Parties). Subject to Section 3.1(c), the Parent shall bear 100% of the Parent Termination Fee (as defined under the Merger Agreement).

4.	Exclusivity

4.1.    Exclusivity Period. During the period beginning on the date hereof and ending on the earlier of (i) the 12-month anniversary of the date hereof and (ii) the termination of this Agreement pursuant to Section 5.2 (the “Exclusivity Period”), each Party shall:

(a)    work exclusively with the other Parties to implement the Transactions, including to (i) evaluate the Target and its business, (ii) prepare, negotiate and finalize the definitive documentation in connection with the Transactions, including the Merger Agreement and those related to the Debt Financing, and (iii) vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transactions;

(b)    not, directly or indirectly, either alone or with or through any Representatives authorized to act on such Party’s behalf (i) make a Competing Proposal, or solicit, encourage, facilitate or join with any other person in the making of, any Competing Proposal, (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal, (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is directly inconsistent with the provisions of this Agreement or the Transactions as contemplated under this Agreement, (v) acquire or dispose of any Securities (other than acquiring Securities pursuant to the share incentive plans of the Target), and directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the definitive documentation, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement, or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Sections 4.1(b)(i) to 4.1(b)(vi);

(c)    immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to a Competing Proposal; and

(d)    promptly notify the other Parties if it or, to its knowledge, any of its Representatives receives any approach or communication with respect to any Competing Proposal, including in such notice the identity of the other persons involved and the nature and content of the approach or communication, and provide the other Parties with copies of any written communication.

Notwithstanding the foregoing provisions of this Section 4.1, to the extent the Target specifically requests that the Chairman cooperate in respect of a bona fide written Competing Proposal that was not initiated, solicited, or encouraged by the Chairman, and the Chairman determines (solely in his capacity as chief executive officer of the Target, Chairman or a member of the board of directors of the Target, and not in his capacity as a shareholder) that, based on the written advice of Cayman Islands counsel to the Parent, that he is obligated in such capacity to cooperate with the Target in order to comply with his fiduciary duties under Cayman Islands law, the Chairman may provide such cooperation but only to the extent required to comply with such fiduciary duties in such capacity and in no event shall this clause be used as a means intended primarily to circumvent the exclusivity provisions thereof.

5.	Termination

5.1.    Termination Events. Subject to Section 5.2(a), this Agreement shall terminate with respect to all Parties upon the earliest to occur of (a) the Closing, (b) the delivery of a written notice from the Chairman Parties and (c) the termination of the Merger Agreement.

5.2.    Effect of Termination.

(a)    Upon termination of this Agreement pursuant to Section 5.1, Article 3 (Transaction Costs), Article 5 (Termination), Article 6 (Announcements and Confidentiality), Article 7 (Notices) and Article 9 (Miscellaneous) shall continue to bind the Parties.

(b)    Other than as set forth in Sections 5.2(a) or in respect of a breach of this Agreement by any Party prior to the termination of this Agreement with respect to such Party, the Parties shall not otherwise be liable to each other in relation to this Agreement.

6.	Announcements and Confidentiality

6.1.    Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the Chairman Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the Chairman Parties and the Chairman Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

6.2.    Confidentiality.

(a)    Except as permitted under Section 6.3, each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transactions.

(b)    Subject to Section 6.2(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information (other than any electronic data stored on the back-up tapes of the Recipient’s hardware) at the option of the Recipient.

(c)    Each Sponsor may retain in a secure archive a copy of the Confidential Information referred to in Section 6.2(b) if the Confidential Information is required to be retained by the Sponsor for regulatory purposes or in connection with a bona fide document retention policy.

(d)    Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 6.2 shall continue to apply for a period of 24 months following termination of this Agreement pursuant to Section 5.1 or 5.2, unless otherwise agreed in writing.

6.3.    Permitted Disclosures. A Party may make disclosures (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to the Sponsors, potential sources of capital), but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives.

7.	Notices

7.1.    Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, overnight courier or electronic mail, to the address provided under such other Party’s signature page hereto, or to such other address or facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

8.	Representations and Warranties

8.1.    Authority; Enforceability; No Conflict; No Broker. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound, or any office such Party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Party.

8.2.    Sponsors’ Additional Representations and Warranties. Each Sponsor hereby represents, warrants and undertakes to the other Parties that:

(a)    to the extent applicable, the Equity Commitment is not more than the maximum amount that the Equity Sponsor is permitted to invest in or pay with respect to any one portfolio investment pursuant to the terms of its constituent documents or otherwise; and

(b)    such Sponsor has and will have, for so long as this Agreement shall remain in effect, the financial capacity to timely pay or shareholding to timely rollover and perform its obligations under and in accordance with this Agreement, and, if such Sponsor is an Equity Sponsor, such Sponsor has and will have, for so long as this Agreement shall remain in effect, uncalled capital commitments or otherwise has available funds in excess of the sum of the Equity Commitment and all of its other unfunded contractually binding equity commitments that are currently outstanding.

8.3.    Target Ordinary Shares. (A) As of the date of this Agreement, (a) the Chairman Parties hold (i) of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to their names on Schedule D hereto, and (ii) the other Securities of Target set forth under the heading “Other Securities” next to their names on Schedule D hereto, in each case free and clear of any encumbrances or restrictions; and (b) none of the Chairman Parties owns, directly or indirectly, any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule D hereto. For purposes of this Section 8.2(A)(b), “owns” means CST, Ms. Baohong Yin or the Chairman (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(B)    As of the date of this Agreement, (a) the Sponsors hold of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to their names on Schedule D; and (b) none of the Sponsors owns, directly or indirectly, any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule D hereto. For purposes of this Section 8.2(B)(b), “owns” means any of the Sponsor (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

8.4.    Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 8.1, 8.2 and 8.3 and have been induced by them to enter into this Agreement.

9.	Miscellaneous

9.1.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

9.2.    Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

9.3.    Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

9.4.    Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.5.    Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided, however, each of the Sponsor may assign its rights and obligations under this Agreement, in whole or in part, to any affiliated investment funds of such Sponsor or any investment vehicles of such Sponsor or such funds (other than any portfolio companies of such Sponsor or such funds) and, subject to the consent of the other Parties, any other co-investors of such Sponsor (as the case may be), but no such assignment shall relieve such Sponsor from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

9.6.    No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

9.7.    Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

9.8.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

9.9.    Dispute Resolution. Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.9. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9.10.    Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

9.11.    Limitation on Liability. The obligation of each Party under this Agreement is several (and not joint or joint and several), provided that the obligations of the Chairman Parties under this Agreement shall be joint and several as among the Chairman Parties and the obligations of the Wang Family under this Agreement shall be joint and several as among the Wang Family.

10.	Definitions and Interpretations

10.1.    Definitions. In this Agreement, unless the context requires otherwise:

“ADSs” means the Target’s American Depositary Shares, each representing four Target Ordinary Shares.

“Advisors” means the advisors and/or consultants of Parent, Merger Sub and the Parties, in each case appointed in connection with the Transactions.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong, Cayman Islands and in New York, New York, for the transaction of normal banking business.

“Competing Proposal” means any proposal, offer or invitation to the Target, a Sponsor, any of the Chairman Parties or any of their respective Affiliates (other than the proposal from the Parties), that relates to (1) any direct or indirect acquisition, exclusive license or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Target and its subsidiaries, taken as a whole, (2) any direct or indirect acquisition, purchase or issuance of 10% or more of the total voting power of the equity interests of the Target, (3) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the total voting power of the equity interest of the Target, (4) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Target (or any subsidiary of the Target whose business constitutes 10% or more of the net revenues, net income or assets of the Target and its subsidiaries, taken as a whole), (v) any combination of the foregoing or (vi) any proposal, offer or invitation that could reasonably be expected to lead to the foregoing or some other transaction that could adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transactions, unless such information (x) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, or (y) is or becomes publicly available other than through a breach of this Agreement by such Party.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Representative” of a Party means such Party’s employees, directors, officers, partners, members, nominees, agents, advisors (including, but not limited to legal counsel, accountants, consultants and financial advisors), potential sources of equity or debt financing, and any representatives of the foregoing. The Representatives shall include the Advisors.

“Securities” means shares, warrants, options and any other securities which are convertible into or exercisable for shares in the Target.

“Target Ordinary Shares” means the issued and outstanding ordinary shares, par value US$0.0001 per share, of the Target.

10.2.    Headings. Section, article and paragraph headings are inserted for ease of reference only and shall not affect construction.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

CHAIRMAN PARTIES:

Zhengdong Zhu

/s/ Zhengdong Zhu

ADDRESS:
18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Email: zzd@cdeledu.com

Baohong Yin

/s/ Baohong Yin

ADDRESS:
18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Email: zzd@cdeledu.com

Champion Shine Trading Limited

By:	/s/ Zhengdong Zhu
Name: Zhengdong Zhu
Title: Director

ADDRESS:
18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Email: zzd@cdeledu.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

THE SPONSORS:

Zhangxing Wang

/s/ Zhangxing Wang

ADDRESS:
42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai 200001
People’s Republic of China
Email: zx.wang@cityholdings.cn

Qi Wang

/s/ Qi Wang

ADDRESS:
42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai 200001
People’s Republic of China
Email: qi.wang@cityholdings.cn

Home Value Holding Co., Ltd.

By:	/s/ Zhangxing Wang
Name: Zhangxing Wang
Title: Director

ADDRESS:
42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai 200001
People’s Republic of China
Email: h.qian@cityholdings.cn

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

THE SPONSORS:

Sinvo Limited

By:	/s/ Yue Zhao
Name: Yue Zhao
Title: Director

Yue Zhao

/s/ Yue Zhao

ADDRESS:
Wanke Baicuiyuan West Gate 109 shop at the intersection of Fuqiang Street and Fanrong Road, Chaoyang District, Changchun City, China
Email: 139002722@qq.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

THE SPONSORS:

Jingdong Liu

/s/ Jingdong Liu

ADDRESS:

Room 402, 41 Nanxiang li Yijie, Xiangzhou District, Zhuhai, Guangdong, China
Email: gdzhljd@163.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

THE SPONSORS:

Xiaoshu Chen

/s/ Xiaoshu Chen

ADDRESS:

Room 701, Building 5, No. 108 Taiping North Road, Xuanwu District, Nanjing, PRC
Email: xchen@seu.edu.cn

Jetlong Investments Limited

By:	/s/ Xiaoshu Chen
Name: Xiaoshu Chen
Title: Director

ADDRESS:

Room 701, Building 5, No. 108 Taiping North Road, Xuanwu District, Nanjing, PRC
Email: xchen@seu.edu.cn

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

THE SPONSORS:

Tao Long

/s/ Tao Long

Double Prestige Limited

By:	/s/ Tao Long
Name: Tao Long
Title: Director

Plenty Source Limited

By:	/s/ Tao Long
Name: Tao Long
Title: Director

ADDRESS:

FLAT B2, 5/F
SMITHFIELD TER
75 SMITHFIELD RDKENNEDY TOWN, HK
Email: luckdragon1234567@hotmail.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PARENT:

Champion Distance Education Investments Limited

By:	/s/ Zhengdong Zhu
Name: Zhengdong Zhu
Title: Director

Notice details:

Address: 18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Attention: Zhengdong Zhu
Email: zzd@cdeledu.com

MERGER SUB:

China Distance Learning Investments Limited

By:	/s/ Zhengdong Zhu
Name: Zhengdong Zhu
Title: Director

Notice details:

Address: 18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Attention: Zhengdong Zhu
Email: zzd@cdeledu.com

[Signature Page to Interim Investors Agreement]

Schedule A

Parent Equity Ownership

SCHEDULE B

FORM OF ADHERENCE AGREEMENT

Schedule C

Shareholders Agreement Term Sheet

Schedule D

Share Ownership Schedule

China Distance Education Holdings Limited

(NYSE: DL)

FORM OF PROXY FOR EXTRAORDINARY GENERAL MEETING TO BE HELD

AT

18TH FLOOR, XUEYUAN INTERNATIONAL TOWER, 1 ZHICHUN ROAD, HAIDIAN DISTRICT

BEIJING 100083, PEOPLE’S REPUBLIC OF CHINA

ON

                , 2021 AT 10:00 AM (BEIJING TIME)

I/We,
Please Print Name(s) Note 1

of
Please Print Address(es)

being the registered holder(s) of                                                               ordinary shares Note 2 of par value US$0.0001 per share, of China Distance Education Holdings Limited, a Cayman Islands exempted company (the “Company”),

HEREBY APPOINT(S) THE CHAIRMAN OF THE MEETING

or failing him/her Note 3                                                           of

to act as my/our proxy to attend, act and vote on my/our behalf at the Extraordinary General Meeting of the Company to be held at 18TH FLOOR, XUEYUAN INTERNATIONAL TOWER, 1 ZHICHUN ROAD, HAIDIAN DISTRICT, BEIJING 100083, PEOPLE’S REPUBLIC OF CHINA on                 , 2021 at 10:00 AM (Beijing time) and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the notice of Extraordinary General Meeting of the shareholders.

Please indicate with a “Ö” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For.” If you wish to vote against the below resolutions, check the appropriate boxes marked “Against.” Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.

PROPOSALS	For	Against	Abstain

Proposal No. 1:

as a Special Resolution:

THAT the agreement and plan of merger, dated as of December 1, 2020 (the “Merger Agreement”), by and among the Company, Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), (such Merger Agreement being in the form attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying the notice of the Extraordinary General Meeting and produced and made available for inspection at the Extraordinary General Meeting); the plan of merger (the “Plan of Merger”) between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the Merger (such Plan of Merger being substantially in the form attached as Exhibit A to the Merger Agreement and produced and made available for inspection at the Extraordinary General Meeting); any and all transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including the merger (the “Merger”); and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the “Amendment and Restatement of Memorandum and Articles”), in the form attached as Annexure 2 to the Plan of Merger, be and are hereby authorized and approved;

	☐	☐	☐

Appendix A (cont’d)

Proposal No. 2:

as an Ordinary Resolution:

THAT each of the members of the Special Committee (as defined in the Proxy Statement) be authorized to do all things necessary to give effect to the Merger Agreement; the Plan of Merger; the Transactions, including the Merger; and the Amendment and Restatement of Memorandum and Articles; and

☐	☐	☐

Proposal No. 3:

if necessary, as an Ordinary Resolution:

THAT the chairman of the Extraordinary General Meeting be instructed to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolution and ordinary resolution to be proposed at the Extraordinary General Meeting.

☐	☐	☐

Dated                                                           Signature(s) Note 4

Note 1	Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the Extraordinary General Meeting, either in person or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the Extraordinary General Meeting, in person or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such share will alone be entitled to vote in respect thereof.
Note 2	Please insert the number of shares registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).
Note 3	If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the Extraordinary General Meeting in person to represent you.

Appendix A (cont’d)

Note 4	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be deposited at the Company’s offices at 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China, no later than                 , 2021, at 10:00 AM Beijing time. Completion and delivery of this form will not preclude you from attending and voting at the extraordinary general meeting in person if you so wish, but in such event the authority of your proxy will be deemed to be revoked forthwith.

FORM OF ADS VOTING INSTRUCTIONS CARD

[    ] [    ], 2021

China Distance Education Holdings Limited

Please be advised of the following Depositary’s Notice of Extraordinary General Meeting of Shareholders:

Depositary Receipt Information

CUSIP:	16944W104 (DTC Eligible) ADR ISIN: US16944W1045

Country of Incorporation:	Cayman Islands

Meeting Details:	Extraordinary General Meeting of Shareholders at 10:00 AM (Beijing Time) at China Distance Education Holdings Limited, 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing, People’s Republic of China

ADS Record Date:	[ ] [ ], 2021

Voting Deadline:	[ ] [ ], 2021 at 1:00 PM EST

Meeting Date:	[ ] [ ], 2021

Meeting Agenda:	The Company’s Notice of Meeting, including the Proxy Statement, is available at the Company’s website: http://ir.cdeledu.com

Ratio (ORD:ADR):	4 : 1

Holders of American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) representing ordinary shares (the “Deposited Securities”) of China Distance Education Holdings Limited, (the “Company”) are hereby notified of the Company’s Extraordinary General Meeting of Shareholders. A copy of the Notice of Meeting from the Company, which includes the Proxy Statement, is available at http://ir.cdeledu.com.

Holders of ADRs as of the close of business in New York City on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the deposit agreement entered into between the Company, Deutsche Bank Trust Company Americas (the “Depositary”) and the Holders of ADSs (the “Deposit Agreement”), the Company’s memorandum and articles of association and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holder’s ADSs.

In order for a voting instruction to be valid, Holders must complete, sign and return the enclosed voting instruction form so that it is received by the voting deadline date stated above. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt of voting instructions of a Holder on the ADS Record Date in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Company’s memorandum and articles of association and the provisions of or governing

1

the Deposited Securities, to vote or cause the custodian to vote the Deposited Securities (in person or by proxy) represented by ADSs evidenced by such receipt in accordance with such voting instructions.

Additionally, Holders are advised that in the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with the memorandum and articles of association, the Depositary will refrain from voting and the voting instructions received by the Depositary from Holders shall lapse. The Depositary will have no obligation to demand voting on a poll basis with respect to any resolution and shall have no liability to any Holder or) Beneficial Owner (as defined below) for not having demanded voting on a poll basis.

Please note that persons beneficially holding ADSs through a bank, broker or other nominee that wish to provide voting instructions with respect to the securities represented by such ADSs must follow the voting instruction requirements of, and adhere to the deadlines set by, such bank, broker or other nominee. Such requirements and deadlines will differ from those set forth herein for registered holders of ADSs.

Holders and persons and/or entities having a beneficial interest in any ADSs (“Beneficial Owners”) are advised that (a) the Depositary has not reviewed the Company’s website or any of the items thereon, and is not liable for the contents thereof, (b) neither the Depositary nor any of its affiliates controls, is responsible for, endorses, adopts, or guarantees the accuracy or completeness of any information contained in any document prepared by the Company or on the Company’s website and neither the Depositary nor any of its affiliates are or shall be liable or responsible for any information contained therein or thereon, (c) there can be no assurance that Holders or Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive this notice with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner, and (d) the Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote.

For further information, please contact:

Depositary Receipts

Phone: (800) 821-8780

db@astfinancial.com

2

☐ ⬛

CHINA DISTANCE EDUCATION HOLDINGS LTD

Extraordinary General Meeting of Shareholders on [    ] [    ], 2021

(Continued and to be signed on the reverse side.)

ADD YOUR EMAIL ADDRESS ONLINE

Add your email address to your online account at AST for 24/7 access to your account and enroll in eConsent to receive future materials electronically. Update your account today:

For first time users setting up an account, follow the instructions outlined below:

•	Go to www.astfinancial.com/login and click on the words “REGISTER – FIRST TIME USERS CLICK HERE” under the Shareholder Central heading button

•	Follow the instructions provided to set up your account which will include providing your e-mail address

•	Once your account has been set up, select the tool bar “Communications” at the top right side of the page

•	Here you need to select “Receive Company Mailings via E-Mail”

•	Next, click on the “Submit” button and any future proxy materials will be sent to you electronically should they be available

For existing users updating your account, do the following:

•	Go to www.astfinancial.com/login and click on “LOGIN” button under the Shareholder Central heading

•	Once you access your account, select the tool bar “Communications” at the top right side of the page

•	Here you need to select “Receive Company Mailings via E-Mail”

•	Next, click on the “Submit” button and any future proxy materials will be sent to you electronically should they be available

Alternatively you can provide us with your email address in the below section entitled “ELECTRONIC SHAREHOLDER COMMUNICATIONS” to receive future materials electronically when available.

Electronic Shareholder Communications Please join the growing number of shareholders who receive emails instead of hard copy shareholder communications. Register online at astfinancial.com or supply your email address below or on the reverse side.

⬛ 1.1	14475 ⬛

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

CHINA DISTANCE EDUCATION HOLDINGS LTD

[            ] [    ], 2021

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 1:00 PM EST on [    ] [    ],2021.

MAIL - Sign, date and mail your proxy card in the envelope provided so that your vote is received before 1:00 p.m. EST on [    ] [    ], 2021.

ADD YOUR EMAIL ADDRESS ONLINE - Add your email address to your online account at AST for 24/7 access to your account and enroll in eConsent to receive future materials electronically. Update your account today at: www.astfinancial.com/login (see reverse side for instructions) or provide us with your email address in the section entitled “ELECTRONIC SHAREHOLDER COMMUNICATIONS” below or on the reverse side to receive future materials electronically when available.

COMPANY NUMBER

ACCOUNT NUMBER

iPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

⬛	020421

THE BOARD RECOMMENDS A VOTE “FOR” THE RESOLUTIONS

RESOLUTIONS PRESENTED FOR CONSIDERATION AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS ON [            ] [    ], 2021 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE           ☒

Electronic Shareholder Communications Please join the growing number of shareholders who receive emails instead of hard copy shareholder communications. Register online at astfinancial.com or supply your email address below.

Proposal No. 1: as a Special Resolution:

THAT the agreement and plan of merger, dated as of December 1, 2020 (the “Merger Agreement”), by and among the Company and Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), (such Merger Agreement being in the form attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying the notice of the Extraordinary General Meeting and produced and made available for inspection at the Extraordinary General Meeting); the plan of merger (the “Plan of Merger”) between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the Merger (such Plan of Merger being substantially in the form attached as Exhibit A to the Merger Agreement and produced and made available for inspection at the Extraordinary General Meeting); any and all transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including the merger (the “Merger”); and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger, in the form attached as Annexure 2 to the Plan of Merger (the “Amendment and Restatement of Memorandum and Articles”), be and are hereby authorized and approved.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 2: as an Ordinary Resolution:

THAT each of the members of the Special Committee (as defined in the Proxy Statement) be authorized to do all things necessary to give effect to the Merger Agreement; the Plan of Merger; the Transactions, including the Merger; and the Amendment and Restatement of Memorandum and Articles; and;

☐	☐	☐

Proposal No. 3: if necessary, as an Ordinary Resolution:

THAT the chairman of the Extraordinary General Meeting be instructed to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolution and ordinary resolution to be proposed at the Extraordinary General Meeting.

☐	☐	☐

To change the address on your account or to add the email, please check the box at right.

☐

Please indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛